As filed with the Securities and Exchange Commission on April 19, 2018

Registration No. [●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONCHO RESOURCES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	76-0818600
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

Telephone: (432) 683-7443

(Address, including Zip Code, and Phone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Travis L. Counts

Senior Vice President, General Counsel and Corporate Secretary

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

Telephone: (432) 683-7443

(Name, Address, including Zip Code, and Phone Number, including Area Code, of Agent for Service)

With a copy to:

Joseph B. Frumkin Krishna Veeraraghavan Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	James E. Mutrie Vice President, General Counsel and Corporate Secretary RSP Permian, Inc. 3141 Hood Street, Suite 500 Dallas, Texas 75219 (214) 252-2700	Douglas E. McWilliams Stephen M. Gill Lande A. Spottswood Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	51,015,727(1)	N/A	$7,555,110,374(2)	$940,611(3)

(1)	Represents the maximum number of shares of common stock, par value $0.001 per share, of Concho Resources Inc. (“Concho common stock”) estimated to be issuable, or subject to options or other equity-based awards that are assumed by Concho Resources Inc., upon the completion of the merger described herein. The number of shares of Concho common stock being registered is based on (a) 159,424,148 shares of common stock, par value $0.01 per share, of RSP Permian, Inc. (“RSP common stock”) outstanding as of April 16, 2018, which includes outstanding awards of restricted RSP common stock granted under RSP’s stock plan as of April 16, 2018 and (b) the exchange ratio of 0.320 of a share of Concho common stock for each share of RSP common stock.
(2)	Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices for shares of RSP common stock as reported on the New York Stock Exchange on April 16, 2018 ($47.39 per share), multiplied by the estimated maximum number of shares (159,424,148) that may be exchanged or converted for the securities being registered.
(3)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, by multiplying the proposed maximum aggregate offering price for the securities by .0001245.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in the accompanying joint proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The accompanying proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED APRIL 19, 2018

JOINT LETTER TO STOCKHOLDERS OF CONCHO RESOURCES INC.

AND STOCKHOLDERS OF RSP PERMIAN, INC.

Dear Stockholders:

Concho Resources Inc. and RSP Permian, Inc. have entered into a merger agreement (which, as it may be amended from time to time, we refer to as the “merger agreement”) providing for the acquisition of RSP by Concho pursuant to a merger between a wholly owned subsidiary of Concho and RSP (which we refer to as the “merger”). Concho stockholders as of the close of business on [●], 2018, the record date, are invited to attend a special meeting of Concho stockholders on [●], 2018, at [●], Central Time, to consider and vote upon a proposal to approve the issuance of shares of Concho common stock in connection with the merger. RSP stockholders as of the close of business on the record date are invited to attend a special meeting of RSP stockholders on [●], 2018, at [●], Central Time, to consider and vote upon a proposal to adopt the merger agreement and a non-binding advisory proposal to approve certain compensation that may be paid or become payable to RSP’s named executive officers that is based on or otherwise relates to the merger.

For RSP stockholders, if the merger is completed, you will be entitled to receive, for each issued and outstanding share of RSP common stock owned by you immediately prior to the effective time of the merger, 0.320 of a share of Concho common stock (which we refer to as the “merger consideration”) as further described in the joint proxy statement/prospectus accompanying this notice. The market value of the merger consideration will fluctuate with the price of Concho common stock. Based on the closing price of Concho common stock on March 27, 2018, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of RSP common stock upon completion of the merger was approximately $50.24. Based on the closing price of Concho common stock on [●], 2018, the last practicable date before the date of the joint proxy statement/prospectus accompanying this notice, the value of the merger consideration payable to holders of RSP common stock upon completion of the merger was approximately $[●]. RSP stockholders should obtain current stock price quotations for Concho common stock and RSP common stock. Concho common stock is traded on the New York Stock Exchange under the symbol “CXO,” and RSP common stock is traded on the New York Stock Exchange under the symbol “RSPP.”

The Concho board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Concho common stock in connection with the merger, are fair to, and in the best interests of, Concho and its stockholders; has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Concho common stock in connection with the merger; and unanimously recommends that Concho stockholders vote “FOR” the issuance of shares of Concho common stock in connection with the merger.

The RSP board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, RSP and its stockholders; has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger; and unanimously recommends that RSP stockholders vote “FOR” the adoption of the merger agreement and “FOR” the other proposal described in the accompanying joint proxy statement/prospectus.

Concho and RSP will each hold a special meeting of its stockholders to consider certain matters relating to the merger. Concho and RSP cannot complete the merger unless, among other things, Concho stockholders approve the issuance of shares of Concho common stock in connection with the merger and RSP stockholders adopt the merger agreement.

Your vote is very important. To ensure your representation at your company’s special meeting, complete and return the applicable enclosed proxy card or submit your proxy by phone or the Internet. Please vote promptly whether or not you expect to attend your company’s special meeting. Submitting a proxy now will not prevent you from being able to vote in person at your company’s special meeting.

The joint proxy statement/prospectus accompanying this notice is also being delivered to RSP stockholders as Concho’s prospectus for its offering of shares of Concho common stock in connection with the merger.

The obligations of Concho and RSP to complete the merger are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, a copy of which is included as part of the accompanying joint proxy statement/prospectus. The joint proxy statement/prospectus provides you with detailed information about the merger. It also contains or references information about Concho and RSP and certain related matters. You are encouraged to read the joint proxy statement/prospectus carefully and in its entirety. In particular, you should carefully read the section entitled “Risk Factors ” beginning on page [40] of the joint proxy statement/prospectus for a discussion of risks you should consider in evaluating the merger and the issuance of shares of Concho common stock in connection with the merger and how they will affect you.

Sincerely, Tim Leach Chairman of the Board and Chief Executive Officer Concho Resources Inc.	Sincerely, Steven Gray Chief Executive Officer RSP Permian, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The joint proxy statement/prospectus is dated [●], 2018 and is first being mailed to stockholders of Concho and RSP on or about [●], 2018.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2018

AT CONCHO RESOURCES INC.

600 WEST ILLINOIS AVENUE

MIDLAND, TEXAS 79701

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Concho Resources Inc. will be held on [●], 2018, at [●], Central Time, at One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, to consider and vote on a proposal to approve the issuance of shares of Concho common stock (which we refer to as the “Concho issuance proposal”) in connection with the merger between a wholly owned subsidiary of Concho and RSP Permian, Inc., as contemplated by the Agreement and Plan of Merger, dated March 27, 2018 among RSP, Concho and Green Merger Sub Inc. (which, as it may be amended from time to time, we refer to as the “merger agreement”).

Concho stockholder approval of the Concho issuance proposal is required to complete the merger. Concho will transact no other business at the Concho special meeting. The record date for the Concho special meeting has been set as [●], 2018. Only Concho stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the Concho special meeting or any adjournments and postponements of the Concho special meeting. For additional information regarding the Concho special meeting, see the section entitled “Special Meeting of Concho Stockholders” beginning on page [●] of the joint proxy statement/prospectus accompanying this notice.

The Concho board of directors unanimously recommends that you vote “FOR” the Concho issuance proposal.

The Concho issuance proposal is described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE CONCHO SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSAL BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

Your vote is very important. Approval of the Concho issuance proposal by the Concho stockholders is a condition to the merger and requires the affirmative vote of a majority of votes cast by Concho stockholders present in person or by proxy at the Concho special meeting and entitled to vote on the proposal. Concho stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions will have the same effect as a vote “AGAINST” the Concho issuance proposal and broker non-votes will have no effect on the outcome of the vote.

BY ORDER OF THE BOARD OF DIRECTORS,
Tim Leach Chairman of the Board and Chief Executive Officer Concho Resources Inc.

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2018

AT RSP PERMIAN, INC.

3141 HOOD STREET, SUITE 700

DALLAS, TEXAS 75219

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of RSP Permian, Inc. will be held on [●], 2018, at [●], Central Time, at 3141 Hood Street, Suite 700, Dallas, Texas 75219, to consider and vote on a proposal:

•	to adopt the Agreement and Plan of Merger, dated March 27, 2018 (which, as it may be amended from time to time, we refer to as the “merger agreement”), among RSP, Concho Resources Inc. and Green Merger Sub Inc. (which we refer to as the “merger proposal”); and

•	to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to RSP’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement (which we refer to as the “non-binding compensation advisory proposal”).

RSP stockholder approval of the merger proposal is required to complete the merger between a wholly owned subsidiary of Concho and RSP, as contemplated by the merger agreement. RSP stockholders will also be asked to approve the non-binding compensation advisory proposal. RSP will transact no other business at the RSP special meeting. The record date for the RSP special meeting has been set as [●], 2018. Only RSP stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the RSP special meeting or any adjournments and postponements of the RSP special meeting. For additional information regarding the RSP special meeting, see the section entitled “Special Meeting of RSP Stockholders” beginning on page [●] of the joint proxy statement/prospectus accompanying this notice.

The RSP board of directors unanimously recommends that holders of RSP common stock vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

The RSP stockholder proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE RSP SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

Your vote is very important. Approval of the merger proposal by the RSP stockholders is a condition to the merger and requires the affirmative vote of a majority of the outstanding shares of RSP common stock entitled to vote on the proposal. RSP stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions, failure to submit a proxy or vote in person at the RSP special meeting and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

BY ORDER OF THE BOARD OF DIRECTORS,
Steven Gray Chief Executive Officer RSP Permian, Inc.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Concho Resources Inc. (which we refer to as “Concho”) and RSP Permian, Inc. (which we refer to as “RSP”) from other documents that are not included in or delivered with this joint proxy statement/prospectus, including documents that Concho and RSP have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For a listing of documents incorporated by reference herein, see the section entitled “Where You Can Find More Information” beginning on page [●]. This information is available for you to review free of charge at the public reference room of the SEC located at 100 F Street, N.E., Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Concho or RSP, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.

For Concho Stockholders:	For RSP Stockholders:
Concho Resources Inc. One Concho Center 600 West Illinois Avenue Midland, Texas 79701 Attention: Investor Relations (432) 685-2533 mhays@concho.com	RSP Permian, Inc. 3141 Hood Street, Suite 500 Dallas, Texas 75219 Attention: Investor Relations (214) 252-2700 IR@rsppermian.com

To obtain timely delivery of these documents before the Concho special meeting, Concho stockholders must request the information no later than [●], 2018 (which is five business days before the date of the Concho special meeting).

To obtain timely delivery of these documents before the RSP special meeting, RSP stockholders must request the information no later than [●], 2018 (which is five business days before the date of the RSP special meeting).

In addition, if you have questions about the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Morrow Sodali LLC, the proxy solicitor for Concho, toll-free at (800) 662-5200 or, for brokers and banks, collect at (203) 658-9400, or MacKenzie Partners, Inc., the proxy solicitor for RSP, toll-free at (800) 322-2885 or collect at (212) 929-5500. You will not be charged for any of these documents that you request.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Concho (File No. [●]), constitutes a prospectus of Concho under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”) with respect to the shares of common stock of Concho, par value $0.001 per share (which we refer to as “Concho common stock”) to be issued to RSP stockholders pursuant to the Agreement and Plan of Merger, dated March 27, 2018 (which, as it may be amended from time to time, we refer to as the “merger agreement”), among RSP, Concho and Green Merger Sub Inc. (which we refer to as “Merger Sub”).

This document also constitutes a notice of meeting and proxy statement of each of Concho and RSP under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

Concho has supplied all information contained or incorporated by reference herein relating to Concho, and RSP has supplied all information contained or incorporated by reference herein relating to RSP. Concho and RSP have both contributed to the information relating to the merger agreement contained in this joint proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. Concho and RSP have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference herein. This joint proxy statement/prospectus is dated [●], 2018, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Concho or RSP stockholders nor the issuance by Concho of shares of Concho common stock pursuant to the merger agreement will create any implication to the contrary.

All currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the Concho and RSP special meetings. Concho and RSP urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because Concho, RSP and Merger Sub have entered into the merger agreement, pursuant to which, on the terms and subject to the conditions included in the merger agreement, Concho has agreed to acquire RSP by means of a merger of Merger Sub with and into RSP, with RSP surviving the merger as a wholly owned subsidiary of Concho (which we refer to as the “merger”) and your vote is required in connection with the merger. The merger agreement, which governs the terms of the merger, is attached to this joint proxy statement/prospectus as Annex A.

Concho. The issuance of shares of Concho common stock in connection with the merger must be approved by the Concho stockholders in accordance with the rules of the New York Stock Exchange (which we refer to as the “NYSE”) in order for the merger to be consummated. Concho is holding a special meeting of its stockholders (which we refer to as the “Concho special meeting”) to obtain that approval. Your vote is very important. We encourage you to submit a proxy to have your shares of Concho common stock voted as soon as possible.

RSP. The merger agreement must be adopted by the RSP stockholders in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) in order for the merger to be consummated. RSP is holding a special meeting of its stockholders (which we refer to as the “RSP special meeting”) to obtain that approval. RSP stockholders will also be asked to vote on a non-binding advisory proposal to approve certain compensation that may be paid or become payable to RSP’s named executive officers that is based on or otherwise relates to the merger. Your vote is very important. We encourage you to submit a proxy to have your shares of RSP common stock voted as soon as possible.

Q:	When and where will the special meetings take place?

A:	Concho. The Concho special meeting will be held at [●], Central Time, on [●], 2018, at One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701.

RSP. The RSP special meeting will be held at [●], Central Time, on [●], 2018, at 3141 Hood Street, Suite 700, Dallas, Texas 75219.

Q:	What matters will be considered at the special meetings?

A:	Concho. The Concho stockholders are being asked to consider and vote on a proposal to approve the issuance of shares of Concho common stock in connection with the merger as contemplated by the merger agreement (which we refer to as the “Concho issuance proposal”).

RSP. The RSP stockholders are being asked to consider and vote on:

•	a proposal to adopt the merger agreement (which we refer to as the “merger proposal”); and

•	a proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to RSP’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “non-binding compensation advisory proposal”).

Q:	Is my vote important?

A:	Concho. Yes. Your vote is very important. The merger cannot be completed unless the Concho issuance proposal is approved by the affirmative vote of a majority of votes cast by Concho stockholders present in person or by proxy at the Concho special meeting and entitled to vote on the proposal. Only Concho stockholders as of the close of business on the record date are entitled to vote at the Concho special meeting. The board of directors of Concho (which we refer to as the “Concho board” or the “Concho board of directors”) unanimously recommends that such Concho stockholders vote “FOR” the approval of the Concho issuance proposal.

RSP. Yes. Your vote is very important. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of a majority of the outstanding shares of RSP common stock entitled to vote on the proposal. Only RSP stockholders as of the close of business on the record date are entitled to vote at the RSP special meeting. The board of directors of RSP (which we refer to as the “RSP board” or the “RSP board of directors”) unanimously recommends that such RSP stockholders vote “FOR” the approval of the merger proposal and “FOR” the approval of the non-binding compensation advisory proposal.

Q:	If my shares of Concho and/or RSP common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote those shares for me?

A:	If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee may not vote your shares on any of the proposals to be considered at the Concho special meeting or the RSP special meeting, as applicable. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter.

Under the current rules of the NYSE, brokers, banks or other nominees do not have discretionary authority to vote on the Concho issuance proposal. Because the only proposal for consideration at the Concho special meeting is a non-discretionary proposal, it is not expected that there will be any broker non-votes at the Concho special meeting. However, if there are any broker non-votes, they will have no effect on the Concho issuance proposal.

Under the current rules of the NYSE, brokers, banks or other nominees do not have discretionary authority to vote on any of the proposals at the RSP special meeting. Because the only proposals for consideration at the RSP special meeting are nondiscretionary proposals, it is not expected that there will be any broker non-votes at the RSP special meeting. However, if there are any broker non-votes, they will have (i) the same effect as a vote “AGAINST” the merger proposal and (ii) no effect on the non-binding compensation advisory proposal.

Q:	What Concho stockholder vote is required for the approval of the Concho issuance proposal?

A:	Approval of the Concho issuance proposal requires the affirmative vote of a majority of votes cast by Concho stockholders present in person or by proxy at the Concho special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

Q:	What RSP stockholder vote is required for the approval of the merger proposal and non-binding compensation advisory proposal?

A:	The RSP merger proposal. Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of RSP common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The RSP non-binding compensation advisory proposal. Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of RSP common stock present in person or represented by proxy at the RSP special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, this proposal is not binding upon RSP or the RSP board or Concho or the Concho board, and approval of this proposal is not a condition to completion of the merger.

Q:	Who will count the votes?

A:	The votes at the Concho special meeting will be counted by an independent inspector of elections appointed by the Concho board. The votes at the RSP special meeting will be counted by an independent inspector of elections appointed by the RSP board.

Q:	What will RSP stockholders receive if the merger is completed?

A:	As a result of the merger, each share of RSP common stock issued and outstanding immediately prior to the effective time of the merger (other than any excluded shares, as defined in the section entitled “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page [●], and any shares of RSP time-based restricted stock and RSP performance-based restricted stock (each, as defined and discussed in the Question and Answer directly below) not treated as shares of RSP common stock) will be converted into the right to receive 0.320 of a share of Concho common stock (which we refer to as the “merger consideration”). We refer to such shares of RSP common stock eligible to receive the merger consideration as “eligible shares.”

If you receive the merger consideration and would otherwise be entitled to receive a fractional share of Concho common stock, you will receive cash in lieu of such fractional share, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For additional information regarding the merger consideration, see the sections entitled “The Merger—Consideration to RSP Stockholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page [●] and [●], respectively.

Q:	What will holders of RSP equity awards receive in the merger?

A:	At the effective time of the merger, each outstanding RSP equity award will be treated as a share of RSP common stock, including the right to receive the merger consideration.

RSP Time-Based Restricted Stock. Immediately prior to the effective time of the merger, each outstanding award of restricted RSP common stock subject only to time-based vesting (which we refer to as the “RSP time-based restricted stock”) granted under RSP’s 2014 Long Term Incentive Plan (which we refer to as the “RSP stock plan”) will automatically vest in full and any forfeiture restrictions applicable to such shares of RSP time-based restricted stock will lapse immediately. As a result, each share of RSP time-based restricted stock will be treated as and will have the same rights as a share of RSP common stock for purposes of the merger, including the right to receive the merger consideration, less applicable taxes required to be withheld.

RSP Performance-Based Restricted Stock. Immediately prior to the effective time of the merger, each outstanding award of restricted RSP common stock subject to performance-based vesting (which we refer to as the “RSP performance-based restricted stock”) granted under the RSP stock plan will be deemed to have satisfied any continued service or time-based vesting requirements and have the applicable performance period end. RSP’s performance with respect to the performance goals applicable to such shares of RSP performance-based restricted stock will be calculated based on actual performance through the effective time of the merger, as reasonably determined by the compensation committee of the RSP board, in order to determine the number of shares of RSP performance-based restricted stock that will vest (such vesting shares, the “earned performance-based restricted stock”), and any forfeiture requirements applicable to such earned performance-based restricted stock will lapse immediately prior to the effective time of the merger. As a result, each share of earned performance-based restricted stock will be treated as and will have the same rights as a share of RSP common stock for purposes of the merger, including the right to receive the merger consideration, less applicable taxes required to be withheld.

For additional information regarding the treatment of RSP equity awards, see the section entitled “The Merger Agreement—Treatment of RSP Equity Awards in the Merger” beginning on page [●].

Q:	What equity stake will RSP stockholders hold in Concho immediately following the merger?

A:	Based on the number of issued and outstanding shares of Concho and RSP common stock as of April 16, 2018, and the exchange ratio of 0.320 of a share of Concho common stock for each share of RSP common stock, holders of shares of RSP common stock as of immediately prior to the effective time of the merger would hold, in the aggregate, approximately 25.5% of the issued and outstanding shares of Concho common stock immediately following the effective time of the merger. The exact equity stake of RSP stockholders in Concho immediately following the effective time of the merger will depend on the number of shares of Concho common stock and RSP common stock issued and outstanding immediately prior to the effective time of the merger, as provided in the section entitled “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page [●].

Q:	How do the Concho and RSP boards recommend that I vote?

A:	Concho. The Concho board unanimously recommends that Concho stockholders vote “FOR” the approval of the Concho issuance proposal. For additional information regarding how the Concho board recommends that Concho stockholders vote, see the section entitled “The Merger—Recommendation of the Concho Board of Directors and Reasons for the Merger” beginning on page [●].

RSP. The RSP board unanimously recommends that RSP stockholders vote “FOR” the approval of the merger proposal and “FOR” the approval of the non-binding compensation advisory proposal. For additional information regarding how the RSP board recommends that RSP stockholders vote, see the section entitled “The Merger—Recommendation of the RSP Board of Directors and Reasons for the Merger” beginning on page [●].

Q:	Why are RSP stockholders being asked to vote on executive officer compensation?

A:	The SEC has adopted rules that require RSP to seek a non-binding advisory vote on certain compensation that may be paid or become payable to RSP’s named executive officers that is based on or otherwise relates to the merger. RSP urges its stockholders to read the section entitled “The Merger—Interests of RSP Directors and Executive Officers in the Merger” beginning on page [●].

Q:	Who is entitled to vote at the special meeting?

A:

Concho special meeting. The Concho board has fixed [●], 2018 as the record date for the Concho special meeting. All holders of record of shares of Concho common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Concho special meeting, provided that those shares remain outstanding on the date of the Concho special meeting. As of the record date, there were [●] shares of Concho common stock outstanding. Physical attendance at the Concho special meeting is not required to vote. Instructions on how to vote your shares without attending the Concho special meeting are provided in this section below.

RSP special meeting. The RSP board has fixed [●], 2018 as the record date for the RSP special meeting. All holders of record of shares of RSP common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the RSP special meeting, provided that those shares remain outstanding on the date of the RSP special meeting. As of the record date, there were [●] shares of RSP common stock outstanding. Physical attendance at the RSP special meeting is not required to vote. Instructions on how to vote your shares without attending the RSP special meeting are provided in this section below.

Q:	How many votes do I have?

A:	Concho stockholders. Each Concho stockholder of record is entitled to one vote for each share of Concho common stock held of record by him or her as of the close of business on the record date.

RSP stockholders. Each RSP stockholder of record is entitled to one vote for each share of RSP common stock held of record by him or her as of the close of business on the record date.

Q:	What constitutes a quorum for the Concho and/or RSP special meetings?

A:	A quorum is the minimum number of stockholders necessary to hold a valid meeting.

Quorum for Concho special meeting. The presence at the Concho special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Concho common stock entitled to vote at the Concho special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of Concho common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Concho special meeting. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum at the Concho special meeting.

Quorum for RSP special meeting. The presence at the RSP special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of RSP common stock entitled to vote at the RSP special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of RSP common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the RSP special meeting. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum at the RSP special meeting.

Q:	What will happen to RSP as a result of the merger?

A:	If the merger is completed, Merger Sub will merge with and into RSP. As a result of the merger, the separate corporate existence of Merger Sub will cease, and RSP will continue as the surviving corporation in the merger and as a wholly owned subsidiary of Concho. Furthermore, shares of RSP common stock will no longer be publicly traded.

Q:	I own shares of RSP common stock. What will happen to those shares as a result of the merger?

A:

If the merger is completed, your shares of RSP common stock will be converted into the right to receive the merger consideration. All such shares of RSP common stock, when so converted, will cease to be outstanding and will automatically be cancelled. Each holder of a share of RSP common stock that was outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to shares of RSP common stock except the right to receive the merger consideration, any dividends or distributions made with respect to shares of Concho common stock with a record date after the effective time of the merger, and any cash to be paid in lieu of any fractional shares of Concho common stock, in each case to be issued or paid upon the exchange of any certificates or book-entry shares of RSP common stock for merger consideration. For additional information, see the sections entitled “The Merger—Consideration to RSP Stockholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page [●] and [●], respectively.

Q:	Where will the Concho common stock that RSP stockholders receive in the merger be publicly traded?

A:	Assuming the merger is completed, the shares of Concho common stock that RSP stockholders receive in the merger will be listed and traded on the NYSE.

Q:	What happens if the merger is not completed?

A:	If the merger proposal is not approved by RSP stockholders or if the Concho issuance proposal is not approved by Concho stockholders or if the merger is not completed for any other reason, RSP stockholders will not receive any merger consideration in connection with the merger, and their shares of RSP common stock will remain outstanding. RSP will remain an independent public company and RSP common stock will continue to be listed and traded on the NYSE. Additionally, if the merger proposal is not approved by RSP stockholders or if the merger is not completed for any other reason, Concho will not issue shares of Concho common stock to RSP stockholders, regardless of whether the Concho issuance proposal is approved. If the merger agreement is terminated under specified circumstances, either RSP or Concho (depending on the circumstances) may be required to pay the other party a termination fee, reverse termination fee or other termination-related payment. For a more detailed discussion of the termination fees, see “The Merger Agreement—Termination” beginning on page [●].

Q:	What happens if the non-binding compensation advisory proposal is not approved?

A:	This vote is advisory and non-binding, and the merger is not conditioned or dependent upon the approval of the non-binding compensation advisory proposal. However, RSP and Concho value the opinions of RSP stockholders and Concho expects to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation, assuming the merger is completed.

Q:	What is a proxy and how can I vote my shares in person at the special meetings?

A:	A proxy is a legal designation of another person to vote the stock you own.

Concho. Shares of Concho common stock held directly in your name as the stockholder of record as of the close of business on [●], 2018, the record date, may be voted in person at the Concho special meeting. If you choose to attend the Concho special meeting, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of Concho common stock but not the stockholder of record of such shares of Concho common stock, you will also need proof of stock ownership to be admitted to the Concho special meeting. A recent brokerage statement or a letter from a broker, bank or other nominee are examples of proof of ownership. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the Concho special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner and present it to the inspector of election with your ballot at the Concho special meeting. To request a legal proxy, contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Concho special meeting.

Failure to bring the appropriate documentation may delay your entry into or prevent you from attending the Concho special meeting. The doors to the meeting room will be closed promptly at the start of the meeting and stockholders will not be permitted to enter after that time.

RSP. Shares of RSP common stock held directly in your name as the stockholder of record as of the close of business on [●], 2018, the record date, may be voted in person at the RSP special meeting. If you choose to attend the RSP special meeting, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of RSP common stock but not the stockholder of record of such shares of RSP common stock, you will also need proof of stock ownership to be admitted to the RSP special meeting. A recent brokerage statement or a letter from a broker, bank or other nominee are examples of proof of ownership. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the RSP special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner and present it to the inspector of election with your ballot at the RSP special meeting. To request a legal proxy, contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the RSP special meeting.

Failure to bring the appropriate documentation may delay your entry into or prevent you from attending the RSP special meeting. The doors to the meeting room will be closed promptly at the start of the meeting and stockholders will not be permitted to enter after that time.

Q:	How can I vote my shares without attending the special meetings?

A:	Concho. If you are a stockholder of record of Concho common stock as of the close of business on [●], 2018, the record date, you can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.

RSP. If you are a stockholder of record of RSP common stock as of the close of business on [●], 2018, the record date, you can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Concho. If your shares of Concho common stock are registered directly in your name with Concho’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

RSP. If your shares of RSP common stock are registered directly in your name with RSP’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials relating to the Concho special meeting and/or the RSP special meeting if you hold shares of both Concho and RSP common stock or if you hold shares of

Concho and/or RSP common stock in “street name” and also directly in your name as a stockholder of record or otherwise or if you hold shares of Concho and/or RSP common stock in more than one brokerage account.

Direct holders (stockholders of record). For shares of Concho and/or RSP common stock held directly, complete, sign, date and return each proxy card (or cast your vote by phone or the Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Concho and/or RSP common stock are voted.

Shares in “street name.” For shares of Concho and/or RSP common stock held in “street name” through a broker, bank or other nominee, follow the instructions provided by your broker, bank or other nominee to vote your shares.

Q:	I hold shares of both Concho and RSP common stock. Do I need to vote separately for each company?

A:	Yes. You will need to separately follow the applicable procedures described in this joint proxy statement/prospectus both with respect to the voting of shares of Concho common stock and with respect to the voting of shares of RSP common stock in order to effectively vote the shares of common stock you hold in each company.

Q:	If a stockholder gives a proxy, how will the shares of Concho or RSP common stock, as applicable, covered by the proxy be voted?

A:	If you provide a proxy, regardless of whether you provide that proxy by phone, the Internet or completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of Concho common stock or your shares of RSP common stock, as applicable, in the way that you indicate when providing your proxy in respect of the shares of common stock you hold in such company. When completing the phone or Internet processes or the proxy card, you may specify whether your shares of Concho or RSP common stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Concho special meeting or the RSP special meeting, as applicable.

Q:	How will my shares of common stock be voted if I return a blank proxy?

A:	Concho. If you sign, date and return your proxy and do not indicate how you want your shares of Concho common stock to be voted, then your shares of Concho common stock will be voted “FOR” the approval of the Concho issuance proposal.

RSP. If you sign, date and return your proxy and do not indicate how you want your shares of RSP common stock to be voted, then your shares of RSP common stock will be voted “FOR” the approval of the merger proposal and “FOR” the approval of the non-binding compensation advisory proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Concho. Yes. If you are a stockholder of record of Concho common stock as of the close of business on the record date, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the Concho special meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	vote again by phone or the Internet at a later time;

•	give written notice of your revocation to the Concho Senior Vice President, General Counsel and Corporate Secretary at the address provided above; or

•	vote in person at the Concho special meeting. Please note that your attendance at the Concho special meeting will not alone serve to revoke your proxy.

If you are a beneficial owner of Concho common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

RSP. Yes. If you are a stockholder of record of RSP common stock as of the close of business on the record date, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the RSP special meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	vote again by phone or the Internet at a later time;

•	give written notice of your revocation to the RSP Vice President, General Counsel and Corporate Secretary at the address provided above; or

•	vote in person at the RSP special meeting. Please note that your attendance at the RSP special meeting will not alone serve to revoke your proxy.

If you are a beneficial owner of RSP common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the special meetings?

A:	Within four business days following certification of the final voting results, Concho and RSP each intend to file the final voting results of its special meeting with the SEC in a Current Report on Form 8-K.

Q:	If I do not favor the adoption of the merger agreement as a Concho and/or RSP stockholder, what are my rights?

A:	Concho stockholders. Under Delaware law, Concho stockholders are not entitled to dissenters’ or appraisal rights in connection with the issuance of shares of Concho common stock as contemplated by the merger agreement. Concho stockholders may vote against the Concho issuance proposal if they do not favor the merger.

RSP stockholders. Because shares of RSP common stock are listed on the NYSE and holders of shares of RSP common stock are not required to receive consideration other than shares of Concho common stock, which are listed on the NYSE, and cash in lieu of fractional shares in the merger, holders of shares of RSP common stock are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the merger. RSP stockholders may vote against the merger proposal if they do not favor the merger.

Q:	Are there any risks that I should consider as a Concho and/or RSP stockholder in deciding how to vote?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page [●]. You also should read and carefully consider the risk factors of Concho and RSP contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

Q:	What happens if I sell my shares before the special meetings?

A:	Concho stockholders. The record date for Concho stockholders entitled to vote at the Concho special meeting is earlier than the date of the Concho special meeting. If you transfer your shares of Concho common stock after the record date but before the Concho special meeting, you will, unless special arrangements are made, retain your right to vote at the Concho special meeting.

RSP stockholders. The record date for RSP stockholders entitled to vote at the RSP special meeting is earlier than the date of the RSP special meeting. If you transfer your shares of RSP common stock after the record date but before the RSP special meeting, you will, unless special arrangements are made, retain your right to vote at the RSP special meeting but will have transferred the right to receive the merger consideration to the person to whom you transferred your shares of RSP common stock.

Q:	What are the material U.S. federal income tax consequences of the merger to RSP stockholders?

A:	It is a condition to RSP’s and Concho’s respective obligation to complete the merger that each receive a written opinion from its respective counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”).

Assuming the merger qualifies as a reorganization U.S. holders of shares of RSP common stock generally will not recognize any U.S. federal income tax gain or loss upon receipt of Concho common stock in exchange for RSP common stock in the merger, except that gain or loss will be recognized with respect to any cash received in lieu of a fractional share of Concho common stock. The U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●]. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	When is the merger expected to be completed?

A:	Concho and RSP are working to complete the merger as quickly as possible. Subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [●], including the approval of the merger proposal by RSP stockholders at the RSP special meeting and the approval of the Concho issuance proposal by Concho stockholders at the Concho special meeting, the transaction is expected to close in the third quarter of 2018. However, neither Concho nor RSP can predict the actual date on which the merger will be completed, nor can the parties assure that the merger will be completed, because completion is subject to conditions beyond either company’s control.

Q:	If I am a RSP stockholder, how will I receive the merger consideration to which I am entitled?

A:	If you are a holder of certificates that represent eligible shares of RSP common stock (which we refer to as “RSP common stock certificates”), a notice advising you of the effectiveness of the merger and a letter of transmittal and instructions for the surrender of your RSP common stock certificates will be mailed to you as soon as practicable after the effective time of the merger. After receiving proper documentation from you, the exchange agent will send to you (i) a statement reflecting the aggregate whole number of shares of Concho common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (ii) a check in the amount equal to the cash payable in lieu of any fractional shares of Concho common stock and dividends and other distributions on the shares of Concho common stock issuable to you as merger consideration.

If you are a holder of book-entry shares representing eligible shares of RSP common stock (which we refer to as “RSP book-entry shares”) which are held through the Depository Trust Company (which we refer to as “DTC”), the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, the merger consideration, cash in lieu of any fractional shares of Concho common stock and any dividends and other distributions on the shares of Concho common stock issuable as merger consideration, in each case, that DTC has the right to receive.

If you are a holder of record of RSP book-entry shares which are not held through DTC, the exchange agent will deliver to you, as soon as practicable after the effective time of the merger, (i) a notice advising you of the effectiveness of the merger, (ii) a statement reflecting the aggregate whole number of shares of Concho common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of Concho common stock and dividends and other distributions on the shares of Concho common stock issuable to you as merger consideration.

No interest will be paid or accrued on any amount payable for shares of RSP common stock eligible to receive the merger consideration pursuant to the merger agreement.

For additional information on the exchange of RSP common stock for the merger consideration, see the section entitled “The Merger Agreement—Payment for Securities; Exchange” beginning on page [●].

Q:	If I am a holder of RSP common stock certificates, do I need to send in my stock certificates at this time to receive the merger consideration?

A:	No. Please DO NOT send your RSP common stock certificates with your proxy card. You should carefully review and follow the instructions set forth in the letter of transmittal, which will be mailed to you, regarding the surrender of your stock certificates.

Q:	If I am a RSP Stockholder, will the shares of Concho common stock issued in the merger receive a dividend?

A:	After the completion of the merger, the shares of Concho common stock issued in connection with the merger will carry with them the right to receive the same dividends on shares of Concho common stock as all other holders of shares of Concho common stock, for any dividend the record date for which occurs after the merger is completed.

For the past three years, Concho has not paid a dividend on the shares of Concho common stock, as described in greater detail in the section entitled “Comparative Per Share Market Price and Dividend Information—Concho Market Price and Dividend Information” beginning on page [●]. Any future Concho dividends will remain subject to approval by the Concho board.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Concho. Concho has retained Morrow Sodali LLC (which we refer to as “Morrow Sodali”) to assist in the solicitation process. Concho will pay Morrow Sodali a fee of approximately $25,000, as well as reasonable and documented out-of-pocket expenses. Concho also has agreed to indemnify Morrow Sodali against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

RSP. RSP has retained MacKenzie Partners, Inc. (which we refer to as “MacKenzie Partners”) to assist in the solicitation process. RSP will pay MacKenzie Partners a fee expected not to exceed $100,000, as well as reasonable and documented out-of-pocket expenses. RSP also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Q:	What is “householding”?

A:	To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding RSP common stock but who share the same address, RSP has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of this joint proxy statement/prospectus until such time as one or more of these stockholders notifies RSP that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of RSP common stock may deliver only one copy of this joint proxy statement/prospectus to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the RSP stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. RSP stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions. Concho has not elected to institute householding.

Q:	What should I do now?

A:	You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the Internet as soon as possible so that your shares of Concho and/or RSP common stock will be voted in accordance with your instructions.

Q:	Who can answer my questions about the Concho and/or RSP special meeting or the transactions contemplated by the merger agreement?

A:	Concho stockholders. If you have questions about the Concho special meeting or the information contained in this joint proxy statement/prospectus, or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact Concho’s proxy solicitor:

470 West Avenue

Stamford, CT 06902

Banks and Brokers Call: (203) 658-9400

All Others Call Toll-Free: (800) 662-5200

E-mail: Concho.info@morrowsodali.com

RSP stockholders. If you have questions about the RSP special meeting or the information contained in this joint proxy statement/prospectus, or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact RSP’s proxy solicitor:

1407 Broadway, 27th Floor

New York, New York 10018

RSP@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

Q:	Where can I find more information about Concho, RSP and the merger?

A:	You can find out more information about Concho, RSP and the merger by reading this joint proxy statement/prospectus and, with respect to Concho and RSP, from various sources described in the section entitled “Where You Can Find More Information” beginning on page [●].

SUMMARY

This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this joint proxy statement/prospectus and its annexes carefully and in its entirety and the other documents to which Concho and RSP refer before you decide how to vote with respect to the proposals to be considered and voted on at the special meeting for your company. In addition, Concho and RSP incorporate by reference important business and financial information about Concho and RSP into this joint proxy statement/prospectus, as further described in the section entitled “Where You Can Find More Information” beginning on page [●]. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [●]. Each item in this summary includes a page reference directing you to a more complete description of that item in this joint proxy statement/prospectus.

Information About the Companies (page [●])

Concho Resources Inc.

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

Phone: (432) 683-7443

Concho, whose legal name is Concho Resources Inc., was incorporated in Delaware in February 2006. Based in Midland, Texas, Concho is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Concho’s core operations are primarily focused in the Permian Basin of southeast New Mexico and West Texas. The Permian Basin is one of the most prolific oil and natural gas producing regions in the United States and is characterized by an extensive production history, long reserve life, multiple producing horizons and enhanced recovery potential. Currently, the majority of the rigs running in the Permian Basin are drilling horizontal wells. Concho’s legacy in the Permian Basin provides it with a deep understanding of operating and geological trends. Concho is actively developing its resource base by utilizing extended length lateral drilling, enhanced completion techniques, multi-well pad locations and large-scale development projects throughout its four core operating areas: the Northern Delaware Basin, the Southern Delaware Basin, the Midland Basin and the New Mexico Shelf.

RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

Phone: (214) 252-2700

RSP, whose legal name is RSP Permian, Inc., was incorporated in Delaware in September 2013. Based in Dallas, Texas, RSP is an independent oil and natural gas company engaged in the acquisition, exploration, exploitation, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of RSP’s acreage is located on large, contiguous acreage blocks in the core of the Midland Basin and the Delaware Basin, both sub-basins of the Permian Basin. The Midland Basin properties are primarily in the adjacent counties of Midland, Martin, Andrews, Ector, and Glasscock. The Delaware Basin properties are in Loving and Winkler counties.

Green Merger Sub Inc.

c/o Concho Resources Inc.

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

Phone: (432) 683-7443

Merger Sub, whose legal name is Green Merger Sub Inc., is a direct, wholly owned subsidiary of Concho. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub was incorporated in Delaware on March  23, 2018 for the sole purpose of effecting the merger.

The Merger and the Merger Agreement (page [●])

The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. Concho and RSP encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

The Concho board and RSP board each has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Pursuant to the terms and subject to the conditions included in the merger agreement, Concho has agreed to acquire RSP by means of a merger of Merger Sub with and into RSP, with RSP surviving the merger as a wholly owned subsidiary of Concho.

Merger Consideration (page [●])

As a result of the merger, each eligible share of RSP common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.320 of a share of Concho common stock (the merger consideration).

RSP stockholders will not be entitled to receive any fractional shares of Concho common stock in the merger, and no RSP stockholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Concho common stock. RSP stockholders that would have otherwise been entitled to receive a fractional share of Concho common stock will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the product of the volume weighted average price of Concho common stock for the five consecutive trading days immediately prior to the closing date as reported by Bloomberg, L.P., multiplied by the fraction of a share of Concho common stock to which the holder would otherwise be entitled.

Risk Factors (page [●])

The merger and an investment in Concho common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors” beginning on page [●], together with the other information included or incorporated by reference in this joint proxy statement/prospectus, particularly the risk factors contained in Concho’s and RSP’s Annual Reports on Form 10-K. RSP stockholders should carefully consider the risks set out in that section before deciding how to vote with respect to the merger proposal and non-binding compensation advisory proposal to be considered and voted on at the RSP special meeting, and Concho stockholders should carefully consider the risks set out in that section before deciding how to vote with respect to the Concho issuance proposal to be considered and voted on at the Concho special meeting. For additional information, see the section entitled “Where You Can Find More Information” beginning on page [●].

Treatment of RSP Equity Awards (page [●])

RSP Time-Based Restricted Stock

Immediately prior to the effective time of the merger, each outstanding award of shares of RSP time-based restricted stock granted under the RSP stock plan will automatically vest in full and any forfeiture restrictions applicable to such shares of RSP time-based restricted stock will lapse immediately. As a result, each share of RSP time-based restricted stock will be treated as and will have the same rights as a share of RSP common stock, including the right to receive the merger consideration, less applicable taxes required to be withheld.

RSP Performance-Based Restricted Stock

Immediately prior to the effective time of the merger, each outstanding award of shares of RSP performance-based restricted stock granted under the RSP stock plan will be deemed to have satisfied any continued service or time-based vesting requirements and have the applicable performance period end. RSP’s performance with respect to the performance goals applicable to such shares of RSP performance-based restricted stock will be calculated based on actual performance through the effective time of the merger, as reasonably determined by the compensation committee of the RSP board, in order to determine the number of shares of RSP performance-based restricted stock that will vest, and any forfeiture requirements applicable to such earned performance-based restricted stock will lapse immediately prior to the effective time of the merger. As a result, each share of earned performance-based restricted stock will be treated as and will have the same rights as a share of RSP common stock for purposes of the merger, including the right to receive the merger consideration, less applicable taxes required to be withheld.

Recommendation of the Concho Board of Directors and Reasons for the Merger (page [●])

The Concho board unanimously recommends that you vote “FOR” the Concho issuance proposal. For the factors considered by the Concho board in reaching this decision and additional information on the recommendation of the Concho board, see the section entitled “The Merger—Recommendation of the Concho Board of Directors and Reasons for the Merger” beginning on page [●].

Recommendation of the RSP Board of Directors and Reasons for the Merger (page [●])

The RSP board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal. For the factors considered by the RSP board in reaching this decision and additional information on the recommendation of the RSP board, see the section entitled “The Merger—Recommendation of the RSP Board of Directors and Reasons for the Merger” beginning on page [●].

Opinions of Financial Advisors (page [●])

Opinion of Morgan Stanley, Concho’s financial advisor

Concho retained Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”) as its exclusive financial advisor in connection with the transactions contemplated by the merger agreement. Morgan Stanley delivered its oral opinion to the Concho board on March 27, 2018, which opinion was subsequently confirmed in a written opinion dated March 27, 2018, that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Concho.

The full text of Morgan Stanley’s written opinion, dated March 27, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. Concho stockholders should read Morgan Stanley’s opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to the Concho board, in its capacity as such, and addressed only the fairness from a financial point of view to Concho of the exchange ratio pursuant to the merger agreement as of the date of such opinion. Morgan Stanley’s opinion did not address any other aspects or implications of the merger. Morgan Stanley’s opinion did not in any manner address the price at which the Concho common stock would trade following the consummation of the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Concho common stock or RSP common stock as to how such holder should vote at the Concho special meeting or the RSP special meeting, respectively, or whether to take any other action with respect to the merger.

For additional information, see the section entitled “The Merger—Opinion of Morgan Stanley, Concho’s Financial Advisor” beginning on page [●] and Annex B.

Opinion of TPH, RSP’s financial advisor

RSP retained Tudor Pickering Holt & Co Advisors LP (which we refer to as “TPH”) as its exclusive financial advisor in connection with a potential strategic transaction with Concho and other strategic alternatives. On March 27, 2018, TPH rendered to the RSP board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 27, 2018, that, based upon and subject to the limitations, qualifications and assumptions set forth in its opinion, as of the date of the opinion, the merger consideration to be received by the holders of eligible shares of RSP common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

The full text of TPH’s written opinion, dated March 27, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. TPH provided its opinion for the information and assistance of the RSP board in connection with its consideration of the transactions contemplated by the merger agreement. The TPH opinion is not a recommendation as to how any holder of shares of RSP common stock should vote with respect to the merger proposal or the non-binding compensation advisory proposal.

For additional information, see the section entitled “The Merger—Opinion of TPH, RSP’s Financial Advisor” beginning on page [●] and Annex C.

Special Meeting of Concho Stockholders (page [●])

Date, Time, Place and Purpose of the Concho Special Meeting

The Concho special meeting will be held on [●], 2018, at [●], Central Time, at One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701. The purpose of the Concho special meeting is to consider and vote on the Concho issuance proposal. Approval of the Concho issuance proposal is a condition to the obligation of Concho and RSP to complete the merger.

Record Date and Outstanding Shares of Concho Common Stock

Only holders of record of issued and outstanding shares of Concho common stock as of the close of business on [●], 2018, the record date for the Concho special meeting, are entitled to notice of, and to vote at, the Concho special meeting or any adjournment or postponement of the Concho special meeting.

As of the close of business on the record date, there were [●] shares of Concho common stock issued and outstanding and entitled to vote at the Concho special meeting. You may cast one vote for each share of Concho common stock that you held as of the close of business on the record date.

A complete list of Concho stockholders entitled to vote at the Concho special meeting will be available for inspection at Concho’s principal place of business during regular business hours for a period of no less than 10 days before the Concho special meeting and during the Concho special meeting at One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701.

Quorum; Abstentions and Broker Non-Votes

A quorum of Concho stockholders is necessary for Concho to hold a valid meeting. The presence at the Concho special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Concho common stock entitled to vote at the Concho special meeting constitutes a quorum.

If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of Concho common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Concho special meeting. Concho common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Concho common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Concho special meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. It is not expected that there will be any broker non-votes at the Concho special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Concho special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendation of the Concho board.

Required Vote to Approve the Concho Issuance Proposal

Approval of the Concho issuance proposal requires the affirmative vote of a majority of votes cast by Concho stockholders entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The Concho issuance proposal is described in the section entitled “Concho Proposal” beginning on page [●].

Voting by Directors and Executive Officers

As of April 16, 2018, Concho directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 1,701,826 shares of Concho common stock, or approximately 1.1% of the total outstanding shares of Concho common stock as of April 16, 2018.

Concho currently expects that all of its directors and executive officers will vote their shares “FOR” the Concho issuance proposal.

Adjournment

If a quorum is not present or if there are not sufficient votes for the approval of the Concho issuance proposal, Concho expects that the Concho special meeting will be adjourned by the chairman of the Concho special meeting to solicit additional proxies in accordance with the merger agreement. At any subsequent reconvening of the Concho special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Concho special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Special Meeting of RSP Stockholders (page [●])

Date, Time, Place and Purpose of the RSP Special Meeting

The RSP special meeting will be held on [●], 2018, at [●], Central Time, at 3141 Hood Street, Suite 700, Dallas, Texas 75219. The purpose of the RSP special meeting is to consider and vote on the merger proposal and the non-binding compensation advisory proposal. Approval of the merger proposal is a condition to the obligation of RSP and Concho to complete the merger. Approval of the non-binding compensation advisory proposal is not a condition to the obligation of either RSP or Concho to complete the merger.

Record Date and Outstanding Shares of RSP Common Stock

Only holders of record of issued and outstanding shares of RSP common stock as of the close of business on [●], 2018, the record date for the RSP special meeting, are entitled to notice of, and to vote at, the RSP special meeting or any adjournment or postponement of the RSP special meeting.

As of the close of business on the record date, there were [●] shares of RSP common stock issued and outstanding and entitled to vote at the RSP special meeting. You may cast one vote for each share of RSP common stock that you held as of the close of business on the record date.

A complete list of RSP stockholders entitled to vote at the Concho special meeting will be available for inspection at RSP’s principal place of business during regular business hours for a period of no less than 10 days before the RSP special meeting and during the RSP special meeting at 3141 Hood Street, Suite 700, Dallas, Texas 75219.

Quorum; Abstentions and Broker Non-Votes

A quorum of RSP stockholders is necessary for RSP to hold a valid meeting. The presence at the RSP special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of RSP common stock entitled to vote at the RSP special meeting constitutes a quorum.

If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of RSP common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the RSP special meeting. RSP common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and RSP common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the RSP special meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. It is not expected that there will be any broker non-votes at the RSP special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the RSP special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendations of the RSP board.

Required Vote to Approve the Merger Proposal

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of RSP common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The merger proposal is described in the section entitled “RSP Proposals” beginning on page [●].

Required Vote to Approve the Non-Binding Compensation Advisory Proposal

Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of RSP common stock present in person or represented by proxy at the RSP special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The non-binding compensation advisory proposal is described in the section entitled “RSP Proposals” beginning on page [●].

Voting by Directors and Executive Officers

As of April 16, 2018, RSP directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 13,458,185 shares of RSP common stock, or approximately 8.4% of the total outstanding shares of RSP common stock as of April 16, 2018.

RSP currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

Adjournment

If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, RSP expects that the RSP special meeting will be adjourned by the chairman of the RSP special meeting to solicit additional proxies in accordance with the merger agreement. At any subsequent reconvening of the RSP special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the RSP special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Interests of Concho Directors and Executive Officers in the Merger (page [●])

In considering the recommendation of the Concho board with respect to the Concho issuance proposal, Concho stockholders should be aware that the executive officers and directors of Concho have interests in the merger that may be different from, or in addition to, the interests of Concho stockholders generally. These interests are described in more detail in the section entitled “The Merger—Interests of Concho Directors and Executive Officers in the Merger” beginning on page [●]. The members of the Concho board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Concho stockholders approve the Concho issuance proposal.

Board of Directors and Management of Concho Following Completion of the Merger (page [●])

Under the terms of the merger agreement, Concho has agreed to take all necessary corporate action so that upon and after the effective time of the merger, the size of the Concho board is increased by one member, and prior to the completion of the merger, one member of the RSP board determined to be independent by the

Concho board and to be mutually agreed between RSP and Concho is appointed to the Concho board to fill the vacancy on the Concho board created by such increase. Concho, through the Concho board, has agreed to take all necessary action to nominate such new director for election to the Concho board in the proxy statement relating to the first annual meeting of the stockholders of Concho following the completion of the merger.

Upon completion of the merger, the current directors and executive officers of Concho are expected to continue in their current positions, other than as may be publicly announced by Concho in the normal course.

Interests of RSP Directors and Executive Officers in the Merger (page [●])

In considering the recommendation of the RSP board with respect to the merger proposal and the non-binding compensation advisory proposal, RSP stockholders should be aware that the executive officers and directors of RSP have interests in the merger that may be different from, or in addition to, the interests of RSP stockholders generally. These interests include, but are not limited to, the treatment in the merger of awards of RSP time-based restricted stock and RSP performance-based restricted stock held by RSP directors and executive officers, potential benefits upon a qualifying termination of employment in connection with the merger and rights to ongoing indemnification and insurance coverage.

These interests are described in more detail in the sections entitled “The Merger—Interests of RSP Directors and Executive Officers in the Merger,” “The Merger—Treatment of RSP Equity Awards,” “The Merger—Executive Officer Severance Arrangements” and “The Merger—Merger-Related Compensation” beginning on pages [●], [●], [●] and [●], respectively.

The members of the RSP board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that RSP stockholders approve the merger proposal.

Conditions to the Completion of the Merger (page [●])

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	Concho Stockholder Approval. The Concho issuance proposal must have been approved in accordance with applicable law and the Concho organizational documents, as applicable.

•	RSP Stockholder Approval. The merger proposal must have been approved in accordance with applicable law and the RSP organizational documents, as applicable.

•	Regulatory Approval. Any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated.

•	No Injunctions or Restraints. Any governmental entity having jurisdiction over Concho, RSP and Merger Sub must not have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and any law that makes the consummation of the merger illegal or otherwise prohibited must not have been adopted.

•	Effectiveness of the Registration Statement. The registration statement, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

•	NYSE Listing. The shares of Concho common stock issuable to RSP stockholders pursuant to the merger agreement must have been authorized for listing on the NYSE, upon official notice of issuance.

The obligations of Concho and Merger Sub to complete the merger are subject to the satisfaction or waiver of further conditions, including:

•	the accuracy of the representations and warranties of RSP contained in the merger agreement as of March 27, 2018 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

•	RSP having performed and complied with in all material respects all of its obligations under the merger agreement required to be performed or complied with at or prior to the effective time of the merger;

•	Concho having received a certificate of RSP signed by an executive officer of RSP, dated as of the closing date, confirming that the conditions set forth in the two bullets directly above have been satisfied; and

•	Concho having received an opinion from Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Concho, dated as of the closing date (and, if requested, dated as of the date on which the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

The obligation of RSP to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of Concho contained in the merger agreement as of March 27, 2018 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

•	Concho and Merger Sub having performed and complied with in all material respects all of their respective obligations under the merger agreement required to be performed or complied with by them at or prior to the effective time of the merger;

•	RSP having received a certificate of Concho signed by an executive officer of Concho, dated as of the closing date, confirming that the conditions in the two bullets directly above have been satisfied; and

•	RSP having received an opinion from Vinson & Elkins LLP, in form and substance reasonably satisfactory to RSP, dated as of the closing date (and, if requested, dated as of the date on which the registration statement, of which this proxy statement/prospectus supplement forms a part, is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

No Solicitation (page [●])

No Solicitation by Concho

Concho has agreed that, from and after March 27, 2018, Concho and its officers and directors will not, will cause Concho’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of Concho and its subsidiaries not to, directly or indirectly, initiate, solicit any inquiry or propose the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Concho competing proposal (as such term is defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page [●]).

No Solicitation by RSP

RSP has agreed that, from and after March 27, 2018, RSP and its officers and directors will, will cause RSP’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of RSP and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a RSP competing proposal (as such term is defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page [●]).

RSP has also agreed that, from and after March 27, 2018, RSP and its officers and directors will not, will cause RSP’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of RSP and its subsidiaries not to:

•	initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a RSP competing proposal;

•	engage in, continue or otherwise participate in any discussions with any person with respect to or negotiations with any person with respect to, relating to, or in furtherance of a RSP competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a RSP competing proposal;

•	furnish any information regarding RSP or its subsidiaries, or access to the properties, assets or employees of RSP or its subsidiaries, to any person in connection with or in response to any RSP competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a RSP competing proposal;

•	enter into any letter of intent or agreement in principal, or other agreement providing for a RSP competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement); or

•	submit any RSP competing proposal to the vote of RSP stockholders.

Notwithstanding the agreements described above, prior to, but not after, the time the merger proposal has been approved by RSP stockholders, RSP may engage in the second and third bullets directly above with any person if (i) RSP receives a bona fide written RSP competing proposal from such person that was not solicited at any time following March 27, 2018; and (ii) such RSP competing proposal did not arise from a breach of the obligations described directly above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page [●]; provided, however, that:

•	no information that is prohibited from being furnished pursuant to the foregoing obligations may be furnished until RSP receives an executed confidentiality agreement, subject to certain conditions;

•	any non-public information furnished to any third party will have previously been made available to Concho or is made available to Concho prior to or concurrently with the time such information is made available to such third party;

•

prior to taking any such actions, the RSP board or any committee of the RSP board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such RSP competing proposal is, or would reasonably be expected to lead to, a RSP superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation” beginning on page [●]); and

•	prior to taking any such actions, the RSP board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the RSP board to the stockholders of RSP under applicable law.

Notwithstanding the above restrictions, RSP may, (i) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a RSP superior proposal and (ii) in response to an inquiry or proposal from a third party, inform a third party or its representative of the “no solicitation” obligations described above (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted under the merger agreement).

Changes of Recommendation (page [●])

Concho Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the Concho board may not effect a Concho recommendation change (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Concho: Restrictions on Changes of Recommendation” beginning on page [●]).

RSP Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the RSP board may not effect a RSP recommendation change (as defined in the section entitled “The Merger Agreement—No-Solicitation; Changes of Recommendation—RSP: Restrictions on Changes of Recommendation” beginning on page [●]).

Concho: Permitted Changes of Recommendation in Connection with Intervening Events

At any time prior to, but not after, the time that the Concho issuance proposal has been approved by Concho stockholders, if a Concho intervening event (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Concho: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page [●]) occurs, Concho may effect a Concho recommendation change if:

•	the Concho board determines in good faith, after consultation with its outside legal counsel and financial advisors, that a Concho intervening event has occurred and, after consultation with its outside legal counsel, that the failure to effect a Concho recommendation change in response to such Concho intervening event would be inconsistent with the fiduciary duties owed by the Concho board to the Concho stockholders under applicable law; and

•	Concho provides RSP written notice of such proposed action and the basis of such proposed action three business days in advance and complies with certain obligations, each as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation” beginning on page [●].

RSP: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal

Prior to, but not after, the merger proposal has been approved by RSP stockholders, in response to a bona fide written RSP competing proposal from a third party that was not solicited at any time following March 27, 2018 and did not arise from a breach of the “no solicitation” obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by RSP,” the RSP board may effect a RSP recommendation change or terminate the merger agreement if:

•	the RSP board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such RSP competing proposal is a RSP superior proposal and, after consultation with its outside legal counsel, that the failure to effect a RSP recommendation change in response to such RSP superior proposal would be inconsistent with the fiduciary duties owed by the RSP board to the stockholders of RSP under applicable law; and

•	RSP provides Concho written notice of such proposed action and the basis of such proposed action three business days in advance (including a copy of the available proposed RSP competing proposal and any applicable transaction and financing documents) and complies with certain obligations, each as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—RSP: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal” beginning on page [●].

RSP: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the time the merger proposal has been approved by RSP stockholders, in response to a RSP intervening event (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—RSP: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page [●]) that occurs or arises after March 27, 2018 and that did not arise from or in connection with a breach of the merger agreement by RSP, RSP may effect a RSP recommendation change if:

•	the RSP board determines in good faith, after consultation with its financial advisors and outside legal counsel, that a RSP intervening event has occurred and, after consultation with its outside legal counsel, that failure to effect a RSP recommendation change in response to such RSP intervening event would be inconsistent with the fiduciary duties owed by the RSP board to the stockholders of RSP under applicable law; and

•	RSP provides Concho written notice of such proposed action and the basis of such proposed action three business days in advance and complies with certain obligations, each as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—RSP: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page [●].

Termination (page [●])

Concho and RSP may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of Concho and RSP.

The merger agreement may also be terminated by either Concho or RSP at any time prior to the effective time of the merger in any of the following situations:

•	if any governmental entity having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not breached any material covenant or agreement under the merger agreement that has caused or resulted in such order, decree, ruling or injunction or other action;

•	upon an end date termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page [●]); or

•	upon a RSP stockholder approval termination event or a Concho stockholder approval termination event (as each term is defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page [●]).

In addition, the merger agreement may be terminated by Concho:

•	if prior to, but not after, the time the merger proposal has been approved by RSP stockholders, if the RSP board or a committee of the RSP board has effected a RSP recommendation change, other than as a result of Concho approving, endorsing, recommending or entering into a Concho takeover proposal;

•	upon a RSP breach termination (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page [●]); or

•	upon a RSP no solicitation breach termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page [●]).

Further, the merger agreement may be terminated by RSP:

•	upon a RSP superior proposal termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page [●]);

•	upon a Concho breach termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page [●]); or

•	if prior to, but not after, the time the Concho issuance proposal has been approved by Concho stockholders, if the Concho board or a committee of the Concho board has effected a Concho recommendation change.

Termination Fees (page [●])

Termination Fees Payable by Concho

The merger agreement requires Concho to pay RSP a termination fee of $350 million (which we refer to as the “reverse termination fee”) if:

•	RSP terminates the merger agreement due to a Concho recommendation change;

•	Concho or RSP terminates the merger agreement due to a RSP stockholder approval termination event and on or before such termination there was a RSP recommendation change as a result of Concho approving, endorsing, recommending or entering into a Concho takeover proposal;

•

(i) (A) Concho or RSP terminates the merger agreement due to a Concho stockholder approval termination event, and on or before the date of any such termination, a Concho competing proposal was publicly announced or publicly disclosed and was not publicly withdrawn without qualification at least seven business days prior to the Concho special meeting or (B) RSP or Concho terminates the merger agreement due to an end date termination event or RSP terminates the merger agreement due to a Concho breach termination event and following March 27, 2018 and on or before the date of any such termination, a Concho competing proposal was announced, disclosed or otherwise communicated to the Concho board and not withdrawn without qualification at least seven business days prior to the date of such termination (however, a Concho competing proposal will not be deemed to have been “publicly withdrawn” by any person if, within 12 months of the termination of the merger agreement, Concho or any of its subsidiaries have entered into a definitive agreement with respect to, or have consummated, or have approved or recommended to the Concho stockholders or otherwise not opposed, in the case of a tender offer or exchange offer, a Concho competing proposal made by or on behalf of such person or any of its affiliates), and (ii) within 12 months after the date of such termination, Concho enters into a definitive agreement with respect to a Concho competing proposal (or publicly approves or recommends to the Concho stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a Concho competing proposal) or consummates a Concho competing proposal. For purposes of this paragraph, any reference in the definition of Concho competing proposal to “20%” will be deemed to be a reference to “more than 50%” and any Concho competing proposal made prior to March 27, 2018 will be deemed to have been made following March 27, 2018 if Concho breaches the “no solicitation” obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by Concho” with respect to such Concho competing proposal.

In no event will Concho be required to pay the reverse termination fee on more than one occasion.

Termination Fees Payable by RSP

The merger agreement requires RSP to pay Concho a termination fee of $250 million (which we refer to as the “termination fee”) if:

•	RSP terminates the merger agreement due to a RSP superior proposal termination event;

•	Concho terminates the merger agreement due to a RSP recommendation change (other than as a result of a RSP recommendation change as a result of Concho approving, endorsing, recommending or entering into a Concho takeover proposal) or due to a RSP no solicitation breach termination event;

•	(i) (A) Concho or RSP terminates the merger agreement due to a RSP stockholder approval termination event (other than any such termination following a RSP recommendation change as a result of Concho approving, endorsing, recommending or entering into a Concho takeover proposal) and on or before the date of any such termination, a RSP competing proposal was publicly announced or publicly disclosed and was not publicly withdrawn without qualification at least seven business days prior to the RSP special meeting or (B) RSP or Concho terminates the merger agreement due to an end date termination event or Concho terminates the merger agreement due to a RSP breach termination event and following March 27, 2018 and on or before the date of any such termination, a RSP competing proposal has been announced, disclosed or otherwise communicated to the RSP board and not withdrawn without qualification at least seven business days prior to the date of such termination (however, a RSP competing proposal will not be deemed to have been “publicly withdrawn” by any person if, within 12 months of the termination of the merger agreement, RSP or any of its subsidiaries have entered into a definitive agreement with respect to, or have consummated, or have approved or recommended to the RSP stockholders or otherwise have not opposed, in the case of a tender offer or exchange offer, a RSP competing proposal made by or on behalf of such person or any of its affiliates), and (ii) within 12 months after the date of such termination, RSP enters into a definitive agreement with respect to a RSP competing proposal (or publicly approves or recommends to the RSP stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a RSP competing proposal) or consummates a RSP competing proposal. For purposes of this paragraph, any reference in the definition of RSP competing proposal to “20%” will be deemed to be a reference to “more than 50%” and any RSP competing proposal made prior to March 27, 2018 will be deemed to have been made following March 27, 2018 if RSP breaches the “no solicitation” obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by RSP” with respect to such RSP competing proposal.

In no event will RSP be required to pay the termination fee on more than one occasion.

Regulatory Approvals (page [●])

The completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act, and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the Federal Trade Commission (which we refer to as the “FTC”) and the Department of Justice (which we refer to as the “DOJ”) and the applicable waiting period (or any extension of such waiting period) has expired or been terminated.

On April 17, 2018, notification and report forms under the HSR Act were filed by each of Concho and RSP with the FTC and the DOJ (which we refer to as the “initial filing”) with respect to the merger. The waiting period with respect to the notification and report forms filed under the HSR Act is scheduled to expire at 11:59 p.m., Eastern Time, on May 17, 2018, unless extended by the issuance of a request for Additional Information and Documentary Material or terminated early.

Although Concho and RSP currently believe they should be able to obtain the expiration or termination of the waiting period applicable under the HSR Act, they cannot be certain when or if it will be obtained or, if obtained, whether such expiration or termination will require terms, conditions or restrictions not currently contemplated that will be detrimental to Concho or its subsidiaries or the surviving corporation after the completion of the merger. Concho and RSP have agreed to make certain efforts to obtain the expiration or termination of the waiting period applicable under the HSR Act.

Neither Concho nor RSP is aware of any material governmental approvals or actions that are required for completion of the merger other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

For additional information, see the section entitled “The Merger Agreement—HSR and Other Regulatory Approvals” beginning on page [●].

Specific Performance; Remedies (page [●])

Concho, RSP and Merger Sub have agreed that each will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Except in the case of fraud or a willful and material breach, the monetary remedies and the specific performance remedies set forth in the merger agreement will be the receiving party’s sole and exclusive remedy against the paying party.

No Dissenters’ or Appraisal Rights (page [●])

No dissenters’ or appraisal rights will be available with respect to the transactions contemplated by the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (page [●])

It is a condition to RSP’s and Concho’s respective obligation to complete the merger that each receive a written opinion from its respective counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Assuming the merger qualifies as a reorganization U.S. holders of shares of RSP common stock generally will not recognize any gain or upon receipt of Concho common stock in exchange for RSP common stock in the merger, except that gain or loss will be recognized with respect to any cash received in lieu of a fractional share of Concho common stock. The U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●]. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES AS A RESULT OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Comparison of Stockholders’ Rights (page [●])

The rights of RSP stockholders who receive shares of Concho common stock in the merger will be governed by the Restated Certificate of Incorporation of Concho (which we refer to as the “Concho certificate of incorporation”) and the Fourth Amended and Restated Bylaws of Concho (which we refer to as the “Concho bylaws”), rather than by the Amended and Restated Certificate of Incorporation of RSP (which we refer to as the “RSP certificate of incorporation”) and the Amended and Restated Bylaws of RSP (which we refer to as the “RSP bylaws”). As a result, RSP stockholders will have different rights once they become Concho stockholders due to the differences in the organizational documents of RSP and Concho. The key differences are described in the section entitled “Comparison of Stockholders’ Rights” beginning on page [●].

Listing of Concho Common Stock; Delisting and Deregistration of RSP Shares (page [●])

If the merger is completed, the shares of Concho common stock to be issued in the merger will be listed for trading on the NYSE, shares of RSP common stock will be delisted from the NYSE and deregistered under the Exchange Act, and RSP will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CONCHO

The following table presents selected historical consolidated financial data for Concho as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013. The consolidated financial data for each of the years ended December 31, 2017, 2016 and 2015, and as of December 31, 2017 and 2016 have been derived from Concho’s selected financial data and audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference herein in its entirety. The selected historical consolidated financial data of Concho for each of the years ended December 31, 2014 and 2013 and as of December 31, 2015, 2014 and 2013 have been derived from Concho’s selected financial data and audited consolidated financial statements for such years, which have not been incorporated by reference herein.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Concho nor does it include the effects of the merger. This summary should be read together with the other information contained in Concho’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. For additional information, see the section entitled “Where You Can Find More Information” beginning on page [●].

	As Of and For the Years Ended December 31,
	(in millions, except per share amounts)
	2017	2016(1)	2015	2014	2013
Statement of operations data:
Total operating revenues	$2,586	$1,635	$1,804	$2,660	$2,320
Total operating costs and expenses	(1,512)	(3,704)	(1,477)	(1,580)	(1,704)

Income (loss) from operations	$1,074	$(2,069)	$327	$1,080	$616

Income (loss) from continuing operations, net of tax	$956	$(1,462)	$66	$538	$239
Income from discontinued operations, net of tax	—	—	—	—	12

Net income (loss) attributable to common stockholders	$956	$(1,462)	$66	$538	$251

Basic earnings per share:
Income (loss) from continuing operations	$6.44	$(10.85)	$0.54	$4.89	$2.28
Income from discontinued operations, net of tax	—	—	—	—	0.11

Net income (loss) attributable to common stockholders	$6.44	$(10.85)	$0.54	$4.89	$2.39

Diluted earnings per share:
Income (loss) from continuing operations	$6.41	$(10.85)	$0.54	$4.88	$2.28
Income from discontinued operations, net of tax	—	—	—	—	0.11

Net income (loss) attributable to common stockholders	$6.41	$(10.85)	$0.54	$4.88	$2.39

Other financial data:
Net cash provided by operations	$1,695	$1,384	$1,530	$1,746	$1,330
Net cash used in investing activities	$(1,719)	$(2,225)	$(2,602)	$(2,618)	$(1,864)
Net cash provided by (used in) financing activities	$(29)	$665	$1,301	$872	$532
EBITDAX(2)	$1,893	$1,633	$1,713	$2,033	$1,686

Balance sheet data:
Cash and cash equivalents	$—	$53	$229	$—	$—
Property and equipment, net	13,041	11,302	10,976	10,206	8,946
Total assets	13,732	12,119	12,642	11,752	9,508
Long-term debt, including current maturities	2,691	2,741	3,332	3,469	3,577
Stockholders’ equity	8,915	7,623	6,943	5,281	3,758

(1)	A non-cash impairment charge of approximately $1.5 billion is included in income (loss) from operations for the year ended December 31, 2016.
(2)	For additional information regarding EBITDAX and a reconciliation of the GAAP measure of net income (loss) to EBITDAX (non-GAAP) for the fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013, see the section entitled “—Non-GAAP Financial Measures” directly below.

Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to EBITDAX

EBITDAX (as defined below) is presented in the Selected Historical Consolidated Financial Data of Concho and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator.

For purposes of the Selected Historical Consolidated Financial Data of Concho, EBITDAX is defined as net income (loss), plus (1) exploration and abandonments, (2) depreciation, depletion and amortization, (3) accretion of discount on asset retirement obligations, (4) impairments of long-lived assets, (5) non-cash stock-based compensation, (6) (gain) loss on derivatives, (7) net cash receipts from (payments on) derivatives, (8) (gain) loss on disposition of assets, net, (9) interest expense, (10) loss on extinguishment of debt, (11) federal and state income tax expense (benefit) from continuing operations and (12) similar items listed above that are presented in discontinued operations. EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

EBITDAX provides additional information that may be used to better understand Concho’s operations. EBITDAX is one of several metrics that Concho uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. EBITDAX, as used by Concho, may not be comparable to similarly titled measures reported by other companies. Concho believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by Concho management team and by other users of Concho consolidated financial statements. For example, EBITDAX can be used to assess Concho’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure and to assess the financial performance of Concho’s assets and the company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of the GAAP measure of net income (loss) to EBITDAX (non-GAAP) for the periods indicated:

	For the Years Ended December 31,
(in millions)	2017	2016	2015	2014	2013
Net income (loss)	$956	$(1,462)	$66	$538	$251
Exploration and abandonments	59	77	59	285	109
Depreciation, depletion and amortization	1,146	1,167	1,223	980	773
Accretion of discount on asset retirement obligations	8	7	8	7	6
Impairments of long-lived assets	—	1,525	61	447	65
Non-cash stock-based compensation	60	59	63	47	35
(Gain) loss on derivatives	126	369	(700)	(891)	124
Net cash receipts from (payments on) derivatives	79	625	633	72	(32)
(Gain) loss on disposition of assets, net	(678)	(118)	54	9	1
Interest expense	146	204	215	217	219
Loss on extinguishment of debt	66	56	—	4	29
Income tax expense (benefit) from continuing operations	(75)	(876)	31	318	118
Discontinued operations	—	—	—	—	(12)

EBITDAX	$1,893	$1,633	$1,713	$2,033	$1,686

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RSP

The following table sets forth RSP’s selected consolidated historical financial information that has been derived from RSP’s consolidated financial statements as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of RSP nor does it include the effects of the merger. You should read this financial information together with RSP’s consolidated financial statements, the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Annual Report on Form 10-K as of and for the year ended December 31, 2017 filed on February 27, 2018 which is incorporated into this joint proxy statement/prospectus by reference. The selected statement of operations data and cash flow data for the years ended December 31, 2014 and 2013, and selected balance sheet data as of December 31, 2015, 2014 and 2013 have been derived from RSP’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. For additional information, see the section titled “Where You Can Find More Information” beginning on page [●].

	Year Ended December 31,
(in millions, except per share data)	2017	2016	2015	2014	2013
Statement of Operations Data:
Revenues:
Oil sales	$705	$322	$263	$253	$110
Natural gas sales	36	14	11	11	6
NGL sales	63	18	10	18	7

Total revenues	804	354	284	282	123
Operating expenses:
Lease operating expenses	123	58	53	35	14
Production and ad valorem taxes	49	22	20	20	8
Depreciation, depletion and amortization	280	194	154	88	47
Asset retirement obligation accretion	1	1	1	—	—
Impairments of oil and natural gas properties	59	5	34	4	—
Exploration expenses	8	1	2	4	1
General and administrative expenses	47	36	27	38	4
Acquisition costs	4	6	—	—	—

Total operating expenses	571	323	291	189	74

(Gain) loss on sale of assets	—	—	1	—	(23)

Operating income (loss)	233	31	(8)	93	72
Other income (expense):
Other income (expenses), net	3	2	1	—	1
Net gain (loss) on derivative instruments	(39)	(24)	21	81	(3)
Interest expense	(82)	(53)	(44)	(14)	(5)

Total other income (expense)	(118)	(75)	(22)	67	(7)

Income (loss) before taxes	115	(44)	(30)	160	65
Income tax (expense) benefit	117	19	12	(158)	(2)

Net Income (loss)	$232	$(25)	$(18)	$2	$63

Earnings (loss) per common share:
Basic	$1.50	$(0.23)	$(0.21)	$0.03	$1.26
Diluted	$1.49	$(0.23)	$(0.21)	$0.03	$1.26
Cash Flow Data:
Net cash provided by operating activities	$498	$166	$219	$223	$73
Net cash used in investing activities	(1,517)	(1,029)	(875)	(817)	(120)
Net cash provided by financing activities	366	1,411	743	637	8

	As of December 31,
(in millions)	2017	2016	2015	2014	2013
Balance Sheet Data:
Cash and cash equivalents	$38	$691	$143	$56	$13
Other current assets	111	85	45	118	34

Total current assets	149	776	188	174	47

Property, plant and equipment, net	$6,081	$4,130	$2,758	$2,095	$516
Other long-term assets	40	90	21	10	25

Total assets	$6,270	$4,996	$2,967	$2,279	$588

Current liabilities	$207	$108	$77	$104	$31
Long-term debt	1,509	1,132	687	489	128
NPI payable	—	—	—	—	37
Other long-term liabilities	232	339	344	360	5
Total stockholders’/members’ equity	4,322	3,417	1,859	1,326	387

Total liabilities and stockholders’/ members’ equity	$6,270	$4,996	$2,967	$2,279	$588

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following summary unaudited pro forma combined balance sheet data gives effect to the proposed merger as if it had occurred on December 31, 2017 while the unaudited pro forma combined statement of operations data for the year ended December 31, 2017 is presented as if the merger had occurred on January 1, 2017. The following summary unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger occurred as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page [●]. The following summary unaudited pro forma combined financial information should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page [●] and the related notes included in this joint proxy statement/prospectus.

(in millions, except per share amounts)	Year Ended December 31, 2017
Pro Forma Statement of Combined Operations Data:
Operating revenues	$3,390
Net income	$1,188
Earnings per share, basic	$5.97
Earnings per share, diluted	$5.94

(in millions)	As of December 31, 2017
Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents	$38
Total assets	$24,148
Long-term debt	$4,265
Stockholders’ equity	$16,644

SUMMARY PRO FORMA OIL, NATURAL GAS AND NGL RESERVE INFORMATION

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2017, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2017. The pro forma reserve information set forth below gives effect to the merger as if the merger had been completed on January 1, 2017. The following summary pro forma reserve information has been prepared for illustrative purposes only and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page [●]. The summary pro forma reserve information should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page [●] and the related notes included in this joint proxy statement/prospectus.

	Year Ended December 31, 2017
	Concho Historical	RSP Historical	Concho Pro Forma Combined(a)
Estimated proved reserves:
Natural Gas (Bcf)	2,043	295	2,476
NGLs (MMBbls)	—	65	—
Oil and Condensate (MMBbls)	500	262	762
Crude oil equivalents (MMboe)	840	376	1,175
Estimated proved developed reserves:
Natural Gas (Bcf)	1,512	133	1,708
NGLs (MMBbls)	—	30	—
Oil and Condensate (MMBbls)	336	107	443
Crude oil equivalents (MMboe)	588	159	728

(a)	Adjustment for conversion from three-stream to two-stream reserves based on dry natural gas residue sold and the shrink factor related to NGL content, resulting in wet gas volumes produced.

	Year Ended December 31, 2017
	Concho Historical	RSP Historical	Concho Pro Forma Combined(a)
Production:
Natural Gas (Bcf)	161	15	183
NGLs (MMBbls)	—	3	—
Oil and Condensate (MMBbls)	43	14	57
Crude oil equivalents (MMboe)	70	20	88

(a)	Adjustment for conversion from three-stream to two-stream production based on dry natural gas residue sold and the shrink factor related to NGL content, resulting in wet gas volumes produced.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table presents Concho’s and RSP’s historical and pro forma per share data for the year ended December 31, 2017. The pro forma per share data for the year ended December 31, 2017 is presented as if the merger had been completed on January 1, 2017. Except for the historical information for the year ended December 31, 2017, the information provided in the table below is unaudited. This information should be read together with the historical consolidated financial statements and related notes of Concho and RSP, filed by each with the SEC, and incorporated by reference in this joint proxy statement/prospectus, and with the unaudited pro forma combined financial statements included in the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page [●].

As of and for the Year Ended December 31, 2017
Concho
Net income attributable to common stockholders (per basic share)	$6.44
Net income attributable to common stockholders (per diluted share)	$6.41
Cash dividends declared per share	—
Net book value per share	$59.70

RSP
Net income attributable to common stockholders (per basic share)	$1.50
Net income attributable to common stockholders (per diluted share)	$1.49
Cash dividends declared per share	—
Net book value per share	$27.25

Pro Forma Combined (Unaudited)
Net income attributable to common stockholders (per basic share)	$5.97
Net income attributable to common stockholders (per diluted share)	$5.94
Cash dividends declared per share	—
Net book value per share	$83.19

Equivalent RSP
Net income attributable to common stockholders (per basic share)	$1.91
Net income attributable to common stockholders (per diluted share)	$1.90
Cash dividends declared per share	—
Net book value per share	$26.62

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Concho Market Price and Dividend Information

Concho common stock is listed on the NYSE under the symbol “CXO.” The following table sets forth the high and low prices per share for Concho common stock for the periods indicated and the cash dividends per share declared with respect to Concho common stock in the periods indicated, in each case rounded to the nearest whole cent. Concho’s fiscal year ends on December 31.

	High ($)	Low ($)	Dividend ($)
2016:
First Quarter	107.00	69.94	—
Second Quarter	130.03	95.87	—
Third Quarter	137.83	114.33	—
Fourth Quarter	147.55	123.88	—
2017:
First Quarter	145.60	122.65	—
Second Quarter	136.93	112.73	—
Third Quarter	134.03	106.73	—
Fourth Quarter	155.05	128.86	—
2018:
First Quarter	162.91	133.58	—
Second Quarter (through April 16, 2018)	153.97	131.35	—

RSP Market Price and Dividend Information

RSP common stock is listed on the NYSE under the symbol “RSPP.” The following table sets forth the high and low prices per share for RSP common stock for the periods indicated and the regular cash dividends per share declared with respect to RSP common stock in the periods indicated, in each case rounded to the nearest whole cent. RSP’s fiscal year ends on December 31.

	High ($)	Low ($)	Dividend ($)
2016:
First Quarter	30.14	16.74	—
Second Quarter	36.50	27.19	—
Third Quarter	40.74	33.14	—
Fourth Quarter	46.44	34.93	—
2017:
First Quarter	46.92	37.74	—
Second Quarter	42.37	29.67	—
Third Quarter	35.58	28.76	—
Fourth Quarter	41.09	31.08	—
2018:
First Quarter	47.17	32.24	—
Second Quarter (through April 16, 2018)	48.02	40.83	—

Comparison of Concho and RSP Market Prices and Implied Share Value of the Stock Consideration

The following table sets forth the closing sale price per share of Concho common stock and RSP common stock as reported on the NYSE on March 27, 2018, the last trading day prior to the public announcement of the merger, and on [●], 2018, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of RSP common stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of Concho common stock on the relevant date by the exchange ratio of 0.320 of a share of Concho common stock for each share of RSP common stock.

	Concho Common Stock		RSP Common Stock		Implied Per Share Value of Merger Consideration
March 27, 2018		$157.00		$38.92		$50.24
[●], 2018	$	[●]	$	[●]	$	[●]

Concho and RSP stockholders are encouraged to obtain current market quotations for Concho common stock and RSP common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Concho common stock before or after the effective date of the merger. For additional information, see the section entitled “Where You Can Find More Information” beginning on page [●].

RISK FACTORS

In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●], RSP stockholders should carefully consider the following risks before deciding how to vote with respect to the merger proposal and non-binding compensation advisory proposal to be considered and voted on at the RSP special meeting, and Concho stockholders should carefully consider the following risks before deciding how to vote with respect to the Concho issuance proposal to be considered and voted on at the Concho special meeting. RSP and Concho stockholders should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in Concho’s and RSP’s Annual Reports on Form 10-K. For additional information, see the section entitled “Where You Can Find More Information” beginning on page [●].

Because the exchange ratio is fixed and because the market price of Concho common stock may fluctuate, RSP stockholders cannot be certain of the precise value of any merger consideration they may receive in the merger.

At the time the merger is completed, each issued and outstanding eligible share of RSP common stock will be converted into the right to receive the merger consideration of 0.320 of a share of Concho common stock. The exchange ratio for the merger consideration is fixed, and there will be no adjustment to the merger consideration for changes in the market price of Concho common stock or RSP common stock prior to the completion of the merger. If the merger is completed, there will be a time lapse between each of the date of this joint proxy statement/prospectus, the dates on which RSP stockholders vote to approve the RSP merger proposal at the RSP special meeting and Concho stockholders vote to approve the Concho issuance proposal at the Concho special meeting, and the date on which RSP stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of shares of Concho common stock may fluctuate during and after these periods as a result of a variety of factors, including general market and economic conditions, changes in Concho’s businesses, operations and prospects and regulatory considerations. Such factors are difficult to predict and in many cases may be beyond the control of Concho and RSP. Consequently, at the time RSP stockholders must decide whether to approve the merger proposal, they will not know the actual market value of any merger consideration they will receive when the merger is completed. The actual value of any merger consideration received by RSP stockholders at the completion of the merger will depend on the market value of the shares of Concho common stock at that time. This market value may differ, possibly materially, from the market value of shares of Concho common stock at the time the merger agreement was entered into or at any other time. RSP stockholders should obtain current stock quotations for shares of Concho common stock before voting their shares of RSP common stock. For additional information about the merger consideration, see the sections entitled “The Merger—Consideration to RSP Stockholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page [●] and [●], respectively.

The market price of Concho common stock will continue to fluctuate after the merger.

Upon completion of the merger, holders of RSP common stock who receive merger consideration will become holders of shares of Concho common stock. The market price of Concho common stock may fluctuate significantly following completion of the merger and holders of RSP common stock could lose some or all of the value of their investment in Concho common stock. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the Concho common stock, regardless of Concho’s actual operating performance.

RSP stockholders will have a reduced ownership and voting interest in the combined company after the merger compared to their ownership in RSP and will exercise less influence over management.

Currently, RSP stockholders have the right to vote in the election of the RSP board and the power to approve or reject any matters requiring stockholder approval under Delaware law and the RSP certificate of incorporation and bylaws. Upon completion of the merger, each RSP stockholder who receives shares of Concho common stock in the merger will become a stockholder of Concho with a percentage ownership of Concho that is smaller than the RSP stockholder’s current percentage ownership of RSP. Based on the number of issued and outstanding shares of Concho common stock and shares of RSP common stock as of April 16, 2018 and the exchange ratio of 0.320, after the merger RSP stockholders are expected to become owners of approximately 25.5% of the outstanding shares of Concho common stock, without giving effect to any shares of Concho common stock held by RSP stockholders prior to the completion of the merger. Even if all former RSP stockholders voted together on all matters presented to Concho stockholders from time to time, the former RSP stockholders would exercise significantly less influence over Concho after the completion of the merger relative to their influence over RSP prior to the completion of the merger, and thus would have a less significant impact on the approval or rejection of future Concho proposals submitted to a stockholder vote.

The merger may not be completed and the merger agreement may be terminated in accordance with its terms.

The merger is subject to a number of conditions that must be satisfied or waived prior to the completion of the merger, which are described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [●]. These conditions to the completion of the merger may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

In addition, if the merger is not completed by October 31, 2018, either Concho or RSP may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval. In addition, Concho and RSP may elect to terminate the merger agreement in certain other circumstances as further detailed in the section entitled “The Merger Agreement—Termination” beginning on page [●].

The merger agreement limits Concho’s ability and RSP’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that may discourage a third party from submitting a Concho competing proposal or a RSP competing proposal that might result in greater value to Concho’s or RSP’s respective stockholders than the merger, or may result in a potential acquirer of Concho, or a potential competing acquirer of RSP, proposing to pay a lower per share price to acquire Concho or RSP, respectively, than it might otherwise have proposed to pay. These provisions include a general prohibition on Concho and RSP from soliciting or, with respect to RSP subject to certain exceptions relating to the exercise of fiduciary duties by the RSP board, entering into discussions with any third party regarding any RSP competing proposal or offer for a competing transaction. Concho has an unqualified obligation to submit the Concho issuance proposal to a vote by its stockholders, unless RSP terminates the merger agreement in accordance with its terms prior to such time. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page [●].

Failure to complete the merger could negatively impact the price of shares of Concho common stock and the price of shares of RSP common stock, as well as Concho’s and RSP’s respective future businesses and financial results.

The merger agreement contains a number of conditions that must be satisfied or waived prior to the completion of the merger. There can be no assurance that all of the conditions to the completion of the merger will be so satisfied or waived. If these conditions are not satisfied or waived, Concho and RSP will be unable to complete the merger.

If the merger is not completed for any reason, including the failure to receive the required approvals of the Concho and RSP stockholders, Concho’s and RSP’s respective businesses and financial results may be adversely affected, including as follows:

•	Concho and RSP may experience negative reactions from the financial markets, including negative impacts on the market price of Concho common stock and RSP common stock;

•	the manner in which customers, vendors, business partners and other third parties perceive Concho and RSP may be negatively impacted, which in turn could affect Concho’s and RSP’s marketing operations or their ability to compete for new business or obtain renewals in the marketplace more broadly;

•	Concho and RSP may experience negative reactions from employees; and

•	Concho and RSP will have expended time and resources that could otherwise have been spent on Concho’s and RSP’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and Concho’s and RSP’s ongoing business and financial results may be adversely affected.

In addition to the above risks, if the merger agreement is terminated and either party’s board seeks an alternative transaction, such party’s stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger. If the merger agreement is terminated under specified circumstances, either Concho or RSP may be required to pay the other party a termination fee, reverse termination fee or other termination-related payment. For a description of these circumstances, see the section entitled “The Merger Agreement—Termination” beginning on page [●].

Required regulatory approvals may not be received, may take longer than expected to be received or may impose conditions that are not presently anticipated or cannot be met. In addition, an adverse outcome of any antitrust or similar review undertaken by a governmental authority could prevent the merger from being completed or have an adverse effect on Concho following the merger.

Completion of the merger is conditioned upon the approval by the NYSE of the listing of the shares of Concho common stock to be issued in the merger upon official notice of issuance and the expiration or termination of the waiting period applicable to the merger under the HSR Act. Although each party has agreed to use its respective reasonable best efforts to obtain the requisite stock exchange and governmental approvals, there can be no assurance that these approvals will be obtained and that the other conditions to completing the merger will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger or merger agreement. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding completion of the merger or of imposing additional costs or limitations on Concho following completion of the merger, any of which might have an adverse effect on Concho following completion of the merger.

Concho and RSP will be subject to business uncertainties while the merger is pending, which could adversely affect their respective businesses.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Concho and RSP. These uncertainties may impair Concho’s and RSP’s ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter and could cause customers and others that deal with Concho and RSP to seek to change their existing business relationships with Concho and RSP, respectively. Employee retention at RSP may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with Concho following the merger. In addition, the merger agreement restricts Concho and RSP from entering into certain corporate transactions and taking other specified actions without the consent of the other party, and generally requires each party to continue its operations in the ordinary course, until completion of the merger. These restrictions may prevent Concho and

RSP from pursuing attractive business opportunities that may arise prior to the completion of the merger. For a description of the restrictive covenants to which Concho and RSP are subject, see the section entitled “The Merger Agreement—Interim Operations of RSP and Concho Pending the Merger” beginning on page [●].

Directors and executive officers of Concho may have interests in the merger that are different from, or in addition to, the interests of Concho stockholders.

Concho’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Concho stockholders generally. The members of the Concho board were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that Concho stockholders approve the Concho issuance proposal. These interests are described in more detail in the section entitled “The Merger—Interests of Concho Directors and Executive Officers in the Merger” beginning on page [●].

Directors and executive officers of RSP may have interests in the merger that are different from, or in addition to, the interests of RSP stockholders.

Directors and executive officers of RSP may have interests in the merger that are different from, or in addition to, the interests of RSP stockholders generally. These interests include, among others, the treatment of outstanding equity and equity-based awards pursuant to the merger agreement, potential severance and other benefits upon a qualifying termination in connection with the merger, Concho’s agreement to appoint a mutually agreed director of RSP as a director of Concho, and rights to ongoing indemnification and insurance coverage. These interests are described in more detail in the section entitled “The Merger—Interests of RSP Directors and Executive Officers in the Merger” beginning on page [●].

The merger may not be accretive, and may be dilutive, to Concho’s earnings per share, which may negatively affect the market price of Concho common stock.

Because shares of Concho common stock will be issued in the merger, it is possible that, although Concho currently expects the merger to be accretive to earnings per share, the merger may be dilutive to Concho’s earnings per share, which could negatively affect the market price of Concho common stock.

In connection with the completion of the merger, based on the number of issued and outstanding shares of RSP common stock as of April 16, 2018 and the number of outstanding RSP equity awards currently estimated to be payable in Concho common stock following the merger, Concho will issue up to approximately 51,015,727 shares of Concho common stock. The issuance of these new shares of Concho common stock could have the effect of depressing the market price of Concho common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Concho’s earnings per share could cause the price of shares of Concho common stock to decline or increase at a reduced rate.

Concho and RSP will incur significant transaction and merger-related costs in connection with the merger, which may be in excess of those anticipated by Concho or RSP.

Each of Concho and RSP has incurred and expect to continue to incur a number of non-recurring costs associated with negotiating and completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs and filing fees.

Concho and RSP will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Concho and

RSP will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Concho and RSP each expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Concho and RSP to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. For additional information, see the risk factor entitled “The integration of RSP into Concho may not be as successful as anticipated” below.

The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Concho following the completion of the merger.

Many of these costs will be borne by Concho or RSP even if the merger is not completed.

The opinions of Concho’s and RSP’s respective financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

Concho and RSP have received opinions from their respective financial advisors in connection with the signing of the merger agreement, but have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Concho or RSP, general market and economic conditions and other factors that may be beyond the control of Concho or RSP, and on which Concho’s and RSP’s financial advisors’ opinions were based, may significantly alter the value of Concho or RSP or the prices of the shares of Concho common stock or of the shares of RSP common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because Concho and RSP do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Concho board’s recommendation that Concho stockholders vote “FOR” approval of the Concho issuance proposal and the RSP board’s recommendation that RSP stockholders vote “FOR” approval of the merger proposal and the non-binding compensation advisory proposal, however, is made as of the date of this joint proxy statement/prospectus.

For a description of the opinions that Concho and RSP received from their respective financial advisors, see the sections entitled “The Merger—Opinion of Morgan Stanley, Concho’s Financial Advisor” and “The Merger—Opinion of TPH, RSP’s Financial Advisor” beginning on pages [●] and [●], respectively. A copy of the opinion of Morgan Stanley, Concho’s financial advisor, is attached as Annex B to this joint proxy statement/prospectus, and a copy of the opinion of TPH, RSP’s financial advisor, is attached as Annex C to this joint proxy statement/prospectus, and each is incorporated by reference herein in its entirety.

Completion of the merger may trigger change in control or other provisions in certain agreements to which RSP is a party.

The completion of the merger may trigger change in control or other provisions in certain agreements to which RSP is a party. If Concho and RSP are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Concho and RSP are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to RSP.

The combined company’s debt may limit its financial flexibility.

As of December 31, 2017, Concho had approximately $2.7 billion of outstanding indebtedness, consisting of amounts outstanding under its senior unsecured notes and existing credit facility. As of December 31, 2017, RSP had approximately $1.5 billion of outstanding indebtedness, consisting of amounts outstanding under its

$2.5 billion senior secured credit facility and its senior unsecured notes. Concho continues to review the treatment of its and RSP’s existing indebtedness and Concho may seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate its or RSP’s existing indebtedness prior to, in connection with or following the completion of the merger. If Concho does seek to refinance its or RSP’s existing indebtedness, there can be no guarantee that Concho would be able to execute the refinancing on favorable terms or at all. Assuming Concho does not repay, repurchase, redeem, exchange or otherwise terminate any of its or RSP’s existing indebtedness, immediately following the completion of the merger, Concho is expected to have outstanding indebtedness of approximately $4.2 billion, based on Concho’s and RSP’s outstanding indebtedness as of December 31, 2017.

Any increase in Concho’s indebtedness could have adverse effects on its financial condition and results of operations, including:

•	imposing additional cash requirements on Concho in order to support interest payments, which reduces the amount Concho has available to fund its operations and other business activities;

•	increasing the risk that Concho may default on its debt obligations;

•	increasing Concho’s vulnerability to adverse changes in general economic and industry conditions, economic downturns and adverse developments in its business;

•	limiting Concho’s ability to sell assets, engage in strategic transactions or obtain additional financing for working capital, capital expenditures, general corporate and other purposes;

•	limiting Concho’s flexibility in planning for or reacting to changes in its business and the industry in which it operates; and

•	increasing Concho’s exposure to a rise in interest rates, which will generate greater interest expense to the extent Concho does not have applicable interest rate fluctuation hedges.

The unaudited pro forma combined financial information and unaudited forecasted financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the merger. Future results of Concho or RSP may differ, possibly materially, from the unaudited pro forma combined financial information and unaudited forecasted financial information presented in this joint proxy statement/prospectus.

The unaudited pro forma combined financial statements and unaudited forecasted financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of Concho and RSP prior to the merger or that of the combined company following the merger for several reasons. Specifically, the unaudited pro forma combined financial statements do not reflect the effect of any potential divestitures that may occur prior to or subsequent to the completion of the merger, integration costs or Concho’s projected reduction of its debt to capitalization ratio following the completion of the merger. For additional information, see the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page [●]. In addition, the merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by Concho. The actual financial positions and results of operations of Concho and RSP prior to the merger and that of the combined company following the merger may be different, possibly materially, from the unaudited pro forma combined financial statements or forecasted financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial statements and forecasted financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of Concho common stock may cause a significant change in the purchase price used for Concho’s accounting purposes and the unaudited pro forma financial statements contained in this joint proxy statement/prospectus.

The impact of the recent significant federal tax reform on the combined company is uncertain and may significantly affect the operations of the combined company after the merger.

On December 22, 2017, the President signed the budget reconciliation act commonly referred to as the Tax Cuts and Jobs Act (which we refer to as the “TCJA”) into law. The TCJA makes broad and complex changes to the U.S. tax code. The TCJA will change how the combined company’s earnings are taxed, including, among other items, (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) repealing the corporate alternative minimum tax and changing how existing credits can be utilized; (3) temporarily providing for elective immediate expensing for certain depreciable property; (4) creating a new limitation on the deductibility of interest expense; and (5) changing rules related to uses and limitations of net operating losses created in tax years beginning after December 31, 2017. Concho and RSP are continuing to evaluate the impact of the TCJA on the combined company’s business and such impact remains uncertain, and may be adverse.

The integration of RSP into Concho may not be as successful as anticipated.

The merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks, potential liabilities associated with the acquired businesses, and uncertainties related to design, operation and integration of RSP’s internal control over financial reporting. Difficulties in integrating RSP into Concho may result in RSP performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. Concho’s and RSP’s existing businesses could also be negatively impacted by the merger. Potential difficulties that may be encountered in the integration process include, among other factors:

•	the inability to successfully integrate the businesses of RSP into Concho in a manner that permits Concho to achieve the full revenue and cost savings anticipated from the merger;

•	complexities associated with managing the larger, more complex, integrated business;

•	not realizing anticipated operating synergies;

•	integrating personnel from the two companies and the loss of key employees;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger;

•	integrating relationships with customers, vendors and business partners;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating RSP’s operations into Concho; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Concho’s results may suffer if it does not effectively manage its expanded operations following the merger.

Following completion of the merger, Concho’s success will depend, in part, on its ability to manage its expansion, which poses numerous risks and uncertainties, including the need to integrate the operations and business of RSP into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners.

Even if Concho and RSP complete the merger, Concho may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on Concho’s ability to realize the anticipated benefits and cost savings from combining Concho’s and RSP’s businesses, including operational and other synergies in excess of $2 billion (based on present value) that Concho believes the combined company will achieve. The anticipated benefits and cost savings of the merger may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that Concho does not currently foresee. Some of the assumptions that Concho has made, such as the achievement of operating synergies, may not be realized. The integration process may, for each of Concho and RSP, result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the merger that were not discovered in the course of performing due diligence.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Concho and RSP are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the merger and the combined company’s success after the merger will depend in part upon the ability of Concho and RSP to retain key management personnel and other key employees. Current and prospective employees of Concho and RSP may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Concho and RSP to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Concho and RSP to the same extent that Concho and RSP have previously been able to attract or retain their own employees.

The market price of Concho common stock may decline in the future as a result of the sale of shares of Concho common stock held by former RSP stockholders or current Concho stockholders.

Based on the number of shares of RSP common stock outstanding as of April 16, 2018 and the number of outstanding RSP equity awards currently estimated to be payable in Concho common stock following the merger, Concho expects to issue up to approximately 51,015,727 shares of Concho common stock to RSP stockholders in the merger. Following their receipt of shares of Concho common stock as merger consideration in the merger, former RSP stockholders may seek to sell the shares of Concho common stock delivered to them, and the merger agreement contains no restriction on the ability of former RSP stockholders to sell such shares of Concho common stock following completion of the merger. Other Concho stockholders may also seek to sell shares of Concho common stock held by them following, or in anticipation of, completion of the merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of Concho common stock, may affect the market for, and the market price of, Concho common stock in an adverse manner.

The combined company will record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The merger will be accounted for as an acquisition by Concho in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”). Under the acquisition method of accounting, the assets and liabilities of RSP and its subsidiaries will be recorded, as of completion, at their respective fair values and added to those of Concho. The reported financial condition and results of operations of Concho for periods after completion of the merger will reflect RSP balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of RSP and its subsidiaries for periods prior to the merger. For additional information, see the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page [●].

Under the acquisition method of accounting, the total purchase price will be allocated to RSP’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values will be recorded as goodwill. Concho and

RSP expect that the merger will result in the creation of goodwill based upon the application of the acquisition method of accounting. To the extent the value of goodwill or intangibles becomes impaired, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

Shares of Concho common stock received by RSP stockholders as a result of the merger will have different rights from shares of RSP common stock.

Upon completion of the merger, RSP stockholders will no longer be stockholders of RSP, and RSP stockholders who receive merger consideration will become Concho stockholders. There will be important differences between the current rights of RSP stockholders and the rights to which such stockholders will be entitled as Concho stockholders. For a discussion of the different rights associated with shares of Concho common stock, see the section entitled “Comparison of Stockholders’ Rights” beginning on page [●].

The market price of Concho common stock may be affected by factors different from those that historically have affected RSP common stock.

Upon completion of the merger, holders of RSP common stock who receive merger consideration will become holders of Concho common stock. The businesses of Concho differ from those of RSP in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of Concho after the merger, as well as the market price of Concho common stock, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of RSP. Following the completion of the merger, RSP will be part of a larger company, so decisions affecting RSP may be made in respect of the larger combined business as a whole rather than the RSP businesses individually. For a discussion of the businesses of Concho and RSP and of some important factors to consider in connection with those businesses, see the section entitled “Information About the Companies” and the documents incorporated by reference in the section entitled “Where You Can Find More Information” beginning on page [●] and [●], respectively, including, in particular, in the sections entitled “Risk Factors” in each of Concho’s and RSP’s Annual Report on Form 10-K for the year ended December 31, 2017.

Following the completion of the merger, Concho may incorporate RSP’s hedging activities into Concho’s business, and Concho may be exposed to additional commodity price risks arising from such hedges.

To mitigate its exposure to changes in commodity prices, RSP hedges oil, natural gas and NGL prices from time to time, primarily through the use of certain derivative instruments. If Concho assumes existing RSP hedges, the Concho will bear the economic impact of all of RSP’s current hedges following the completion of the merger. Actual crude oil, natural gas and NGL prices may differ from the combined company’s expectations and, as a result, such hedges may or may not have a negative impact on Concho’s business.

Concho and RSP may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Concho’s and RSP’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, then that injunction may delay or prevent the merger from being completed, which may adversely affect Concho’s and RSP’s respective business, financial position and results of operation. Currently, neither Concho nor RSP is aware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the merger.

Risks Relating to Concho’s Business.

You should read and consider risk factors specific to Concho’s businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of Concho’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page [●].

Risks Relating to RSP’s Business.

You should read and consider risk factors specific to RSP’s businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of RSP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page [●].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, and the documents to which RSP and Concho refer you in this joint proxy statement/prospectus, as well as oral statements made or to be made by RSP and Concho, include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this joint proxy statement/prospectus that address activities, events or developments that Concho or RSP expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the merger, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities and anticipated future performance. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this joint proxy statement/prospectus. These include:

•	the risk that the merger agreement may be terminated in accordance with its terms and that the merger may not be completed;

•	the possibility that Concho stockholders may not approve the Concho issuance proposal;

•	the possibility that RSP stockholders may not approve the merger proposal;

•	the risk that the parties may not be able to obtain the expiration or termination of the waiting period applicable under the HSR Act in a timely manner or satisfy any of the other conditions to the completion of the merger in a timely manner or at all;

•	the risk that the merger may not be accretive, and may be dilutive, to Concho’s earnings per share, which may negatively affect the market price of Concho shares;

•	the possibility that Concho and RSP will incur significant transaction and other costs in connection with the merger, which may be in excess of those anticipated by Concho or RSP;

•	the risk that Concho may fail to realize the benefits expected from the merger;

•	the risk that the combined company may be unable to achieve operational or corporate synergies or that it may take longer than expected to achieve those synergies;

•	the risk that any announcements relating to, or the completion of, the merger could have adverse effects on the market price of Concho common stock;

•	the risk that the merger and its announcement and/or completion could have an adverse effect on the ability of Concho and RSP to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers; and

•	the risks to their operating results and businesses generally.

Such factors are difficult to predict and in many cases may be beyond the control of Concho and RSP. Concho’s and RSP’s forward-looking statements are based on assumptions that Concho and RSP, respectively, believe to be reasonable but that may not prove to be accurate. Consequently, all of the forward-looking statements Concho and RSP make in this joint proxy statement/prospectus are qualified by the information contained or incorporated by reference herein, including the information contained under this heading and the information detailed in Concho’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in RSP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. For additional information, see the sections entitled “Risk Factors” and “Where You Can Find More Information” beginning on page [●] and [●], respectively.

Concho and RSP undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which they become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

INFORMATION ABOUT THE COMPANIES

Concho Resources Inc.

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

Phone: (432) 683-7443

Concho, whose legal name is Concho Resources Inc., was incorporated in Delaware in February 2006. Based in Midland, Texas, Concho is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Concho’s core operations are primarily focused in the Permian Basin of southeast New Mexico and West Texas. The Permian Basin is one of the most prolific oil and natural gas producing regions in the United States and is characterized by an extensive production history, long reserve life, multiple producing horizons and enhanced recovery potential. Currently, the majority of the rigs running in the Permian Basin are drilling horizontal wells. Concho’s legacy in the Permian Basin provides it with a deep understanding of operating and geological trends. Concho is actively developing its resource base by utilizing extended length lateral drilling, enhanced completion techniques, multi-well pad locations and large-scale development projects throughout its four core operating areas: the Northern Delaware Basin, the Southern Delaware Basin, the Midland Basin and the New Mexico Shelf.

RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

Phone: (214) 252-2700

RSP, whose legal name is RSP Permian, Inc., was incorporated in Delaware in September 2013. Based in Dallas, Texas, RSP is an independent oil and natural gas company engaged in the acquisition, exploration, exploitation, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of RSP’s acreage is located on large, contiguous acreage blocks in the core of the Midland Basin and the Delaware Basin, both sub-basins of the Permian Basin. The Midland Basin properties are primarily in the adjacent counties of Midland, Martin, Andrews, Ector, and Glasscock. The Delaware Basin properties are in Loving and Winkler counties.

Green Merger Sub Inc.

c/o Concho Resources Inc.

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

Phone: (432) 683-7443

Merger Sub, whose legal name is Green Merger Sub Inc., is a direct, wholly owned subsidiary of Concho. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub was incorporated in Delaware on March 23, 2018 for the sole purpose of effecting the merger.

SPECIAL MEETING OF CONCHO STOCKHOLDERS

Date, Time and Place

The Concho special meeting will be held on [●], 2018, at [●], Central Time, at One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701.

Purpose of the Concho Special Meeting

The purpose of the Concho special meeting is to consider and vote on the Concho issuance proposal.

Concho will transact no other business at the Concho special meeting.

Recommendation of the Concho Board of Directors

The Concho board unanimously recommends that Concho stockholders vote “FOR” the approval of the Concho issuance proposal.

For additional information on the recommendation of the Concho board, see the section entitled “The Merger—Recommendation of the Concho Board of Directors and Reasons for the Merger” beginning on page [●].

Record Date and Outstanding Shares of Concho Common Stock

Only holders of record of issued and outstanding shares of Concho common stock as of the close of business on [●], 2018, the record date for the Concho special meeting, are entitled to notice of, and to vote at, the Concho special meeting or any adjournment or postponement of the Concho special meeting.

As of the close of business on the record date, there were [●] shares of Concho common stock issued and outstanding and entitled to vote at the Concho special meeting. You may cast one vote for each share of Concho common stock that you held as of the close of business on the record date.

A complete list of Concho stockholders entitled to vote at the Concho special meeting will be available for inspection at Concho’s principal place of business during regular business hours for a period of no less than 10 days before the Concho special meeting and during the Concho special meeting at One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701.

Quorum; Abstentions and Broker Non-Votes

A quorum of Concho stockholders is necessary to hold a valid meeting. The presence at the Concho special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Concho common stock entitled to vote at the Concho special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of Concho common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Concho special meeting.

Concho common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Concho common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Concho special meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Under the current rules of the NYSE, brokers, banks or other nominees do not have discretionary authority to vote on the Concho issuance proposal. Because the only proposal for consideration at the Concho special meeting is a non-discretionary proposal, it is not expected that there will be any broker non-votes at the Concho special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Concho special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendations of the Concho board.

Required Vote

Approval of the Concho issuance proposal requires the affirmative vote of a majority of votes cast by Concho stockholders present in person or by proxy at the Concho special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The Concho issuance proposal is described in the section entitled “Concho Proposal” beginning on page [●].

Methods of Voting

Concho stockholders, whether holding shares directly as stockholders of record or beneficially in “street name,” may vote on the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Concho stockholders of record may vote their shares in person by ballot at the Concho special meeting or by submitting their proxies:

•	by phone until 11:59 p.m. Central Time on [●], 2018;

•	by the Internet until 11:59 p.m. Central Time on [●], 2018; or

•	by completing, signing and returning your proxy or voting instruction card via mail. If you vote by mail, your proxy card must be received by 11:59 p.m. Central Time on [●], 2018.

Concho stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.

Voting in Person

Shares held directly in your name as stockholder of record may be voted in person at the Concho special meeting. If you choose to vote your shares in person at the Concho special meeting, bring your enclosed proxy card and proof of identification. Even if you plan to attend the Concho special meeting, the Concho board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Concho special meeting.

If you are a beneficial holder, you will receive separate voting instructions from your broker, bank or other nominee explaining how to vote your shares. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the Concho special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner. You are encouraged to request a legal proxy from your broker, bank or other nominee promptly as the process can be lengthy.

Voting by Proxy

Whether you hold your shares of Concho common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Concho special meeting. You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Concho common stock, you may contact Morrow Sodali, Concho’s proxy solicitor, toll-free at (800) 662-5200 or, for brokers and banks, collect at (203) 658-9400.

Adjournment

In accordance with the Concho bylaws, whether or not a quorum is present, the chairman of the Concho special meeting will have the power to adjourn the Concho special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the Concho special meeting is adjourned, Concho stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the Concho special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Concho special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

In addition, the merger agreement provides that Concho (1) will be required to adjourn or postpone the Concho special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Concho stockholders or if, as of the time the Concho special meeting is scheduled, there are insufficient shares of Concho common stock represented to constitute a quorum necessary to conduct business at the Concho special meeting, and (2) may adjourn or postpone the Concho special meeting if, as of the time for which the Concho special meeting is scheduled, there are insufficient shares of Concho common stock represented to obtain the approval of the Concho issuance proposal. However, the Concho special meeting will not be adjourned or postponed to a date that is more than 10 business days after the date for which the Concho special meeting was previously scheduled (though the Concho special meeting may be adjourned or postponed every time the circumstances described in (1) exist, and, with RSP’s consent, every time the circumstances described in the (2) exist) or to a date on or after two business days prior to October 31, 2018.

Revocability of Proxies

If you are a stockholder of record of Concho, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	vote again by phone or the Internet at a later time;

•	give written notice before the meeting to the Concho Senior Vice President, General Counsel and Corporate Secretary at the above address stating that you are revoking your proxy; or

•	attend the Concho special meeting and vote your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

Proxy Solicitation Costs

The enclosed proxy card is being solicited by Concho and the Concho board. In addition to solicitation by mail, Concho’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.

Concho has retained Morrow Sodali to assist in the solicitation process. Concho will pay Morrow Sodali a fee of approximately $25,000, as well as reasonable and documented out-of-pocket expenses. Concho also has agreed to indemnify Morrow Sodali against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Concho will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Concho common stock held of record by such nominee holders. Concho will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

No Dissenters’ or Appraisal Rights

Under Delaware law, Concho stockholders are not entitled to dissenters’ or appraisal rights in connection with the issuance of shares of Concho common stock as contemplated by the merger agreement.

Other Information

The matter to be considered at the Concho special meeting is of great importance to the Concho stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Concho special meeting, contact:

470 West Avenue

Stamford, CT 06902

Banks and Brokers Call: (203) 658-9400

All Others Call Toll-Free: (800) 662-5200

E-mail: Concho.info@morrowsodali.com

Vote of Concho’s Directors and Executive Officers

As of April 16, 2018, Concho directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 1,701,826 shares of Concho common stock, or approximately 1.1% of the total outstanding shares of Concho common stock as of April 16, 2018.

Concho currently expects that all of its directors and executive officers will vote their shares “FOR” the Concho issuance proposal.

Attending the Concho Special Meeting

You are entitled to attend the Concho special meeting only if you were a stockholder of record of Concho at the close of business on the record date or you held your shares of Concho beneficially in the name of a broker, bank or other nominee as of the record date, or you hold a valid proxy for the Concho special meeting.

If you were a stockholder of record of Concho at the close of business on the record date and wish to attend the Concho special meeting, so indicate on the appropriate proxy card or as prompted by the phone or Internet voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Concho special meeting.

If a broker, bank or other nominee is the record owner of your shares of Concho common stock, you will need to have proof that you are the beneficial owner as of the record date to be admitted to the Concho special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present government-issued photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the Concho special meeting.

Results of the Concho Special Meeting

Within four business days following the Concho special meeting, Concho intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, Concho will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

CONCHO STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE CONCHO ISSUANCE PROPOSAL.

CONCHO PROPOSAL

Concho Issuance Proposal

It is a condition to the completion of the merger that Concho stockholders approve the issuance of shares of Concho common stock in the merger. In the merger, each RSP stockholder will receive, for each eligible share of RSP common stock that is issued and outstanding as of immediately prior to the effective time of the merger, the merger consideration of 0.320 of a share of Concho common stock, further described in the sections entitled “The Merger—Consideration to RSP Stockholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page [●] and [●], respectively.

Under NYSE rules, a company is required to obtain stockholder approval prior to the issuance of shares of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock. If the merger is completed pursuant to the merger agreement, Concho expects to issue up to approximately 51,015,727 shares of Concho common stock in connection with the merger. Accordingly, the aggregate number of shares of Concho common stock that Concho will issue in the merger will exceed 20% of the shares of Concho common stock outstanding before such issuance, and for this reason, Concho is seeking the approval of Concho stockholders for the issuance of shares of Concho common stock pursuant to the merger agreement. In the event the Concho issuance proposal is not approved by Concho stockholders, the merger will not be completed.

In the event the Concho issuance proposal is approved by Concho stockholders, but the merger agreement is terminated (without the merger being completed) prior to the issuance of shares of Concho common stock pursuant to the merger agreement, Concho will not issue any shares of Concho common stock as a result of the approval of the Concho issuance proposal.

Approval of the Concho issuance proposal requires the affirmative vote of a majority of votes cast by Concho stockholders present in person or by proxy at the Concho special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The Concho board unanimously recommends a vote “FOR” the Concho issuance proposal.

SPECIAL MEETING OF RSP STOCKHOLDERS

Date, Time and Place

The RSP special meeting will be held on [●], 2018, at [●], Central Time, at 3141 Hood Street, Suite 700 Dallas, Texas 75219.

Purpose of the RSP Special Meeting

The purpose of the RSP special meeting is to consider and vote on:

•	the merger proposal; and

•	the non-binding compensation advisory proposal.

RSP will transact no other business at the RSP special meeting.

Recommendation of the RSP Board of Directors

The RSP board unanimously recommends that RSP stockholders vote:

•	“FOR” the merger proposal; and

•	“FOR” the non-binding compensation advisory proposal.

For additional information on the recommendation of the RSP board, see the section entitled “The Merger—Recommendation of the RSP Board of Directors and Reasons for the Merger” beginning on page [●].

Record Date and Outstanding Shares of RSP Common Stock

Only holders of record of issued and outstanding shares of RSP common stock as of the close of business on [●], 2018, the record date for the RSP special meeting, are entitled to notice of, and to vote at, the RSP special meeting or any adjournment or postponement of the RSP special meeting.

As of the close of business on the record date, there were [●] shares of RSP common stock issued and outstanding and entitled to vote at the RSP special meeting. You may cast one vote for each share of RSP common stock that you held as of the close of business on the record date.

A complete list of RSP stockholders entitled to vote at the Concho special meeting will be available for inspection at RSP’s principal place of business during regular business hours for a period of no less than 10 days before the RSP special meeting and during the RSP special meeting at 3141 Hood Street, Suite 700, Dallas, Texas 75219.

Quorum; Abstentions and Broker Non-Votes

A quorum of RSP stockholders is necessary to hold a valid meeting. The presence at the RSP special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of RSP common stock entitled to vote at the RSP special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for one or both of the proposals or vote to “abstain” in respect of one or both of the proposals, your shares of RSP common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the RSP special meeting.

RSP common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and RSP common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the RSP special meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Under the current rules of the NYSE, brokers, banks or other nominees do not have discretionary authority to vote on any of the proposals at the RSP special meeting. Because the only proposals for consideration at the RSP special meeting are nondiscretionary proposals, it is not expected that there will be any broker non-votes at the RSP special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the RSP special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendations of the RSP board.

Required Votes

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of RSP common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of RSP common stock present in person or represented by proxy at the RSP special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The merger proposal and non-binding compensation advisory proposal are described in the section entitled “RSP Proposals” beginning on page [●].

Methods of Voting

RSP stockholders, whether holding shares directly as stockholders of record or beneficially in “street name,” may vote on the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

RSP stockholders of record may vote their shares in person by ballot at the RSP special meeting or by submitting their proxies:

•	by phone until 11:59 p.m. Central Time on [●], 2018;

•	by the Internet until 11:59 p.m. Central Time on [●], 2018; or

•	by completing, signing and returning your proxy or voting instruction card via mail. If you vote by mail, your proxy card must be received by 11:59 p.m. Central Time on [●], 2018.

RSP stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.

Voting in Person

Shares held directly in your name as stockholder of record may be voted in person at the RSP special meeting. If you choose to vote your shares in person at the RSP special meeting, bring your enclosed proxy card and proof of identification. Even if you plan to attend the RSP special meeting, the RSP board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the RSP special meeting.

If you are a beneficial holder, you will receive separate voting instructions from your broker, bank or other nominee explaining how to vote your shares. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the RSP special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner. You are encouraged to request a legal proxy from your broker, bank or other nominee promptly as the process can be lengthy.

Voting by Proxy

Whether you hold your shares of RSP common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the RSP special meeting. You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of RSP common stock, you may contact MacKenzie Partners, RSP’s proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500.

Adjournment

In accordance with the RSP bylaws, whether or not a quorum is present, the chairman of the RSP special meeting will have the power to adjourn the RSP special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the RSP special meeting is adjourned, RSP stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the RSP special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the RSP special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

In addition, the merger agreement provides that RSP (1) will be required to adjourn or postpone the RSP special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the RSP stockholders or if, as of the time the RSP special meeting is scheduled, there are insufficient shares of RSP common stock represented to constitute a quorum necessary to conduct business at the RSP special meeting, and (2) may adjourn or postpone the RSP special meeting if, as of the time for which the RSP special meeting is scheduled, there are insufficient shares of RSP common stock represented to obtain the approval of the merger proposal. However, the RSP special meeting will not be adjourned or postponed to a date that is more than 10 business days after the date for which the RSP special meeting was previously scheduled (though the RSP special meeting may be adjourned or postponed every time the circumstances described in (1) exist, and, with Concho’s consent, every time the circumstances described in the (2) exist) or to a date on or after two business days prior to October 31, 2018.

Revocability of Proxies

If you are a stockholder of record of RSP, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	vote again by phone or the Internet at a later time;

•	give written notice before the meeting to the RSP Vice President, General Counsel and Corporate Secretary at the above address stating that you are revoking your proxy; or

•	attend the RSP special meeting and vote your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

Proxy Solicitation Costs

The enclosed proxy card is being solicited on behalf of the RSP board. In addition to solicitation by mail, RSP’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.

RSP has retained MacKenzie Partners to assist in the solicitation process. RSP will pay MacKenzie Partners a fee expected not to exceed $100,000, as well as reasonable and documented out-of-pocket expenses. RSP also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

RSP will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of RSP common stock held of record by such nominee holders. RSP will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

No Dissenters’ or Appraisal Rights

Because shares of RSP common stock are listed on the NYSE and holders of shares of RSP common stock are not required to receive consideration other than shares of Concho common stock, which are listed on the NYSE, and cash in lieu of fractional shares in the merger, holders of shares of RSP common stock are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the merger.

Other Information

The matters to be considered at the RSP special meeting are of great importance to the RSP stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the RSP special meeting, contact:

1407 Broadway, 27th Floor

New York, New York 10018

RSP@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

Vote of RSP’s Directors and Executive Officers

As of April 16, 2018, RSP directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 13,458,185 shares of RSP common stock, or approximately 8.4% of the total outstanding shares of RSP common stock as of April 16, 2018.

RSP currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

Attending the RSP Special Meeting

You are entitled to attend the RSP special meeting only if you were a stockholder of record of RSP at the close of business on the record date or you held your shares of RSP beneficially in the name of a broker, bank or other nominee as of the record date, or you hold a valid proxy for the RSP special meeting.

If you were a stockholder of record of RSP at the close of business on the record date and wish to attend the RSP special meeting, so indicate on the appropriate proxy card or as prompted by the phone or Internet voting system. Your name will be verified against the list of RSP stockholders of record prior to your being admitted to the RSP special meeting.

If a broker, bank or other nominee is the record owner of your shares of RSP common stock, you will need to have proof that you are the beneficial owner as of the record date to be admitted to the RSP special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present government-issued photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the RSP special meeting.

Results of the RSP Special Meeting

Within four business days following the RSP special meeting, RSP intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, RSP will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

RSP STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER PROPOSAL AND THE NON-BINDING COMPENSATION ADVISORY PROPOSAL.

RSP PROPOSALS

Merger Proposal

It is a condition to completion of the merger that RSP stockholders approve the merger proposal. In the merger, each RSP stockholder will receive, for each eligible share of RSP common stock that is issued and outstanding as of immediately prior to the effective time of the merger, the merger consideration of 0.320 of a share of Concho common stock, further described in the sections entitled “The Merger—Consideration to RSP Stockholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page [●] and [●], respectively.

The approval by such stockholders of this proposal is required by Section 251 of the DGCL and is a condition to the completion of the merger.

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of RSP common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The RSP board unanimously recommends a vote “FOR” the merger proposal.

Non-Binding Compensation Advisory Proposal

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, RSP is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to RSP’s named executive officers that is based on or otherwise relates to the merger, as described in the section entitled “The Merger—Merger-Related Compensation” beginning on page [●]. Accordingly, RSP stockholders are being provided the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon RSP or the RSP board or Concho or the Concho board, and approval of this proposal is not a condition to completion of the merger and is a vote separate and apart from the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the non-binding compensation advisory proposal and vice versa. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with RSP’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger proposal is approved (subject only to the contractual conditions applicable thereto). However, RSP seeks the support of its stockholders and believes that stockholder support is appropriate because RSP has a comprehensive executive compensation program designed to link the compensation of its executives with RSP’s performance and the interests of RSP stockholders. Accordingly, holders of shares of RSP common stock are being asked to vote on the following resolution:

RESOLVED, that the stockholders of RSP Permian, Inc. approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of RSP Permian, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Merger-Related Compensation.”

Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of RSP common stock present in person or represented by proxy at the RSP special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The RSP board unanimously recommends a vote “FOR” the non-binding compensation advisory proposal.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Transaction Structure

At the effective time of the merger, Merger Sub will merge with and into RSP. As a result of the merger, the separate corporate existence of Merger Sub will cease, and RSP will continue as the surviving corporation in the merger and as a wholly owned subsidiary of Concho.

Consideration to RSP Stockholders

As a result of the merger, each eligible share of RSP common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.320 of a share of Concho common stock (the merger consideration).

RSP stockholders will not be entitled to receive any fractional shares of Concho common stock in the merger, and no RSP stockholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Concho common stock. RSP stockholders that would have otherwise been entitled to receive a fractional share of Concho common stock will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the product of the volume weighted average price of Concho common stock for the five consecutive trading days immediately prior to the closing date as reported by Bloomberg, L.P., multiplied by the fraction of a share of Concho common stock to which the holder would otherwise be entitled.

Background of the Merger

The RSP board regularly reviews the strategic direction of RSP and evaluates potential opportunities to enhance stockholder value, including potential strategic combinations and acquisition opportunities. Since RSP’s initial public offering in January 2014, the RSP board has focused on positioning RSP as a returns-oriented oil and gas producer operating in the Permian Basin, and has sought to grow RSP’s business both organically through its drilling program, and through an acquisition strategy that targeted premier assets in the Permian Basin, while preserving a strong balance sheet and liquidity position.

The Concho board and Concho management also periodically review the strategic direction of Concho and evaluate potential opportunities to enhance stockholder value, including through potential acquisitions and combination transactions.

In early March of 2016, the Chief Executive Officer of another oil and gas exploration and development company (which we refer to as “Company A”) informed Messrs. Ted Collins and Michael Wallace, each of whom were then members of the RSP board and also two of RSP’s largest stockholders, that Company A was interested in engaging in discussions with RSP regarding a potential combination. Shortly thereafter, the Chief Executive Officer of Company A (who we refer to as the “Company A CEO”) delivered to Mr. Steven Gray, Chief Executive Officer of RSP and a member of the RSP board, an oral proposal with respect to an all-stock combination. This proposal came during a time that the relative trading price of RSP’s common stock, as compared to the trading price of Company A’s common stock, was near an all-time low, and the proposed pro forma ownership position of RSP stockholders in the combined company implied an exchange ratio and RSP stock price that was at a meaningful discount to the then-current RSP trading price. Members of senior management of RSP discussed the proposal with representatives of TPH, who were already known to RSP management, and subsequently, at a meeting held on March 15, 2016, the RSP board reviewed the details of the oral proposal from Company A and determined that the proposed ownership percentage and implied exchange ratio significantly undervalued RSP relative to its contribution to the pro forma company and advised Mr. Gray to communicate to the Company A CEO that RSP was not interested in pursuing such a proposal. Shortly after the meeting, Mr. Gray communicated this position to the Company A CEO.

In response to Mr. Gray’s communication, the Company A CEO delivered a revised oral proposal to Mr. Gray that would result in RSP stockholders receiving equity representing a higher ownership percentage in the combined company, but the implied exchange ratio still resulted in per share consideration valued at less than the then-current trading price of RSP common stock. The revised proposal was evaluated by the RSP board at a meeting held on March 29, 2016. After consideration, the RSP board again determined that the proposed ownership and implied exchange ratio undervalued RSP and its contribution to the pro forma company and that it was not in the best interest of RSP and its stockholders to engage in further discussions with respect to the proposal. Shortly after the meeting, Mr. Gray delivered the RSP board’s determination to reject the proposal to the Company A CEO and discussions with the Company A CEO regarding a potential combination then ceased.

In February 2017, after consultation with the Concho board, at an industry event, Tim Leach, Chief Executive Officer of Concho and Chairman of the Concho board, indicated to Mr. Gray that Mr. Leach would be interested in discussing a potential strategic combination of Concho and RSP. Mr. Gray indicated that although the Company would consider any offers that it received, he believed that given the current energy backdrop and the industry coming off historically low commodity prices and the fact that RSP had just completed the first half of the $2.4 billion Silver Hill acquisition and was soon to complete the second half, and RSP was focused on the integration of Silver Hill, that it was not the right time to pursue such a combination. Mr. Leach agreed to defer any further discussions until such time as RSP was prepared to discuss a potential strategic combination with Concho.

On February 1 and 2, 2018, Mr. Gray attended an industry event that was also attended by Mr. Leach. During that event, Mr. Leach indicated to Mr. Gray that Mr. Leach would be interested in discussing a potential strategic combination of Concho and RSP at the right time, but only if Mr. Gray and the remainder of the RSP board welcomed such discussions. Mr. Gray advised Mr. Leach that RSP was currently focused on reporting its year-end earnings and results, and its 2018 plans, and would prefer to defer any discussions regarding RSP considering a potential combination until the two companies had reported year-end financial results and updated reserve reports. Mr. Leach agreed to defer any further discussions until such time. Shortly thereafter, Mr. Gray reported the approach from Mr. Leach to members of the RSP board.

During the week of February 4, 2018, at an industry conference, the Company A CEO requested a meeting with Mr. Gray sometime the week of February 11, 2018, when the Company A CEO was scheduled to be in Dallas, Texas. On February 15, 2018, the Company A CEO, who was then in Dallas, contacted Mr. Gray to ask for a meeting and Mr. Gray agreed. At the meeting, Company A’s Chief Executive Officer delivered to Mr. Gray, orally and in writing, Company A’s proposal (which we refer to as the “Company A February 15 Proposal”) to combine with RSP in an all-stock transaction, with an exchange ratio to be set immediately prior to announcement at a value necessary to provide RSP stockholders with a 10% premium to the then-current trading price of RSP common stock. As of the close of trading on February 15, 2018, the proposed premium implied a price of $39.12 per RSP share. The Company A February 15 Proposal also expressed Company A’s willingness to provide RSP with appropriate board representation on the combined company’s board and to pay up to 10% of the consideration in cash. In addition, Company A requested that RSP agree to negotiate exclusively with Company A in respect of a strategic transaction until a definitive agreement were signed. The proposal also asserted that the combined company would be well-received by investors and could generate a valuation uplift through a higher trading multiple. Company A requested a response from Mr. Gray regarding RSP’s intent in pursuing a combination with Company A by February 22, 2018.

On February 16, 2018, Mr. Gray reported the substance of the meeting to members of the RSP board. That same day, Mr. Gray, Mr. Scott McNeill, Chief Financial Officer of RSP and a member of the RSP board, and

Mr. Michael Grimm, Chairman of the RSP board, requested that representatives of TPH, who had previously assisted RSP in evaluating a proposal from Company A, prepare preliminary financial analyses with respect to the Company A February 15 Proposal to assist the RSP board as it evaluated a response.

On February 19, 2018, the Concho board met to discuss the potential strategic combination of Concho and RSP, including the potential merits and risks of such a combination. At the meeting, the Concho board authorized Mr. Leach to continue discussions with Mr. Gray regarding a proposed combination. Throughout the transaction process, the Concho board was updated periodically and upon significant developments regarding the proposed combination by Mr. Leach as well as other members of Concho senior management. Shortly after the February 19, 2018 meeting, Concho senior management consulted with Morgan Stanley and Sullivan & Cromwell LLP (which we refer to as “Sullivan & Cromwell”), Concho’s financial and legal advisors, respectively, regarding the potential strategic combination of Concho and RSP.

On February 20, 2018, the RSP board held a meeting to discuss the Company A February 15 Proposal and the most recent approach from Concho regarding a strategic combination. After reviewing the terms of the Company A February 15 Proposal and the preliminary financial analyses of TPH, the RSP board determined that the Company A February 15 Proposal undervalued RSP on a relative basis and was not sufficiently compelling to warrant RSP engaging in more extensive discussions with Company A regarding a potential transaction at that time. The RSP board authorized Mr. Gray to send a written response to Company A rejecting the Company A February 15 Proposal and also authorized Mr. Gray to encourage Company A to make a more compelling proposal and to engage with Concho to obtain a more concrete proposal.

Also at the February 20 meeting, the RSP board discussed the likelihood that one or both of Company A or Concho, and potentially other third parties, may make further proposals in the near future, including on terms that may be attractive to RSP, and determined it would be prudent for RSP to engage financial and legal advisors to assist the RSP board in evaluating and responding to any such proposals. The members of the RSP board also discussed the potential benefits to engaging in a strategic combination with a similarly situated Permian Basin “pure play” operator of substantial scale compared to continuing to operate on a stand-alone basis, including operational synergies associated with more efficient development of large, contiguous acreage positions, a stronger balance sheet and credit profile and a further enhancement of drilling inventory.

On February 22, 2018, as authorized by the RSP board, Mr. Gray delivered a letter to Company A rejecting the Company A February 15 Proposal. Later that day, Messrs. Gray and McNeill had a follow-up call with the Company A CEO and advised him that, while the Company A February 15 Proposal was not compelling enough to warrant further discussion, if Company A were to make a more compelling proposal that fairly valued the relative contribution that RSP would make to a combined company, RSP would be willing to consider such a proposal. Mr. Gray emphasized that RSP was focused on reporting its year-end results and updated reserve report, and its 2018 plans, and would prefer to defer any discussions until RSP had finalized such work. The Company A CEO agreed to defer any further discussions until such time.

After discussions by Messrs. Gray, McNeill, Grimm and members of RSP management on the merits of several different potential financial advisors, they elected to meet again with TPH to discuss their qualifications and to interview representatives from another internationally-recognized investment bank with experience in the upstream oil and gas industry with respect to a potential engagement as RSP’s financial advisor in connection with its evaluation of any business combination proposals. Members of RSP management engaged in similar discussions with TPH and the other internationally-recognized investment bank on multiple subsequent occasions.

On February 27, 2018, RSP announced its financial and operating results for the fourth quarter and full year ended December 31, 2017 and its proved reserves as of December 31, 2017, issued initial guidance with respect to 2018, and filed its Annual Report on Form 10-K for the year ended December 31, 2017 with the SEC.

On March 6, 2018, while attending an industry conference in Houston, Texas, Mr. Gray met with Mr. Leach and Jack Harper, President and Chief Financial Officer of Concho. During that meeting, Mr. Gray advised Messrs. Leach and Harper that, while RSP was focused on maximizing the value of its stand-alone business, to the extent Concho was still interested in making a proposal with respect to a strategic combination, he was prepared to deliver the proposal to the RSP board for its consideration and that as another interested party had approached RSP, it was likely an appropriate time for Concho to make an offer to RSP. Messrs. Leach and Harper confirmed that Concho was still interested and that they would deliver a written proposal in the near future.

Also on March 6, 2018, RSP engaged Potter Anderson & Corroon LLP (which we refer to as “Potter Anderson”) as Delaware counsel to RSP in connection with any potential transaction.

On March 7, 2018, after consultation with the Concho board, Mr. Leach delivered to Mr. Gray a written proposal (which we refer to as the “Concho March 7 Proposal”) for Concho to combine with RSP in an all-stock transaction valuing each share of RSP common stock at $46.50, which represented a 14% premium to the closing trading price of RSP common stock on March 6, 2018. Concho delivered with the Concho March 7 Proposal a draft mutual confidentiality agreement, which included a mutual and customary “standstill” provision and an obligation for RSP to negotiate exclusively with Concho in respect of a strategic combination for a period of 30 days. Mr. Leach also advised Mr. Gray that the Concho March 7 Proposal was intended to imply that Concho believed RSP’s pro forma ownership in the combined company should be in the range of 24-25%, which RSP and its advisors interpreted as implying an exchange ratio of 0.295 to 0.311.

On March 8, 2018, the RSP board held a meeting to evaluate the Concho March 7 Proposal and Company A February 15 Proposal and to consider potential responses. During this meeting, the RSP board discussed not only the specific proposals received, but also the larger strategic question of whether there were other potential merger partners that could provide similar long-term value to RSP stockholders and whether engaging in a combination at that time would maximize stockholder value as compared to continuing to operate on a stand-alone basis. As part of that preliminary discussion, the RSP board felt that there continued to be significant upside for value creation in the Permian Basin. Thus, if RSP did pursue a combination, the RSP board believed it would be in RSP’s stockholders’ best interests to align RSP with another “pure play” Permian operator and not for RSP to be sold to a third party for cash or to combine with a third party in a stock transaction if the third party did not have the majority of its operations in the Permian Basin, as either type of transaction would not permit RSP stockholders to fully participate in the upside associated with RSP’s assets and full exposure to the Permian Basin.

The RSP board also discussed, however, that in recent years the relative success of Permian Basin operators was becoming more dependent on their ability to efficiently develop their assets and less dependent on their ability to discover or acquire new resources. The RSP board discussed how this emphasis on efficiency reinforces the importance of scale for Permian Basin producers, and discussed the potential benefits associated with a merger with another Permian Basin “pure play” producer, including operational efficiencies and synergies associated with large, contiguous acreage positions, economies of scale, a more predictable quarterly growth profile, and a larger balance sheet with an improved credit rating. The RSP board also discussed its consensus that large-scale horizontal development of its resources would ultimately result in the highest efficiency and greatest recoveries of its resources. The RSP board also discussed that any combination with another Permian-focused operator would permit RSP stockholders to share in the potential upside of a combined Permian “pure play” company. At the conclusion of these discussions, the RSP board determined to engage financial and legal advisors to assist the RSP board with evaluating and responding to the proposals and otherwise considering any other potential proposals or strategic alternatives available to RSP. Messrs. Gray, McNeill, Grimm and RSP management recommended to the RSP board the engagement of TPH as financial advisor, subject to negotiation of an acceptable engagement letter and review of its relationships with potential counterparties, due to the results of its meetings with TPH and the other internationally recognized investment bank, TPH’s expertise in upstream oil and gas M&A generally and its familiarity with RSP’s, Concho’s and Company A’s assets and respective

CEOs, and executive teams specifically, which would help inform any discussions between the parties. Mr. Jim Mutrie, Vice President, General Counsel and Corporate Secretary of RSP, also recommended to the RSP board the engagement of Vinson & Elkins LLP (which we refer to as “V&E”), RSP’s longtime outside corporate counsel, as legal advisor. The RSP board supported these recommendations and authorized management to negotiate engagement letters with TPH and V&E.

On the evening of March 11, 2018, the RSP board, together with representatives from RSP management and each of TPH and V&E, held a board meeting to consider the Concho March 7 Proposal and Company A February 15 Proposal. During the meeting, TPH reviewed with the RSP board information related to its historical relationships with each of Concho and Company A and TPH’s expertise in upstream oil and gas M&A. The RSP board then formally engaged TPH as its financial advisor. In addition, TPH reviewed with the RSP board certain preliminary analyses of the proposals, and preliminary thoughts with respect to other potential counterparties RSP may want to consider approaching in connection with evaluating any potential response to Concho and Company A.

On the morning of March 13, 2018, the RSP board held a meeting to further consider the Concho March 7 Proposal and Company A February 15 Proposal. At the outset of the meeting, representatives from Potter Anderson reviewed with the members of the RSP board their fiduciary duties in considering and responding to the proposals that had been received from each of Concho and Company A, and in ultimately determining to enter into a strategic transaction, if such a determination were made. Also during the March 13 meeting, representatives from TPH reviewed for the RSP board preliminary financial analyses and asset overviews with respect to potential combinations with Concho and Company A. In connection with this review, the RSP board members also discussed, together with their advisors, certain relative benefits and challenges presented by a combination with either Concho or Company A, including with respect to the combined company’s scale, asset base, credit rating, growth prospects, and market perception, the opportunities for synergies available from a combination with each company, and the likely composition of the post-closing board of directors and management team following a combination with each company, with the RSP board assuming that the combined leadership team would have limited representation from RSP in the event of a Concho-RSP combination and potentially meaningful representation from RSP in the event of a Company A-RSP combination.

The RSP board also discussed with TPH whether any third parties would potentially be a more attractive merger partner than either Concho or Company A, and the potential risks and benefits associated with contacting other potential strategic counterparties, including the risk of leaks and the RSP board’s concern that one or both of Concho and Company A would be unwilling to participate in negotiations with respect to a transaction if they believed RSP was broadly soliciting interest from potential strategic counterparties, given that representatives of each had directly stated this to Mr. Gray. In connection with that discussion, the RSP board discussed the request from each of Concho and Company A for RSP to grant exclusivity with respect to merger discussions. After discussion, the RSP board determined that a combination with another Permian “pure play” company would be a value-enhancing transaction for RSP’s stockholders, that the two most attractive potential strategic counterparties were Concho and Company A, and that, on balance, it would not be advisable to solicit interest from other potential counterparties at that time. The RSP board then authorized TPH to contact each of Concho and Company A, to advise them of the existence of a targeted process with more than one interested party, and to request that they each deliver a revised proposal, expressed as a fixed exchange ratio, by no later than March 16.

Following the RSP board meeting on March 13, representatives from TPH contacted the Company A CEO and Mr. Harper, to advise them of the RSP board’s request for a revised proposal by March 16, 2018. TPH subsequently contacted representatives of Morgan Stanley at Mr. Harper’s request to reiterate the discussion with Mr. Harper. During each of those conversations, the TPH representatives indicated that, while RSP was not engaging in an auction of the company for cash, the RSP board was seriously considering the possibility of a strategic stock-for-stock combination following the receipt of such proposals from more than one counterparty. Accordingly, each of Concho and Company A were advised to provide the most competitive economic proposal it believed it could offer.

On March 16, 2018, Mr. Leach, in consultation with the Concho board, delivered a revised written proposal to RSP. The revised proposal from Concho (which we refer to as the “Concho March 16 Proposal”), provided for an all-stock combination of RSP and Concho in which RSP stockholders would receive 0.317 shares of Concho common stock for each share of RSP common stock held, which implied a per share price of $47.07 based on the close of trading on March 16, a 20.5% premium over the closing price of RSP’s common stock that day, and 25.3% pro forma ownership of the combined company for former RSP stockholders. The Concho March 16 Proposal also represented an improvement to the Concho March 7 Proposal, which had referenced a $46.50 per share price and implied a 0.306 exchange ratio and a 24-25% pro forma ownership of the combined company for former RSP stockholders. Concho enclosed with the Concho March 16 Proposal a draft mutual confidentiality agreement, which included a mutual and customary “standstill” provision and an obligation for RSP to negotiate exclusively with Concho in respect of a strategic combination for a period of 30 days. Concho stated in the Concho March 16 Proposal that the 0.317 exchange ratio was premised on RSP accepting the proposed exclusivity.

On March 16, 2018, Company A also delivered a revised written proposal to RSP. The revised written proposal from Company A (which we refer to as the “Company A March 16 Proposal”) also provided for a stock-for-stock transaction, with an exchange ratio that implied a 12.5% premium to RSP stockholders or a consideration value of $43.93 based on March 16 closing prices. The exchange ratio proposed by Company A was an improvement over the implied exchange ratio contemplated by the Company A February 15 Proposal, and also represented an increase in the absolute value of proposed consideration of $4.81, compared to the Company A February 15 Proposal and based on the trading prices of each of Company A and RSP on the dates of each offer. However, the Company A March 16 Proposal represented $3.14 less per share of RSP common stock than the Concho March 16 proposal based on stock prices as of the close of trading on March 16. Because the RSP common stock had traded relatively higher than the Company A common stock during the period preceding the offer, the exchange ratio proposed by Company A also represented an approximate 9% increase in the exchange ratio implied by the Company A February 15 Proposal. Like Concho, Company A included in the Company A March 16 Proposal a request that RSP negotiate exclusively with Company A with respect to a potential transaction.

On March 17, 2018, the RSP board held a meeting to review the proposals and consider potential responses. During that meeting, representatives from TPH reviewed with the RSP board the terms of the proposals and preliminary combination analyses with respect to a combination with each of Concho and Company A. Following this review by TPH, the RSP board members and their advisors discussed the relative merits of the proposals and the relative benefits and drawbacks presented by a merger with each of Concho and Company A, including as compared to RSP continuing to operate on a stand-alone basis. During this discussion, the RSP board focused on the asset profiles of the two companies and the extent to which they would complement RSP’s assets; the balance sheet and scale of the companies, in particular the ability to fund substantial drilling programs within cash flow; the potential for multiple expansion; track record and growth history; credibility with the investing community; governance practices and other factors. The RSP board also noted that the Concho March 16 Proposal represented a significant upfront premium compared to the Company A March 16 Proposal (a 20.5% premium compared to a 12.5% premium, representing an additional $3.14 per share). The RSP board members also discussed their general consensus that, with respect to a strategic combination with Concho, the quality and complementary nature of Concho’s and RSP’s assets and the scale of the combined company and its development program in the Permian Basin (which was expected to be the largest in the Permian Basin), together with Concho’s demonstrated track record of operational success, strong balance sheet and investment-grade rating, established credibility with the investor community, strong leadership team and an experienced board of directors and governance practices, would strongly position a pro forma company in the marketplace. Following these discussions, the RSP board determined that, based on the totality of the factors considered, the Concho March 16 Proposal was more attractive than the Company A March 16 Proposal and that, if Concho would be willing to further increase its proposed exchange ratio, RSP would enter into a confidentiality agreement, exchange confidential information to confirm valuation and evaluate synergies, and begin negotiating definitive documentation with respect to a merger. Accordingly, at the conclusion of the March 17 board meeting, the RSP board authorized Mr. Gray to contact Mr. Leach to make a counterproposal of an exchange ratio of 0.340 shares of Concho common stock for each share of RSP common stock and engage in negotiations and discussions with Mr. Leach regarding the exchange ratio, in each case in a further effort to obtain an increased proposal from Concho.

Following the RSP board meeting on March 17, 2018, Mr. Gray contacted Mr. Leach and delivered RSP’s counterproposal of an exchange ratio of 0.340 shares of Concho common stock for each share of RSP common stock. That same day, the Company A CEO contacted Mr. Gray to reiterate his views as to why a combination of RSP and Company A would be well received by the investment community and create significant value for RSP stockholders.

On March 18, 2018, Mr. Harper, after consultation with the Concho board, contacted Mr. Gray and advised him that, based on publicly available information, he did not believe Concho could increase its proposed exchange ratio from the 0.317 reflected in the Concho March 16 Proposal. In response, at the direction of RSP management and consistent with prior authorization of the RSP board, representatives of TPH proposed an in person diligence session involving members of senior management of each of Concho and RSP, during which RSP would be able to provide additional information on its business and operations that could facilitate Concho increasing its offer. Mr. Harper agreed to this meeting.

The next day, March 19, 2018, Messrs. Gray, McNeill and Grimm of RSP, together with other RSP management and representatives of TPH, met with members of the senior management of Concho and representatives of Morgan Stanley in Midland, Texas, to discuss financial, operational and asset-related topics in general, and outline potential synergistic opportunities in a combined company. During these meetings, the representatives of RSP restated RSP’s prior counterproposal of an exchange ratio of 0.340 shares of Concho common stock for each share of RSP common stock. In response, members of the senior management of Concho advised the representatives of RSP that Concho would only consider the additional information provided and the potential of raising its offer if RSP would enter into Concho’s proposed mutual confidentiality agreement that would provide Concho with an exclusive right to negotiate with RSP for up to 30 days.

On the evening of March 19, 2018, the Concho board met to discuss the status of negotiations regarding the potential strategic combination with RSP and to consider increasing the proposed exchange ratio above 0.317 in response to the request of the RSP board to do so and the information provided in the meetings in Midland earlier in the day on March 19. The Concho board authorized an increased exchange ratio of 0.320 and Concho management to continue negotiations with RSP regarding the potential combination. The Concho board also expressed its strong preference to continue discussions with RSP on an exclusive basis.

Following the conclusion of the diligence session and the March 19, 2018 meeting of the Concho board, on the evening of March 19, 2018, Concho delivered a revised proposal to RSP, which included an increase in the proposed exchange ratio from 0.317 to 0.320 (which we refer to as the “Concho March 19 Proposal”). Enclosed with the Concho March 19 Proposal was a draft mutual confidentiality agreement that was identical to the version previously provided, except that the requested exclusivity period had been shortened to 21 days from 30 days, as well as an initial draft merger agreement.

Also on March 19, 2018, Company A’s financial advisor contacted TPH to further comment on Company A’s views regarding the potential benefits to RSP stockholders of a combination with Company A. TPH advised Company A’s financial advisor to focus on Company A improving the exchange ratio that Company A was offering, but Company A did not revise the economic terms of its bid.

On the night of March 19, 2018, the RSP board held a meeting to consider the Concho March 19 Proposal, the most recent communications with Company A and potential responses, with representatives of TPH and V&E joining the meeting. The general consensus of the RSP board was that the Concho March 19 Proposal continued to be more attractive than the Company A March 16 Proposal, and was attractive enough to proceed to signing a confidentiality agreement with Concho and exchanging confidential information. However, the RSP board directed Mr. Gray to reach out to Company A to confirm that Company A was not willing to increase its offer from the Company A March 16 Proposal prior to moving forward with Concho.

On the morning of March 20, 2018, Mr. Gray advised the Company A CEO that Company A’s proposal was less attractive to RSP than a competing proposal, and thus Company A would need to raise its bid for RSP to engage in additional discussions regarding a strategic transaction. The Company A CEO expressed his views that Company A would most likely not be willing to raise its offer materially. Mr. Gray conveyed this development to the RSP board, which authorized Mr. Gray to continue discussions with Concho and to enter into a mutually agreeable confidentiality agreement with Concho.

In the afternoon of March 20, 2018, Mr. Gray advised Mr. Harper that, while the 0.320 proposed exchange ratio was lower than the RSP board’s counterproposal, the RSP board was willing to enter into a mutual confidentiality agreement and begin exchanging confidential information so that each company could further review the other’s assets and financial performance. Following that call, RSP distributed a mutual confidentiality agreement to Concho, which agreement contained mutual confidentiality provisions and a customary “standstill” provision in favor of RSP, but no exclusivity provisions. Upon receipt of the draft mutual confidentiality agreement, Mr. Harper called Mr. Gray and advised him that Concho was not willing to proceed with diligence and the negotiation of definitive agreements unless RSP agreed to negotiate exclusively with Concho, and that if RSP continued to refuse to grant Concho exclusivity, Concho would consider ceasing discussions.

Following the call from Mr. Harper, Mr. Gray solicited input from other directors on the RSP board as to how to proceed, with the individual board members agreeing that granting Concho a short exclusivity period was acceptable to the extent necessary to ensure they remained an active suitor of RSP, particularly given the RSP board’s belief that Concho would continue to be a forthright negotiator if exclusivity were granted and not seek to revise any terms of the offer it had previously communicated to RSP, and because Mr. Gray and TPH had not received a revised offer from Company A since the discussion between Mr. Gray and the Company A CEO on the morning of March 20, 2018. After receiving this feedback, RSP distributed a revised draft mutual confidentiality agreement to Concho later that evening, which contained a seven day exclusivity period.

Concho and RSP executed the mutual confidentiality agreement, dated March 20, 2018, on March 21, 2018, with the exclusivity provisions scheduled to expire at midnight on March 27, 2018. The mutual confidentiality agreement also contained customary mutual “standstill” obligations. Shortly following the execution of the mutual confidentiality agreement on March 21, 2018, RSP distributed to Concho a draft merger agreement and requested that Concho and its legal advisor review and provide comments on the RSP draft (as opposed to using the initial draft merger agreement that Concho had delivered to RSP on March 19).

The March 21 draft merger agreement provided for, among other things, that RSP would require representation on the Concho board, that RSP would be prohibited from soliciting alternatives to the merger, that RSP would be permitted to terminate the merger agreement to enter into a superior unsolicited competing proposal, generally reciprocal obligations and rights with respect to each party’s ability to change its board recommendation and a bifurcated arrangement for termination fees under which, in specified circumstances, RSP would pay a termination fee equal to 2% or 4% of RSP’s equity value, in other specified circumstances, Concho would pay a termination fee equal to 4% of Concho’s equity value and, in the event the merger agreement was terminated because of a party’s failure to obtain the necessary approval of its stockholders, a “no vote” fee equal to 1% of its equity value.

Following the execution of the mutual confidentiality agreement and throughout the transaction process, the parties and their respective advisors each conducted ongoing legal, financial and commercial due diligence on the other party, including by means of in-person meetings, conference calls, and the exchange of information, contracts and other documentation (including through electronic data sites).

On the evening of March 21, 2018 and then on March 22, 2018, representatives of Company A’s financial advisor attempted to contact representatives of TPH, requesting to speak with them regarding RSP and a potential revised offer. In accordance with the terms of the mutual confidentiality agreement with Concho, TPH did not respond to the requests. On March 22, 2018, Mr. Gray received a brief voicemail message from the Company A CEO regarding RSP. Also in accordance with the terms of the mutual confidentiality agreement with Concho, Mr. Gray did not return this call. Company A did not communicate a revised offer as part of, or following, these communications, and RSP did not engage in any further communications with Company A regarding a potential combination.

On the evening of March 23, 2018, Sullivan & Cromwell distributed to V&E a revised draft of the merger agreement (revising the draft that was provided by RSP to Concho on March 21, 2018). Between the evening of March 23 and the evening of March 27, V&E and Sullivan and Cromwell exchanged multiple drafts of the merger agreement reflecting various discussions between the parties and the parties’ respective positions on open items, including, among other things, RSP representation on the Concho board, the parties’ obligations to not solicit competing proposals, the circumstances and manner in which Concho could respond to competing proposals, the obligation of each party to hold a meeting for the vote of its stockholders irrespective of a change of recommendation by such party’s board (known as a “force-the-vote” provision), termination provisions, termination fee triggers and fee amounts and the amount of expense reimbursement upon a “no vote” by a party’s stockholders.

On March 25, 2018, the RSP board held a meeting. Members of RSP management and representatives of TPH and V&E were also present. During the meeting, representatives from TPH reviewed with the RSP board financial analyses with respect to a potential combination of Concho and RSP. TPH and RSP management also advised the RSP board regarding the nature and status of its financial and legal review of Concho. Following that discussion, the RSP board discussed, in consultation with its advisors, whether or not engaging in a strategic combination at that time would be in the best interest of RSP stockholders compared to continuing to operate on a stand-alone basis, which the members of the RSP board believed would offer attractive returns to RSP stockholders at current commodity prices, and whether, given the terms of the proposed transaction with Concho, it would be advantageous to permit the exclusivity period to expire and to solicit any further proposals from either Company A or other third parties. The RSP board members discussed their belief that a combination with Concho on the proposed terms represented a compelling opportunity for RSP stockholders to participate in a combined company with a leading position in the Permian Basin, an experienced and talented leadership team, a strong balance sheet and large, blocky, premier acreage positions that would achieve operational synergies through efficient large-scale development of its assets, while receiving a substantial upfront premium. The RSP board members also discussed their belief, based on their own expertise, past experiences (including Company A’s unwillingness on multiple occasions to provide an increased bid when advised to do so or risk losing the transaction) and input from TPH, that it was unlikely that Company A would make a revised proposal that, on the whole, was as compelling for RSP stockholders as the proposed combination with Concho and that the possibility that reaching out to other potential counterparties would result in a more compelling transaction was small and should be weighed against the risk that such outreach may result in Concho abandoning its pursuit of the proposed merger or result in a leak among the contacted parties which could cause market disruption and make any transaction unfeasible.

Also during the March 25 meeting, representatives of V&E reviewed with the RSP board materials summarizing the key provisions of the March 23 merger agreement draft received from Sullivan & Cromwell and the material ways in which that draft deviated from the March 21 merger agreement draft that had been initially sent to Concho, which materials had previously been provided to the RSP board. Among other things, the RSP board, together with the representatives of V&E and management, discussed the RSP board’s priorities that it wished to be reflected in the terms of the merger agreement, including regarding conditionality, RSP’s and Concho’s ability to solicit and enter into competing proposals, termination provisions, fee triggers and amounts, board representation, and certain interim restrictions on Concho.

After such discussion, the RSP board instructed Mr. Mutrie and the representatives of V&E to deliver a revised draft of the merger agreement to Concho consistent with the RSP board’s expressed priorities. The RSP board also directed Mr. Mutrie, with the assistance of V&E, to continue to negotiate the terms of the merger agreement in a manner consistent with the RSP board’s expressed priorities, with a goal of announcing a merger as early as the morning of March 28, 2018. In the early morning of March 26, V&E delivered a revised draft of the merger agreement to Sullivan & Cromwell.

On March 26, 2018, the Concho board held a meeting. Members of Concho management, as well as representatives of Morgan Stanley and Sullivan & Cromwell, were also in attendance. Mr. Leach updated the Concho board on the events and developments since the prior meeting of the Concho board and over the prior week. During the meeting, representatives from Morgan Stanley reviewed with the Concho board preliminary financial analyses with respect to a potential combination of Concho and RSP. Concho management also advised the Concho board regarding the nature and status of its financial and legal due diligence of Concho. Also during the March 26 meeting, representatives of Sullivan & Cromwell reviewed with the Concho board the fiduciary duties of the Concho directors and materials summarizing the key provisions of the current draft of the merger agreement, which materials had previously been provided to the Concho board.

Over the course of March 26, 2018 and March 27, 2018, Mr. Mutrie and representatives of V&E participated in multiple conference calls with Mr. Counts and representatives of Sullivan & Cromwell to negotiate and resolve the remaining open issues in the merger agreement, including, among other things, the parties’ obligations to not solicit competing proposals, the ability of Concho to undertake certain acquisitions between signing and closing, the circumstances and manner in which Concho could respond to competing proposals, termination provisions, termination fee triggers and fee amounts and expense reimbursement. On the night of March 27, 2018, the parties and their respective advisors resolved the major open issues in the draft merger agreement, subject to approval by each party’s board. For additional information regarding the final terms of the merger agreement, see the section entitled “The Merger Agreement” beginning on page [●] and a copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

On the evening of March 27, 2018, the RSP board held a meeting. During the meeting, representatives from TPH reviewed with the RSP board its financial analyses with respect to the proposed merger with Concho and, upon the request of the RSP board, rendered its oral opinion, which was subsequently confirmed in writing, dated March 27, 2018, that, as of such date and based on and subject to the limitations, qualifications and assumptions set forth in the written opinion, the merger consideration to be received by the holders of eligible shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. Also during the meeting, representatives from V&E, together with Mr. Mutrie, reviewed with the RSP board the fiduciary duties of the RSP directors and materials summarizing the proposed substantially final terms of the merger agreement, which had previously been provided to the RSP board. Following discussion, the RSP board unanimously: (i) declared the merger agreement and the transactions contemplated thereby, including the merger, fair to, and in the best interests of RSP and the RSP stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted to the RSP stockholders for adoption at a meeting of such stockholders and (iv) recommended that the RSP stockholders vote in favor of the adoption of the merger agreement. The RSP board also unanimously determined to postpone the annual meeting of RSP stockholders during the pendency of the merger. Later that evening, the final draft of the merger agreement was circulated to and approved by all members of the RSP board.

On the evening of March 27, 2018, the Concho board held a meeting. Members of Concho management, as well as representatives of Morgan Stanley and Sullivan & Cromwell, were also in attendance. During the meeting, representatives from Morgan Stanley reviewed with the Concho board its financial analyses with respect to the proposed merger with RSP and, upon the request of the Concho board, rendered its oral opinion, which was subsequently confirmed in writing, dated March 27, 2018, that, as of March 27, 2018, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in preparing its opinion, the exchange ratio pursuant to the merger agreement was fair a financial point of view to Concho. Also during the meeting, representatives from Sullivan & Cromwell, together with Mr. Counts, reviewed with the Concho board the fiduciary duties of the Concho directors and materials summarizing the proposed substantially final terms of the merger agreement, which had previously been provided to the Concho board. Following discussion, the Concho board unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, including the issuance of shares of Concho common stock in connection with the merger, were fair to, and in the best interests of, Concho and the holders of Concho common stock, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the issuance of shares of Concho common stock in connection with the merger, and (iii) resolved to recommend that the holders of Concho common stock approve the Concho issuance proposal. Later that evening, the final draft of the merger agreement was circulated to and approved by all members of the Concho board.

On the night of March 27, 2018, Concho and RSP executed the definitive merger agreement.

On the morning of March 28, 2018, Concho and RSP issued a joint press release announcing the merger.

Recommendation of the Concho Board of Directors and Reasons for the Merger

The Concho board unanimously determined the merger agreement and the transactions contemplated thereby, including the issuance of shares of Concho common stock in connection with the merger, to be fair to, and in the best interests of, Concho and its stockholders and approved the merger agreement and the transactions contemplated thereby, including the issuance of shares of Concho common stock in connection with the merger. The Concho board unanimously recommends that Concho stockholders vote “FOR” the Concho issuance proposal.

In evaluating the merger, the Concho board consulted with Concho management, as well as Concho’s legal and financial advisors, and considered a number of factors, weighing both perceived benefits of the merger as well as potential risks of the merger.

In the course of its deliberations, the Concho board considered a variety of factors and information that it believes support its determinations and recommendations, including the following (which are not necessarily presented in order of relative importance):

•	Concho’s expectation that the increased size, scale, and resources of Concho following the merger will create additional stockholder value and allow Concho to be even more competitive in leveraging its operating capabilities and capturing strategic opportunities.

•	Concho’s expectation that the merger will reinforce its leadership position as the premier Permian pure-play company and create the largest crude oil and natural gas producer from unconventional shale in the Permian Basin, with 27 rigs on a large, highly-complementary acreage position, consisting of approximately 640,000 net acres.

•	Concho’s expectation that the merger will be accretive in the first year to Concho’s key per-share metrics (before operational synergies), including net asset value, earnings, cash flow and debt-adjusted growth.

•	Concho’s expectation that the merger will enhance Concho’s three-year annualized production growth outlook within cash flow from operations.

•	Concho’s expectation that the merger will be balance sheet neutral and credit accretive and that following the merger Concho will have a stronger financial and credit profile and balance sheet, as well as a more diverse asset base, which will maintain Concho’s investment grade credit ratings and provide enhanced access to equity and debt capital (and on more favorable terms).

•	Concho’s expectation that the merger will produce operational and other synergies in excess of $2 billion based on present value, including development efficiencies, complementary acreage providing for improved asset optimization and shared infrastructure.

•	Concho’s expectation that the merger will drive over $60 million in annual corporate level savings, including administrative and financial cost savings.

•	Concho’s past record of successfully integrating acquisitions and realizing the projected financial goals and benefits of acquisitions and Concho management’s belief that Concho will be able to integrate RSP with Concho successfully.

•	The attractiveness of the merger to Concho in comparison to other acquisition opportunities reasonably available to Concho, including the belief that Concho and RSP have similar execution-focused cultures, values, businesses and operational models and exceptional technical teams with complementary skill sets, which will facilitate the integration of RSP into the Concho corporate group.

•	The Concho board’s knowledge of, and discussions with Concho management and its advisors regarding, each of Concho’s and RSP’s business operations, financial condition, earnings and prospects, taking into account RSP’s publicly-filed information and the results of Concho’s due diligence investigation of RSP.

•	The recommendation of the merger by Concho’s senior management team.

•	The oral opinion of Morgan Stanley rendered on March 27, 2018 and the written opinion of Morgan Stanley, dated March 27, 2018, to the Concho board to the effect that as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Concho. For additional information regarding the opinion of Morgan Stanley, see the section entitled “The Merger—Opinion of Morgan Stanley, Concho’s Financial Advisor” beginning on page [●]. The full text of the written opinion of Morgan Stanley is attached as Annex B to this joint proxy statement/prospectus.

•	That the Concho board believes the restrictions imposed on Concho’s business and operations during the pendency of the merger are reasonable and not unduly burdensome.

•	That the exchange ratio is fixed and will not fluctuate in the event that the market price of RSP common stock increases relative to the market price of Concho common stock between the date of the merger agreement and the completion of the merger.

•	The likelihood of consummation of the merger and the Concho board’s evaluation of the likely time period necessary to close the merger.

•	That Concho will continue to be led by the current strong, experienced Concho management team and that the addition of a current RSP director to the Concho board post-merger will add further valuable expertise and experience and in-depth familiarity with RSP to the Concho board, which will enhance the likelihood of realizing the strategic benefits that Concho expects to derive from the merger.

•	That the Concho stockholders will have the opportunity to vote on the Concho issuance proposal, which is a condition precedent to the merger.

•	The representations, warranties, covenants and conditions contained in the merger agreement, including the following (which are not necessarily presented in order of relative importance):

•	That Concho has the ability, in specified circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation” beginning on page [●].

•	That the Concho board has the ability, in specified circumstances, to change its recommendation to Concho stockholders in favor of the Concho issuance proposal, as further described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Concho: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page [●].

•	That there are limited circumstances in which the RSP board may terminate the merger agreement or change its recommendation that RSP stockholders approve the merger proposal, and if the merger agreement is terminated by Concho as a result of a change in recommendation of the RSP board (except in certain limited circumstances related to a Concho takeover proposal) or by RSP in order to enter into a definitive agreement with a third party providing for the consummation of a RSP superior proposal, then in each case RSP has agreed to pay Concho a termination fee of $250 million. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page [●].

•	That if the merger agreement is terminated by either party because RSP stockholders have not approved the merger proposal (except in certain limited circumstances related to a Concho takeover proposal), then RSP has agreed to pay Concho an expense reimbursement fee of $50 million. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page [●].

In the course of its deliberations, the Concho board also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):

•	That the merger may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.

•	The effect that the length of time from announcement of the merger until completion of the merger could have on the market price of Concho common stock, Concho’s operating results and the relationship with Concho’s employees, stockholders, customers, suppliers, regulators and others who do business with Concho.

•	That the anticipated benefits of the merger may not be realized in full or in part, including the risk that synergies and cost-savings may not be achieved or not achieved in the expected time frame.

•	That the attention of Concho’s senior management may be diverted from other strategic priorities to implement the merger and make arrangements for the integration of RSP’s and Concho’s operations, assets and employees following the merger.

•	That RSP stockholders may not approve the merger proposal or that Concho stockholders may not approve the Concho issuance proposal.

•	The impact of the merger on the existing debt financing arrangements of Concho and RSP and the risk that any refinancing that may be undertaken in connection with the merger may not ultimately be available at all or on the terms anticipated by Concho.

•	The risk that antitrust regulatory authorities may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of Concho following the merger.

•	That the exchange ratio is fixed and will not fluctuate in the event that the market price of Concho common stock increases relative to the market price of RSP common stock between the date of the merger agreement and the completion of the merger.

•	That the merger agreement imposes restrictions on Concho’s ability to solicit alternative transactions and make certain acquisitions, which are described in the sections entitled “The Merger Agreement—Interim Operations of RSP and Concho Pending the Merger” and “The Merger Agreement—No Solicitation; Changes of Recommendation” beginning on page [●] and [●], respectively.

•	That there are limited circumstances in which the Concho board may terminate the merger agreement or change its recommendation that Concho stockholders approve the Concho issuance proposal, and if the merger agreement is terminated by RSP as a result of a change in recommendation of the Concho board, then Concho has agreed to pay RSP a reverse termination fee of $350 million. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page [●].

•	That if the merger agreement is terminated by either party because Concho stockholders have not approved the merger proposal, then Concho has agreed to pay RSP an expense reimbursement fee of $100 million. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page [●].

•	The requirement that Concho hold a stockholder vote on the approval of the Concho issuance proposal, even if the Concho board has withdrawn or changed its recommendation in favor of the Concho issuance proposal, and the inability of Concho to terminate the merger agreement in connection with an acquisition proposal. For additional information, see the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation” beginning on page [●].

•	The transaction costs to be incurred by Concho in connection with the merger.

•	The risks associated with the occurrence of events that may materially and adversely affect the financial condition, properties, assets, liabilities, business or results of operations of RSP and its subsidiaries but that will not entitle Concho to terminate the merger agreement.

•	The potential impact on the market price of Concho common stock as a result of the issuance of the merger consideration to RSP stockholders.

•	Various other risks described in the section entitled “Risk Factors” beginning on page [●].

The Concho board considered all of these factors as a whole and unanimously concluded that they supported a determination to approve the merger agreement and the transactions contemplated thereby, including the issuance of shares of Concho common stock in connection with the merger. The foregoing discussion of the information and factors considered by the Concho board is not exhaustive. In view of the wide variety of factors considered by the Concho board in connection with its evaluation of the merger and the complexity of these matters, the Concho board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above and any other factors, individual members of the Concho board may have viewed factors differently or given different weight or merit to different factors.

In considering the recommendation of the Concho board that the Concho stockholders vote to approve the Concho issuance proposal, Concho stockholders should be aware that the executive officers and directors of Concho may have certain interests in the merger that may be different from, or in addition to, the interests of Concho stockholders generally. The Concho board was aware of these interests and considered them when approving the merger agreement and recommending that Concho stockholders vote to approve the Concho issuance proposal, which are described in the section entitled “The Merger—Interests of Concho’s Directors and Executive Officers in the Merger” beginning on page [●].

The foregoing discussion of the information and factors considered by the Concho board is forward-looking in nature and should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●].

Opinion of Morgan Stanley, Concho’s Financial Advisor

Concho retained Morgan Stanley to provide it with financial advisory services in connection with the merger and to provide a financial opinion to the Concho board. Concho selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Concho. On March 27, 2018, at a meeting of the Concho board, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion, dated March 27, 2018, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Concho.

The full text of the written opinion of Morgan Stanley delivered to the Concho board, dated as of March 27, 2018, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. Concho stockholders should read Morgan Stanley’s opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to the Concho board, in its capacity as such, and addressed only the fairness from a financial point of view to Concho of the exchange ratio pursuant to the merger agreement as of the date of such opinion. Morgan Stanley’s opinion did not address any other aspects or implications of the merger. Morgan Stanley’s opinion did not in any manner address the price at which the Concho common stock would trade following the consummation of the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Concho common stock or RSP common stock as to how such holder should vote at the Concho special meeting or the RSP special meeting, respectively, or whether to take any other action with respect to the merger.

For purposes of rendering its opinion, Morgan Stanley, among other things:

1.	reviewed certain publicly available financial statements and other business and financial information of RSP and Concho, respectively;

2.	reviewed certain internal financial statements and other financial and operating data concerning RSP and Concho, respectively;

3.	reviewed certain financial projections of Concho and RSP provided by the management of Concho (which included certain forecast data prepared by RSP);

4.	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Concho;

5.	discussed the past and current operations and financial condition and the prospects of RSP with senior executives of RSP;

6.	discussed the past and current operations and financial condition and the prospects of Concho, including information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Concho, with senior executives of Concho;

7.	reviewed the pro forma impact of the merger on Concho’s cash flow, consolidated capitalization and certain financial ratios;

8.	reviewed the reported prices and trading activity for RSP common stock and Concho common stock;

9.	compared the financial performance of RSP and Concho and the prices and trading activity of RSP common stock and Concho common stock with that of certain other publicly-traded companies comparable with RSP and Concho, respectively, and their securities;

10.	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11.	participated in certain discussions and negotiations among representatives of RSP and Concho and their financial and legal advisors;

12.	reviewed the merger agreement and certain related documents; and

13.	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by RSP and Concho, and formed a substantial basis for its opinion. At the direction of Concho management, Morgan Stanley’s analyses relating to the business and financial prospects of RSP and Concho for purposes of the Morgan Stanley opinion were made on the bases of the financial projections provided by the management of Concho (which included certain forecast data prepared by RSP) and the information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Concho. With respect to the financial projections provided by the management of Concho (which included certain forecast data prepared by RSP) and the information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Concho, Morgan Stanley assumed, with the consent of Concho management, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of RSP and Concho of the future financial performance of RSP and Concho, respectively, and of the strategic, financial and operational benefits anticipated to result from the merger, including the potential impact of recent changes in the U.S. tax laws and regulations pursuant to the TCJA. Morgan Stanley expressed no view as to the financial projections prepared by the management of Concho and the information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Concho, nor the assumptions on which they were based, including the potential impact of the TCJA. Morgan Stanley further noted that (i) the actual and estimated financial and operating performance and the share price data that Morgan Stanley reviewed for the companies with publicly traded equity securities that Morgan Stanley deemed to be relevant and (ii) the financial terms of certain acquisition transactions that Morgan Stanley deemed relevant might not, in whole or in part, reflect the potential impact of the TCJA. In addition, Morgan Stanley assumed, with the consent of Concho management, that the merger will be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed, with the consent of Concho management, that in connection with the receipt of any governmental, regulatory or other approvals, consents or agreements required in connection with the merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on RSP, Concho, their respective subsidiaries or the contemplated benefits expected to be derived in the merger. Morgan Stanley noted that it was not a legal, tax or regulatory advisor. Morgan Stanley noted that it is a financial advisor only and relied upon, without independent verification, the assessment of Concho and RSP and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley did not perform any tax assessment in connection with the merger. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of RSP’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of RSP common stock in the transaction. Morgan Stanley was not requested to make, and did not make, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of RSP or Concho, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of Morgan Stanley’s opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Concho board, both provided as of March 27, 2018. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 26, 2018. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, at the direction of the Concho board, Morgan Stanley utilized and relied upon certain financial projections relating to RSP and Concho, provided by the management of Concho (which included certain forecast data prepared by RSP) and which are described below. In addition, Morgan Stanley utilized and relied upon the number of issued and outstanding shares of RSP and Concho provided by management of Concho. For further information regarding the financial and operating projections, see the section entitled “The Merger—Unaudited Forecasted Financial Information” beginning on page [●].

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Morgan Stanley reviewed and compared specific financial and operating data relating to each of RSP and Concho with selected companies that Morgan Stanley deemed comparable to each of RSP and Concho, based on size, location of assets, expected growth and leverage profile.

The companies used in the comparisons consisted of the following companies:

•	Pioneer Natural Resources Company

•	Diamondback Energy, Inc.

•	Parsley Energy, Inc.

•	Energen Corp.

•	Centennial Resource Development, Inc.

•	Matador Resources Company

•	Callon Petroleum Company

•	Jagged Peak Energy Inc.

Morgan Stanley analyzed, among other things, the following financial metrics of each of the comparable companies listed above as of March 26, 2018:

•	the ratio of aggregate value (defined as market capitalization plus net debt, preferred equity and minority interests) to 2018 and 2019 estimated EBITDAX (calculated as earnings before interest, taxes, depreciation, amortization and exploration expenses) (based on median research consensus per S&P Capital IQ (such median research consensus we refer to, for purposes of this section entitled “The Merger—Opinion of Morgan Stanley, Concho’s Financial Advisor,” as “Wall Street consensus estimates”));

•	the ratio of share price to estimated 2018 and 2019 cash flow per share (based on Wall Street consensus estimates);

•	the ratio of aggregate value to 2017 year end proved reserves (measured in barrels of oil equivalent); and

•	the ratio of aggregate value to Q4 2017 production (measured in barrels of oil equivalent per day).

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a reference range of financial multiples of the comparable companies and applied this range of multiples to the relevant RSP and Concho financial statistics (based on Wall Street consensus estimates for RSP and Concho EBITDAX and cash flow per share).

Morgan Stanley calculated the following ranges of the implied per share values of RSP common stock:

	RSP Statistic	Reference Range	Implied Value Per Share Range for RSP
Public Trading Comparables
Aggregate Value to Estimated 2018 EBITDAX	$946MM	7.6x – 10.1x	$35.56 – $50.30
Aggregate Value to Estimated 2019 EBITDAX	$1,218MM	5.6x – 7.8x	$33.62 – $49.97
Price to Estimated 2018 Cash Flow per Share	$5.33/Sh	6.4x – 9.7x	$34.34 – $51.58
Price to Estimated 2019 Cash Flow per Share	$7.06/Sh	4.6x – 8.1x	$32.41 – $56.96
Aggregate Value to Proved Reserves (Boe)	376MMBoe	$22.60 – $31.00	$43.96 – $63.79
Aggregate Value to Current Production (Boepd)	62Mboepd	$116,745 – $150,000	$36.34 – $49.34

Morgan Stanley calculated the following ranges of the implied per share values of Concho common stock:

	Concho Statistic	Reference Range	Implied Value Per Share Range for Concho
Public Trading Comparables
Aggregate Value to Estimated 2018 EBITDAX	$2,290MM	7.6x – 10.1x	$99.93 – $138.08
Aggregate Value to Estimated 2019 EBITDAX	$2,764MM	5.6x – 7.8x	$87.97 – $127.67
Price to Estimated 2018 Cash Flow per Share	$14.20/Sh	6.4x – 9.7x	$91.49 – $137.41
Price to Estimated 2019 Cash Flow per Share	$17.60/Sh	4.6x – 8.1x	$80.78 – $142.01
Aggregate Value to Proved Reserves (Boe)	841MMBoe	$22.60 – $31.00	$113.81 – $161.22
Aggregate Value to Current Production (Boepd)	211Mboepd	$116,745 – $150,000	$151.72 – $198.80

No company utilized in the comparable company analysis is identical to RSP or Concho. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of RSP and Concho. These include, among other things, the impact of competition on the businesses of RSP and Concho and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of RSP, Concho or the industry, or in the financial markets in general.

Precedent Transactions Analyses

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms for selected transactions.

In connection with its analysis, Morgan Stanley compared publicly available statistics for five transactions involving exploration and production targets with assets primarily located in Permian Basin and four transactions with exploration and production targets with diversified assets located in multiple regions. Morgan Stanley deemed these U.S. public company transactions to be comparable based on target asset location, transaction size, and transaction structure. The following is a list of the transactions used in the analysis:

Permian Basin:

•	Noble Energy Inc. / Clayton Williams Energy, Inc.

•	Encana Corporation / Athlon Energy Inc.

•	SandRidge Energy Inc. / Arena Resources, Inc.

•	Petrohawk Energy Corporation / Mission Resources Corporation

•	Cimarex Energy Co. / Magnum Hunter Resources

Diversified:

•	Noble Energy Inc. / Rosetta Resources, Inc.

•	Statoil ASA / Brigham Exploration Company

•	BHP Billiton Group / Petrohawk Energy Corp

•	Denbury Resources Incorporated / Encore Acquisition Company

For purposes of the analysis of the precedent transactions, Morgan Stanley analyzed, among other things, the following statistics:

•	the ratio of aggregate value to year end proved reserves (measured in barrels of oil equivalent);

•	the ratio of aggregate value to latest quarter production (measured in barrels of oil equivalent per day);

•	the ratio of aggregate value to fiscal year + 1 (defined as the fiscal year in which the transaction was announced) EBITDAX (based on Wall Street consensus estimates); and

•	the ratio of share price to fiscal year + 1 cash flow per share (based on Wall Street consensus estimates).

Based on the analysis of the relevant metrics for each of the precedent transactions, Morgan Stanley selected a representative range of financial multiples of the precedent transactions and applied this range of multiples to the relevant RSP and Concho statistics (based on Wall Street consensus estimates for RSP and Concho EBITDAX and cash flow per share). Morgan Stanley calculated the following ranges of the implied per share value of RSP common stock.

	RSP Statistic	Reference Range	Implied Value Per Share Range for RSP
Precedent Transactions
Aggregate Value to Proved Reserves (Boe)	376MMBoe	$20.00 – $30.00	$37.84 – $61.42
Aggregate Value to Current Production (Boepd)	62Mboepd	$100,000 – $175,000	$29.79 – $59.12
Aggregate Value to FY + 1 EBITDAX	$946MM	8.0x – 12.0x	$38.13 – $61.86
Price to FY + 1 Cash Flow Per Share	$5.33/Sh	6.0x – 12.0x	$31.98 – $63.96

Morgan Stanley calculated the following ranges of the implied per share value of Concho common stock.

	Concho Statistic	Reference Range	Implied Value Per Share Range for Concho
Precedent Transactions
Aggregate Value to Proved Reserves (Boe)	841MMBoe	$20.00 – $30.00	$99.17 – $155.55
Aggregate Value to Current Production (Boepd)	211Mboepd	$100,000 – $175,000	$128.00 – $234.20
Aggregate Value to FY + 1 EBITDAX	$2,290MM	8.0x – 12.0x	$106.58 – $168.02
Price to FY + 1 Cash Flow Per Share	$14.20/Sh	6.0x – 12.0x	$85.20 – $170.40

No company or transaction utilized in the precedent transaction analysis is identical to RSP, Concho or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of RSP and Concho. These include, among other things, the impact of competition on the business of RSP, Concho or the industry generally, industry growth and the absence of any adverse material change in the financial condition of RSP, Concho, the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

Net Asset Valuation Analysis

Morgan Stanley performed an illustrative net asset value analysis of RSP and Concho. Morgan Stanley calculated indications of the present value of the after-tax future cash flows that RSP and Concho could be expected to generate from their respective existing proved developed producing reserves, proved developed non-producing reserves and undeveloped resources as of April 1, 2018 using forecasts provided by Concho management (including forecasts relating to RSP prepared by Concho management), and adjusted such value to take into account net debt, working capital and other assets and liabilities as provided by the management of Concho. The present value of the future after-tax cash flows was determined using a range of discount rates and assuming tax rates of 23%, which tax rate assumptions were provided by the management of Concho.

At the direction of the management of Concho, Morgan Stanley conducted net asset valuation analyses for RSP and Concho based on two different commodity price assumptions: strip pricing and Wall Street consensus pricing. Strip price assumptions were based on New York Mercantile Exchange Strip Pricing as of March 19, 2018 (which we refer to as “NYMEX strip pricing”). NYMEX strip pricing was used until 2022, after which gradual increases in oil and gas prices were assumed such that prices of $55.00 per barrel for oil and $3.00 per Mcf for gas were reached by 2024. Wall Street consensus price assumptions were based on Bloomberg median consensus pricing as of March 19, 2018, which was used until 2020, after which prices were held flat at 2020 levels (which we refer to, for purposes of this section entitled “The Merger—Opinion of Morgan Stanley, Concho’s Financial Advisor,” as “Wall Street consensus pricing”). The commodity price assumptions were as follows:

	Henry Hub Price Assumptions ($/Mcf)		WTI Price Assumptions ($/Bbl)
Year	Strip	Consensus	Strip	Consensus
2018	2.79	3.00	60.99	60.00
2019	2.80	3.00	57.01	60.00
2020	2.76	3.05	53.99	61.50
2021	2.80	3.05	52.10	61.50
2022	2.85	3.05	51.19	61.50
2023	2.95	3.05	53.00	61.50
2024+	3.00	3.05	55.00	61.50

Morgan Stanley calculated the net asset value of RSP by adding (i) the present value of the pre-tax cash flows generated by RSP’s proved developed producing reserves, proved developed non-producing reserves and undeveloped resources, as estimated by the management of Concho, minus (ii) the cash value of facilities capital expenses as estimated by the management of Concho, minus (iii) the book value of net debt, working capital and other assets and liabilities, as provided by the management of Concho, minus (iv) the sum of the present values of general and administrative expenses, taxes and existing hedges, as estimated by the management of Concho.

The analyses yielded the following ranges of implied per share values of RSP common stock:

	Strip	Consensus
RSP (Net Asset Value per share)	$42.02 – $52.09	$58.42 – $70.93

Morgan Stanley calculated the net asset value of Concho by adding (i) the present value of the pre-tax cash flows generated by Concho’s proved developed producing reserves, proved developed non-producing reserves and undeveloped resources, as provided by the management of Concho, and the value of Concho’s interest in

Oryx Southern Delaware Holdings (based on Concho management estimate), minus (ii) the cash value of facilities capital expenses as estimated by the management of Concho, minus (iii) debt, working capital and other assets and liabilities, as provided by the management of Concho, minus (iv) the sum of the present values of general and administrative expenses, taxes and existing hedges, as provided by the management of Concho.

The analyses yielded the following ranges of implied per share values of Concho common stock:

	Strip	Consensus
Concho (Net Asset Value per share)	$133.58 – $165.33	$172.23 – $210.41

Other Information

Historical Trading Prices

For reference purposes only, Morgan Stanley reviewed the historical trading ranges of RSP and Concho common stock for the period between January 17, 2014 (the date of RSP’s initial public offering) and March 26, 2018. Morgan Stanley noted that, on March 26, 2018, the closing price of RSP stock was $39.11 per share and the closing price of Concho stock was $157.22. Morgan Stanley noted that, for the period between January 17, 2014 and March 26, 2018, the low and high closing prices for RSP and Concho common stock were as follows:

	Low	High
Company
RSP	$18.29	$46.11
Concho	$72.52	$161.66

Morgan Stanley noted that, for the period between January 1, 2018 and March 26, 2018, the low and high closing prices for RSP and Concho common stock were as follows:

	Low	High
Company
RSP	$33.44	$42.75
Concho	$138.98	$161.66

Morgan Stanley noted that the historical trading prices were presented for reference purposes only and were not relied upon for valuation purposes.

Equity Research Valuation

RSP

Morgan Stanley reviewed sell-side analyst price targets per share of RSP common stock prepared and published by 29 equity research analysts during the time period from February 28, 2018 to March 26, 2018. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of RSP common stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of RSP common stock was $43.00 per share to $69.00 per share.

In order to better compare the price targets with the offer consideration, Morgan Stanley discounted such price targets to present value by applying, for a one-year discount period, an illustrative discount rate of 11.8%, which was selected by Morgan Stanley based on RSP’s assumed cost of equity of 11.8%. This analysis indicated an implied range of equity values for shares of RSP common stock of $38.46 per share to $53.67 per share, with one outlier discounted broker target of $61.72.

The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of RSP common stock and these estimates are subject to uncertainties, including the future financial performance of RSP and future financial market conditions.

Morgan Stanley noted that the equity research analysts’ price targets were presented for reference purposes only and were not relied upon for valuation purposes.

Concho

Morgan Stanley reviewed sell-side analyst price targets per share of Concho common stock prepared and published by 27 equity research analysts during the time period from February 20, 2018 to March 26, 2018. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Concho common stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Concho common stock was $130.00 per share to $277.00 per share.

In order to better compare the price targets with the offer consideration, Morgan Stanley discounted such price targets to present value by applying, for a one-year discount period, an illustrative discount rate of 9.8%, which was selected by Morgan Stanley based on Concho’s assumed cost of equity of 9.8%. This analysis indicated an implied range of equity values for shares of Concho common stock of $118.35 per share to $199.37 per share, with one outlier discounted broker target of $252.17.

The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Concho common stock and these estimates are subject to uncertainties, including the future financial performance of Concho and future financial market conditions.

Morgan Stanley noted that the equity research analysts’ price targets were presented for reference purposes only and were not relied upon for valuation purposes.

Pro Forma Merger Analysis

Relative Contribution Analysis

Morgan Stanley compared the respective percentage ownership of RSP stockholders and Concho stockholders of the combined company to RSP’s and Concho’s respective percentage contribution (and the implied ownership based on such contribution) to the combined company’s net acres (with certain exclusions), net resource, proved reserves, current production, estimated 2018 and 2019 production, estimated 2018 and 2019 EBITDAX (hedged and unhedged), estimated 2018 and 2019 operating cash flow, net asset valuation (strip pricing and consensus pricing), equity value and aggregate value, based on estimates provided by Concho management (which included certain forecast data prepared by RSP) at Wall Street consensus pricing. The implied ownership based on the respective percentage contributions was calculated on a leverage adjusted basis, which neutralizes the impact of financial leverage and is calculated as the pro forma asset contributions multiplied by the pro forma combined aggregate value, less net debt, preferred equity and minority interests. The following table summarizes Morgan Stanley’s analysis:

	Contribution			PF Asset Contribution		Implied Equity Contribution
	Concho	RSP	Combined	Concho	RSP	Concho	RSP
Net Acres, Resource and Proved Reserves						Leverage Adjusted
Net Acres (000’s)	470	92	562	84%	16%	86%	14%
Net Resources (BBoe)	10.0	2.8	12.8	78%	22%	80%	20%
Proved Reserves (MMBoe)	841	376	1,216	69%	31%	70%	30%
Production (Mboepd)						Leverage Adjusted
Current	211	62	273	77%	23%	79%	21%
2018E	225	76	301	75%	25%	76%	24%
2019E	269	99	368	73%	27%	74%	26%
EBITDAX ($MM)						Leverage Adjusted
2018E	2,259	963	3,222	70%	30%	71%	29%
2019E	2,867	1,270	4,138	69%	31%	70%	30%
2018E (unhedged)	2,493	979	3,472	72%	28%	73%	27%
2019E (unhedged)	3,037	1,285	4,322	70%	30%	71%	29%
Operating Cash Flow ($MM)
2018E	2,150	877	3,027	71%	29%	71%	29%
2019E	2,759	1,186	3,945	70%	30%	70%	30%
Net Asset Valuation ($MM)
Strip Pricing	22,089	7,441	29,530	75%	25%	75%	25%
Consensus Pricing	28,299	10,238	38,537	73%	27%	73%	27%
Market Value ($MM)
Equity Value	23,437	6,235	29,672	79%	21%	79%	21%
Aggregate Value	25,867	7,722	33,589	77%	23%	77%	23%

Mean Contribution (Excludes Market Value Metrics)						74%	26%
Median Contribution (Excludes Market Value Metrics)						73%	27%

Implied Exchange Ratios Analysis

Using the implied per share reference ranges for RSP and Concho indicated in the comparable companies analyses, precedent transactions analysis and net asset valuation analysis of RSP and Concho described above, Morgan Stanley calculated ranges of implied exchange ratios of Concho common stock to RSP common stock. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges, as compared to the stock consideration exchange ratio of 0.320x provided for in the merger agreement:

Implied Exchange Ratio
Public Trading Comparables
Aggregate Value to Estimated 2018 EBITDAX	0.258x – 0.503x
Aggregate Value to Estimated 2019 EBITDAX	0.263x – 0.568x
Price to Estimated 2018 Cash Flow Per Share	0.250x – 0.564x
Price to Estimated 2019 Cash Flow Per Share	0.228x – 0.705x
Aggregate Value to Proved Reserves	0.273x – 0.560x
Aggregate Value to Current Production	0.183x – 0.325x
Precedent Transactions
Aggregate Value to Proved Reserves	0.243x – 0.619x
Aggregate Value to Current Production	0.127x – 0.462x
Aggregate Value to FY+1 EBITDAX	0.227x – 0.580x
Price to FY+1 Cash Flow Per Share	0.188x – 0.751x
Net Asset Valuation
Strip Pricing	0.254x – 0.390x
Consensus Pricing	0.278x – 0.412x

For reference purposes only, using the implied per share reference ranges for RSP and Concho indicated in the historical trading prices and equity research valuation targets of RSP and Concho described above, Morgan Stanley calculated ranges of implied exchange ratios of Concho common stock to RSP common stock. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges, as compared to the stock consideration exchange ratio of 0.320x provided for in the merger agreement:

Implied Exchange Ratio
Historical Trading Price
January 17, 2014 through March 26, 2018	0.113x – 0.636x
January 1, 2018 through March 26, 2018	0.207x – 0.308x
Equity Research Valuation (excluding outliers)
Present Value of One Year Price Targets	0.193x – 0.453x

Morgan Stanley noted that the historical trading prices and equity research analysts’ price targets were presented for reference purposes only and were not relied upon for valuation purposes.

Accretion / Dilution Analysis

Based on the projections and the synergies, in each case as provided by Concho management, Morgan Stanley performed a pro forma analysis of the financial impact of the merger on Concho’s estimated cash flow per share and cash flow per debt adjusted share for year-end 2018 through 2020 and on Concho’s net asset value per share at consensus pricing and strip pricing. Based on this analysis, the merger would be:

•	accretive to Concho’s estimated cash flow per share for year end 2018 through 2020;

•	accretive to Concho’s estimated cash flow per debt adjusted share for year end 2018 through 2020; and

•	accretive to Concho’s estimated net asset value per share at consensus pricing and strip pricing.

General

In connection with the review of the merger agreement and the transactions contemplated thereby by the Concho board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor that it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of RSP or Concho. In performing its analyses, Morgan Stanley made numerous judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of RSP or Concho. These include, among other things, the impact of competition on the business of RSP, Concho and the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of RSP, Concho or the industry, or in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement and in connection with the rendering of its oral opinion, subsequently confirmed by delivery of a written opinion, dated March 27, 2018, to the Concho board. These analyses do not purport to be appraisals or to reflect the prices at which shares of RSP’s common stock or shares of Concho’s common stock will trade following the consummation of the merger or at any time.

The exchange ratio pursuant to the merger agreement was determined by RSP and Concho through arm’s-length negotiations between RSP and Concho and was approved by the Concho board. Morgan Stanley provided advice to Concho during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Concho or the Concho board or opine that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. In addition, Morgan Stanley’s opinion was not intended to, and did not, in any manner, address the price at which the Concho common stock would trade following the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Concho common stock or RSP common stock as to how such holder should vote at the Concho special meeting or the RSP special meeting, respectively, or whether to take any other action with respect to the merger.

Morgan Stanley’s opinion and its presentation to the Concho board was one of many factors taken into consideration by the Concho board in deciding to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the approval of the Concho issuance proposal by the holders of Concho common stock. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Concho board with respect to the exchange ratio pursuant to the merger agreement or of whether the Concho board would have been willing to agree to a different exchange ratio.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Concho, RSP or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Concho board with financial advisory services and a financial opinion described in this section and attached as Annex B to this joint proxy statement/prospectus in connection with the merger, and Concho has agreed to pay Morgan Stanley a fee for its services of $18 million, of which $2 million was payable upon the rendering of Morgan Stanley’s fairness opinion and the remainder of which is contingent upon completion of the merger. Concho has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Concho has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have not provided financial advisory or financing services to Concho or RSP for which Morgan Stanley and its affiliates have received any fees. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services to The Capital Group Companies, Inc., a stockholder of Concho, for which Morgan Stanley and its affiliate have received aggregate fees in connection with such services of less than $50,000. In addition, Morgan Stanley is currently mandated on one financing assignment for The Capital Group Companies Inc., which is unrelated to the merger and would expect to receive customary fees if such transaction is completed. Morgan Stanley is also currently a lender to The Capital Group Companies Inc. Morgan Stanley may seek to provide financial advisory and financing services to RSP, Concho and their respective affiliates in the future and would expect to receive fees for the rendering of those services.

Recommendation of the RSP Board of Directors and Reasons for the Merger

By unanimous vote, the RSP board, at a meeting held on March 27, 2018, (i) declared the merger agreement and the transactions contemplated thereby, including the merger, fair to, and in the best interests of, RSP and the RSP stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) directed that the merger agreement be submitted to the RSP stockholders for adoption at a meeting of such stockholders and recommended that the RSP stockholders vote in favor of the adoption of the merger agreement. The RSP board unanimously recommends that RSP stockholders vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

In evaluating the merger agreement, the merger and the other transactions contemplated by the transaction documents (including the merger agreement), the RSP board consulted with RSP’s senior management, outside legal counsel and financial advisors. In recommending that RSP stockholders vote their shares of RSP common stock in favor of adoption of the merger agreement, the RSP board also considered a number of factors, including the following factors (not necessarily in order of relative importance) which the RSP board viewed as being generally positive or favorable in coming to its determination, approval and related recommendation:

The RSP board determined that entering into the merger agreement with Concho provided the best alternative for maximizing stockholder value reasonably available to RSP, including when compared to continuing to operate on a stand-alone basis. In coming to this determination, the RSP board analyzed a number of factors, including the following:

•	Attractive Value and Attractive Acquisition Currency. The aggregate value and nature of the consideration to be received in the merger by RSP stockholders, including the fact that:

•	Based on the closing trading price of Concho common stock of $157.00 on March 27, 2018, the last trading day prior to public announcement of the merger, the merger consideration represented an implied value of $50.24 per share of RSP common stock, a premium of 29.1% to the $38.92 closing trading price of RSP common stock on March 27, 2018, and a premium of 27.8% to the 30-day volume weighted average trading price of RSP common stock prior to execution of the merger agreement; and

•	following the merger, RSP stockholders will also have the opportunity as stockholders to participate in the value of the combined company, including the expected future growth, which the RSP board viewed as an important opportunity for RSP stockholders from the perspective of maximizing long-term returns;

•	Benefits of a Combined Company. The belief of the RSP board that the company resulting from a merger of Concho and RSP would be well positioned to achieve future growth and generate additional returns for RSP’s former stockholders, including due to:

•	the benefits associated with consolidating Concho and RSP’s acreage positions, including the potential operating synergies associated with the following:

•	combining exceptional technical teams with similar execution-focused cultures;

•	realizing development efficiencies from large scale, multi-well projects and well design optimization;

•	shared facilities and infrastructure, including infrastructure optimization benefits through pad sites, production facilities, water and roads;

•	asset optimization through long-lateral conversion;

•	a deeper opportunity set to trade and block-up core acreage;

•	greater optionality to direct capital to high rate-of-return projects; and

•	immediate knowledge transfer from adjacent technology projects;

•	the quality and scale of the combined company’s assets and the complementary nature of the assets;

•	the fact that the combined company is expected to have an investment grade credit rating and significant liquidity, resulting in a lower cost of debt capital than would be realized by RSP on a stand-alone basis;

•	other benefits that will potentially be available to the combined company due to the scale of its operations, which are expected to include the largest development program in the Permian Basin;

•	the caliber of Concho’s executive management team, which is expected to continue as the executive management team of the combined company; and

•	the quality and experience of the Concho board members, who are expected to remain on the combined company board, and the fact that one board member from the current RSP board is expected to join the board of the combined company;

•	Immediate Value Increase. The belief of the RSP board that the merger consideration will be immediately accretive to RSP stockholders; and

•	Continuation of Standalone RSP. The RSP board’s consideration of RSP’s business, prospects and other strategic opportunities, and the RSP board’s belief that there are certain risks associated with continuing to operate as a stand-alone company, including:

•	the risk that it will become increasingly difficult for RSP to grow its production and reserves at the same pace as it has been able to do so historically, given its increased size and the fact that many of the most attractive third party acquisition targets have already been acquired by larger companies; and

•	the risk that, as the performance of Permian Basin producers becomes more dependent on the most efficient development of existing resources and less dependent on the acquisition and discovery of new resources, RSP may become less competitive, on a relative basis, compared with larger Permian Basin producers, due the scale-related advantages available to larger companies.

The RSP board also considered the following factors as being generally positive or favorable in making its determination, approval and related recommendation:

•	Alternative Combination Transactions. The RSP board considered alternative transactions and, following review of such alternatives and consultation with management and TPH, believed that it was unlikely that an alternative bidder could consummate a transaction that would be on superior terms, and that would provide RSP stockholders more valuable consideration, than is being provided in connection with the merger.

•	Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal. The RSP board considered the terms of the merger agreement related to RSP’s ability to respond to unsolicited acquisition proposals and determined that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the merger agreement, including because the RSP board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the RSP board considered that:

•	subject to its compliance with the merger agreement, the RSP board can change its recommendation to RSP stockholders with respect to the adoption of the merger agreement prior to the adoption of the merger agreement by the vote of its stockholders if it determines in good faith (after consultation with its financial advisors and outside legal advisors) that, with respect to a superior proposal or an intervening event, the failure to take such action would be inconsistent with the RSP board’s fiduciary duties;

•	subject to its compliance with the merger agreement, the RSP board may terminate the merger agreement for a superior proposal; and

•	while the merger agreement contains a termination fee of $250 million, representing approximately 3.1% of the transaction value at signing, that RSP would be required to pay to Concho in certain circumstances, including if (i) Concho terminates the merger agreement in connection with a change in the RSP board’s recommendation to stockholders with respect to adoption of the merger agreement or if RSP violates its non-solicitation obligations under the merger agreement or (ii) if RSP terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, the RSP board believed that this fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions, and not preclusive of other offers.

•	Post-Merger Corporate Governance. The RSP board considered that the merger agreement provides that the Concho board must take all necessary corporate action to increase the size of the combined company’s board by one and to appoint one member of the RSP board (determined to be independent by the Concho board and mutually agreed upon between RSP and Concho) as a director of the combined company.

•	Tax Considerations. The RSP board considered that the merger and the post-closing merger, taken together, are intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

•	Receipt of Fairness Opinion and Presentation from TPH. The RSP board considered the financial analysis reviewed and discussed with representatives of TPH, as well as the oral opinion of TPH rendered to the RSP board on March 27, 2018, which opinion was subsequently confirmed by delivery of a written opinion dated March 27, 2018, to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the merger consideration to be received by the holders of eligible shares pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below under the heading “—Opinion of RSP’s Financial Advisor” beginning on page [●].

•	Terms of the Merger Agreement. The RSP board reviewed and considered that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, in its belief, are reasonable. The RSP board also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to various regulatory approvals, such approvals were not likely to prevent the completion of the merger.

The RSP board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

•	Merger Consideration. The RSP board considered that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, RSP stockholders bear the risk of a decrease in the trading price of Concho common stock during the pendency of the merger and the fact that the merger agreement does not provide RSP with a value-based termination right.

•	Interim Operating Covenants. The RSP board considered the restrictions on the conduct of RSP’s and its subsidiaries’ businesses during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement.

•	Risks Associated with the Pendency of the Merger. The risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation or other opposition brought by or on behalf of RSP stockholders or Concho stockholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to RSP if the completion of the merger is not accomplished in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on RSP’s relationships with third parties and the effect termination of the merger agreement may have on the trading price of RSP common stock and RSP’s operating results.

•	Concho Change of Recommendation; Concho Stockholder Vote. The RSP board considered the right of the Concho board to change its recommendation to Concho stockholders in certain circumstances, subject to certain conditions. The RSP board also considered that, even if the merger agreement is approved by RSP stockholders, Concho’s stockholders may not approve the Concho issuance proposal, which is a condition of the merger.

•

Competing Proposals; Termination Fees; Expense Reimbursement. The RSP board considered the possibility that a third party may be willing to enter into a strategic combination with RSP on terms more favorable than the merger. In connection therewith, the RSP board considered the terms of the merger agreement relating to no shop covenants and termination fees, and the potential that such provisions might deter alternative bidders that might have been willing to submit a superior proposal to RSP, particularly in light of the fact that RSP had not broadly canvassed the market for interested counterparties prior to entering into the merger agreement. The RSP board also considered that, under specified circumstances, RSP may be required to pay a termination fee or expenses in the event the merger agreement is terminated and the effect this could have on RSP, including:

•	the possibility that the termination fee could discourage other potential parties from making a competing offer; although the RSP board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal;

•	if the merger is not consummated, RSP will pay its own expenses incident to preparing for and entering into and carrying out its obligations under the merger agreement and the transactions contemplated thereby; and

•	the requirement that if the merger agreement is terminated as a result of the failure to obtain approval of RSP stockholders, RSP would be obligated to reimburse Concho for up to $50 million of its expenses in connection with the merger agreement.

•	Regulatory Approval. The RSP board considered that the merger and the related transactions require regulatory approval to complete such transactions and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approval.

•	Interests of RSP Directors and Executive Officers. The RSP board considered that RSP’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of RSP stockholders. For more information about such interests, see below under the heading “—Interests of RSP Directors and Executive Officers in the Merger” beginning on page [●].

•	Merger Costs. The costs associated with the completion of the merger, including management’s time and energy and potential opportunity cost.

•	Other Risks. The RSP board considered risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements” beginning on page [●] and [●], respectively.

The RSP board believed that, overall, the potential benefits of the merger to RSP stockholders outweighed the risks and uncertainties of the merger.

The foregoing discussion of factors considered by the RSP board is not intended to be exhaustive, but includes the material factors considered by the RSP board. In light of the variety of factors considered in connection with its evaluation of the merger, the RSP board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the RSP board applied his or her own personal business judgment to the process and may have given different weight to different factors. The RSP board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The RSP board based its recommendation on the totality of the information presented.

Opinion of TPH, RSP’s Financial Advisor

The RSP board retained TPH to act as its financial advisor and provide an opinion in connection with the merger. The RSP board instructed TPH to evaluate the fairness, from a financial point of view, to the holders of eligible shares of the merger consideration to be received by such holders pursuant to the merger agreement.

On March 27, 2018, at a meeting of the RSP board held to evaluate the transactions contemplated by the merger agreement, TPH rendered its oral opinion, subsequently confirmed in writing, that, as of March 27, 2018 and based on and subject to the limitations, qualifications and assumptions set forth in the opinion and based on other matters as TPH considered relevant, the merger consideration to be received by the holders of eligible shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The opinion speaks only as of the date and time it was rendered and not as of the time the transactions contemplated by the merger agreement may be completed or any other time. The opinion does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, facts or elements on which the opinion was based.

The full text of TPH’s written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference in its entirety. The summary of TPH’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. RSP stockholders are urged to read the TPH opinion carefully and in its entirety. TPH delivered its opinion for the information and assistance of the RSP board in connection with its evaluation of the merger. TPH’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, TPH reviewed, among other things:

•	a draft of the merger agreement provided to TPH on March 27, 2018;

•	the most recently available annual report to stockholders and the Annual Report on Form 10-K of RSP for the year ended December 31, 2017;

•	the most recently available annual report to stockholders and the Annual Report on Form 10-K of Concho for the year ended December 31, 2017;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of RSP and Concho;

•	certain other communications from RSP and Concho to their respective stockholders;

•	(i) certain internal financial information and forecasts (and any commodity price updates thereto) for RSP prepared by management of RSP and Concho prepared by the management of Concho, respectively and (ii) hydrocarbon resource and production data and forecasts for RSP prepared by management of RSP, and hydrocarbon resource and production forecasts for Concho prepared by management of RSP based on certain data provided by Concho (clauses (i) and (ii), collectively, the “forecasts”);

•	certain publicly available research analyst reports with respect to the future financial performance of RSP and Concho; and

•	certain synergies projected by the management of RSP to result from the transactions contemplated by the merger agreement (which we refer to, for purposes of this section entitled “The Merger—Opinion of TPH, RSP’s Financial Advisor,” as the “synergies”).

The forecasts prepared by management of RSP are more fully described under “The Merger—RSP Unaudited Forecasted Financial Information” beginning on page [●]. The forecasts prepared by management of Concho are more fully described under “The Merger—Concho Unaudited Forecasted Financial Information” beginning on page [●]. The forecasts prepared by management of Concho were based on commodity pricing assumptions as of March 19, 2018. As further described below, TPH updated such commodity pricing assumptions through March 23, 2018 for purposes of certain of its analyses as described in this section entitled “The Merger – Opinion of TPH, RSP’s Financial Advisor.”

TPH also held discussions with members of the senior managements of RSP and Concho regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective entities and of Merger Sub. In addition, TPH reviewed the reported price and trading activity for RSP common stock and Concho common stock, compared certain financial and stock market information for RSP and Concho with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil and gas exploration and production industry and performed such other studies and analyses, and considered such other factors, as TPH considered appropriate.

For purposes of its opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for it, or publicly available, including, without limitation, the assumed number of eligible shares and outstanding shares of Concho common stock immediately prior to the effective time of the merger. In that regard, TPH assumed, with the RSP board’s consent, that the forecasts and synergies had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of RSP, and provided a reasonable basis upon which to evaluate the transactions contemplated by the merger agreement. TPH also assumed, with the RSP board’s consent, that (i) the executed merger agreement (together with any exhibits and schedules thereto) would not differ in any respect material to its analyses or opinion from the draft it examined, referenced above, (ii) the merger would be treated as a tax-free reorganization, pursuant to the Internal Revenue Code, (iii) all conditions to the consummation of the transactions contemplated by the merger agreement would be obtained without amendment or waiver thereof or to any other term of the merger agreement and (iv) all governmental, regulatory or other consents or approvals necessary for the consummation of the transactions contemplated by the merger agreement would be obtained, in the case of each of the foregoing clauses (i)—(iv), without any adverse effect on RSP, Concho, Merger Sub, the holders of RSP common stock or the expected benefits of the transactions contemplated by the merger agreement in any way meaningful to TPH’s analysis. In addition, TPH did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of RSP or any of its subsidiaries or Concho or any of its subsidiaries, and it was not furnished with any such evaluation or appraisal. TPH’s opinion did not address any legal, regulatory, tax or accounting matters.

TPH’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to TPH as of, March 27, 2018. TPH assumed no obligation to update, revise or reaffirm its opinion and expressly disclaimed any responsibility to do so based on circumstances, developments or events that occur, or of which TPH becomes aware after the date its opinion was rendered.

The forecasts and synergies used by TPH in its analysis reflect certain assumptions regarding the oil and gas industry and future commodity prices made by managements of RSP and Concho that were and are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on TPH’s analysis and its opinion.

The estimates contained in TPH’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by any analysis. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH’s own experience and judgment to all analyses and factors considered by it, taken as a whole. The issuance of TPH’s opinion was approved by its fairness opinion committee.

TPH’s opinion addressed only the fairness, from a financial point of view, as of March 27, 2018, to the holders of eligible shares of the merger consideration to be received by such holders pursuant to the merger agreement. TPH’s opinion did not address the underlying business decision of the RSP board or any other party to engage in the transactions contemplated by the merger agreement, or the relative merits of the transactions contemplated by the merger agreement as compared to any other alternative transaction that might be available to RSP. TPH did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions, including, without limitation, the fairness of the transactions contemplated by the merger agreement to, or any consideration paid or received in connection therewith by, creditors or other constituencies of RSP or Concho; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of RSP or Concho, or any class of such persons, in connection with the transactions contemplated by the merger agreement, whether relative to the merger consideration pursuant to the merger agreement or otherwise. TPH did not express any opinion as to the price at which the shares of RSP common stock or Concho common stock will trade at any time.

The data and analyses summarized in this joint proxy statement/prospectus are from TPH’s presentation to the RSP board delivered on March 27, 2018, which primarily used market closing prices as of March 26, 2018. The analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

Summary of TPH’s Analyses

Commodity Price Assumptions

The commodity price assumptions used by TPH in certain of its analyses are summarized below:

NYMEX strip pricing as of March 23, 2018:

	2018E	2019E	2020E	2021E	2022E+
Oil ($/bbl)	$63.95	$59.33	$55.76	$53.49	$52.23
Gas ($/MMbtu)	$2.83	$2.76	$2.75	$2.78	$2.82

Wall Street consensus pricing:

	2018E	2019E	2020E	2021E	2022E+
Oil ($/bbl)	$60.38	$60.00	$61.00	$61.00	$61.00
Gas ($/MMbtu)	$3.00	$3.00	$3.01	$3.01	$3.01

3-Year Historical Average (which we refer to as the “3-year average”):

	2018E	2019E	2020E	2021E	2022E+
Oil ($/bbl)	$48.70	$48.70	$48.70	$48.70	$48.70
Gas ($/MMbtu)	$2.72	$2.72	$2.72	$2.72	$2.72

Certain Financial Metrics

For purposes of the analyses described below, the following terms have the following meanings:

•	“enterprise value” is calculated as the diluted equity value of a company, plus book value of net debt, any preferred equity and non-controlling interests;

•	“EBITDA” is calculated as net income plus income taxes, interest expense (less interest income), depreciation and amortization; and

•	“EBITDAX,” as used with respect to RSP, is calculated as oil and gas revenues, less lease operating expenses, production and ad valorem taxes, cash hedging losses and general and administrative expenses (including stock based compensation). “EBITDAX,” as used with respect to any other company described in the analyses below, is calculated as net income plus income taxes, interest expense (less interest income), depreciation, depletion, amortization and exploration expenses.

Net Asset Value Analysis

TPH calculated the present value, as of January 1, 2018, of the future cash flows expected to be generated by each of RSP’s and Concho’s assets through the end of their economic lives, based on the estimates reflected in the RSP resource forecast and the Concho resource forecast, respectively. In performing this analysis, TPH applied discount rates to unlevered free cash flows ranging from, in the case of RSP, 9.0% to 11.0% and, in the case of Concho, 7.5% to 9.5%, and, in each case, assuming a tax rate of 21%. The discount rates reflected estimates of each company’s weighted average cost of capital.

TPH calculated estimates of the companies’ net asset values by adding (i) the present value of the cash flows generated by the estimated proved reserves, unproved reserves and undeveloped hydrocarbon resources, plus (ii) with respect to Concho, a certain equity interest of Concho’s in midstream facilities based on information provided by Concho management, plus (iii) the present value of future estimated effects of hedging, minus (iv) the present value of future estimated effects of general and administrative expense and income taxes and minus (v) net debt (total debt less cash).

The net asset value analysis for RSP indicated implied reference ranges per share of RSP common stock of (i) $41.72 to $53.76 at NYMEX strip pricing, (ii) $59.92 to $75.66 at Wall Street consensus pricing, and (iii) $31.25 to $41.73 at the 3-year average. The net asset value analysis for Concho indicated implied reference ranges per share of Concho common stock of (i) $161.67 to $214.12 at NYMEX strip pricing, (ii) $214.89 to $278.73 at Wall Street consensus pricing, and (iii) $135.81 to $183.52 at the 3-Year Average.

TPH used the implied reference ranges above to calculate the following corresponding ranges of implied exchange ratios: (i) 0.195x to 0.333x at NYMEX strip pricing, (ii) 0.215x to 0.352x at Wall Street consensus pricing, and (iii) 0.170x to 0.307x at the 3-year average. TPH compared these implied exchange ratio ranges to the 0.320 exchange ratio pursuant to the merger agreement and an exchange ratio of 0.249, which is based on the respective closing prices of RSP common stock and Concho common stock as of March 26, 2018 (the last full trading day prior to the meeting of the RSP board to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement by the stockholders of RSP).

Comparable Company Analysis

TPH reviewed and analyzed certain financial information including valuation multiples related to RSP, Concho and the selected comparable companies (as defined below) with publicly traded equity securities deemed relevant based on those companies’ operations in the Permian Basin, among other factors.

The financial information reviewed included:

•	enterprise value as a multiple of estimated 2018 and 2019 EBITDAX, based on median research consensus per FactSet (such median research consensus we refer to, for the purposes of this section entitled “The Merger—Opinion of TPH, RSP’s Financial Advisor,” as “Wall Street consensus estimates”); and

•	enterprise value as a multiple of estimated 2018 and 2019 production (measured in barrels of oil equivalent per day), using Wall Street consensus estimates.

The companies included in the analysis were as follows:

•	Centennial Resource Development, Inc.

•	Callon Petroleum Company

•	Energen Corp.

•	Diamondback Energy, Inc.

•	Jagged Peak Energy Inc.

•	Laredo Petroleum, Inc.

•	Matador Resources Company

•	Parsley Energy, Inc.

•	Pioneer Natural Resources Company

The preceding companies are referred to in this discussion as the “selected comparable companies.” No selected company or group of companies is identical to RSP or Concho. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the transactions contemplated by the merger agreement and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of RSP, Concho and the comparable companies that could affect the public trading values of each also are relevant.

Based on the ranges observed among the selected comparable companies, TPH applied selected multiple ranges to the applicable RSP and Concho financial and production metrics to derive implied RSP and Concho enterprise values at Wall Street consensus estimates and using the applicable forecasts at NYMEX strip pricing, Wall Street consensus pricing and 3-year average price decks. TPH then subtracted each company’s net debt from such enterprise values to derive implied share prices for each of RSP and Concho. The multiples applied to the metrics of RSP ranged from (i) $95,000 boe/d to $130,000 boe/d for 2018E production, (ii) $75,000 boe/d to $100,000 boe/d for 2019E production, (iii) 7.75x to 10.25x for 2018E EBITDAX, and (iv) 5.75x to 8.00x for 2019E EBITDAX. The multiples applied to the metrics of Concho ranged from (i) $90,000 boe/d to $120,000 boe/d for 2018E production, (ii) $80,000 boe/d to $95,000 boe/d for 2019E production, (iii) 9.00x to 11.50x for 2018E EBITDAX, and (iv) 7.50x to 9.50x for 2019E EBITDAX.

TPH’s application of such ranges of multiples indicated implied reference ranges per share of RSP common stock of (i) $34.82 to $53.54 at Wall Street consensus estimates, (ii) $35.84 to $55.49 using the RSP financial forecast at NYMEX strip pricing, (iii) $35.93 to $54.53 using the financial forecasts provided by RSP management at Wall Street consensus pricing, and (iv) $27.26 to $57.32 using the financial forecasts provided by RSP management at the 3-year average. TPH’s application of such ranges of multiples indicated implied reference ranges per share of Concho common stock of (i) $122.82 to $169.61 at Wall Street consensus estimates, (ii) $120.49 to $165.68 using the financial forecasts provided by Concho management at NYMEX strip pricing, (iii) $120.49 to $166.93 using the financial forecasts provided by Concho management at Wall Street consensus pricing, and (iv) $108.26 to $165.68 using the Concho financial forecast at the 3-year average.

TPH used the implied reference ranges above to calculate the following corresponding ranges of implied exchange ratios: (i) 0.205x to 0.436x at Wall Street consensus estimates, (ii) 0.216x to 0.461x using the forecasts at NYMEX strip pricing, (iii) 0.215x to 0.453x using the forecasts at Wall Street consensus pricing, and (iv) 0.165x to 0.529x using the forecasts at the 3-year average. TPH compared these implied exchange ratio ranges to the 0.320 exchange ratio pursuant to the merger agreement and an exchange ratio of 0.249, which is based on the respective closing prices of RSP common stock and Concho common stock as of March 26, 2018.

Selected Transaction Analysis

TPH reviewed and analyzed certain financial information including valuation multiples related to selected comparable transactions (as defined below) in the oil and gas exploration and production industry involving (i) U.S. public companies with transaction values of over $1 billion occurring since 2009 and (ii) private companies and/or asset sales in the Permian Basin with transaction values of over $100 million since 2016.

The financial information reviewed for the public company transactions included:

•	transaction value as a multiple of estimated proved reserves;

•	transaction value as a multiple of estimated production; and

•	transaction value as a multiple of EBITDAX.

The information reviewed for the Permian Basin private company/asset transactions included transaction value per adjusted net acre.

The transactions included in this analysis were as follows:

Public Company Transactions

•	Rice Energy Inc./EQT Corporation (2017)

•	Clayton Williams Energy, Inc./Noble Energy, Inc. (2017)

•	Memorial Resource Development Corp./Range Resources Corporation (2016)

•	Rosetta Resources, Inc./Noble Energy, Inc. (2015)

•	Athlon Energy Inc./Encana Corporation (2014)

•	Kodiak Oil & Gas Corp./Whiting Petroleum Corporation (2014)

•	Aurora Oil & Gas Limited/Baytex Energy Corp. (2014)

•	Berry Petroleum Company, LLC/LINN Energy, Inc. (2013)

•	Plains Exploration & Production Company/Freeport-McMoRan Copper & Gold Inc. (2012)

•	Brigham Exploration Company/Statoil ASA (2011)

•	Petrohawk Energy Corporation/BHP Billiton Petroleum (North America) Inc. (2011)

•	Atlas Energy, Inc./Chevron Corporation (2010)

•	Mariner Energy, Inc./Apache Corporation (2010)

•	Arena Resources, Inc./SandRidge Energy, Inc. (2010)

•	XTO Energy Inc./Exxon Mobil Corporation (2009)

•	Encore Acquisition Company/Denbury Resources Inc. (2009)

Private Company and/or Asset Transactions

•	Oasis Petroleum Inc./Forge Energy, LLC (2017)

•	QEP Resources, Inc./JM Cox Resources, L.P. (2017)

•	Carrizo Oil & Gas, Inc./ExL Petroleum Management, LLC (2017)

•	Occidental Petroleum Corporation/Hess Corporation (2017)

•	Concho Resources Inc./Occidental Petroleum Corporation (2017)

•	Centennial Resource Development, Inc./GMT Exploration Company LLC (2017)

•	Marathon Oil Corporation/Black Mountain Oil and Gas, LLC (2017)

•	Marathon Oil Corporation/BC Operating, Inc. (2017)

•	Resolute Energy Corporation/CP Exploration II, LLC; PetroCap Partners II, L.P. (2017)

•	Matador Resources Company/Undisclosed Seller (2017)

•	Parsley Energy, Inc./ Double Eagle Energy Permian LLC (2017)

•	Halcón Resources Corporation/Samson Exploration LLC (2017)

•	ExxonMobil Corporation/BOPCO, L.P. (2017)

•	Noble Energy, Inc./Clayton Williams Energy, Inc. (2017)

•	WPX Energy, Inc./Carrier Energy Partners, LLC; Panther Energy Company II, LLC (2017)

•	Parsley Energy, Inc./Apache Corporation (2017)

•	KLR Energy Acquisition Corp./Tema Oil and Gas Co. (2016)

•	Diamondback Energy, Inc./Brigham Resources Operating, LLC and Brigham Resources Midstream, LLC (2016)

•	Callon Petroleum Company/American Resource Development LLC (2016)

•	Noble Energy, Inc./Manti Tarka Permian, LP (2016)

•	Centennial Resource Development, Inc./Silverback Exploration, LLC (2016)

•	Concho/Endurance Resources (2016)

•	Occidental Petroleum Corporation/J Cleo Thompson (2016)

•	SM Energy Company/QStar, LLC; RRP-QStar, LLC (2016)

•	RSP/Silver Hill Energy Partners, LLC and Silver Hill E&P II, LLC (2016)

•	Resolute Energy Corporation/Firewheel Energy, LLC (2016)

•	EOG Resources, Inc./Yates Petroleum Corporation (2016)

•	PDC Energy, Inc./Kimmeridge Energy Management Company, LLC (2016)

•	Concho Resources Inc./Reliance Energy, Inc. (2016)

•	SM Energy Company/Rock Oil Holdings LLC (2016)

•	Diamondback Energy, Inc./Luxe Energy LLC (2016)

•	Silver Run Acquisition Corporation/Centennial Resource Production, LLC (2016)

•	QEP Resources, Inc./RK Petroleum Corp.; Individual Sellers (2016)

•	Undisclosed/Energen Corp. (2016)

•	Parsley Energy, Inc./Undisclosed Seller (2016)

•	Silver Hill Energy Partners II, LLC /Concho Resources Inc. (2016)

•	Concho/Undisclosed Seller (2016)

The preceding transactions are referred to in this discussion as the “selected comparable transactions.” No selected transactions were identical or entirely comparable to the merger. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the transactions contemplated by the merger agreement and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of RSP and Concho and the selected precedent transactions that could affect the values are also relevant.

Among the public company transactions reviewed, TPH observed median values of (i) $16.59/boe transaction value/proved reserves and $20.43/boe transaction value/proved reserves for transactions in which the consideration was 100% equity and greater than 50% equity, respectively, (ii) $84,718/boe/d transaction value/production and $95,411/boe/d transaction value/production for transactions in which the consideration was 100% equity and greater than 50% equity, respectively, and (iii) 6.8x FY-1/FY-2 transaction value/EBITDAX and 8.9x/7.1x for FY1/FY-2 transaction value/EBITDAX for transactions in which the consideration was 100% equity and greater than 50% equity, respectively. TPH then compared those observed median values for each of transaction value/proved reserves, transaction value/production and transaction value/EBITDAX to the corresponding values of $25.25/boe transaction value/proved reserves, $152,110/boe/d transaction value/production, and 10.0x/7.8x FY-1/FY-2 transaction value/EBITDAX for RSP, in each case based on a RSP transaction value of $9,492 million (based on Concho market price as of March 26, 2018).

Among the Permian Basin private company/asset transactions reviewed, TPH observed median transaction value per adjusted net acre (assuming $30,000 boe/d for current production) of $30,943. TPH compared this observed median value to an RSP transaction value per adjusted net acre of $80,827 in the transaction.

Discounted Cash Flow Analyses

TPH calculated the present value, as of January 1, 2018, of the standalone unlevered cash flows expected to be generated by each of RSP and Concho, based on the estimates reflected in the financial forecasts provided by each of RSP management and Concho management, respectively, and, in the case of Concho, accounting for a certain equity interest of Concho’s in midstream facilities based on information provided by Concho management. In performing its analysis, TPH applied unlevered discount rates ranging from, in the case of RSP, 9.0% to 11.0% and, in the case of Concho, 7.5% to 9.5% to each company’s (i) estimated unlevered free cash flow based on a mid-year convention for discounting and (ii) estimated terminal value at the end of 2021 based on estimated 2022 EBITDAX as discussed below. The discount rates reflected estimates of each company’s weighted average cost of capital.

TPH calculated the companies’ terminal values by applying EBITDAX multiples ranging from, in the case of RSP, 6.00x to 8.00x, and in the case of Concho, 7.25x to 9.25x. TPH applied such ranges to each of RSP’s and Concho’s estimated 2022 EBITDAX, as set forth in the financial forecasts provided by each of RSP management and Concho management, respectively, to determine their respective terminal values. The ranges of estimated free cash flow and terminal values were then discounted to present values as of January 1, 2018 using the range of discount rates referred to above. The resulting enterprise values were then adjusted by subtracting RSP’s and Concho’s respective net debt to calculate a range of equity values for each company.

The discounted cash flow analysis for RSP indicated implied reference ranges per share of RSP common stock of (i) $46.36 to $69.07 at NYMEX strip pricing, (ii) $59.51 to $87.14 at Wall Street consensus pricing, and (iii) $37.20 to $57.83 at the 3-year average. The discounted cash flow analysis for Concho indicated implied reference ranges per share of Concho common stock of (i) $144.39 to $201.07 at NYMEX strip pricing, (ii) $182.21 to $251.18 at Wall Street consensus pricing, and (iii) $123.65 to $175.11 at the 3-year average.

TPH used the implied reference ranges above to calculate the corresponding ranges of implied exchange ratios: (i) 0.231x to 0.478x at NYMEX strip pricing, (ii) 0.237x to 0.478x at Wall Street consensus pricing, and (iii) 0.212x to 0.468x at the 3-year average. TPH compared these implied exchange ratio ranges to the 0.320 exchange ratio pursuant to the merger agreement and an exchange ratio of 0.249, which is based on the respective closing prices of RSP common stock and Concho common stock as of March 26, 2018.

Summary of Supplemental Reference Data

In addition to conducting the analyses described above, TPH reviewed the following data, which were used for reference purposes only and were not used in TPH’s determination of the fairness, from a financial point of view, of the merger consideration to be received by the holders of eligible shares pursuant to the merger agreement.

EBITDAX, Cash Flow and Production Relative Contribution

TPH compared the respective percentage ownership of RSP stockholders and Concho stockholders of the combined company to RSP’s and Concho’s respective percentage contribution (and the implied ownership and the implied exchange ratio based on such contribution), without giving effect to the synergies, to the combined company’s estimated operating cash flow, production, and EBITDAX, in each case, for calendar year 2018 and 2019, as well as contribution based on closing share prices as of March 26, 2018. Enterprise values for unlevered metrics (production and EBITDAX) were calculated using blended multiples, with net debt subtracted to derive equity values. These comparisons implied (i) RSP equity ownership percentage of the combined company of 21% and Concho 79% based on share price; (ii) RSP equity ownership percentages ranging from 23% to 30% and Concho equity ownership percentages ranging from 77% to 70% using the forecasts at NYMEX strip pricing and (iii) RSP equity ownership percentages ranging from 23% to 30% and Concho equity ownership percentages ranging from 77% to 70% using Wall Street consensus estimates.

Further, these comparisons implied exchange ratios of (i) 0.249x based on share price, (ii) 0.286x to 0.405x using the forecasts at NYMEX strip pricing and (iii) 0.279x to 0.400x using Wall Street consensus estimates.

Contribution comparisons of this type are necessarily limited because they do not take into account differences in certain financial and operational characteristics (e.g., market capitalization, credit profile and expected growth rates) between RSP and Concho. Accordingly, TPH believes that qualitative judgments concerning differences between the financial and operating characteristics and prospects of RSP and Concho are also relevant.

Illustrative Discounted Future Value

TPH calculated an illustrative implied present value of the future value of RSP’s share price on a standalone basis and the combined company pro forma for the merger using the financial forecasts provided by each of RSP management and Concho management at NYMEX strip pricing. For RSP’s share price on a standalone basis, TPH calculated implied per share values at year-end 2019, 2020 and 2021 by applying multiples ranging from 6.0x to 8.0x to projected EBITDAX and subtracting RSP’s net debt, then discounting to present value using an illustrative equity discount rate of 11.6%, reflecting an estimate of RSP’s cost of equity. For the combined company pro forma for the merger, TPH calculated implied per share values as of the same dates by applying multiples ranging from 7.25x to 9.25x to projected pro forma EBITDAX including synergies and subtracting pro forma net debt, then discounting to present value using an illustrative equity discount rate of 9.3%, reflecting an estimate of the combined company’s cost of equity. On a standalone basis, these calculations indicated a range of implied present values of $38.74 to $63.55 per RSP common share, and pro forma for the merger these calculations indicated a range of implied present values of $43.56 to $65.36 per share.

Precedent Premiums Paid

TPH compared the premiums per share paid by an acquirer company (in each case as compared to the share price of the target company one day prior to the announcement of a transaction) in 16 selected U.S. upstream corporate transactions since 2004 with a transaction value of over $1 billion and involving consideration consisting of 50% or greater equity. TPH observed that (i) with respect to all such transactions considered, the median premium paid was 22%, and (ii) with respect to transactions involving 100% stock consideration, the median premium paid was 19%. These observed premiums were then compared to the premium to be paid with respect to the proposed merger of 29%.

General

TPH and its affiliates, including Perella Weinberg Partners, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

TPH and its affiliates also engage in securities trading and brokerage activities, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of RSP, Concho, any of the other parties to the transactions contemplated by the merger agreement and any of their respective affiliates and (ii) any currency or commodity that may be involved in the transactions and the other matters otherwise contemplated by the merger agreement.

In addition, TPH and its affiliates and certain of its and their employees, including members of the team performing services in connection with the transactions contemplated by the merger agreement, as well as certain private equity and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the parties to the merger agreement, other prospective counterparties and their respective affiliates.

TPH is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The RSP board selected TPH to act as its financial advisor in connection with the transactions contemplated by the merger agreement on the basis of TPH’s experience in transactions similar to the transactions described in the merger agreement, its reputation in the investment community and its familiarity with RSP and its business.

The description set forth above constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to the RSP board. TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

No company or transaction used in TPH’s analyses summarized above is identical or directly comparable to RSP, Concho or the transactions contemplated by the merger agreement. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

TPH acted as financial advisor to RSP in connection with, and participated in certain negotiations leading to, the transactions contemplated by the merger agreement. Pursuant to the terms of its engagement, upon the RSP board’s request to TPH to deliver its opinion (regardless of the conclusion reached therein), TPH became entitled to receive a fee from RSP of $2 million, which will be credited against the transaction fee payable to TPH upon the consummation of the merger equal to 0.25% of the aggregate consideration payable (without duplication) in the merger. In addition, RSP has agreed to reimburse TPH for its reasonable and documented out-of-pocket expenses incurred in connection with the engagement, including the reasonable and documented fees and expenses of its legal counsel. RSP also agreed to indemnify TPH, its affiliates and its and their respective directors, officers, partners, advisors, consultants, agents or employees for certain liabilities related to or arising out of its rendering of services under its engagement or to contribute to payments TPH may be required to make in respect of these liabilities. During the last two years, TPH has provided certain underwriting services to RSP from time to time for which TPH has received, and may receive, compensation. During the two year period ended March 27, 2018, TPH has received compensation for such underwriting services provided to RSP of $2.1 million. During the last two years, TPH has provided financial advisory and/or underwriting services to Concho from time to time for which TPH has received, and may receive, compensation, including having acted as underwriter with respect to Concho in certain capital markets offerings and as financial advisor to Concho with respect to certain asset sales in Reeves County, Texas. During the two year period ended March 27, 2018, TPH has received compensation for financial advisory and/or underwriting services provided to Concho of $3.1 million. TPH may provide investment banking or other financial services to RSP, Concho or any of the other parties to the merger agreement or their respective stockholders, affiliates or portfolio companies in the future and in connection with such future investment banking or other financial services, TPH may receive compensation.

Concho Unaudited Forecasted Financial Information

Concho does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, certain non-public financial forecasts covering multiple years which were prepared by Concho management and not for public disclosure, were provided to the Concho board and RSP in connection with their evaluations of the merger and to TPH, RSP’s financial advisor, and Morgan Stanley, Concho’s financial advisor, for their use in advising their respective clients and reliance in connection with their separate financial analyses and opinions as described in the sections entitled “The Merger—Opinion of Morgan Stanley, Concho’s Financial Advisor” and “The Merger—Opinion of TPH, RSP’s Financial Advisor” beginning on page [●] and [●], respectively.

A summary of certain of those financial forecasts is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for or against the Concho issuance proposal and/or the merger proposal, but is being included because they were made available to the Concho board, Concho’s financial advisor and RSP and its financial advisor. The Concho forecasted financial information was prepared by and is the responsibility of Concho management.

The inclusion of this information should not be regarded as an indication that the Concho board, Concho (or any of its affiliates, officers, directors, advisors or other representatives) or any other person considered, or now considers, the Concho forecasted financial information to be necessarily predictive of actual future events or results of Concho’s operations and should not be relied upon as such. Concho management’s internal financial forecasts, upon which the Concho forecasted financial information was based, are subjective in many respects. There can be no assurance that the Concho forecasted financial information will be realized or that actual results will not be significantly higher or lower than forecasted. The Concho forecasted financial information covers multiple years and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Concho forecasted financial information in this joint proxy statement/prospectus should not be relied on as necessarily predictive of actual future events.

In addition, the Concho forecasted financial information was not prepared with a view toward public disclosure or toward complying with GAAP and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forecasted financial information. Neither Grant Thornton, Concho’s independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the Concho forecasted financial information contained in this joint proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The Concho forecasted financial information was based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when such projections were finalized. However, such assumptions are inherently uncertain and difficult or impossible to predict or estimate and most of them are beyond Concho’s control. Assumptions that were used by Concho in developing the Concho forecasted financial information include, but are not limited to: no unannounced acquisitions; no balance sheet optimization; normal weather in the forward-looking periods; ongoing investments in Concho’s existing entities for maintenance, integrity and other capital expenditures; and no material fluctuations in interest rate assumptions over the forward-looking periods. The Concho forecasted financial information also reflects assumptions regarding the continuing nature of certain business decisions that, in reality, would be subject to change.

Important factors that may affect actual results and cause the Concho forecasted financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Concho’s business (including its ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described in this joint proxy/statement prospectus or described or referenced in Concho’s filings with the SEC, including Concho’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●]. In addition, the Concho forecasted financial information reflects assumptions that are subject to change and do not reflect revised prospects for Concho’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Concho forecasted financial information was prepared.

The Concho forecasted financial information was developed through Concho’s customary strategic planning and budgeting process utilizing reasonable available estimates and judgments at the time of its preparation. The Concho forecasted financial information was developed on a standalone basis without giving effect to the merger, and therefore the Concho forecasted financial information does not give effect to the merger or any changes to Concho’s operations or strategy that may be implemented after the effective time of the merger if the merger is completed, including potential cost synergies to be realized as a result of the merger, or to any costs incurred in connection with the merger. Furthermore, the Concho forecasted financial information does not take into account the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context.

Accordingly, there can be no assurance that the Concho forecasted financial information will be realized or that Concho’s future financial results will not vary materially from the Concho forecasted financial information. None of Concho, RSP nor any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Concho forecasted financial information, and none of Concho, RSP, nor any of their respective affiliates undertakes any obligation to update or otherwise revise or reconcile the Concho forecasted financial information to reflect circumstances existing or developments and events occurring after the date of the Concho forecasted financial information or that may occur in the future, even in the event that any or all of the assumptions underlying the Concho forecasted financial information are not realized. Concho does not intend to make available publicly any update or other revision to the Concho forecasted financial information, except as otherwise required by applicable law. None of Concho nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Concho or RSP stockholder or any other person regarding the ultimate performance of Concho compared to the information contained in the Concho forecasted financial information or that the Concho forecasted financial information will be achieved.

In light of the foregoing factors and the uncertainties inherent in the Concho forecasted financial information, Concho and RSP stockholders are cautioned not to place undue, if any, reliance on the information presented in this summary of the Concho forecasted financial information.

Summary of Concho Forecasted Financial Information

The selected unaudited forecasted financial data were prepared utilizing the following NYMEX strip pricing assumptions with respect to future commodity prices for crude oil and natural gas as of March 19, 2018:

	2018	2019	2020
Crude Oil (WTI) ($/Bbl)	60.99	57.01	53.99
Natural Gas (Henry Hub) ($/MMbtu)	2.79	2.80	2.76

The following table presents selected unaudited forecasted financial data for the fiscal years ending 2018 through 2020 based on the above referenced assumptions.

($ in millions, other than operating data)
	2018	2019	2020
EBITDAX	2,274	2,737	3,317
Operating Cash Flow	2,165	2,628	3,209
Total Capital Expenditures	2,073	2,495	3,052
Production (Mboe/d)	225.1	268.9	329.1

In addition, Concho provided Morgan Stanley, its financial advisor, with updated financial and operating forecasts, adjusted to reflect the following Wall Street consensus pricing as of March 19, 2018:

	2018	2019	2020
Crude Oil (WTI) ($/Bbl)	60.00	60.00	61.50
Natural Gas (Henry Hub) ($/MMbtu)	3.00	3.00	3.05

The following table presents selected unaudited forecasted financial data for the fiscal years ending 2018 through 2020 based on the above Wall Street consensus pricing.

($ in millions, other than operating data)
	2018	2019	2020
EBITDAX	2,259	2,867	3,912
Operating Cash Flow	2,150	2,759	3,804
Total Capital Expenditures	2,073	2,495	3,052
Production (Mboe/d)	225.1	268.9	329.1

The selected unaudited forecasted financial numbers shown in the tables above are not measures that have a standardized meaning prescribed by GAAP and may not be comparable with similar measures presented by other issuers. For purposes of the unaudited forecasted financial information presented above, EBITDAX is defined as earnings before interest, taxes, depreciation, amortization and exploration expenses. Operating Cash Flow is defined as EBITDAX less interest expense.

CONCHO DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL AND OPERATING FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL AND OPERATING FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

RSP Unaudited Forecasted Financial Information

RSP does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, RSP’s management prepared certain non-public unaudited internal financial forecasts with respect to RSP for the years 2018 through 2022 for RSP on a standalone basis, which were based upon the internal financial model that RSP has historically used in connection with strategic planning, and which were provided to the RSP board and the Concho board, as well as RSP’s and Concho’s respective financial advisors, in connection with their evaluation of the proposed merger. The inclusion of this information should not be regarded as an indication that any of RSP or its advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such. The RSP forecasted financial information was prepared by and is the responsibility of RSP management.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of RSP’s management, including, among others, RSP’s future results, oil and gas industry activity, commodity prices, demand for crude oil and natural gas, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, takeaway capacity and the availability of services in the areas in which RSP operates, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information,” and “Risk Factors,” beginning on pages [●], [●] and [●], respectively. The unaudited prospective financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. RSP can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial and operating information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus titled “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither RSP’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to RSP contained in its Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of RSP, and such report does not extend to the projections included below and should not be read to do so.

Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. RSP can give no assurance that, had the unaudited prospective financial and operating information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, RSP does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on RSP of the merger, the effect on RSP of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on RSP of any possible failure of the merger to occur. None of RSP or its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any RSP stockholder or Concho stockholder or other person regarding RSP’s ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by RSP or its advisors or any other person that it is viewed as material information of RSP, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial and operating information included below is not being included to influence your decision whether to vote in favor of the merger, the share issuance or any other proposal to be considered at the special meetings, but is being provided solely because it was made available to the RSP board, the Concho board, and RSP’s and Concho’s respective financial advisors in connection with the merger.

In light of the foregoing, and considering that the special meetings will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, RSP stockholders and Concho stockholders are cautioned not to place undue reliance on such information, and RSP urges all RSP stockholders and Concho stockholders to review RSP’s most recent SEC filings for a description of RSP’s reported financial results. See the section entitled “Where You Can Find More Information” beginning on page [●].

RSP’s Assumptions.    In preparing the prospective financial and operating information for RSP described below, the management team of RSP used the following price assumptions, which are based on both NYMEX oil and gas strip pricing and Wall Street consensus pricing as of March 23, 2018:

	NYMEX
	2018E	2019E	2020E	2021E	2022E
Commodity Prices
Oil ($/bbl)	$63.95	$59.33	$55.76	$53.49	$52.23
Gas ($/MMbtu)	$2.83	$2.76	$2.75	$2.78	$2.82

	Wall Street consensus pricing
	2018E	2019E	2020E	2021E	2022E
Commodity Prices
Oil ($/bbl)	$60.38	$60.00	$61.00	$61.00	$61.00
Gas ($/mmbtu)	$3.00	$3.00	$3.01	$3.01	$3.01

In addition to the assumptions with respect to commodity prices, the RSP unaudited forecasted financial and operating information is based on various other assumptions, including, but not limited to, the following principal assumptions: no unannounced acquisitions; refinancing of RSP’s 6.625% Senior Notes due 2022 with expected availability under RSP’s existing revolving credit facility; incremental step-change improvements in lease operating costs on a per unit basis on the acquired leaseholds of Silver Hill Energy Partners, LLC and Silver Hill E&P II, LLC in the Delaware Basin as a result of ongoing infrastructure and operating improvements; incremental increases in general and administrative expenses associated with additional headcount to accommodate continuing increases in operating levels; normal weather in the forward-looking periods; ongoing investments in infrastructure in RSP’s existing entities at historical levels to maintain development pace; and no material fluctuations in interest rate assumptions over the forward-looking periods. The RSP unaudited forecasted financial and operating information also reflects assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

RSP Management Projections for RSP.    The following table presents select unaudited forecasted financial and operating information of RSP for the fiscal years ending 2018 through 2022 prepared by RSP’s management and provided to the RSP board and RSP’s financial advisors, which is referred to as the “RSP unaudited forecasted financial and operating information.” As described above, the RSP unaudited forecasted financial and operating information is based on commodity pricing assumptions as of March 23, 2018. A version of such unaudited forecasted financial and operating information of RSP utilizing commodity pricing assumptions as of March 19, 2018, was also provided to the Concho board and Concho’s management.

	2018E	2019E	2020E	2021E	2022E
($ in millions, except per share amounts)
NYMEX Oil and Gas Strip Pricing
Production (Mboe/d)	76	99	126	156	190
EBITDAX(a)	$1,007	$1,250	$1,494	$1,753	$2,100
Capex	$885	$983	$1,291	$1,609	$1,799
Wall Street consensus pricing
Production (Mboe/d)	76	99	126	156	190
EBITDAX	$968	$1,270	$1,677	$2,070	$2,554
Capex	$885	$983	$1,291	$1,609	$1,799

(a)	EBITDAX, which is calculated as oil and gas revenues, less lease operating expenses, production and ad valorem taxes, cash hedging losses and general and administrative expenses (including stock based compensation), is a non-GAAP financial measure as it excludes amounts included in net earnings, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.
(b)	The estimates and assumptions underlying the RSP unaudited forecasted financial and operating information are inherently uncertain and, though considered reasonable by the management of RSP as of the date of the preparation of such unaudited forecasted financial and operating information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited forecasted financial and operating information, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages [●] and [●], respectively. Accordingly, there can be no assurance that the forecasted results are indicative of the future performance of RSP, or that actual results will not differ materially from those presented in the RSP unaudited forecasted financial and operating information. Inclusion of the RSP unaudited forecasted financial and operating information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the RSP unaudited forecasted financial and operating information will be achieved.
(c)	The RSP unaudited forecasted financial and operating information is not included in this joint proxy statement/prospectus in order to induce any stockholder to vote in favor of any of the proposals at the Concho special meeting or the RSP special meeting.

RSP DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL AND OPERATING FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL AND OPERATING FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Regulatory Approvals

The completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the FTC and the DOJ, and the applicable waiting period (or any extensions of such waiting period) has expired or been terminated. For additional information regarding regulatory approvals in connection with the merger, see the section entitled “The Merger Agreement—Reasonable Best Efforts; Notification” beginning on page [●].

On April 17, 2018, the initial filing with respect to the merger was filed by each of Concho and RSP with the FTC and the DOJ. The waiting period with respect to the notification and report forms filed under the HSR Act is scheduled to expire at 11:59 p.m. Eastern Time on May 17, 2018, unless extended by the issuance of a request for Additional Information and Documentary Material or terminated early.

Although Concho and RSP currently believe they should be able to obtain the expiration or termination of the waiting period applicable under the HSR Act in a timely manner, they cannot be certain when or if it will be obtained or, if obtained, whether such expiration or termination will require terms, conditions or restrictions not currently contemplated that will be detrimental to Concho or its subsidiaries or the surviving corporation after the completion of the merger. Concho and RSP have agreed to take certain actions to obtain the expiration or termination of the waiting period applicable under the HSR Act. For a discussion of the parties’ obligations in connection with obtaining regulatory approvals in connection with the merger, see the section entitled “The Merger Agreement—HSR and Other Regulatory Approvals” beginning on page [●].

Neither Concho nor RSP is aware of any material governmental approvals or actions that are required for completion of the merger other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Interests of Concho Directors and Executive Officers in the Merger

In considering the recommendation of the Concho board with respect to the Concho issuance proposal, Concho stockholders should be aware that the executive officers and directors of Concho have interests in the merger that may be different from, or in addition to, the interests of Concho stockholders generally. These interests include, but are not limited to:

•	Steven L. Beal, a member of the Concho board, is the beneficial owner of 79,427 shares of RSP common stock.

•	Tucker S. Bridwell, a member of the Concho board, is the beneficial owner of 60,000 shares of RSP common stock.

•	Jack F. Harper, the President and Chief Financial Officer of Concho, and members of his family together wholly own Hedloc Investment Company, LP. (which we refer to as “Hedloc”). Mr. Harper’s wife holds a 34.5% interest in Davis Partners, Ltd., an entity controlled by her family (which we refer to as “Davis”). Each of Hedloc and Davis have engaged in business transactions with RSP in the last year for the sale or lease of certain oil and gas interests to RSP. Pursuant to these transactions, Hedloc and Davis received $172,908.87 and $614,498.80, respectively, in net revenue from RSP in 2017. Separately, Mr. Harper’s wife has received payments directly from RSP relating to oil and gas interests totaling $200,236.39 in the last year.

None of Concho’s directors or executive officers is a party to, or participates in any, Concho plan, program, or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to the completion of the merger. The Concho board after the merger will include each of the current directors from the Concho board as of the effective time (other than as publicly announced by Concho in the ordinary course), in addition to one director from the current RSP board.

The members of the Concho board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Concho stockholders approve the Concho issuance proposal.

Board of Directors and Management of Concho Following Completion of the Merger

Under the terms of the merger agreement, Concho has agreed to take all necessary corporate action so that upon and after the effective time of the merger, the size of the Concho board is increased by one member, and prior to the completion of the merger, one member of the RSP board determined to be independent by the Concho board and to be mutually agreed between RSP and Concho is appointed to the Concho board to fill the vacancy on the Concho board created by such increase. Concho, through the Concho board, has agreed to take all necessary action to nominate such new director for election to the Concho board in the proxy statement relating to the first annual meeting of the stockholders of Concho following the completion of the merger.

Upon completion of the merger, the current directors and executive officers of Concho are expected to continue in their current positions, other than as may be publicly announced by Concho in the normal course.

Interests of RSP Directors and Executive Officers in the Merger

In considering the recommendation of the RSP board with respect to the merger proposal and the non-binding compensation advisory proposal, RSP stockholders should be aware that the executive officers and directors of RSP have interests in the merger that may be different from, or in addition to, the interests of RSP stockholders generally.

These interests include, but are not limited to, the treatment in the merger of outstanding awards of RSP time-based restricted stock and RSP performance-based restricted stock, potential benefits upon a qualifying termination of employment in connection with the merger and rights to ongoing indemnification and insurance coverage. These interests are described in more detail below, and certain of them are quantified in the narrative and tabular disclosure included in the section entitled “The Merger—Merger Related Compensation” beginning on page [●].

The members of the RSP board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that RSP stockholders approve the merger proposal.

Treatment of RSP Equity Awards

RSP Time-Based Restricted Stock

Immediately prior to the effective time of the merger, each outstanding award of shares of RSP time-based restricted stock granted under the RSP stock plan will automatically vest in full and any forfeiture restrictions applicable to such shares of RSP time-based restricted stock will lapse immediately. As a result, each share of RSP time-based restricted stock will be treated as a share of RSP common stock for purposes of the merger, including the right to receive the merger consideration, less applicable taxes required to be withheld.

RSP Performance-Based Restricted Stock

Immediately prior to the effective time of the merger, each outstanding award of RSP performance-based restricted stock granted under the RSP stock plan will be deemed to have satisfied any continued service or time-based vesting requirements and have the applicable performance period end. RSP’s performance with respect to the performance goals applicable to such shares of RSP performance-based restricted stock will be calculated based on actual performance through the effective time of the merger, as reasonably determined by the compensation committee of the RSP board, in order to determine the number of shares of RSP performance-based restricted stock that will vest, and any forfeiture requirements applicable to such earned performance-based restricted stock will lapse immediately prior to the effective time of the merger. As a result, each share of earned performance-based restricted stock will be treated as a share of RSP common stock for purposes of the merger, including the right to receive the merger consideration, less applicable taxes required to be withheld. The number of shares subject to outstanding awards of RSP performance-based restricted stock are based on the assumption that the maximum performance level will be achieved, and, hence, are designed to vest and become earned with respect to a number of shares within the range of 0-100% of such maximum number of shares of RSP performance-based restricted stock granted to the executive officers. The RSP board will not be able to calculate actual performance until immediately prior to the completion of the merger. Therefore, at the time of this filing, it is unknown how many shares of RSP performance-based restricted stock could be earned by any executive officer. However, for purposes of this joint proxy statement/prospectus, we have assumed that the maximum number of shares of RSP performance-based restricted stock will become vested.

Quantification of Value of Accelerated RSP Time-Based and Performance-Based Restricted Stock

The following table sets forth, for each member of the RSP board and each executive officer of RSP, (1) the number of shares of RSP time-based restricted stock and, for each executive officer of RSP, the number of shares of RSP performance-based restricted stock held by such individual as of the date of this filing and (2) the estimated value of the accelerated vesting of those shares (on a pre-tax basis) as a result of the merger. Such amounts have been calculated assuming that (x) the closing price of a share of RSP common stock on the completion of the merger is $45.87 (which itself is calculated by multiplying the number of shares of RSP time-based restricted stock and RSP performance-based restricted stock that will be accelerated by $45.87, determined by multiplying the exchange ratio by $143.35, the average closing price of a share of Concho common stock over the first five business days following the first public announcement of the merger, (y) the maximum number of shares of RSP performance-based restricted stock vest upon completion of the merger and (z) the merger is completed on August 1, 2018. Depending upon when the merger is completed, certain awards that are outstanding as of the date hereof and included in the table below may vest pursuant to their terms, independent of the merger. The actual value of the acceleration of the shares of RSP time-based restricted stock and RSP performance-based restricted stock cannot be determined with any certainty until the actual acceleration occurs.

	Number of Shares of RSP Time-Based Restricted Stock to be Accelerated (#)	Number of Shares of RSP Performance-Based Restricted Stock to be Accelerated (#)	Value of Accelerated Shares of RSP Restricted Stock ($)
Executive Name
Steven Gray	159,466	476,604	29,176,531
Scott McNeill	71,076	218,981	13,304,915
Zane Arrott	65,806	203,997	12,375,864
William Huck	56,823	168,260	10,324,557
James Mutrie	44,811	131,549	8,089,633
Erik Daugbjerg	49,804	134,295	8,444,621
Director Name
Michael Grimm	8,095	N/A	371,318
Joseph B. Armes	5,343	N/A	245,083
Kenneth V. Huseman	5,343	N/A	245,083
Matthew S. Ramsey	5,343	N/A	245,083
Michael W. Wallace	5,343	N/A	245,083

Executive Officer Severance Arrangements

RSP does not maintain employment agreements with its executive officers. However, RSP maintains the RSP Executive Change in Control and Severance Plan (which we refer to as the “RSP severance plan”) in which its executive officers are eligible to participate. The RSP severance plan also provides certain “double trigger” payments and benefits, meaning that the payments or other benefits become due only if the executive officer’s employment is terminated without cause or by the executive for good reason (which we refer to as a “qualifying termination”) within two years after the occurrence of a change of control, which includes the merger.

The payments and benefits due to an executive officer under the RSP severance plan upon a qualifying termination following a change in control are: (i) accrued but unpaid salary, earned but unpaid performance bonus for a completed fiscal year prior to the date of termination, reimbursement of eligible expenses incurred through the date of termination, and any employee benefits to which the executive officer may be entitled pursuant to the terms governing such benefits; (ii) a pro rata performance bonus for the calendar year of termination, payable in a lump sum as soon as administratively feasible following preparation of the unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year to which the performance bonus relates; (iii) a lump sum amount equal to three (3) times (for Mr. Gray), or two and one half (2.5) times in the case of all other executives, the sum of the officer’s base salary plus the greater of the officer’s average performance bonus for the two calendar years preceding the date of termination and the target performance bonus for the year in which the date of termination occurs, payable within 60 days following executive officer’s date of termination; and (iv) continuation of medical and dental benefits (if elected by the executive) for 36 months (for Mr. Gray), or 30 months for all other executives, following the date of termination, with the full cost of such continuation coverage being reimbursed to the executive officer on a monthly basis. If so required by the administrator of the RSP severance plan, the payments and benefits set forth in (ii)—(iv) will be contingent on the executive officer’s execution of a release of claims in favor of RSP.

For purposes of the RSP severance plan, the term “cause” generally means a determination made by 2/3rds of the RSP board that an executive officer (i) has been convicted of a misdemeanor involving moral turpitude or a felony, (ii) has engaged in grossly negligent or willful misconduct in the performance of his duties for RSP (other than due to the executive officer’s incapacity due to physical or mental illness), which actions have had a material detrimental effect on RSP and which actions continued for a period of thirty (30) days after a written notice of demand for performance has been delivered to the executive officer specifying the manner in which the executive officer has failed to perform, (iii) has engaged in conduct which is materially injurious to RSP (including, without limitation, misuse or misappropriation of RSP’s funds or other property) or (iv) has committed an act of fraud.

Additionally, under the RSP severance plan, the term “good reason” generally means, without the express written consent of the executive officer, the occurrence of one of the following arising on or after the date such executive officer commences participation in the RSP severance plan: (i) a material reduction in the executive officer’s base compensation, (ii) a material diminution in the executive officer’s authority, duties or responsibilities, (iii) a permanent relocation in the geographic location at which the executive officer must perform services to a location more than 50 miles from the location at which the executive officer normally performed services immediately before the relocation, (iv) a material reduction in the authority, duties, or responsibilities of the person to whom the executive officer reports, or (v) any other action or inaction that constitutes a material breach by RSP of its obligations under the RSP severance plan.

For an estimate of the value of the payments and benefits described above that would be payable to the RSP’s named executive officers under the RSP severance plan upon a qualifying termination in connection with the merger, see the section entitled “Merger Related Compensation—Golden Parachute Compensation” below.

Merger-Related Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of RSP’s named executive officers, that is based on or otherwise relates to the merger and that will or may become payable to the named executive officers at the completion of the merger or on a qualifying termination of employment upon or following the consummation of the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the RSP named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of RSP stockholders. The “named executive officers” are the individuals listed as such in RSP’s most recent annual proxy statement.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of RSP’s named executive officers would receive using the following assumptions: (i) the completion of the merger occurs on August 1, 2018, (ii) each named executive officer experiences a qualifying termination at such time, (iii) the named executive officer’s base salary rate and annual target bonus remain unchanged from that in effect as of the date of this filing, (iv) shares of RSP time-based restricted stock and RSP performance-based restricted stock outstanding as of the date hereof do not otherwise vest prior to the completion of the merger, (v) the closing price of a share of RSP common stock on the completion of the merger is $45.87 (which itself is calculated by multiplying the exchange ratio by $143.35, the average closing price of a share of Concho common stock over the first five business days following the first public announcement of the merger, (vi) the maximum number of shares of RSP performance-based restricted stock vest; (vii) no named executive officers receive any additional equity grants prior to completion of the merger and (viii) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below.

Golden Parachute Compensation

	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Steven Gray	6,508,438	29,176,531	49,056	35,734,025
Scott McNeill	2,968,873	13,304,915	61,014	16,334,802
Zane Arrott	2,837,346	12,375,864	61,014	15,274,224
William Huck	2,623,102	10,324,557	61,014	13,008,673
James Mutrie	2,270,198	8,089,633	41,292	10,401,123
Erik Daugbjerg	2,305,156	8,444,621	61,014	10,810,791

(1)	The amount shown for each named executive officer consists of: (a) a lump sum cash severance equal to three times (for Mr. Gray), or two and a half times (for the other named executive officers), the sum of (i) the named executive officer’s base salary and (ii) the greater of the named executive officer’s average performance bonus for the two calendar years preceding the date of termination and the target performance bonus for the year in which the date of termination occurs and (b) a pro rata portion of the named executive officer’s performance bonus for the 2018 calendar year, in each case, payable pursuant to the RSP severance plan and set forth in more detail below this footnote. The severance payment and the 2018 pro rata bonus payment are both considered to be double-trigger payments, which means that both a change in control, such as the merger, and a qualifying termination of employment must occur prior to any payment being provided to the named executive officer.

	Cash Severance ($)	Pro-Rata 2018 Bonus ($)	Total ($)
Steven Gray	5,916,000	592,438	6,508,438
Scott McNeill	2,698,500	270,373	2,968,873
Zane Arrott	2,575,250	262,096	2,837,346
William Huck	2,400,938	222,164	2,623,102
James Mutrie	2,079,688	190,510	2,270,198
Erik Daugbjerg	2,110,000	195,156	2,305,156

(2)	The amounts shown in this column reflect the maximum potential value of the acceleration of outstanding RSP time-based restricted stock and RSP performance-based restricted stock awards that each named executive officer could receive in connection with the merger. The amount of awards deemed to be held by each named executive officer has been disclosed within the tables above under the heading “Quantification of Value of Accelerated RSP Time-Based and Performance-Based Restricted Stock.” These amounts are all considered to be single-trigger benefits because they will vest solely upon a change in control.

(3)	The amounts shown in this column reflect the value of medical and dental benefit continuation, as provided under the RSP severance plan for a period of 36 months (for Mr. Gray) and a period of 30 months (for the other named executive officers). Along with the severance and bonus payments noted in the first column, these payments would be considered double-trigger benefits.

Indemnification and Insurance

Concho and the surviving corporation have agreed to, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to March 27, 2018 or who becomes prior to the effective time of the merger, a director or officer of RSP or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by RSP, in each case, when acting in such capacity (whom we refer to as the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any threatened or actual claim, action, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling to which such indemnified person is a party or is otherwise involved (including as a witness) based on, in whole or in part, or arising out of, in whole or in part, the fact that such person is or was a director or officer of RSP or any of its subsidiaries, a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by RSP or is or was serving at the request of RSP or any of its subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the effective time of the merger and whether asserted or claimed prior to, at or after the effective time of the merger (which liabilities we refer to as “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the fullest extent permitted under applicable law (and Concho and the surviving corporation will, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified person to the fullest extent permitted under applicable law).

Concho and the surviving corporation will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation in any manner that would affect (or manage the surviving corporation or its subsidiaries, with the intent to or in a manner that would affect) adversely the rights of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Concho and the surviving corporation will fulfill and honor any indemnification, expense advancement, or exculpation agreements between RSP or any of its subsidiaries and any of its directors or officers existing and in effect prior to March 27, 2018.

Concho and the surviving corporation will cause to be put in place, and Concho will fully prepay immediately prior to the effective time of the merger, “tail” insurance policies with a claims period of at least six years from the effective time of the merger (which we refer to as the “tail period”) from an insurance carrier with the same or better credit rating as RSP’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as RSP’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger. For additional information, see the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page  [●].

Listing of Concho Shares; Delisting and Deregistration of RSP Shares

If the merger is completed, the shares of Concho common stock to be issued in the merger will be listed for trading on the NYSE, shares of RSP common stock will be delisted from the NYSE and deregistered under the Exchange Act, and RSP will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

Accounting Treatment of the Merger

Concho prepares its financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Concho will be treated as the acquirer for accounting purposes.

Treatment of Indebtedness

As of December 31, 2017, RSP had outstanding $375 million of borrowings under RSP’s existing credit facility. Completion of the merger would constitute an event of default under the terms of the RSP credit facility. In order to avoid an event of default, Concho will need to either obtain waivers or consents from the lenders under the RSP credit facility, or the RSP credit facility will need to be repaid or refinanced in connection with the merger. Concho may draw on Concho’s existing credit facility and/or cash on hand to prepay in full the total outstanding amount under the RSP credit facility and terminate the RSP credit facility. Concho may also choose to refinance the RSP credit facility (including any hedges provided by hedge banks thereunder), or the RSP credit facility and the Concho credit facility, effective at the completion of the merger. In the event of a refinancing of the RSP credit facility, prepayment would be at par with no prepayment premium, other than LIBOR breakage costs.

As of December 31, 2017, RSP had outstanding $700 million aggregate principal amount of 6.625% Senior Notes due 2022 and $450 million aggregate principal amount of 5.25% Senior Notes due 2025 (which we refer to collectively as the “RSP Notes”). The indentures governing the RSP Notes (which we refer to as the “RSP indentures”) require RSP (or a third party, in permitted circumstances) to make an offer to repurchase the RSP Notes at 101% of their face amount, plus accrued and unpaid interest, within 30 days of the occurrence of a change of control transaction. A “change of control” transaction, as defined under the RSP indentures, occurs when, among other things, RSP consummates a transaction as a result of which any person becomes the beneficial owner, directly or indirectly, of more than 50% of its voting stock, and in the case of the 5.25% Senior Notes due 2025 only, followed by a ratings decline within 90 days. Concho expects that it will have funding available for any accepted offers to repurchase in connection with a change of control offer. Concho may also seek to amend, engage in liability management transactions with respect to, or refinance the RSP Notes in connection with the merger. Concho does not currently anticipate taking any action with respect to the outstanding senior notes of Concho in connection with the merger.

For a description of Concho’s and RSP’s existing indebtedness see Concho’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 21, 2018, and RSP’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 27, 2018, each of which is incorporated by reference into this joint proxy statement/prospectus.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement, which was executed on March 27, 2018. The description of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary are included solely to provide you with information regarding the terms of the merger agreement. Factual disclosures about Concho, RSP, or any of their respective subsidiaries or affiliates contained in this joint proxy statement/prospectus or in Concho’s or RSP’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Concho or RSP, as applicable, contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Concho, RSP and Merger Sub were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Concho, RSP and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that Concho and RSP delivered to each other in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since March 27, 2018. You should not rely on the merger agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Concho, RSP and Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

Upon the terms and subject to the conditions of the merger, at the effective time of the merger, Merger Sub will be merged with and into RSP in accordance with the DGCL. As a result of the merger, the separate existence of Merger Sub will cease and RSP will continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, we sometimes refer to RSP as the “surviving corporation”).

At the effective time of the merger, the merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL and all the property, rights, privileges, powers and franchises of each of RSP and Merger Sub will vest in the surviving corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of RSP and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the surviving corporation.

Closing

Unless otherwise mutually agreed to in writing between Concho and RSP, the completion of the merger will take place at 9:00 a.m. Central Time on the second business day following the satisfaction or waiver of the conditions to the completion of the merger (other than any such conditions which by their nature cannot be satisfied until the closing date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement on the closing date). For more information on the conditions to the completion of the merger, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [●]. We refer to the date on which the completion of the merger occurs as the “closing date.”

As soon as practicable on the closing date after the completion of the merger, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL will be filed with the Office of the Secretary of State of the State of Delaware and the merger will become effective upon the filing and acceptance of such certificate of merger with the Office of the Secretary of State of the State of Delaware, or at such later time as agreed in writing by Concho and RSP and specified in such certificate of merger.

Organizational Documents; Directors and Officers

At the effective time of the merger, the certificate of incorporation of RSP in effect immediately prior to the effective time of the merger will be amended and restated in its entirety as of the effective time of the merger to be in the form set forth in Annex B to the merger agreement, and as so amended will be the certificate of incorporation of the surviving corporation, until duly amended, in accordance with the provisions of the merger agreement and as provided therein or by applicable law.

Concho and RSP have agreed to take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation, until duly amended, in accordance with the provisions of the merger agreement and as provided therein or by applicable law.

Concho and RSP have agreed to take all necessary action such that from and after the effective time of the merger, the directors of Merger Sub will be the directors of the surviving corporation and the officers of RSP will be the officers of the surviving corporation, and such directors and officers will serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the organizational documents of the surviving corporation.

Prior to the effective time of the merger, Concho has agreed to take all necessary corporate action so that upon and after the effective time of the merger, the size of the Concho board is increased by one member, and, prior to the closing, one member of the RSP board determined to be independent by the Concho board and to be mutually agreed between RSP and Concho is appointed to the Concho board to fill the vacancy on the Concho board created by such increase. In addition, Concho, through the Concho board, has agreed to take all necessary action to nominate such new director for election to the Concho board in the proxy statement relating to the first annual meeting of the stockholders of Concho following the closing.

Effect of the Merger on Capital Stock; Merger Consideration

At the effective time of the merger, by virtue of the merger and without any action on the part of Concho, Merger Sub, RSP, or any holder of any securities of Concho, Merger Sub or RSP:

•	Each share of capital stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and will represent one fully paid and nonassessable share of common stock of the surviving corporation.

•	Each share of RSP common stock issued and outstanding immediately prior to the effective time of the merger (excluding any excluded shares (as defined below) and any shares of RSP time-based restricted stock and RSP performance-based restricted stock not treated as shares of RSP common stock) will be converted into the right to receive from Concho that number of fully-paid and nonassessable shares of Concho common stock equal to 0.320 (the merger consideration).

All such shares of RSP common stock, when so converted, will cease to be outstanding and will automatically be canceled and cease to exist. Each holder of a share of RSP common stock that was outstanding immediately prior to the effective time of the merger will cease to have any rights with respect thereto, except the right to receive the merger consideration, any dividends or other distributions paid with respect to such shares following the effective time and any cash to be paid in lieu of any fractional shares of Concho common stock.

All shares of RSP common stock held by RSP as treasury shares or by Concho or Merger Sub or by any wholly owned subsidiary of Concho or Merger Sub immediately prior to the effective time of the merger and, in each case, not held on behalf of third parties (which we refer to collectively as “excluded shares”) will automatically be canceled and cease to exist as of the effective time of the merger, and no consideration will be delivered in exchange for excluded shares.

In the event of any change in the number of shares of RSP or Concho common stock or securities convertible or exchangeable into or exercisable for shares of RSP or Concho common stock (in each case issued and outstanding after March 27, 2018 and before the effective time) by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the merger consideration will be equitably adjusted to reflect the effect of such change.

Treatment of RSP Equity Awards in the Merger

RSP Time-Based Restricted Stock

Immediately prior to the effective time of the merger, each outstanding award of shares of RSP time-based restricted stock granted under the RSP stock plan will automatically vest in full and any forfeiture restrictions applicable to such shares of RSP time-based restricted stock will lapse immediately. As a result, each share of RSP time-based restricted stock will be treated as and will have the same rights as a share of RSP common stock for purposes of the merger, including the right to receive the merger consideration, less applicable taxes required to be withheld.

RSP Performance-Based Restricted Stock

Immediately prior to the effective time of the merger, each outstanding award of RSP performance-based restricted stock granted under the RSP stock plan will be deemed to have satisfied any continued service or time-based vesting requirements and have the applicable performance period end. RSP’s performance with respect to the performance goals applicable to such shares of RSP performance-based restricted stock will be calculated based on actual performance through the effective time of the merger, as reasonably determined by the compensation committee of the RSP board, in order to determine the number of shares of RSP performance-based restricted stock that will vest, and any forfeiture requirements applicable to such earned performance-based restricted stock will lapse immediately prior to the effective time of the merger. As a result, each earned share of RSP performance-based restricted stock will be treated as and will have the same rights as a share of RSP common stock for purposes of the merger, including the right to receive the merger consideration, less applicable taxes required to be withheld.

Payment for Securities; Exchange

Prior to the effective time of the merger, Concho has agreed to enter into an agreement with American Stock Transfer & Trust Company, LLC, to act as agent for the holders of RSP common stock in connection with the merger (which we refer to as the “exchange agent”). Promptly after the effective time, Concho has agreed to deposit with the exchange agent, for the benefit of the holders of eligible shares RSP common stock, the number of shares of Concho common stock issuable as merger consideration pursuant to the merger agreement. Concho has also agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay certain dividends and other distributions on the shares of Concho common stock issuable as merger consideration and to make payments in lieu of fractional shares. Concho or the surviving corporation will pay all charges and expenses, including those of the exchange agent, in connection with the exchange of shares pursuant to the merger agreement.

Certificates

As soon as practicable after the effective time of the merger, Concho has agreed to cause the exchange agent to deliver to each record holder, as of immediately prior to the effective time, of RSP common stock certificates, a notice advising such holders of the effectiveness of the merger and a letter of transmittal and instructions for use in effecting the surrender of RSP common stock certificates for payment of the merger consideration. Upon surrender to the exchange agent of a RSP common stock certificate, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, the holder of such RSP common stock certificate will be entitled to receive in exchange therefor (i) one or more shares of Concho common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Concho common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of RSP common stock then held by such holder) and (ii) a check in the amount equal to the cash payable in lieu of any fractional shares of Concho common stock and dividends and other distributions on the shares of Concho common stock issuable as merger consideration, as subject to applicable provisions of the merger agreement.

Non-DTC Book-Entry Shares

As soon as practicable after the effective time of the merger, Concho has agreed to cause the exchange agent to deliver to each record holder, as of immediately prior to the effective time of the merger, of RSP book-entry shares not held through DTC, (i) a notice advising such holders of the effectiveness of the merger, (ii) a statement reflecting the number of shares of Concho common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Concho common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of RSP common stock then held by such holder) and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of Concho common stock and dividends and other distributions on the shares of Concho common stock issuable as merger consideration, as subject to applicable provisions of the merger agreement.

DTC Book-Entry Shares

With respect to RSP book-entry shares held through DTC, Concho and RSP have agreed to cooperate to establish procedures with the exchange agent and DTC to ensure the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, upon surrender of the shares held of record by DTC, the merger consideration, cash in lieu of any fractional shares of Concho common stock and any dividends and other distributions on the shares of Concho common stock issuable as merger consideration (as subject to applicable provisions of the merger agreement), in each case, that DTC has the right to receive.

No Interest

No interest will be paid or accrued on any amount payable for shares of RSP common stock eligible to receive the merger consideration pursuant to the merger agreement.

Termination of Rights

All merger consideration and any cash in lieu of fractional shares of Concho common stock paid upon the surrender of certificates will be deemed to have been paid in full satisfaction of all rights pertaining to such RSP common stock. At the effective time of the merger, the stock transfer books of the surviving corporation will be closed immediately, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of RSP common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, RSP common stock certificates are presented to the surviving corporation for any reason, they will be canceled and exchanged for the merger consideration, any cash in lieu of any fractional shares of Concho common stock and dividends and other distributions on the shares of Concho common stock issuable as merger consideration.

No Liability

None of the surviving corporation, Concho, Merger Sub, or the exchange agent will be liable to any holder of RSP common stock for any amount of merger consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

Lost, Stolen, or Destroyed Certificates

If any RSP common stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such RSP common stock certificate to be lost, stolen or destroyed and, if reasonably required by the surviving corporation, the posting by such person of a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such RSP common stock certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed RSP common stock certificate the merger consideration, any cash in lieu of any fractional shares of Concho common stock and dividends and other distributions on the shares of Concho common stock issuable as merger consideration.

No Fractional Shares of Concho Common Stock

No RSP common stock certificates or scrip or shares representing fractional shares of Concho common stock will be issued upon the exchange of eligible shares of RSP common stock, and such fractional share interests will not entitle the owner of such fractional share interests to vote or to have any rights of a stockholder of Concho or a holder of shares of Concho common stock. Each holder of shares exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Concho common stock (after taking into account all certificates and book-entry shares held by such holder) will receive, in lieu of such fractional shares of Concho common stock, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Concho common stock multiplied by (ii) the volume weighted average price of Concho common stock for the five consecutive trading days immediately prior to the closing date as reported by Bloomberg, L.P.

Withholding Taxes

Concho, the surviving corporation and the exchange agent are entitled to deduct and withhold from any amounts otherwise payable to any holder of RSP common stock pursuant to the merger agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable law. To the extent such amounts are so properly deducted or withheld and paid over to the relevant taxing authority by the exchange agent, the surviving corporation or Concho, as the case may be, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of the RSP common stock to whom such amounts would have been paid absent such deduction or withholding by the exchange agent, the surviving corporation or Concho, as the case may be.

No Dissenters’ or Appraisal Rights

No dissenters’ or appraisal rights will be available with respect to the transactions contemplated by the merger agreement.

Representations and Warranties

Representations and Warranties

The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by RSP and Concho that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC by RSP or Concho, as applicable, from December 31, 2016 and prior to March 27, 2018 or in the disclosure letters delivered by RSP and Concho to each other in connection with the merger agreement. These representations and warranties relate to, among other things:

•	organization, good standing and qualification to conduct business;

•	capitalization, including regarding:

•	the number of shares of common stock, preferred stock and/or other capital stock of Concho (or, as applicable, RSP) issued, outstanding and/or reserved for issuance, and that such stock has been duly authorized and validly issued;

•	the absence of pre-emptive rights and other rights giving any persons the right to acquire, or requiring Concho or its subsidiaries (or, as applicable, RSP and its subsidiaries) to sell, any securities of Concho and its subsidiaries (or, as applicable, RSP and its subsidiaries) or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

•	the absence of obligations of Concho or its subsidiaries (or, as applicable, RSP and its subsidiaries) to redeem or otherwise acquire any securities of it or its affiliates or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

•	the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote, or which are convertible into securities having the right to vote on any matters on which the Concho stockholders and its subsidiaries (or, as applicable, RSP and its subsidiaries) may vote; and

•	the absence of any stockholders agreements, voting trusts or other agreements, other than disclosed agreements.

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement, including regarding the approval by the Concho board and RSP board of the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of a default or adverse change in the rights or obligations under any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Concho or any of its subsidiaries (or, as applicable, RSP or any of RSP’s subsidiaries) are a party or violation of Concho’s (or, as applicable, RSP’s) organizational documents as a result of entering into, delivering and performing under the merger agreement and consummating the merger;

•	governmental filings, notices, reports, registrations, approvals, consents, ratifications, permits, permissions, waivers or expirations of waiting periods or authorizations required in connection with the execution, delivery and performance of the merger agreement and the completion of the merger;

•	filings with the SEC since December 31, 2016 and the financial statements included therein;

•	compliance with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002;

•	the conduct of business in the ordinary course of business since December 31, 2017;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business;

•	employee benefit plan and labor matters;

•	tax matters;

•	the absence of certain legal proceedings, investigations and governmental orders against Concho and its subsidiaries (or, as applicable, against RSP and its subsidiaries);

•	intellectual property matters;

•	real property;

•	certain consents and permissions of third parties required to conduct the business of Concho and its subsidiaries (or, as applicable, RSP and its subsidiaries);

•	certain oil and gas matters;

•	environmental matters;

•	certain material contracts;

•	hedging arrangements and derivative transactions;

•	insurance;

•	receipt by Concho (or, as applicable, RSP) of a fairness opinion from its financial advisor regarding the fairness of the merger consideration;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	certain regulatory matters relating to utilities and investment companies.

The merger agreement also contains additional representations and warranties by RSP relating to the following, among other things:

•	the absence of interests in any material joint venture, or, directly or indirectly, equity securities or other similar equity interests or obligations to consummate any material additional investment in any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, governmental entity, association or unincorporated organization, or any other form of business or professional entity, other than RSP’s subsidiaries and disclosed joint ventures;

•	the absence since December 31, 2017 of any material damage, destruction or other casualty loss with respect to any of RSP’s material assets or property;

•	the absence of any undisclosed related party transactions;

•	inapplicability of anti-takeover laws; and

•	the number of and vesting schedule for RSP equity awards.

The merger agreement also contains additional representations and warranties by Concho and Merger Sub relating to the following, among other things:

•	ownership of shares of RSP common stock;

•	conduct of business of Merger Sub; and

•	the capitalization of Merger Sub.

Definition of Material Adverse Effect

A “material adverse effect” means, when used with respect to Concho or RSP, as applicable, any fact, circumstance, effect, change, event or development that (i) would prevent, materially delay or materially impair the ability of such party or its subsidiaries to consummate the merger and the other transaction contemplated by the merger agreement or (ii) has, or would have, a material adverse effect on the financial condition, business, or results of operations of such party and its subsidiaries, taken as a whole, except, however, that with respect to the foregoing clause (ii) only, no effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be deemed to be or constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:

•	general economic conditions (or changes in such conditions) or conditions in the global economy generally;

•	conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

•	political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, and weather conditions;

•	the announcement of the merger agreement or the pendency or consummation of the merger and the other transactions contemplated by the merger agreement (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the merger agreement or the announcement or consummation of the merger and the other transactions contemplated by the merger agreement);

•	compliance with the terms of, or the taking of any action expressly permitted or required by, the merger agreement (except for certain obligations under the merger agreement to operate in the ordinary course of business (or similar obligations));

•	changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or

•	any changes in such party’s stock price or the trading volume of such party’s stock, or any failure by such party to meet any analysts’ estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect).

Notwithstanding the foregoing, if such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first five bullets directly above disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry, such adverse effects (if any) will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur, but solely to the extent they are disproportionate.

A “RSP material adverse effect” means a material adverse effect with respect to RSP, and a “Concho material adverse effect” means a material adverse effect with respect to Concho.

Interim Operations of RSP and Concho Pending the Merger

Interim Operations of RSP

RSP has agreed that, until the earlier of the effective time of the merger and the termination of the merger agreement, it will, and will cause each of its subsidiaries to, use reasonable best efforts to:

•	conduct its business in the ordinary course; and

•	preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with RSP.

In addition, RSP has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter it delivered to Concho in connection with the merger agreement, required by applicable law or otherwise consented to by Concho in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, RSP will not, and will not permit its subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, RSP or its subsidiaries, except for dividends and distributions by a direct or indirect wholly owned subsidiary of RSP to RSP or another direct or indirect wholly owned subsidiary of RSP;

•	split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in RSP or any of its subsidiaries;

•	purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, RSP or any subsidiary of RSP, except as required by the terms of any capital stock or equity interest of a subsidiary existing and disclosed to Concho as of March 27, 2018 or in respect of any shares of RSP time-based restricted stock or RSP performance-based restricted stock outstanding as of March 27, 2018, or issued after March 27, 2018 in accordance with the merger agreement, in accordance with the terms of the RSP stock plan and applicable award agreements;

•	offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, RSP or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the delivery of RSP common stock upon the vesting or lapse of any restrictions on any shares of RSP time-based restricted stock or RSP performance-based restricted stock outstanding on March 27, 2018 in accordance with the terms of the RSP stock plan and applicable award agreements, (ii) issuances by a wholly owned subsidiary of RSP of such subsidiary’s capital stock or other equity interests to RSP or any other wholly owned subsidiary of RSP and (iii) shares of capital stock issued as a dividend made in accordance with the merger agreement;

•	amend or propose to amend RSP’s certificate of incorporation or bylaws or amend or propose to amend the organizational documents of any of RSP’s subsidiaries (other than ministerial changes);

•	merge, consolidate, combine or amalgamate with any person other than between wholly owned subsidiaries of RSP or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions for which the consideration is less than $25,000,000 individually or in the aggregate;

•	sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, any portion of its assets or properties, other than (i) sales, leases or dispositions for which the consideration is less than $25,000,000 in the aggregate or (ii) the sale of hydrocarbons in the ordinary course of business;

•	authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of RSP or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of RSP;

•	change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of RSP and its subsidiaries, except as required by GAAP or applicable law;

•	except (i) in the ordinary course of business and consistent with past practice, (ii) resulting from a change in or otherwise required by law or (iii) to the extent not material, make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim, audit, assessment or dispute, surrender any right to claim a refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any tax, or take any action which is reasonably likely to result in a material increase in the tax liability of RSP or its subsidiaries;

•	grant any material increases in the compensation payable or to become payable to any of its directors, officers or key employees except as required by applicable law or pursuant to an employee benefit plan sponsored, maintained or contributed to by RSP (which we refer to herein as an “RSP plan”) existing as of March 27, 2018;

•	take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any RSP plan;

•	grant any new equity-based awards, or amend or modify the terms of any outstanding equity-based awards, under any RSP plan;

•	pay or agree to pay to any director, officer or key employee making an annualized salary of more than $300,000, whether past or present, any material pension, retirement allowance or other employee benefit not required by any RSP plan existing as of March 27, 2018;

•	enter into any new, or amend any existing, material employment or severance or termination agreement with any director, officer or key employee making an annualized salary of more than $300,000;

•	establish any material RSP plan which was not in existence or approved by the RSP board prior to March 27, 2018, or amend any such plan or arrangement in existence on March 27, 2018 if such amendment would have the effect of enhancing any benefits thereunder or otherwise result in increased costs to RSP;

•	hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $300,000;

•	terminate the employment of any executive officer other than for cause; except that, in no event will RSP be permitted to increase, in any respect, the compensation and benefits payable to the individuals participating in RSP’s Executive Change in Control and Severance Benefit Plan as of March 27, 2018, or otherwise enter into any new, or amend any existing, agreement with such persons;

•	retire, repay, defease, repurchase or redeem all or any portion of the outstanding aggregate principal amount of RSP’s 6.625% Senior Notes due 2022;

•	incur, create or assume any indebtedness or guarantee any such indebtedness of another person or create any encumbrances on any property or assets of RSP or any of its subsidiaries in connection with any indebtedness thereof, other than encumbrances permitted by the merger agreement, except for: (i) the incurrence of indebtedness under existing credit facilities, (ii) the incurrence of indebtedness by RSP that is owed to any wholly owned subsidiary of RSP or by any subsidiary of RSP that is owed to RSP or a wholly owned subsidiary of RSP, (iii) the incurrence of indebtedness incurred or assumed in connection with certain acquisitions permitted by the merger agreement, (iv) the incurrence of indebtedness in an amount not to exceed $3,000,000 or (v) the creation of any encumbrances securing any indebtedness permitted by the foregoing exceptions;

•	enter into any contract that would be a Company Contract (as defined in the merger agreement), if it were in effect on March 27, 2018 or modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (as defined in the merger agreement, including the renewal of an existing Company Contract on substantially the same terms in the ordinary course of business consistent with past practice), other than in each case, with respect to certain contracts only, in the ordinary course of business consistent with past practice;

•	cancel, modify or waive any debts or claims held by RSP or any of its subsidiaries or waive any rights held by RSP or any of its subsidiaries having in each case a value in excess of $5,000,000 in the aggregate;

•	waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) other than (i) the settlement of such proceedings involving only the payment of monetary damages by RSP or any of its subsidiaries of any amount exceeding $5,000,000 in the aggregate and (ii) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of law; except that RSP will be permitted to settle any transaction litigation in accordance with the merger agreement;

•	make or commit to make any capital expenditures that are, in the aggregate, greater than 125% of the quarterly budgeted amount of capital expenditures scheduled to be made in RSP’s capital expenditure budget set forth in the disclosure letter RSP delivered to Concho in connection with the merger agreement, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

•	take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	take any action or omit to take any action that is reasonably likely to cause any of the conditions to the merger set forth in the merger agreement to not be satisfied, as further described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [●]; or

•	agree to take any action described above.

Interim Operations of Concho

Concho has agreed that, until the earlier of the effective time of the merger and the termination of the merger agreement pursuant to the merger agreement, it will, and will cause each of its subsidiaries to, use reasonable best efforts to:

•	conduct its business in the ordinary course; and

•	preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with Concho.

In addition, Concho has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter Concho delivered to RSP in connection with the merger agreement, required by applicable law or otherwise consented to by RSP in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, Concho will not, and will not permit its subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Concho or its subsidiaries, except for dividends and distributions by a direct or indirect wholly owned subsidiary of Concho to Concho or another direct or indirect wholly owned subsidiary of Concho;

•	split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Concho or any of its subsidiaries;

•	purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Concho, except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated by any Concho plan, in each case existing as of March 27, 2018;

•	offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Concho or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the issuance of Concho common stock upon the vesting or lapse of any restrictions on any awards granted under Concho’s stock plan and outstanding on March 27, 2018 or issued in compliance with the merger agreement, (ii) issuances by a wholly owned subsidiary of Concho of such subsidiary’s capital stock or other equity interests to Concho or any other wholly owned subsidiary of Concho, (iii) issuances of awards granted under Concho’s stock plan in the ordinary course of business consistent with past practice and (iv) issuances of Concho common stock through any private or public registered offering or other transaction, including certain acquisitions permitted by the merger agreement, from time to time, of up to 15% of the shares of Concho common stock issued and outstanding as of March 27, 2018, in the aggregate;

•	amend or propose to amend Concho’s certificate of incorporation or bylaws (other than in immaterial respects) or adopt any material change in the organizational documents of any of Concho’s subsidiaries that would adversely affect the consummation of the transactions contemplated by the merger agreement;

•	except as contemplated in the merger agreement in respect of approving, endorsing, recommending or entering into a Concho takeover proposal, merge, consolidate, combine or amalgamate with any person other than between wholly owned subsidiaries of Concho or, in the case of a subsidiary of Concho, in connection with any acquisition permitted by the following bullet;

•

acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or assets or any corporation, partnership, association or other business organization or division thereof, other than (i) in one or more of such transactions that do not involve (A) consideration valued in excess of $2,000,000,000 in the aggregate and (B) the direct or indirect acquisition of any material assets located outside of the Permian Basin (including the New Mexico Shelf), (ii) in connection with any acquisition (by asset purchase or exchange, stock purchase, merger or otherwise) (A) that does not require approval by the Concho stockholders, (B) that is approved by at least two-thirds of the Concho board after its receipt of a customary fairness opinion with respect thereto from an investment bank of national standing, (C) that would not reasonably be expected to prevent or materially impair or materially delay consummation of the merger, (D) that would not reasonably be expected to cause Concho to lose its investment-grade rating, and (E) for which at least 65% of the assets in the acquisition are located in the Permian Basin (including the New Mexico Shelf) or (iii) swaps of assets or property for no cash consideration, provided that substantially all of the assets received by Concho in any such swap are located in the Permian Basin (including the New Mexico Shelf);

•	sell, lease, transfer, farmout, or license or encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, any portion of its assets or properties, other than (i) sales, leases or dispositions for which the cash consideration is less than $500,000,000, (ii) the sale of hydrocarbons in the ordinary course of business, or (iii) swaps of assets or property for no cash consideration, provided that substantially all of the assets received by Concho in any such swap are located in the Permian Basin (including the New Mexico Shelf);

•	authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Concho or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of Concho;

•	change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Concho and its subsidiaries, except as required by GAAP or applicable law;

•	incur, create or assume any indebtedness, or guarantee any such indebtedness of another person;

•	create any encumbrances on any property or assets of Concho or any of its subsidiaries in connection with any indebtedness thereof, other than encumbrances permitted by the merger agreement, except for (i) the incurrence of indebtedness under existing credit facilities, (ii) the incurrence of indebtedness by Concho that is owed to any wholly owned subsidiary of Concho or by any subsidiary of Concho that is owed to Concho or a wholly owned subsidiary of Concho, (iii) the incurrence of additional indebtedness in an amount not to exceed $500,000,000, (iv) the incurrence or assumption of indebtedness incurred or assumed in connection with certain acquisitions permitted by the merger agreement (provided that the incurrence or assumption of such indebtedness would not reasonably be expected to cause Concho to lose its investment grade credit rating), (v) refinancing indebtedness issued or incurred to refinance any indebtedness permitted by the exceptions above or (vi) the creation of any encumbrances securing any indebtedness permitted by the foregoing exceptions;

•	take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	take any action or omit to take any action that is reasonably likely to cause any of the conditions to the merger set forth in the merger agreement to not be satisfied, further described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [●]; or

•	agree to take any action described above.

No Solicitation; Changes of Recommendation

No Solicitation by Concho

Concho has agreed that, from and after March 27, 2018, Concho and its officers and directors will not, will cause Concho’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of Concho and its subsidiaries not to, directly or indirectly, initiate, solicit any inquiry or propose the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Concho competing proposal (as defined below).

From and after March 27, 2018, Concho has agreed to promptly notify RSP of the receipt by Concho (directly or indirectly) of any Concho competing proposal or indication of consideration of making a Concho competing proposal made on or after March 27, 2018, and Concho will provide to RSP reasonably promptly (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to a Concho competing proposal made in writing provided to Concho or any of its subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a Concho competing proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Concho has agreed to keep RSP reasonably informed of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any material amendments thereto) or material requests and will reasonably promptly apprise RSP of the status of any such discussions or negotiations. Concho has agreed to notify RSP if Concho determines to begin providing information or to engage in discussions or negotiations concerning a Concho competing proposal, prior to providing any such information or engaging in any such discussions or negotiations. All information and documentation provided by Concho to RSP pursuant to the foregoing requirements will be subject to the confidentiality provisions of the Confidentiality Agreement dated March 21, 2018 between Concho and RSP, except as to any disclosure required by applicable law.

No Solicitation by RSP

RSP has agreed that, from and after March 27, 2018, RSP and its officers and directors will, will cause RSP’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of RSP and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “RSP competing proposal” (as defined below). RSP has agreed that by March 28, 2018, RSP will have delivered written notice to each third party that has received non-public information regarding RSP for purposes of evaluating any transaction that could be a RSP competing proposal within the six months prior to March 27, 2018 requesting the return or destruction of all confidential information concerning RSP, and must terminate any data access related to any potential RSP competing proposal previously granted to such third parties.

RSP has also agreed that, from and after March 27, 2018, RSP and its officers and directors will not, will cause RSP’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of RSP and its subsidiaries not to, directly or indirectly:

•	initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a RSP competing proposal;

•	engage in, continue or otherwise participate in any discussions with any person with respect to or negotiations with any person with respect to, relating to, or in furtherance of a RSP competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a RSP competing proposal;

•	furnish any information regarding RSP or its subsidiaries, or access to the properties, assets or employees of RSP or its subsidiaries, to any person in connection with or in response to any RSP competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a RSP competing proposal;

•	enter into any letter of intent or agreement in principal, or other agreement providing for a RSP competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement); or

•	submit any RSP competing proposal to the vote of RSP stockholders.

Notwithstanding the above restrictions, RSP or any of its representatives may, (i) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a RSP superior proposal (as defined below) and (ii) in response to an inquiry or proposal from a third party, inform a third party or its representative of the “no solicitation” obligations described above (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted under the merger agreement).

From and after March 27, 2018, RSP has agreed to promptly (and in any event within the shorter of one business day or 48 hours) notify Concho of the receipt by RSP (directly or indirectly) of any RSP competing proposal or any expression of interest, inquiry, proposal or offer with respect to a RSP competing proposal made on or after March 27, 2018, any request for information or data relating to RSP or any of its subsidiaries made by any person in connection with a RSP competing proposal or any request for discussions or negotiations with RSP or a representative of RSP relating to a RSP competing proposal (including the identity of such person), and RSP will provide to Concho promptly (and in any event within the shorter of one business day or 48 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to a RSP competing proposal made in writing provided to RSP or any of its subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer with respect to a RSP competing proposal not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter RSP has agreed to (i) keep Concho reasonably informed, on a prompt basis (and in any event within the shorter of one business day or 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and will promptly (and in any event within the shorter of one business day or 48 hours) apprise Concho of the status of any such discussions or negotiations and (ii) provide to Concho as soon as practicable after receipt or delivery thereof (and in any event within the shorter of one business day or 48 hours) copies of all material written correspondence and other material written materials provided to RSP or its representatives from any person. RSP has agreed to notify Concho if RSP determines to begin providing information or to engage in discussions or negotiations concerning a RSP competing proposal, prior to providing any such information or engaging in any such discussions or negotiations.

RSP: No Solicitation Exceptions

Prior to, but not after, the time the merger proposal has been approved by RSP stockholders, RSP and its representatives may engage in the second and third bullets in the second paragraph of the section directly above with any person if (i) RSP receives a bona fide written RSP competing proposal from such person that was not solicited at any time after March 27, 2018; and (ii) such RSP competing proposal did not arise from a breach of the obligations described in “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by RSP”; provided, however, that:

•	no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by RSP” may be furnished until RSP receives an executed confidentiality agreement, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to RSP in the aggregate than the terms of the Confidentiality Agreement dated March 21, 2018 between Concho and RSP, as determined by the RSP board in good faith after consultation with its legal counsel;

•	any non-public information furnished to such person will have previously been made available to Concho or is made available to Concho prior to or concurrently with the time such information is made available to such person;

•	prior to taking any such actions, the RSP board or any committee of the RSP board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such RSP competing proposal is, or would reasonably be expected to lead to, a RSP superior proposal; and

•	prior to taking any such actions, the RSP board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the RSP board to the stockholders of RSP under applicable law.

Concho: Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the Concho board, including any committee of the Concho board, may not:

•	withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to RSP, its recommendation that Concho stockholders approve the Concho issuance proposal;

•	fail to include its recommendation that Concho stockholders approve the Concho issuance proposal in this joint proxy statement/prospectus; and

•	approve, endorse, recommend or enter into, or publicly propose or announce any intention to approve, endorse, recommend or enter into, any Concho competing proposal other than a Concho takeover proposal.

We refer to the taking of any of the actions described in the three bullets directly above as a “Concho recommendation change.”

RSP: Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the RSP board, including any committee of the RSP board, may not:

•	withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Concho or Merger Sub, its recommendation that RSP stockholders approve the merger proposal;

•	fail to include its recommendation that RSP stockholders approve the merger proposal in this joint proxy statement/prospectus;

•	approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any RSP competing proposal;

•	publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a RSP competing proposal;

•	in the case of a RSP competing proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of RSP common stock (other than by Concho or an affiliate of Concho), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three business days prior to the date of the RSP special meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date of the RSP special meeting) or (B) 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

•	if a RSP competing proposal will have been publicly announced or disclosed (other than pursuant to the bullet directly above), fail to publicly reaffirm its recommendation that RSP stockholders approve the merger proposal on or prior to the earlier of (A) five business days after Concho so requests in writing or (B) three business days prior to the date of the RSP special meeting (or promptly after announcement or disclosure of such RSP competing proposal if announced or disclosed on or after the third business day prior to the date of the RSP special meeting); or

•	cause or permit RSP to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a RSP competing proposal.

We refer to the taking of any of the actions described in the seven bullets directly above as a “RSP recommendation change.”

Concho: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the time the Concho issuance proposal has been approved by Concho stockholders, in response to a Concho intervening event (as defined below) that occurs or arises after March 27, 2018 and that did not arise from or in connection with a breach of the merger agreement by Concho, Concho may, if the Concho board so chooses, effect a Concho recommendation change if:

•	the Concho board determines in good faith after consultation with its financial advisors and outside legal counsel that a Concho intervening event has occurred;

•	the Concho board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Concho recommendation change in response to such Concho intervening event would be inconsistent with the fiduciary duties owed by the Concho board to the stockholders of Concho under applicable law;

•	Concho provides RSP written notice of such proposed action and the basis of such proposed action three business days in advance, which notice will set forth in writing that the Concho board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Concho intervening event;

•	after giving such notice and prior to effecting such Concho recommendation change, Concho negotiates in good faith with RSP (to the extent RSP wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Concho board not to effect a Concho recommendation change in response thereto; and

•	at the end of the three-business-day period, prior to taking action to effect a Concho recommendation change, the Concho board takes into account any adjustments or revisions to the terms of the merger agreement proposed by RSP in writing and any other information offered by RSP in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Concho recommendation change in response to such Concho intervening event would be inconsistent with the fiduciary duties owed by the Concho board to the stockholders of Concho under applicable law.

In the event of any material changes regarding any Concho intervening event, Concho will be required to deliver a new written notice to RSP and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to one business day.

A “Concho intervening event” is a material development or change in circumstance that occurs or arises after March 27, 2018 that was not known to or reasonably foreseeable by the Concho board as of March 27, 2018.

RSP: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal

Prior to, but not after, the merger proposal has been approved by RSP stockholders, in response to a bona fide written RSP competing proposal from a third party that was not solicited at any time following March 27, 2018 and did not arise from a breach of the obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by RSP,” if the RSP board so chooses, the RSP board may effect a RSP recommendation change or terminate the merger agreement if:

•	the RSP board determines in good faith after consultation with its financial advisors and outside legal counsel that such RSP competing proposal is a RSP superior proposal;

•	the RSP board determines in good faith, after consultation with its outside legal counsel, that failure to effect a RSP recommendation change in response to such RSP superior proposal would be inconsistent with the fiduciary duties owed by the RSP board to the stockholders of RSP under applicable law;

•	RSP provides Concho written notice of such proposed action and the basis of such proposed action three business days in advance, which notice will set forth in writing that the RSP board intends to consider whether to take such action and include a copy of the available proposed RSP competing proposal and any applicable transaction and financing documents;

•	after giving such notice and prior to effecting such RSP recommendation change or termination, RSP negotiates in good faith with Concho (to the extent Concho wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the RSP board not to effect a RSP recommendation change or terminate the merger agreement; and

•	at the end of the three-business-day period, prior to taking action to effect a RSP recommendation change or terminate the merger agreement, the RSP board takes into account any adjustments or revisions to the terms of the merger agreement proposed by Concho in writing and any other information offered by Concho in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the RSP competing proposal remains a RSP superior proposal and that the failure to effect a RSP recommendation change in response to such RSP superior proposal would be inconsistent with the fiduciary duties owed by the RSP board to the stockholders of RSP under applicable law.

In the event of any material amendment or material modification to any RSP superior proposal, RSP will be required to deliver a new written notice to Concho and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to one business day. Any amendment or modification to the economic terms of any such RSP superior proposal will be deemed material for the purposes of the foregoing sentence.

RSP: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the time the merger proposal has been approved by RSP stockholders, in response to a RSP intervening event that occurs or arises after March 27, 2018 and that did not arise from or in connection with a breach of the merger agreement by RSP, RSP may, if the RSP board so chooses, effect a RSP recommendation change if:

•	the RSP board determines in good faith after consultation with its financial advisors and outside legal counsel that a RSP intervening event has occurred;

•	the RSP board determines in good faith, after consultation with its outside legal counsel, that failure to effect a RSP recommendation change in response to such RSP intervening event would be inconsistent with the fiduciary duties owed by the RSP board to the stockholders of RSP under applicable law;

•	RSP provides Concho written notice of such proposed action and the basis of such proposed action three business days in advance, which notice will set forth in writing that the RSP board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the RSP intervening event;

•	after giving such notice and prior to effecting such RSP recommendation change, RSP negotiates in good faith with Concho (to the extent Concho wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the RSP board not to effect a RSP recommendation change in response thereto; and

•

at the end of the three-business-day period, prior to taking action to effect a RSP recommendation change, the RSP board takes into account any adjustments or revisions to the terms of the agreement proposed by Concho in writing and any other information offered by Concho in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a RSP recommendation change in response to such RSP intervening event would be inconsistent with the fiduciary duties owed by the RSP board to the stockholders of RSP under applicable law.

In the event of any material changes regarding any RSP intervening event, RSP will be required to deliver a new written notice to Concho and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to one business day.

A “RSP intervening event” is a material development or change in circumstance that occurs or arises after March 27, 2018 that was not known to or reasonably foreseeable by the RSP board as of March 27, 2018, except for any development occurring as a consequence of a RSP competing proposal. The entry into a definitive agreement by Concho in respect of a Concho takeover proposal or any approval, endorsement or recommendation by the Concho board (or a committee of the Concho board) would be considered a RSP intervening event.

RSP: Confidentiality and Standstill Arrangements

From March 27, 2018 and continuing until the earlier of the effective time of the merger and the termination of the merger agreement, RSP has agreed not to (and it will cause its subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its subsidiaries is a party. However, prior to, but not after, the time the merger proposal has been approved by RSP stockholders, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the RSP board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the RSP board to the stockholders of RSP under applicable law, RSP may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a RSP competing proposal, on a confidential basis, to the RSP board and communicate such waiver to the applicable third party. RSP must advise Concho at least two business days prior to taking such action. RSP has represented and warranted to Concho that it has not taken any action that (i) would be prohibited by this paragraph or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the RSP board to the stockholders of RSP under applicable law, would have been prohibited by this paragraph during the 30 days prior to March 27, 2018.

Certain Permitted Disclosure

The RSP board or the Concho board may, after consultation with their respective outside legal counsel, make such disclosures as each determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in this joint proxy statement/prospectus by applicable U.S. federal securities laws. If such disclosure has the effect of withdrawing or adversely modifying, in the case of Concho, the recommendation of the Concho board that its stockholders vote in favor of the Concho issuance proposal or, in the case of RSP, the recommendation of the RSP board that its stockholders vote in favor of the merger proposal, such disclosure will be deemed to be a Concho recommendation change or a RSP recommendation change, as applicable, and the other party will have the right to terminate the merger agreement.

Definitions of Competing Proposals

A “Concho competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving directly or indirectly:

•

any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any third party or group of any business or assets of Concho or any of its subsidiaries (including capital stock of or ownership interests in any subsidiary) that generated 20% or more of the value of Concho’s and its subsidiaries’ assets (by fair market value), net revenue or earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”) for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect;

•	any acquisition of beneficial ownership by any third party or group of 20% or more of the outstanding shares of Concho common stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that would result in that person or group beneficially owning 20% or more of the outstanding shares of Concho common stock or any other securities entitled to vote on the election of directors; or

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Concho and that occurs after or fewer than seven business days prior to the date on which the polls close at the Concho stockholders meeting or is conditioned on the merger not being consummated.

A “RSP competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Concho or any of its subsidiaries) involving, directly or indirectly:

•	any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any third party or group of any business or assets of RSP or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that generated 20% or more of the value of RSP’s and its subsidiaries’ assets (by fair market value), net revenue or EBITDA for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect;

•	any acquisition of beneficial ownership by any third party or group of 20% or more of the outstanding shares of RSP common stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that would result in that person or group beneficially owning 20% or more of the outstanding shares of RSP common stock or any other securities entitled to vote on the election of directors; or

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving RSP or any of its subsidiaries.

Definition of Concho Takeover Proposal

A “Concho takeover proposal” means a Concho competing proposal (provided that any references to “20%” in the definition of Concho competing proposal are deemed to be a reference to “more than 50%”) that expressly contemplates Concho’s continued compliance with the merger agreement and that would not prevent, materially delay or materially impair the ability of Concho, RSP and Merger Sub to complete the merger.

Definition of RSP Superior Proposal

A “RSP superior proposal” means a bona fide written proposal that is not solicited after March 27, 2018 and is made after such date by any person or group (other than Concho or any of its affiliates) to acquire, directly or indirectly, (i) businesses or assets of RSP or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for 50% or more of the fair market value of such assets or that generated 50% or more of RSP’s and its subsidiaries’ net revenue or EBITDA for the preceding 12 months, respectively, or (ii) more than 50% of the outstanding shares of RSP common stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that, in the good faith determination of the RSP board, after consultation with its financial advisors:

•

if consummated, would result in a transaction more favorable to RSP’s stockholders from a financial point of view than the merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of the merger agreement offered by Concho in response to such proposal or otherwise);

•	is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal and any other aspects considered relevant by the RSP board; and

•	if applicable, financing is fully committed or reasonably determined to be available to the RSP board.

Preparation of Joint Proxy Statement/Prospectus and Registration Statement

Concho has agreed to promptly furnish to RSP such data and information relating to it, its subsidiaries (including Merger Sub) and the holders of its capital stock, as RSP may reasonably request for the purpose of including such data and information in this joint proxy statement/prospectus and any amendments or supplements hereto used by RSP to obtain the adoption by the RSP stockholders of the merger agreement. RSP has agreed to promptly furnish to Concho such data and information relating to it, its subsidiaries and the holders of its capital stock, as Concho may reasonably request for the purpose of including such data and information in this joint proxy statement/prospectus and any amendments or supplements hereto and the registration statement, of which this joint proxy statement/prospectus forms a part, and any amendments or supplements thereto.

RSP and Concho have agreed to each use reasonable best efforts to cause this joint proxy statement/prospectus and the registration statement, of which this joint proxy statement/prospectus forms a part, to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Concho and RSP will each use its reasonable best efforts to cause the registration statement, of which this joint proxy statement/prospectus forms a part, to become effective under the Securities Act as soon after such filing as reasonably practicable and Concho will use reasonable best efforts to keep the registration statement, of which this joint proxy statement/prospectus forms a part, effective as long as is necessary to consummate the merger. Each of RSP and Concho will advise the other promptly after it receives any request by the SEC for amendment of this joint proxy statement/prospectus or the registration statement, of which this joint proxy statement/prospectus forms a part, or comments thereon and responses thereto or any request by the SEC for additional information. Each of RSP and Concho have agreed to use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the transactions contemplated by the merger agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Prior to filing the registration statement, of which this joint proxy statement/prospectus forms a part (or any amendment or supplement thereto), or mailing this joint proxy statement/prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of RSP and Concho has agreed to (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably and promptly proposed by the other and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval will not be unreasonably withheld, conditioned or delayed.

Concho and RSP have agreed to make all necessary filings with respect to the merger and the transactions contemplated by the merger agreement under the Securities Act, the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the registration statement, of which this joint proxy statement/prospectus forms a part, has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Concho common stock issuable in connection with the merger for offering or sale in any jurisdiction. Each of RSP and Concho will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

If at any time prior to the effective time of the merger, any information relating to Concho or RSP, or any of their respective affiliates, officers or directors, should be discovered by Concho or RSP that should be set forth in an amendment or supplement to the registration statement, of which this joint proxy statement/prospectus forms a part, or this joint proxy statement/prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the RSP and Concho stockholders.

Special Meetings

Concho Special Meeting

Concho has agreed to take all action necessary in accordance with applicable laws and the organizational documents of Concho to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the Concho issuance proposal by Concho stockholders, to be held as promptly as reasonably practicable after the clearance of this joint proxy statement/prospectus by the SEC and the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except as permitted in the merger agreement, the Concho board must recommend that the stockholders of Concho vote in favor of the Concho issuance proposal at the Concho special meeting and the Concho board must solicit from Concho stockholders proxies in favor of the Concho issuance proposal, and this joint proxy statement/prospectus is required to include such recommendation of the Concho board.

Concho (i) will be required to adjourn or postpone the Concho special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Concho stockholders or if, as of the time the Concho special meeting is scheduled, there are insufficient shares of Concho common stock represented to constitute a quorum necessary to conduct business at the Concho special meeting, and (ii) may adjourn or postpone the Concho special meeting if, as of the time for which the Concho special meeting is scheduled, there are insufficient shares of Concho common stock represented to obtain the approval of the Concho issuance proposal. However, the Concho special meeting will not be adjourned or postponed to a date that is more than ten business days after the date for which the Concho special meeting was previously scheduled (though the Concho special meeting may be adjourned or postponed every time the circumstances described in (i) exist, and, with RSP’s consent, every time the circumstances described in (ii) exist) or to a date on or after two business days prior to October 31, 2018.

If requested by RSP, Concho will promptly provide all voting tabulation reports relating to the Concho special meeting and will otherwise keep RSP reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Concho’s stockholders with respect thereto. Unless there has been a Concho recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of Concho’s stockholders or any other person to prevent the approval of the Concho issuance proposal by Concho stockholders.

Once Concho has established a record date for the Concho special meeting, Concho may not change such record date or establish a different record date for the Concho special meeting without the prior written consent of RSP (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law or its organizational documents or in connection with a postponement or adjournment permitted under the merger agreement. Concho has agreed that its obligations to hold the Concho special meeting will not be affected by the making of a Concho recommendation change and such obligations will not be affected by the commencement, announcement, disclosure, or communication to Concho of any Concho competing proposal or other proposal or the occurrence or disclosure of any Concho intervening event.

RSP Special Meeting

RSP has agreed to take all action necessary in accordance with applicable laws and the organizational documents of RSP to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the merger proposal by RSP stockholders, to be held as promptly as reasonably practicable after the clearance of this joint proxy statement/prospectus by the SEC and the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except as permitted in the merger agreement, the RSP board must recommend that the stockholders of RSP vote in favor of the merger proposal and the RSP board must solicit from RSP stockholders proxies in favor of the merger proposal, and this joint proxy statement/prospectus is required to include such recommendation of the RSP board.

RSP (i) will be required to adjourn or postpone the RSP special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the RSP stockholders or if, as of the time the RSP special meeting is scheduled, there are insufficient shares of RSP common stock represented to constitute a quorum necessary to conduct business at the RSP special meeting, and (ii) may adjourn or postpone the RSP special meeting if, as of the time for which the RSP special meeting is scheduled, there are insufficient shares of RSP common stock represented to obtain the approval of the merger proposal. Notwithstanding the foregoing, the RSP special meeting will not be adjourned or postponed to a date that is more than 10 business days after the date for which the RSP special meeting was previously scheduled (though the RSP special meeting may be adjourned or postponed every time the circumstances described in (i) exist, and, with Concho’s consent, every time the circumstances described in (ii) exist) or to a date on or after two business days prior to October 31, 2018.

If requested by Concho, RSP will promptly provide all voting tabulation reports relating to the RSP special meeting and will otherwise keep Concho reasonably informed regarding the status of the solicitation and any material oral or written communications from or to RSP’s stockholders with respect thereto. Unless there has been a RSP recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of RSP’s stockholders or any other person to prevent the approval of the merger proposal by RSP stockholders.

Once RSP has established a record date for the RSP special meeting, RSP may not change such record date or establish a different record date for the RSP special meeting without the prior written consent of Concho (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law or its organizational documents or in connection with a postponement or adjournment permitted under the merger agreement. Without the prior written consent of Concho or as required by applicable law, (i) the merger proposal will be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of RSP in connection with the merger and matters of procedure) that RSP may propose to be acted on by the RSP stockholders at the RSP special meeting and (ii) RSP may not call any meeting of the RSP stockholders other than the RSP special meeting. RSP has agreed that its obligation to hold the RSP special meeting will not be affected by the making of a RSP recommendation change and such obligations will not be affected by the commencement, announcement, disclosure or communication to RSP of any RSP competing proposal or other proposal (including a RSP superior proposal) or the occurrence or disclosure of any RSP intervening event.

Timing of Special Meetings

Concho and RSP are required to cooperate and use their reasonable best efforts to schedule and convene the Concho special meeting and the RSP special meeting on the same day, and to establish the same record date for both the Concho special meeting and the RSP special meeting.

Access to Information

Subject to applicable law and certain other exceptions set forth in the merger agreement, RSP and Concho have each agreed to (and to cause its subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus, the registration statement, of which this joint proxy statement/prospectus forms a part, or any other statement, filing, notice or application made by or on behalf of Concho, RSP or any of their respective subsidiaries to any third party or any governmental entity in connection with the transactions contemplated by the merger agreement.

RSP has agreed to, and to cause each of its subsidiaries to, afford to Concho and its representatives, during the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of RSP and its subsidiaries and to their books, records, contracts and documents and to, and to cause each of its subsidiaries to, furnish reasonably promptly to Concho and its representatives such information concerning its and its subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Concho. Concho and its representatives are required to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of RSP or its subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of RSP or its subsidiaries of their normal duties.

HSR and Other Regulatory Approvals

Except for the filings and notifications made pursuant to antitrust laws (as defined below), promptly after March 27, 2018, the parties have agreed to prepare and file with the appropriate governmental entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by the merger agreement and to diligently and expeditiously prosecute, and cooperate fully with each other in the prosecution of, such matters. However, in no event will either RSP or Concho or any of their respective affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such person’s authorization, approval, consent or waiver to effectuate the transactions contemplated by the merger agreement, other than filing, recordation or similar fees. Concho and RSP will have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Concho or RSP, as applicable, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement (including this joint proxy statement/prospectus). RSP and its subsidiaries will not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the transactions contemplated by the merger agreement without the prior written consent of Concho (which consent, subject to certain commitments relating to antitrust laws, may be withheld in Concho’s sole discretion).

As promptly as reasonably practicable after March 27, 2018, but in no event later than 15 business days after March 27, 2018, each of the parties will make any filings required under the HSR Act. As promptly as reasonably practicable, the parties have agreed to make the filings and notifications as may be required by foreign competition laws and merger regulations (which we refer to as “competition law notifications”). Each of Concho and RSP will cooperate fully with each other and will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable antitrust laws. Concho and RSP will each use its reasonable best efforts to respond to and comply with any request for information from any governmental entity charged with enforcing, applying, administering or investigating the HSR Act, any competition law notifications or any other law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (which we refer to collectively as “antitrust laws”). Concho and RSP have agreed to keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any governmental antitrust authority.

Concho has agreed to take any and all action necessary, including, but not limited to, (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of RSP or Concho or their respective subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of RSP or Concho or their respective subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of RSP or Concho or their respective subsidiaries; or (v) effectuating any other change or restructuring of RSP or Concho or their respective subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any governmental antitrust authority in connection with any of the foregoing and in the case of actions by or with respect to RSP or its subsidiaries or its or their businesses or assets) (we refer to each of the foregoing as a “divestiture action”) to ensure that no governmental entity enters any order, decision, judgment, decree, ruling or injunction (preliminary or permanent), or establishes any law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger, or to ensure that no governmental antitrust authority with the authority to clear, authorize or otherwise approve the consummation of the merger fails to do so by October 31, 2018. However, none of Concho or any of its subsidiaries is required to take or agree to take any divestiture action or other action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or operations of Concho and its subsidiaries from and after the effective time of the merger (but, for purposes of determining whether any effect is material, calculated as if Concho and its subsidiaries from and after the effective time of the merger were collectively the same size as RSP and its subsidiaries prior to the effective time of the merger), taken as a whole (which we refer to as a “regulatory material adverse effect”).

In no event will Concho have to take or agree to take any divestiture action or other action (other than non-material actions) with respect to Concho and its subsidiaries (other than with respect to RSP and its subsidiaries (from and after the effective time of the merger)). RSP is required to agree to take any divestiture action requested by Concho if such actions are only effective after the effective time of the merger and conditioned upon the consummation of the merger. In the event that any divestiture action is proposed by or acceptable to a governmental entity, Concho will have the right to determine the manner in which to implement the requirement of such governmental entity (but in no event will Concho or RSP (or any of their respective subsidiaries or other affiliates) be required to take or effect any such action that is not conditioned upon the consummation of the merger).

Concho has agreed to consult with RSP and give consideration to the views of RSP on all matters relating to any possible divestiture action. In the event that any action is threatened or instituted challenging the merger as violative of any antitrust law, Concho will take such action, including any divestiture action, as may be necessary to avoid, resist or resolve such action (but in no event will Concho be required to make or agree to take any divestiture action that would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect).

Concho will be entitled to direct any proceedings with any antitrust authority. However, Concho has agreed to afford RSP a reasonable opportunity to participate in any such proceedings. In addition, but subject to the above limitations, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the merger in accordance with the terms of the merger agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the merger, Concho will take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to October 31, 2018.

Concho and Merger Sub have each agreed not to take any action that could reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration of the required waiting period under the HSR Act, any competition law notifications or any other applicable antitrust law.

Employee Matters

For a period of 12 months following the closing date, each individual who is employed as of the closing date by RSP or its subsidiaries and who remains employed by Concho or its subsidiaries (including the surviving corporation) (which we refer to as a “continuing employee”) will be provided with the following by Concho:

•	base salary or base wage, as applicable, no less favorable than that in effect for the employee immediately prior to the closing date;

•	annual cash bonus and equity compensation opportunities at targets that are no less favorable, in each respect, than those in effect for the employee immediately prior to the closing date; and

•	employee benefits (including retirement plan participation) that are no less favorable in the aggregate than those in effect for the employee immediately prior to the closing date.

Continuing employees, other than participants in the RSP Executive Change in Control and Severance Benefit Plan, will also be eligible to receive cash severance payments based on years of service with RSP upon a qualifying termination that occurs prior to the six-month anniversary of the closing date.

Following the closing date, continuing employees will receive retention awards in the form of restricted shares of Concho common stock granted under Concho’s stock plan, with such shares vesting subject to continued employment with Concho or its subsidiaries for 12 months following the closing date. A continuing employee’s retention award will be forfeited should the employee be severed prior to vesting, and cash severance in an amount equal to such employees’ annual base salary or annualized rate of pay as of the determination date will be paid upon a qualifying termination that occurs on or after the six-month anniversary, and before the 12-month anniversary, of the closing date.

If requested in writing by Concho prior to the effective time of the merger, RSP will terminate RSP’s participation in the defined contribution retirement plan in which the RSP is a participating employer (which we refer to as the “RSP 401(k) Plan”). Concho will permit each eligible continuing employee to become a participant, as of the closing date, in the tax-qualified defined contribution retirement plan designated by Concho (which we refer to as the “Concho 401(k) Plan”) and make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Internal Revenue Code) in cash in an amount equal to the full account balance distributed or distributable to such continuing employee from the RSP 401(k) Plan to the Concho 401(k) Plan, including outstanding loans.

In addition, Concho has agreed to:

•	use commercially reasonable efforts to give each continuing employee service credit for such continuing employee’s employment with RSP and its subsidiaries for purposes of vesting, eligibility and benefit accrual under each applicable Concho benefit plan, to the same extent and for the same purposes that such service was taken into account under a corresponding RSP benefit plan prior to the closing date, except for benefit accrual under defined benefit pension plans, retiree medical benefits, disability benefits or to the extent it would result in a duplication of benefits;

•	use commercially reasonable efforts to cause any pre-existing conditions, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under any group health plans of Concho or its affiliates to be waived with respect to the continuing employees and their eligible dependents to the extent such conditions, periods or requirements are satisfied or waived under a RSP benefit plan;

•	use commercially reasonable efforts to give each continuing employee credit for the plan year in which the closing date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the closing date for which payment has been made;

•	assume and honor obligations under the RSP Executive Change in Control and Severance Benefit Plan; and

•	assume and honor all unused vacation and other paid time off days accrued or earned by each continuing employee as of the closing date for the calendar year in which the closing date occurs.

Indemnification; Directors’ and Officers’ Insurance

Concho and the surviving corporation have agreed to, jointly and severally, indemnify, defend and hold harmless each indemnified person against all indemnified liabilities, including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the fullest extent permitted under applicable law (and Concho and the surviving corporation will, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified person to the fullest extent permitted under applicable law).

In the event any such claim, action, suit, proceeding or investigation is brought or threatened to be brought against any indemnified persons (whether arising before or after the effective time of the merger), (i) the indemnified persons may retain RSP’s regularly engaged legal counsel or other counsel satisfactory to them, and Concho and the surviving corporation have agreed to pay all reasonable fees and expenses of such counsel for the indemnified persons as promptly as statements therefor are received, and (ii) Concho and the surviving corporation have agreed to use their best efforts to assist in the defense of any such matter.

Concho and the surviving corporation will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation in any manner that would (or manage the surviving corporation or its subsidiaries with the intent to or in a manner that would) affect adversely the rights thereunder or under the organizational documents of the surviving corporation or any of its subsidiaries of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Concho has agreed to, and will cause the surviving corporation to, fulfill and honor any indemnification, expense advancement or exculpation agreements between Concho or any of its subsidiaries and any of its directors or officers existing and in effect prior to March 27, 2018.

Concho and the surviving corporation will indemnify any indemnified person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in the merger agreement, relating to the enforcement of such indemnified person’s rights under the merger agreement or under any charter, bylaw or contract regardless of whether such indemnified person is ultimately determined to be entitled to indemnification thereunder.

Concho and the surviving corporation will cause to be put in place, and Concho will fully prepay immediately prior to the effective time of the merger, “tail” insurance policies with a claims period equal to the tail period from an insurance carrier with the same or better credit rating as RSP’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as RSP’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger. In no event will the aggregate cost of the directors’ and officers’ liability insurance exceed during the tail period 300% of the current aggregate annual premium paid by RSP for such purpose. If the cost of such insurance coverage exceeds such amount, the surviving corporation has agreed to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

In the event that Concho or the surviving corporation or any of its successors or assignees (i) consolidates with or merges into any other person and neither Concho or the surviving company, as applicable, is the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, Concho has agreed to make proper provisions so that the successors and assigns of Concho or the surviving corporation, as the case may be, will assume the indemnification, insurance coverage and expense advancement obligations set forth in the merger agreement.

Transaction Litigation

In the event of any litigation or other legal proceedings by any governmental entity or other person in relation to the merger agreement, the merger or other transactions contemplated by the merger agreement that is commenced or, to the knowledge of Concho or RSP, is threatened, the relevant party will notify the other party of any such litigation and keep that party reasonably informed of its status. RSP has agreed to give Concho a reasonable opportunity to participate in RSP’s defense or settlement of any transaction litigation against RSP, and will consider in good faith Concho’s advice with respect to such litigation. RSP has agreed that it will not settle or offer to settle any litigation commenced against RSP without the prior written consent of Concho, which may not be unreasonably withheld, conditioned or delayed.

Public Announcements

Any party to the merger agreement, its subsidiaries or their representatives may issue a public announcement or other public disclosures (i) required by applicable law, (ii) required by the rules of any stock exchange upon which such party’s or its subsidiary’s capital stock is traded or (iii) consistent with the final form of the joint press release announcing the merger and the investor presentation given to investors on the morning of March 28, 2018. However, in each case, such party must use its reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon. The merger agreement does not restrict a party’s ability to communicate with its employees, with the exception that prior to making any written communications to the directors, officers or employees of RSP or any of its subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by the merger agreement, RSP has agreed to provide Concho with a copy of the intended communication and a reasonable period of time to review and comment on the communication, and RSP will consider any timely comments in good faith.

Advice of Certain Matters

Subject to compliance with applicable law, RSP and Concho, as the case may be, have agreed to confer on a regular basis with each other and will promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, RSP material adverse effect or a Concho material adverse effect, as the case may be. Except with respect to antitrust laws, RSP and Concho have agreed to promptly provide each other (or their respective counsel) with copies of all filings made by such party or its subsidiaries with the SEC or any other governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement.

Transfer Taxes

Generally, all transfer, documentary, sales, use, stamp, registration and other similar taxes and fees imposed with respect to the merger or the transfer of shares of RSP common stock pursuant to the merger will be borne by Concho or RSP and expressly will not be a liability of holders of shares of RSP common stock. Concho and RSP have agreed to cooperate, in good faith, in the filing of any tax returns with respect to transfer taxes and the minimization, to the extent reasonably permissible under applicable law, of the amount of any transfer taxes.

Reasonable Best Efforts; Notification

Concho and RSP have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement.

Concho and RSP have agreed, subject to applicable law and as otherwise required by any governmental entity, to keep the other apprised of the status of matters relating to the completion of the merger, including promptly furnishing the other with copies of notices or other communications received by Concho or RSP, as applicable, or any of its subsidiaries, from any third party or any governmental entity with respect to the transactions contemplated by the merger agreement (including those alleging that the approval or consent of such person is or may be required in connection with the transactions contemplated by the merger agreement).

Section 16 Matters

Prior to the effective time of the merger, the parties have agreed to take all such steps as may be required to cause any dispositions of equity securities of RSP or acquisitions of equity securities of Concho in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to RSP, or will become subject to such reporting requirements with respect to Concho, to be exempt under Rule 16b-3 under the Exchange Act.

Stock Exchange Listing and Delisting

Concho will take all action necessary to cause the shares of Concho common stock to be issued in the merger to be approved for listing on the NYSE prior to the effective time of the merger.

Prior to the closing date, RSP will cooperate with Concho and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of the NYSE to enable the delisting by the surviving corporation of the shares of RSP common stock from the NYSE and the deregistration of the shares of RSP common stock under the Exchange Act as promptly as practicable after the effective time of the merger, and in any event no more than 10 days after the effective time of the merger. If the surviving corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the 15 days following the closing date, RSP is required make available to Concho, at least 10 business days prior to the closing date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Financing Cooperation

From March 27, 2018 through the earlier of the effective time of the merger and the date on which the merger agreement is terminated, RSP will, and will cause each of its subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding RSP and its subsidiaries for use in marketing and offering documents and to enable Concho to prepare pro forma financial statements) as reasonably requested by Concho to assist Concho in the arrangement of any bank debt financing or any capital markets debt financing for the purposes of financing any repayment or refinancing of debt contemplated by the merger agreement or required in connection with the transactions contemplated by the merger agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement. Subject to certain exceptions, Concho has also agreed to indemnify, defend and hold harmless RSP, its subsidiaries and its and their respective representatives from and against any and all losses, damages, claims and reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of one outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) actually suffered or incurred by them in connection with such financing cooperation. In addition, Concho has agreed to, promptly upon written request by RSP, reimburse the RSP for all reasonable and documented out-of-pocket fees and expenses incurred by RSP or its subsidiaries in connection with such financing cooperation.

Tax Matters

Each of Concho and RSP have agreed to use its reasonable best efforts to cause the merger to qualify, and will not take (and will use its reasonable best efforts to prevent any affiliate of such party from taking) any actions that would reasonably be expected to prevent the merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Each of Concho and RSP will comply, to the extent reasonably expected to be necessary to cause the merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code, with all representations, warranties, and covenants contained in the Concho tax certificate and RSP tax certificate, respectively.

Concho and RSP have agreed to cooperate with one another to facilitate the issuance of the opinions of counsel referred to in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [●], including, in connection therewith, each delivering to such counsel duly executed certificates containing such representations, warranties and covenants as are reasonably necessary or appropriate to enable such counsel to render the opinions, in each case dated as of the closing date (and, if requested, dated as of the date on which the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC), and providing such other information as reasonably requested by each counsel for purposes of rendering the opinions.

Takeover Laws

Each party to the merger agreement has agreed that it will not take any action that would cause the transactions contemplated by the merger agreement to be subject to the requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from any such takeover law that purports to apply to the merger agreement or the transactions contemplated by the merger agreement.

Obligations of Merger Sub

Concho has agreed to take all action necessary to cause Merger Sub and the surviving corporation to perform their respective obligations under the merger agreement.

RSP Corporate Offices

For a period of no less than one year following the closing date, Concho has agreed to maintain a meaningful business presence in RSP’s current corporate offices in Dallas, Texas.

Conditions to the Completion of the Merger

Mutual Conditions

The respective obligations of Concho, RSP and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived jointly by Concho, RSP and Merger Sub, in whole or in part, to the extent permitted by applicable law:

•	Concho Stockholder Approval. The Concho issuance proposal must have been approved in accordance with applicable law and the Concho organizational documents, as applicable.

•	RSP Stockholder Approval. The merger proposal must have been approved in accordance with applicable law and the RSP organizational documents, as applicable.

•	Regulatory Approval. Any waiting period under the HSR Act applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated.

•	No Injunctions or Restraints. Any governmental entity having jurisdiction over Concho, RSP and Merger Sub must not have issued any order, decree, ruling, injunction or other action that is in effect

(whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and any law that makes the consummation of the merger illegal or otherwise prohibited must not have been adopted.

•	Effectiveness of the Registration Statement. The registration statement, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

•	NYSE Listing. The shares of Concho common stock issuable to RSP stockholders pursuant to the merger agreement must have been authorized for listing on the NYSE, upon official notice of issuance.

Additional Conditions to the Obligations of Concho

The obligations of Concho and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived exclusively by Concho, in whole or in part, to the extent permitted by applicable law:

•	certain representations and warranties of RSP set forth in the merger agreement regarding organization, standing and power, capital structure, authority and absence of certain changes or events must have been true and correct as of March 27, 2018 and shall be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

•	certain other representations and warranties of RSP set forth in the merger agreement relating to capital structure must have been true and correct in all material respects as of March 27, 2018 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct in all material respects only as of such date or period of time);

•	all other representations and warranties of RSP set forth in the merger agreement must have been true and correct as of March 27, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “RSP material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a RSP material adverse effect;

•	RSP must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the merger agreement on or prior to the effective time of the merger;

•	Concho must have received a certificate of RSP signed by an executive officer of RSP, dated as of the closing date, confirming that the conditions in the four bullets above have been satisfied; and

•

Concho must have received an opinion from Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Concho, dated as of the closing date (and, if requested, dated as of the date on which the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering the opinion, Sullivan & Cromwell LLP must have received and may rely upon the duly executed certificate of Concho containing such representations, warranties and covenants as will be reasonably necessary or appropriate and the duly executed certificate of RSP containing such representations, warranties and covenants as will be reasonably necessary or appropriate and such other information reasonably requested by and provided to it by RSP or Concho for purposes of rendering such opinion.

Additional Conditions to the Obligations of RSP

The obligation of RSP to consummate the merger is subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived exclusively by RSP, in whole or in part, to the extent permitted by applicable law:

•	certain representations and warranties of Concho and Merger Sub set forth in the merger agreement regarding organization, standing and power, capital structure, authority and absence of certain changes or events must have been true and correct as of March 27, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time will have been true and correct only as of such date or period of time);

•	certain other representations and warranties of Concho set forth in the merger agreement relating to capital structure must have been true and correct in all material respects as of March 27, 2018 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time will have been true and correct in all material respects only as of such date or period of time);

•	all other representations and warranties of Concho and Merger Sub set forth in the merger agreement must have been true and correct as of March 27, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Concho material adverse effect”) that would not reasonably be expected to have, individually or in the aggregate, a Concho material adverse effect;

•	Concho and Merger Sub each must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger;

•	RSP must have received a certificate of Concho signed by an executive officer of Concho, dated as of the closing date, confirming that the conditions in the four bullets above have been satisfied; and

•	RSP must have received an opinion from Vinson & Elkins LLP, in form and substance reasonably satisfactory to RSP, dated as of the closing date (and, if requested, dated as of the date on which the registration statement, of which this joint proxy statement/prospectus supplement forms a part, is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering the opinion described in this bullet, Vinson & Elkins LLP must have received and may rely upon the duly executed certificate of Concho containing such representations, warranties and covenants as will be reasonably necessary or appropriate and the duly executed certificate of RSP containing such representations, warranties and covenants as will be reasonably necessary or appropriate and such other information reasonably requested by and provided to it by RSP or Concho for purposes of rendering such opinion.

Frustration of Closing Conditions

None of Concho, RSP or Merger Sub may rely, either as a basis for not consummating the merger or for terminating the merger agreement, on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of the merger agreement.

Termination

Termination Rights

Concho and RSP may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of Concho and RSP.

The merger agreement may also be terminated by either Concho or RSP at any time prior to the effective time of the merger in any of the following situations:

•	if any governmental entity having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not breached any material covenant or agreement under the merger agreement that has caused or resulted in such order, decree, ruling or injunction or other action;

•	if the merger has not been consummated on or before October 31, 2018, so long as the terminating party has not failed to fulfill any material covenant or agreement under the merger agreement where such failure caused or resulted in the failure of the merger to occur on or before such date (which we refer to as the “end date termination event”);

•	in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of an applicable closing condition (and such breach is not curable prior to October 31, 2018, or if curable prior to October 31, 2018, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to October 31, 2018) (which, in the case of a breach by RSP, we refer to as a “RSP breach termination event” and, in the case of a breach by Concho, we refer to as a “Concho breach termination event”); or

•	if (i) the RSP stockholders do not approve the merger proposal upon a vote held at a duly held RSP special meeting, or at any adjournment or postponement of the RSP special meeting (which we refer to as a “RSP stockholder approval termination event”), or (ii) the Concho stockholders do not approve the Concho issuance proposal upon a vote held at a duly held Concho special meeting, or at any adjournment or postponement of the Concho special meeting (which we refer to as a “Concho stockholder approval termination event”).

In addition, the merger agreement may be terminated by Concho:

•	if prior to, but not after, the approval of the merger proposal by RSP stockholders, the RSP board or a committee of the RSP board has effected a RSP recommendation change, other than as a result of Concho approving, endorsing, recommending or entering into a Concho takeover proposal; or

•	if RSP, its subsidiaries or any of RSP’s directors or executive officers has willfully and materially breached RSP’s “no solicitation” obligations under the merger agreement as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation” beginning on page [●] (which we refer to as a “RSP no solicitation breach termination event”).

Further, the merger agreement may be terminated by RSP:

•	if prior to, but not after, the approval of the merger proposal by RSP stockholders, the RSP board has entered into a definitive agreement with respect to a RSP superior proposal, so long as RSP has contemporaneously with such termination tendered payment to Concho of the termination fee (as defined below) and RSP has complied with the match right and “no solicitation” obligations under the merger agreement with respect to such RSP competing proposal (which we refer to as a “RSP superior proposal termination event”); or

•	if prior to, but not after, the approval of the Concho issuance proposal by Concho stockholders, the Concho board or a committee of the Concho board has effected a Concho recommendation change.

Termination Fees Payable by Concho

The merger agreement requires Concho to pay RSP the reverse termination fee, if:

•	RSP terminates the merger agreement due to a Concho recommendation change;

•	Concho or RSP terminates the merger agreement due to a RSP stockholder approval termination event and on or before such termination there was a RSP recommendation change as a result of Concho approving, endorsing, recommending or entering into a Concho takeover proposal;

•	(i) (A) Concho or RSP terminates the merger agreement due to a Concho stockholder approval termination event, and on or before the date of any such termination, a Concho competing proposal was publicly announced or publicly disclosed and was not publicly withdrawn without qualification at least seven business days prior to the Concho special meeting or (B) RSP or Concho terminates the merger agreement due to an end date termination event or RSP terminates the merger agreement due to a Concho breach termination event and following March 27, 2018 and on or before the date of any such termination, a Concho competing proposal was announced, disclosed or otherwise communicated to the Concho board and not withdrawn without qualification at least seven business days prior to the date of such termination (however, a Concho competing proposal will not be deemed to have been “publicly withdrawn” by any person if, within 12 months of the termination of the merger agreement, Concho or any of its subsidiaries have entered into a definitive agreement with respect to, or have consummated, or have approved or recommended to the Concho stockholders or otherwise not opposed, in the case of a tender offer or exchange offer, a Concho competing proposal made by or on behalf of such person or any of its affiliates), and (ii) within 12 months after the date of such termination, Concho enters into a definitive agreement with respect to a Concho competing proposal (or publicly approves or recommends to the Concho stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a Concho competing proposal) or consummates a Concho competing proposal. For purposes of this paragraph, any reference in the definition of Concho competing proposal to “20%” will be deemed to be a reference to “more than 50%” and any Concho competing proposal made prior to March 27, 2018 will be deemed to have been made following March 27, 2018 if Concho breaches the “no solicitation” obligations described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by Concho” with respect to such Concho competing proposal.

In no event will Concho be required to pay the reverse termination fee on more than one occasion.

Termination Fees Payable by RSP

The merger agreement requires RSP to pay Concho the termination fee if:

•	RSP terminates the merger agreement due to a RSP superior proposal termination event;

•	Concho terminates the merger agreement due to a RSP recommendation change (other than as a result of a RSP recommendation change as a result of Concho approving, endorsing, recommending or entering into a Concho takeover proposal) or due to a RSP no solicitation breach termination event;

•	(i) (A) Concho or RSP terminates the merger agreement due to a RSP stockholder approval termination event (other than any such termination following a RSP recommendation change as a result of Concho approving, endorsing, recommending or entering into a Concho takeover proposal) and on or before the date of any such termination a RSP competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the RSP special meeting or (B) RSP or Concho terminates the merger agreement due to an end date termination event or Concho terminates the merger agreement due to a RSP breach termination event and following March 27, 2018 and on or before the date of any such termination a RSP competing proposal has been announced, disclosed or otherwise communicated to the RSP board and not withdrawn without qualification at least seven business days prior to the date of such termination (however, a RSP competing proposal will not be deemed to have been “publicly withdrawn” by any person if, within 12 months of the termination of the merger agreement, RSP or any of its subsidiaries have entered into a definitive agreement with respect to, or have consummated, or have approved or recommended to the RSP stockholders or otherwise have not opposed, in the case of a tender offer or exchange offer, a RSP competing proposal made by or on behalf of such person or any of its affiliates), and (ii) within 12 months after the date of such termination, RSP enters into a definitive agreement with respect to a RSP competing proposal (or publicly approves or recommends to the RSP stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a RSP competing proposal) or consummates a RSP competing proposal. For purposes of this paragraph, any reference in the definition of RSP competing proposal to “20%” will be deemed to be a reference to “more than 50%” and any RSP competing proposal made prior to March 27, 2018 will be deemed to have been made following March 27, 2018 if RSP breaches the “no solicitation” obligations described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by RSP” with respect to such RSP competing proposal.

In no event will RSP be required to pay the termination fee on more than one occasion.

Concho Expenses Payable by RSP

The merger agreement requires RSP to pay Concho an expense reimbursement fee of $50 million (which we refer to as the “Concho expense reimbursement fee”) if either RSP or Concho terminates the merger agreement due to a RSP stockholder approval termination event (other than any such termination following a RSP recommendation change as a result of Concho approving, endorsing, recommending or entering into a Concho takeover proposal). In no event will Concho be entitled to receive more than one payment of the Concho expense reimbursement fee. If Concho receives the termination fee, then Concho will not be entitled to also receive the Concho expense reimbursement fee.

RSP Expenses Payable by Concho

The merger agreement requires Concho to pay RSP an expense reimbursement fee of $100 million (which we refer to as the “RSP expense reimbursement fee”) if either RSP or Concho terminates the merger agreement due to a Concho stockholder approval termination event. In no event will RSP be entitled to receive more than one payment of the RSP expense reimbursement fee. If RSP receives the reverse termination fee, then RSP will not be entitled to also receive the RSP expense reimbursement fee.

Effect of Termination

In the event of termination of the merger agreement pursuant to the provisions described in the section entitled “The Merger Agreement—Termination” beginning on page [●], the merger agreement (other than certain provisions as set forth in the merger agreement) will become void and of no effect with no liability on the part of any party to the merger agreement. However, except as otherwise expressly provided in the merger agreement, no termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other parties resulting from any willful and material breach of the merger agreement.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the expense.

Specific Performance; Remedies

Concho, RSP and Merger Sub have agreed that each will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Concho, RSP and Merger Sub accordingly have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.

The monetary remedies and the specific performance remedies set forth in the merger agreement will be the sole and exclusive remedies of (i) RSP and its subsidiaries against Concho and Merger Sub and any of their respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated, except in the case of fraud or a willful and material breach of any covenant, agreement or obligation (in which case only Concho and Merger Sub will be liable for damages for such fraud or willful and material breach), and upon payment of such amount, none of Concho or Merger Sub or any of their respective former, current or future directors, officers, stockholders, representatives or affiliates will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for the liability of Concho in the case of fraud or a willful and material breach of any covenant, agreement or obligation; and (ii) Concho and Merger Sub against RSP and its subsidiaries and any of their respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated, except in the case of fraud or a willful and material breach of any covenant, agreement or obligation (in which case only RSP will be liable for damages for such fraud or willful and material breach), and upon payment of such amount, none of RSP and its subsidiaries or any of their respective former, current or future directors, officers, stockholders, representatives or affiliates will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for the liability of RSP in the case of fraud or a willful and material breach of any covenant, agreement or obligation.

No Third Party Beneficiaries

Nothing in the merger agreement, express or implied, is intended to or confers upon any person other than Concho, RSP and Merger Sub any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except:

•	from and after the effective time of the merger, the rights of the holders of shares of RSP common stock, shares of RSP time-based restricted stock and RSP performance-based restricted stock to receive the merger consideration; and

•	the right of the indemnified persons to enforce the obligations described under “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page [●].

Amendment

The merger agreement may be amended in writing at any time; however, after the approval by RSP stockholders of the merger proposal or the approval by Concho stockholders of the Concho issuance proposal, no amendment or waiver may be made which requires further approval by RSP stockholders or Concho stockholders under applicable law unless such further approval is obtained. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Governing Law

The merger agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of relate to the merger agreement, or the negotiation, execution or performance of the merger agreement, are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of shares of RSP common stock that exchange their shares of RSP common stock for shares of Concho common stock in the merger. The discussion is based on the provisions of the Internal Revenue Code, its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state, local or federal laws other than those pertaining to income tax are not addressed in this joint proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner that is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to RSP stockholders that hold their shares of RSP common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address any consequences arising under the unearned income Medicare contribution tax. This discussion also does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, for example:

•	financial institutions;

•	pass-through entities and investors in such pass-through entities;

•	persons liable for the alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold shares of RSP common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States;

•	holders who actually or constructively own 5% or more of RSP common stock; and

•	stockholders who acquired their shares of RSP common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds shares of RSP common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within Concho’s or RSP’s control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Concho and RSP intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Based on certain representations, covenants and assumptions described below, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Vinson & Elkins LLP and Sullivan & Cromwell LLP that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (which opinion we refer to as the “reorganization opinion”). It is a condition to the obligation of RSP and Concho to complete the merger that each receives a written opinion from its respective counsel, Vinson & Elkins LLP and Sullivan & Cromwell LLP, dated as of the closing date, confirming this opinion (which we refer to as the “closing date opinion”).

The reorganization opinions have been, and the closing date opinions will be, based on certain customary assumptions, including the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part. Additionally, the reorganization opinions have been, and the closing date opinions will be, based on customary representations and warranties from Concho and RSP, as well as certain covenants and undertakings by Concho or RSP. The reorganization opinions have been, and the closing date opinions will also be, based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Concho and RSP, as applicable. If any of the assumptions, representations, warranties, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described in this joint proxy statement/prospectus.

In addition, the opinions will not be binding on the Internal Revenue Service or any court. Neither Concho nor RSP intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and, consequently, there is no guarantee that the Internal Revenue Service will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or that a court would not sustain a position to the contrary to any of the positions set forth herein.

Based on the reorganization opinions and subject to the qualifications set forth above, the following are the material U.S. federal income tax consequences of the merger.

U.S. Federal Income Tax Consequences to Concho, Merger Sub and RSP

None of Concho, Merger Sub and RSP will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

U.S. Federal Income Tax Consequences to RSP Stockholders

Exchange of Shares of RSP Common Stock for Shares of Concho Common Stock

RSP stockholders who exchange all of their shares of RSP common stock for shares of Concho common stock will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, they receive upon the sale of a fractional share of Concho common stock (see below for tax treatment of such cash received for a fractional share). Each RSP stockholder’s aggregate tax basis in the shares of Concho common stock received will be the same as such shares of RSP common stockholder’s aggregate tax basis in the shares of RSP common stock surrendered in the transaction, reduced by the basis attributable to any fractional share of Concho common stock deemed sold (as discussed below under the heading “Receipt of Cash Upon the Deemed Sale of a Fractional Share”). The holding period of the shares of Concho common stock received by a RSP stockholder will include the holding period of the shares of RSP common stock surrendered. If a RSP stockholder has differing tax bases and/or holding periods in respect of shares of RSP common stock, such RSP stockholders should consult with a tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of Concho common stock received.

Receipt of Cash Upon the Deemed Sale of a Fractional Share

A U.S. holder of shares of RSP common stock who receives cash in lieu of a fractional share of Concho common stock will be treated as having received the fractional share pursuant to the merger and then as having sold the fractional share for cash in a redemption by Concho. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S. holder’s holding period for such share is greater than one year. For U.S. holders of shares of RSP common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of any cash in lieu of a fractional share of Concho common stock are subject to information reporting unless the U.S. holder is an exempt recipient and may, under certain circumstances, be subject to backup withholding, unless such stockholder provides Concho with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of shares of RSP common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder’s federal income tax liability; provided that such U.S. holder timely furnishes the required information to the Internal Revenue Service.

A U.S. holder of shares of RSP common stock who receives shares of Concho common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of shares of RSP common stock who is required to file a U.S. federal income tax return and who is a significant holder (as defined below) that receives shares of Concho common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the shares of RSP common stock surrendered and the fair market value of shares of Concho common stock received in the merger. A “significant holder” is a holder of shares of RSP common stock who, immediately before the merger, owned at least 5% of the outstanding stock of RSP or securities of RSP with a basis for federal income tax purposes of at least $1 million.

The preceding discussion is intended only as an overview of the material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On March 27, 2018, Concho Resources Inc. (Concho) and RSP Permian, Inc. (RSP) entered into a definitive merger agreement pursuant to which Concho will acquire RSP in an all-stock transaction valued at approximately $9.5 billion, inclusive of RSP’s net debt. On the terms and subject to the conditions contained in the merger agreement and upon the completion of the merger contemplated by the merger agreement, holders of eligible shares of RSP common stock will receive 0.320 of a share of Concho common stock in exchange for each share of RSP common stock held.

The following unaudited pro forma combined financial statements (which we refer to as the “unaudited pro forma financial statements”) present the combination of the historical consolidated financial statements of Concho and RSP, adjusted to give effect to the merger and related transactions. The unaudited pro forma combined statements of operations (which we refer to as the “unaudited pro forma statements of operations”) for the year ended December 31, 2017 combine the historical statements of consolidated operations of Concho and RSP, giving effect to the merger and related transactions as if they had been consummated on January 1, 2017, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet (which we refer to as the “unaudited pro forma balance sheet”) combines the historical consolidated balance sheets of Concho and RSP as of December 31, 2017, giving effect to the merger as if it had been consummated on December 31, 2017. The historical consolidated financial statements of RSP have been adjusted to reflect certain reclassifications in order to conform to Concho’s financial statement presentation.

The unaudited pro forma financial statements reflect the following merger-related pro forma adjustments, based on available information and certain assumptions that Concho believes are reasonable:

•	Concho’s merger with RSP, which will be accounted for using the acquisition method of accounting, with Concho identified as the acquirer, which is described in the section entitled “The Merger—Accounting Treatment of the Merger” beginning on page [●];

•	adjustments to convert RSP’s historical presentation of reserves and revenues from three stream to Concho’s historical presentation of two stream based on dry natural gas residue sold and the shrink factor related to NGL content, resulting in wet gas volumes produced;

•	adjustments to conform the classification of expenses in RSP’s historical statements of operations to Concho’s classification for similar expenses;

•	adjustments to conform the classification of certain assets and liabilities in RSP’s historical balance sheet to Concho’s classification for similar assets and liabilities;

•	the assumption of liabilities for transaction-related expenses; and

•	estimated tax impact of pro forma adjustments.

As of the date of this joint proxy statement/prospectus, Concho has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the RSP assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform RSP’s accounting policies to Concho’s accounting policies. A final determination of the fair value of RSP’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of RSP that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration to be paid by Concho upon the consummation of the merger will be determined based on the closing price of Concho’s common stock on the closing date of the merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial statements presented below. Concho estimated the fair value of RSP’s assets and liabilities based on discussions with RSP’s management, preliminary valuation studies, due diligence and information presented in RSP’s SEC filings. Until the merger is completed, both companies are limited in their ability to share certain information. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma balance sheet and/or statements of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

Assumptions and estimates underlying the adjustments to the unaudited pro forma combined financial statements (which we refer to as the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma combined financial statements to give effect to the merger that are directly attributable to the merger, factually supportable and, with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results of Concho and RSP following the merger. The unaudited pro forma combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the merger occurred on the dates indicated. Further, the unaudited pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the merger.

The unaudited pro forma combined financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue or other factors that may result as a consequence of the merger and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma combined statements of operations exclude projected synergies expected to be achieved as a result of the merger, which are described in the section entitled “The Merger—Recommendation of the Concho Board of Directors and Reasons for the Merger” beginning on page [●], nor do they include any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma combined statements of operations also exclude the effects of transaction costs associated with the merger, costs associated with any restructuring, integration activities or asset dispositions resulting from the merger and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the merger. However, such costs could affect the combined company following the merger in the period the costs are incurred or recorded. Further, the unaudited pro forma combined financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the merger.

The unaudited pro forma combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined financial statements;

•	the historical audited consolidated financial statements of Concho for the year ended December 31, 2017, included in Concho’s Annual Report on Form 10-K and incorporated by reference into this document;

•	the historical audited consolidated financial statements of RSP for the year ended December 31, 2017, included in RSP’s Annual Report on Form 10-K and incorporated by reference into this document;

•	other information relating to Concho and RSP contained in or incorporated by reference into this document, which is described in the sections entitled “Selected Historical Consolidated Financial Data of Concho,” “Selected Historical Consolidated Financial Data of RSP” and “Where You Can Find More Information,” beginning on page [●], [●] and [●], respectively; and

•	the risk factors described in the section entitled “Risk Factors” beginning on page [●].

CONCHO RESOURCES INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2017

(in millions)

	Concho Historical	RSP Historical	Pro Forma Adjustments		Concho Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$—	$38	$—		$38
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	331	96	—		427
Joint operations and other	212	15	—		227
Inventory	14	—	10	(a)	24
Prepaid costs and other	35	—	—		35

Total current assets	592	149	10		751

Property and equipment:
Oil and natural gas properties, successful efforts method	21,267	6,803	1,940	(b)	30,047
			37	(a)
Accumulated depletion and depreciation	(8,460)	(779)	779	(c)	(8,460)

Total oil and natural gas properties, net	12,807	6,024	2,756		21,587
Other property and equipment, net	234	57	(37)	(a)	254

Total property and equipment, net	13,041	6,081	2,719		21,841

Deferred loan costs, net	13	—	—		13
Goodwill	—	—	1,434	(b)	1,434
Intangible assets, net	26	—	—		26
Other assets	60	40	(10)	(a)	83
			(7)	(d)

Total assets	$13,732	$6,270	$4,146		$24,148

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable—trade	$43	$27	$—		$70
Bank overdrafts	116	—	—		116
Revenue payable	183	—	—		183
Accrued drilling costs	330	—	83	(a)	413
Accrued expenses	—	119	(119)	(a)	—
Interest payable	—	24	(24)	(a)	—
Derivative instruments	277	37	—		314
Other current liabilities	216	—	36	(a)	371
			24	(a)
			95	(e)

Total current liabilities	1,165	207	95		1,467

Long-term debt	2,691	1,509	65	(f)	4,265
			375	(d)
			(375)	(d)
Deferred income taxes	687	210	579	(b)	1,476
Noncurrent derivate instruments	102	6	—		108
Asset retirement obligations and other long-term liabilities	172	16	—		188
Commitments and Contingencies
Stockholders’ equity:
Common stock	—	1	(1)	(g)	—
			—	(h)
Additional paid-in capital	7,142	4,129	(4,129)	(g)	14,966
			7,824	(h)
Retained earnings	1,840	192	(192)	(g)	1,745
			(95)	(e)
Treasury stock, at cost	(67)	—	—		(67)

Total stockholders’ equity	8,915	4,322	3,407		16,644

Total liabilities and stockholders’ equity	$13,732	$6,270	$4,146		$24,148

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

CONCHO RESOURCES INC.

UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS

YEAR ENDED DECEMBER 31, 2017

(in millions, except per share information)

	Concho Historical	RSP Historical	Pro Forma Adjustments		Concho Pro Forma Combined
Operating revenues:
Oil sales	$2,092	$705	$—		$2,797
Natural gas sales	494	36	63	(a)	593
NGL sales	—	63	(63)	(a)	—

Total operating revenues	2,586	804	—		3,390

Operating costs and expenses:
Oil and natural gas production	408	123	—		531
Production and ad valorem taxes	199	49	—		248
Exploration and abandonments	59	8	59	(a)	126
Depreciation, depletion and amortization	1,146	280	13	(i)	1,439
Accretion of discount on asset retirement obligations	8	1	—		9
Impairments of long-lived assets	—	59	(59)	(a)	—
General and administrative	244	47	—		291
Loss on derivatives	126	—	39	(a)	165
Gain on disposition of assets, net	(678)	—	—		(678)
Acquisition costs	—	4	(4)	(a)	—

Total operating costs and expenses	1,512	571	48		2,131

Income from operations	1,074	233	(48)		1,259

Other income (expense):
Interest expense	(146)	(82)	13	(j)	(215)
Loss on extinguishment of debt	(66)	—	—		(66)
Net loss on derivative instruments	—	(39)	39	(a)	—
Other, net	19	3	(4)	(a)	18

Total other expense	(193)	(118)	48		(263)

Income before income taxes	881	115	—		996
Income tax benefit	75	117	—		192

Net income	$956	$232	$—		$1,188

Earnings per share:
Basic net income	$6.44				$5.97
Diluted net income	$6.41				$5.94

Weighted average common shares outstanding:
Basic	147		51	(k)	198
Diluted	148		51	(k)	199

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma combined financial information has been derived from the historical consolidated financial statements of Concho and RSP. Certain of RSP’s historical amounts have been reclassified to conform to Concho’s financial statement presentation. The unaudited pro forma combined balance sheet as of December 31, 2017 gives effect to the merger as if the merger had been completed on December 31, 2017. The unaudited pro forma combined statement of operations for the year ended December 31, 2017 gives effect to the merger as if the merger had been completed on January 1, 2017.

The unaudited pro forma combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Concho believes are reasonable; however, actual results may differ from those reflected in these statements. In Concho’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma combined statements do not purport to represent what the combined company’s financial position or results of operations would have been if the transaction had actually occurred on the dates indicated above, nor are they indicative of Concho’s future financial position or results of operations. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Concho and RSP for the periods presented.

Note 2. Unaudited Pro Forma Combined Balance Sheet

The merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of December 31, 2017 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. Concho expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the merger.

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:

•	changes in the estimated fair value of the Concho common stock consideration transferred to RSP stockholders, based on Concho’s share price at the closing date of the merger;

•	changes in the estimated fair value of RSP’s assets acquired and liabilities assumed as of the date of the closing, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates and other factors;

•	the tax bases of RSP’s assets and liabilities as of the closing date of the merger; and

•	the factors described in the section entitled “Risk Factors” beginning on page [●].

The preliminary consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill expected to be recorded is as follows:

Preliminary Purchase Price Allocation (in millions)
Consideration:
Fair value of Concho’s common stock to be issued(1)	$7,824

Total consideration	7,824
Fair value of liabilities assumed:
Accounts payable—trade	27
Other current liabilities	180
Long-term debt	1,574
Deferred income taxes	789
Other long-term liabilities	22

Amount attributable to liabilities assumed	2,592
Fair value of assets acquired:
Cash and cash equivalents	38
Accounts receivable	111
Oil and natural gas properties	8,780
Other property and equipment	20
Other assets	33

Amount attributable to assets acquired	8,982

Goodwill as of December 31, 2017	$1,434

(1)	Based on 51,015,727 Concho common shares at $153.37 per share (closing prices as of April 16, 2018).

Concho has agreed to acquire RSP for consideration of approximately $7.8 billion of per-share consideration consisting of 0.320 of a share of Concho common stock for each issued and outstanding eligible share of RSP common stock.

Goodwill recognized is primarily attributable to the excess of the consideration transferred over the acquisition-date identifiable assets acquired net of liabilities assumed, measured in accordance with generally accepted accounting principles in the United States. Because the merger will be non-taxable, RSP’s tax basis in the assets and liabilities will carry over to Concho.

From the date prior to the initial public announcement of the merger to April 16, 2018, the preliminary value of Concho’s purchase consideration to be transferred had decreased approximately $185 million, as a result of the decrease in Concho’s share price from $157.00 to $153.37. The final value of Concho consideration will be determined based on the actual number of Concho common shares issued and the market price of Concho common shares on the closing date of the merger. A 10 percent increase or decrease in the closing price of Concho common shares, as compared to the April 16, 2018 closing price of $153.37, would increase or decrease the purchase price by approximately $783 million, assuming all other factors are held constant.

Note 3. Pro Forma Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined financial statements:

(a)	The following reclassifications were made as a result of the transaction to conform to Concho’s presentation:

Pro Forma Combined Balance Sheet:

•	Reclassification of approximately $10 million for RSP’s inventory from Other assets to Inventory;

•	Reclassification of approximately $37 million for certain salt water disposal assets of RSP from Other property and equipment to Oil and natural gas properties;

•	Reclassification of approximately $83 million for certain accrued liabilities of RSP from Accrued expenses to Accrued drilling costs;

•	Reclassification of approximately $36 million for certain accrued liabilities of RSP from Accrued expenses to Other current liabilities; and

•	Reclassification of approximately $24 million for RSP’s Interest payable to Other current liabilities.

Pro Forma Combined Statement of Operations:

•	Reclassification of approximately $63 million for RSP’s NGL sales to Natural gas sales;

•	Reclassification of approximately $59 million for RSP’s Impairments of long-lived assets to Exploration and abandonments;

•	Reclassification of approximately $4 million for RSP’s Acquisition costs to Other expenses; and

•	Reclassification of approximately $39 million for RSP’s Net loss on derivative instruments from Other Income to Operating costs and expenses.

(b)	The allocation of the estimated fair value of consideration transferred (based on the closing price of Concho common shares as of April 16, 2018) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	approximately $1,940 million increase in RSP’s gross book basis of Oil and natural gas properties to reflect them at fair value;

•	approximately $1,434 million in Goodwill associated with the transaction; and

•	approximately $579 million net increase in Deferred tax liabilities associated with the transaction.

(c)	Reflects the elimination of RSP’s historical accumulated depreciation, depletion and amortization (which we refer to as “DD&A”) balances.

(d)	The following adjustments were made to eliminate RSP’s outstanding credit facility balance using borrowings under Concho’s credit facility:

•	approximately $375 million of borrowings under Concho’s existing credit facility to repay RSP’s remaining credit facility balance; and

•	approximately $7 million to eliminate Deferred loan costs related to RSP’s credit facility.

(e)	Reflects the impact of estimated transaction costs of $95 million related to the merger, including underwriting, severance, banking, legal and accounting fees that are not capitalized as part of the transaction. The costs are not reflected in the historical December 31, 2017 consolidated balance sheets of Concho and RSP, but are reflected in the pro forma combined balance sheet as an increase to Other current liabilities as they will be expensed by Concho and RSP as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma combined statements of operations due to their nonrecurring nature.

(f)	The following adjustments were made to reflect pro forma increases to Long-term debt:

•	approximately $49 million to RSP’s senior notes to record them at fair value;

•	approximately $15 million to eliminate the debt issuance costs related to RSP’s senior notes; and

•	approximately $1 million to eliminate the discount on RSP’s senior notes.

(g)	Reflects the elimination of RSP’s historical equity balances in accordance with the acquisition method of accounting.

(h)	Reflects the estimated increase in Concho’s Common stock and Additional paid-in capital resulting from the issuance of Concho common shares to RSP stockholders to effect the transaction as follows (in millions, except share and per share amounts):

Shares of Concho common stock to be issued	51,015,727
Closing price per share of Concho common stock on April 16, 2018	$153.37
Total fair value of shares of Concho common stock to be issued	$7,824
Increase in Concho common stock ($0.001 par value per share) as of December 31, 2017	$—
Increase in Concho additional paid-in capital as of December 31, 2017	$7,824

(i)	Reflects the change in DD&A primarily resulting from the pro forma calculation of the combined company’s depletion expense under the successful efforts method of accounting for oil and natural gas properties.

(j)	The following adjustments were made to reflect pro forma changes to Interest expense:

•	approximately $8 million decrease related to the amortization of the fair value adjustment on RSP’s senior notes;

•	approximately $1 million net decrease related to interest calculated on the borrowings under Concho’s existing credit facility after the repayment of RSP’s credit facility balance of $375 million;

•	approximately $2 million decrease related to the elimination of deferred loan costs on RSP’s senior notes; and

•	approximately $2 million decrease related to the elimination of deferred loan costs on RSP’s credit facility.

(k)	Reflects Concho common shares estimated to be issued to RSP stockholders.

Note 4. Unusual events during the year ended December 31, 2017

ACC divestiture. In February 2017, Concho closed on the divestiture of its ownership interest in Alpha Crude Connector, LLC. After direct transaction costs, Concho recorded a pre-tax gain on disposition of assets of approximately $655 million, which is included in Gain on disposition of assets in the consolidated statement of operations.

Income tax benefit. For the year ended December 31, 2017, Concho recorded an income tax benefit of $75 million, which included discrete provisional income tax benefits of approximately $398 million related to the enactment of the Tax Cuts and Jobs Act. For additional information, see Note 11 of the Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” of Concho’s Annual Report on Form 10-K for the year ended December 31, 2017 incorporated herein by reference.

Note 5. Supplemental Pro Forma Oil and Natural Gas Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2017, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2017. The pro forma reserve information set forth below gives effect to the merger as if the merger had been completed on January 1, 2017.

	Oil and Condensate (MMBbls)
	Concho Historical	RSP Historical	Concho Pro Forma Combined
Balance—December 31, 2016	428	165	593
Purchases of minerals-in-place	22	35	57
Sales of minerals-in-place	(2)	—	(2)
Extensions and discoveries	115	65	180
Revisions of previous estimates	(20)	11	(9)
Production	(43)	(14)	(57)

Balance—December 31, 2017	500	262	762

Proved Developed Reserves:
December 31, 2016	267	65	332
December 31, 2017	336	107	443
Proved Undeveloped Reserves:
December 31, 2016	161	100	261
December 31, 2017	164	155	319

	Natural Gas (Bcf)
	Concho Historical	RSP Historical	Pro Forma Adjustments(a)	Concho Pro Forma Combined
Balance—December 31, 2016	1,752	177	83	2,012
Purchases of minerals-in-place	72	34	16	122
Sales of minerals-in-place	(9)	—	—	(9)
Extensions and discoveries	351	73	34	458
Revisions of previous estimates	38	26	12	76
Production	(161)	(15)	(7)	(183)

Balance—December 31, 2017	2,043	295	138	2,476

Proved Developed Reserves:
December 31, 2016	1,190	76	35	1,301
December 31, 2017	1,512	133	63	1,708
Proved Undeveloped Reserves:
December 31, 2016	562	101	48	711
December 31, 2017	531	162	75	768

	NGLs (MMBbls)
	RSP Historical	Pro Forma Adjustments(a)	Concho Pro Forma Combined
Balance—December 31, 2016	43	(43)	—
Purchases of minerals-in-place	6	(6)	—
Extensions and discoveries	16	(16)	—
Revisions of previous estimates	3	(3)	—
Production	(3)	3	—

Balance—December 31, 2017	65	(65)	—

Proved Developed Reserves:
December 31, 2016	19	(19)	—
December 31, 2017	30	(30)	—
Proved Undeveloped Reserves:
December 31, 2016	24	(24)	—
December 31, 2017	35	(35)	—

(a)	Adjustment for conversion from three-stream to two-stream based on dry natural gas residue sold and the shrink factor related to NGL content, resulting in wet gas volumes produced.

The pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2017 is as follows (in millions):

	Concho Historical	RSP Historical	Concho Pro Forma Combined
December 31, 2017
Future cash inflows	$29,761	$14,635	$44,396
Future production costs	(9,612)	(3,868)	(13,480)
Future development and abandonment costs	(2,636)	(1,893)	(4,529)
Future income tax expense	(2,565)	(1,553)	(4,118)

Future net cash flows	14,948	7,321	22,269
10% annual discount factor	(7,470)	(4,290)	(11,760)

Standardized measure of discounted future net cash flows	$7,478	$3,031	$10,509

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2017 are as follows (in millions):

	Concho Historical	RSP Historical	Concho Pro Forma Combined
December 31, 2017
Purchases of minerals-in-place	$304	$378	$682
Sales of minerals-in-place	(20)	—	(20)
Extensions and discoveries	2,014	968	2,982
Development costs incurred during the period	619	163	782
Net changes in prices and production costs	1,830	804	2,634
Oil and natural gas sales, net of production costs	(1,979)	(632)	(2,611)
Changes in future development costs	84	43	127
Revisions of previous quantity estimates	(154)	200	46
Accretion of discount	470	142	612
Changes in production rates, timing and other	470	153	623

Change in present value of future net revenues	3,638	2,219	5,857
Net change in present value of future income tax expense	(350)	(381)	(731)

	3,288	1,838	5,126
Balance, beginning of year	4,190	1,193	5,383

Balance, end of year	$7,478	$3,031	$10,509

COMPARISON OF STOCKHOLDERS’ RIGHTS

This section describes the material differences between the rights of holders of shares of RSP common stock and the rights of holders of shares of Concho common stock. RSP and Concho are each incorporated under the laws of the State of Delaware and, accordingly, the rights of RSP stockholders and Concho stockholders are both governed by the laws of the State of Delaware. The differences between the rights of RSP stockholders and Concho stockholders primarily result from differences between the organizational documents of RSP and Concho. As a result of the merger, holders of shares of RSP common stock that receive merger consideration in respect of their shares of RSP common stock will become holders of shares of Concho common stock. As a result, following the merger, the rights of RSP stockholders who become Concho stockholders in the merger will continue to be governed by the laws of the State of Delaware and will also then be governed by the Concho certificate of incorporation and the Concho bylaws.

This section does not include a complete description of all differences among the rights of RSP stockholders and Concho stockholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All RSP stockholders and Concho stockholders are urged to read carefully the relevant provisions of the DGCL, as well as each company’s organizational documents. This summary is qualified in its entirety by reference to the full text of each of the Concho certificate of incorporation, the Concho bylaws, the Concho corporate governance guidelines, the RSP certificate of incorporation, the RSP bylaws and the RSP corporate governance guidelines. For information on how to obtain a copy of these documents, see the section entitled “Where You Can Find More Information” beginning on page [●].

RSP Stockholders	Concho Stockholders
Authorized Capital Stock

The authorized capital stock of RSP consists of (i) 300,000,000 shares of common stock, par value $0.01 per share, and (ii) 15,000,000 shares of preferred stock, par value $0.01 per share.

The RSP board is authorized to issue the preferred stock in one or more classes or series and to fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock entitled to vote, without a separate class vote.

The authorized capital stock of Concho consists of (i) 300,000,000 shares of common stock, par value $0.001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

The Concho board is authorized to issue the preferred stock in series and to fix the designation, powers, preferences and rights of the shares, and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of the capital stock entitled to vote, without a separate class vote, unless a vote of such holders is required under the applicable preferred stock designation.

As of [●], 2018, the record date for the RSP special meeting, there were outstanding (i) [●] shares of RSP common stock and (ii) no shares of RSP preferred stock.	As of [●], 2018, the record date for the Concho special meeting, there were outstanding (i) [●] shares of Concho common stock and (ii) no shares of Concho preferred stock.

RSP Stockholders	Concho Stockholders
Voting Rights
Each holder of shares of RSP common stock is entitled to one vote for each share of common stock held by the stockholder on the record date for any action, on all matters on which the stockholders are entitled to vote, except that holders of shares of RSP common stock are not entitled to vote on amendments solely affecting the terms of outstanding series of RSP preferred stock if the holders of that series of RSP preferred stock are entitled to vote on the matter.	Each holder of shares of Concho common stock is entitled to one vote for each share of common stock held of record by the stockholder on the record date for any action, on all matters properly submitted to the stockholders for their vote, except that holders of shares of Common Stock are not entitled to vote on amendments solely affecting the terms of outstanding series of Concho preferred stock if the holders of that series of Concho preferred stock are entitled to vote on the matter.
Quorum and Adjournment

The RSP bylaws provide that, unless otherwise provided by applicable law or by the RSP certificate of incorporation, the holders of a majority of the shares of RSP capital stock outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum at all meetings of the RSP stockholders, except that when a matter is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series will constitute a quorum of the class or series for purposes of the transaction of the matter.

The Concho bylaws provide that, at any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for all purposes, except to the extent that the presence of a larger number is required by Delaware law.

The RSP bylaws provide that the chairman of the meeting of stockholders or a majority of the shares represented at the meeting may adjourn the meeting from time to time, whether or not there is a quorum.	The Concho bylaws provide that the chairman of any annual or special meeting will have the power to adjourn or recess the meeting for any reason. The Concho bylaws further provide that in the absence of a quorum at any meeting, the chairman of the meeting, or the holders of a majority of the voting power of the shares entitled to vote thereon who are present, in person or by proxy, may adjourn or recess the meeting to another place, if any, date or time.
Number of Directors and Composition of Board of Directors

Neither the RSP certificate of incorporation nor bylaws provide for a minimum or maximum number of directors. The exact number of directors is fixed exclusively by resolution adopted by a majority of the RSP board. There are currently seven members of the RSP board.

Neither the Concho certificate of incorporation nor bylaws provide for a minimum or maximum number of directors, provided that the number of directors may not be less than three. The exact number of directors is fixed by a majority of the Concho board from time to time. There are currently 10 members of the Concho board.

The RSP corporate governance guidelines require a majority of the RSP board to be composed of “independent” directors, as defined by the listing standards of the NYSE.	The Concho corporate governance guidelines require a majority of the Concho board to be composed of “independent” directors, as defined by the listing standards of the NYSE.

RSP Stockholders	Concho Stockholders
In the event the merger is completed, the Concho board will be expanded to include one member of the RSP board mutually agreed by Concho and RSP and determined to be independent by the Concho board as described in the section entitled “The Merger Agreement—Organizational Documents; Directors and Officers” beginning on page [●].
Election of Directors

The RSP certificate of incorporation provides that the board be divided into three classes: Class I, Class II and Class III. Each director will hold office until the third annual meeting following his or her election and until his or her successors have been duly elected and qualified.

The RSP bylaws provide that each director will be elected by the vote of a majority of the votes cast by stockholders, unless the RSP Corporate Secretary determines that there are more nominees than directors to be elected, in which case directors will be elected by the vote of a plurality of the votes cast at any such meeting.

The RSP bylaws provide that any director who fails to receive the required number of votes and whose successor has not been elected will tender his or her resignation. In such event, the Nominating and Governance Committee would determine whether to recommend to the RSP board that the RSP board accept such resignation. The RSP board would then determine whether to accept such director’s resignation.

The Concho certificate of incorporation provides that the board be divided into three classes: Class I, Class II and Class III. Each director will hold office until the third annual meeting following his or her election and until his or her successors have been duly elected and qualified, or otherwise until his or her earlier death, disability, resignation, disqualification or removal.

The Concho bylaws provide that each director in a contested election will be elected by the vote of a plurality of votes cast. In an uncontested election, each nominee will be elected if more votes are cast for him/her than against him/her.

Concho’s Corporate Governance Guidelines state that the Concho board expects any director who fails to receive the required number of votes to tender his or her resignation. In such event, the Nominating & Governance Committee would determine whether to accept such director’s resignation, subject to the Concho board’s final approval.

Qualification of Directors
Neither the RSP certificate of incorporation nor the bylaws provide for an age limitation on directors.	Neither the Concho certificate of incorporation nor bylaws provide for an age limitation on directors.
Filling Vacancies on the Board of Directors
The RSP certificate of incorporation and bylaws provide that any vacancy on the RSP board or any newly created directorship that results from an increase in the authorized number of directors or from death, disability, resignation, disqualification or removal of any director or from any other cause must be filled by the vote of a majority of the board members then in office, even if less than a quorum, or by a sole remaining director and may not be filled by the RSP stockholders.	The Concho certificate of incorporation and bylaws provide that any vacancy on the Concho board caused by death, resignation, retirement, disqualification, removal from office or other cause will be filled by the vote of a majority of the remaining directors, even though less than a quorum.

RSP Stockholders	Concho Stockholders
Removal of Directors
The RSP certificate of incorporation allows for removal of any director only for cause by the affirmative vote of the holders of 66 2/3% of the stock then outstanding and entitled to vote generally for the election of directors acting at a meeting.	The Concho certificate of incorporation allows for removal of any director only for cause and by the affirmative vote of the holders of 66 2/3% of the voting power of all outstanding shares entitled to vote in the election of directors, voting together as a single class.
Director Nominations by Stockholders

The RSP bylaws provide that a stockholder must give advance written notice to the RSP Corporate Secretary of a director nomination to be considered at an annual meeting, or at a special meeting at which the RSP board has determined that directors are to be elected.

With respect to nominations to be considered at an annual meeting, the notice must be in writing, meet the requirements of the RSP bylaws, and be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the annual meeting for the preceding year, except that in the event that the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and earlier than close of business on the later of:

•  the 90th day prior to the date of such annual meeting; or

•  if the first public announcement of the date of the annual meeting is less than 100 days before the meeting, then the 10th day following the day on which such public announcement is first made by RSP.

The Concho bylaws provide that a stockholder must give advance written notice to the Concho Corporate Secretary of a director nomination to be considered at an annual meeting, or at a special meeting at which the Concho board has determined that directors are to be elected.

With respect to nominations to be considered at an annual meeting, the notice must be in writing, meet the requirements of the Concho bylaws, and be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the annual meeting for the preceding year, except that if the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be delivered not later than the close of business on the later of:

•  the 90th day prior to the date of such annual meeting; or

•  the 10th day following the day on which public announcement of the date of such meeting is first made by Concho.

In the event that the number of directors to be elected to the RSP board at an annual meeting is increased by the RSP board and there is no public announcement by RSP that names all of the nominees for director or specifies the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely with respect to nominees for any new positions created by such increase if it is delivered to the RSP Corporate Secretary not later than the close of business	In the event that the number of directors to be elected to the Concho board at an annual meeting is increased by the Concho board and there is no public announcement by Concho that names all of the nominees for director or specifies the size of the increased board at least 10 days prior to the last day a stockholder may otherwise deliver a notice, a stockholder’s notice will be considered timely with respect to nominees for any new positions created by such increase if it is delivered to the Concho

RSP Stockholders	Concho Stockholders
on the 10th day following the day on which such public announcement is first made by RSP.	Corporate Secretary by the close of business on the 10th day following the day on which such public announcement is first made by Concho.
Director nominations to be considered at a special meeting must be in writing, meet the requirements of the RSP bylaws and be delivered not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting (or if the first public announcement of the date of the annual meeting is less than 100 days before the meeting, then the 10th day following the day on which such public announcement is first made by RSP).	Director nominations to be considered at a special meeting must be in writing, meet the requirements of the Concho bylaws and be delivered not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the later of the 70th day prior to the date of such special meeting or the 10th day following the day on which the public announcement of the date of the special meeting is first made by Concho.
Proxy Access
Neither the RSP certificate of incorporation nor bylaws contain proxy access provisions.

The Concho bylaws contain proxy access provisions providing that Concho stockholders may deliver a notice to the Concho Corporate Secretary of nominees for election as directors at an annual meeting to be included in Concho’s proxy materials for such annual meeting, provided that certain conditions set forth in the Concho bylaws are satisfied.

In order for a stockholder nominee to be included in Concho’s proxy materials for an annual meeting, a nomination notice meeting the requirements of Concho’s bylaws must be delivered by an “eligible stockholder” (as described below) not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date the definitive proxy statement was first released to Concho stockholders in connection with the preceding year’s annual meeting of stockholders, except that in the event the annual meeting is more than 30 days before or 30 days after the anniversary date of the preceding year’s annual meeting, or if no annual meeting of stockholders was held in the preceding year, the nomination notice must be delivered not earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the later of:

•  the 120th day prior to the date of such annual meeting; or

• the 10th day following the day on which public announcement of the annual meeting is first made by Concho.

RSP Stockholders	Concho Stockholders

An “eligible stockholder” is a Concho stockholder (or a group of no more than 20 stockholders or beneficial owners) who has continuously owned for at least three years that number of shares of Concho common stock that constitutes 3% or more of the outstanding shares of Concho common stock as of the time of delivery of the nomination notice. Such stockholder must also own shares of Concho common stock satisfying such requirements through the time of the annual meeting in order to be an eligible stockholder.

The number of stockholder nominees appearing in the proxy materials with respect to an annual meeting of stockholders must not exceed the greater of two or 20% of the number of directors in office as of the last day on which a nomination notice may be delivered subject to rounding pursuant to the Concho bylaws if the number is not a whole number.
Action by Stockholders

The RSP bylaws provide that the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter will be the act of the stockholders, except that, in the case of certain board elections (discussed above in “Comparison of Stockholders’ Rights—Election of Directors”) and in relation to a vote concerning non-binding advisory matters with more than two possible vote choices, a plurality vote is sufficient.

The Concho bylaws provide that a matter will be approved if the number of votes cast in favor of the action exceed the number of votes cast against the action, except in the case of certain board elections (discussed above in “Comparison of Stockholders’ Rights—Election of Directors”).

The RSP bylaws provide that stockholders may not act by written consent.	The Concho certificate of incorporation provides that stockholders may not act by written consent.
Stockholder Proposals

The RSP bylaws provide that a stockholder must give advance written notice to the RSP Corporate Secretary of any proposal for business to be considered at an annual meeting. The RSP bylaws do not provide for submission of stockholder proposals for consideration at special meetings.

The Concho bylaws provide that a stockholder must give advance written notice to the Concho Corporate Secretary of any proposal for business to be transacted at an annual meeting. The Concho bylaws do not provide for submission of stockholder proposals for consideration at special meetings.

With respect to proposals for matters to be considered at an annual meeting, the notice must be in writing, meet the requirements of the RSP bylaws, and be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, except that in the event that the date of	With respect to proposals to be considered at an annual meeting, the notice must be in writing, meet the requirements of the Concho bylaws, and be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the annual meeting for the preceding year, except that if

RSP Stockholders	Concho Stockholders

the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered after the close of business on the 120th day prior to such annual meeting before the close of business on the later of:

the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be delivered not later than the close of business on the later of:

• the 90th day prior to the date of such annual meeting; or	• the 90th day prior to the date of such annual meeting; or

•  if the first public announcement of the date of the annual meeting is less than 100 days before the meeting, then the 10th day following the day on which such public announcement is first made by RSP.

• the 10th day following the day on which public announcement of the date of such meeting is first made by Concho.
Certificate of Incorporation Amendments
The RSP certificate of incorporation states that an affirmative vote of 66 2/3% of the outstanding shares of capital stock of RSP entitled to vote, voting together as a single class, is required to amend the RSP certificate of incorporation, in addition to any other vote that may be required by applicable law, the RSP certificate of incorporation or bylaws.

Generally, the Concho certificate of incorporation may be amended upon a resolution of the Concho board and approved by:

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote, if any.

Further, the Concho certificate of incorporation states that an affirmative vote of 80% of the outstanding voting stock of Concho entitled to vote generally in the election of directors is required for amendment to Article X of the Concho certificate of incorporation, the contents of which cover Concho’s renouncement of any interest or expectancy in any business opportunity as defined in the Concho certificate of incorporation.

Bylaw Amendments

The RSP certificate of incorporation provides that the RSP board is authorized to amend, alter or repeal the RSP bylaws. The RSP bylaws further provide that the RSP board is authorized to amend, alter or repeal the RSP bylaws by resolution of the majority of the directors present at any special meeting or regular meeting at which a quorum is present, if, in the case of a special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of such meeting.

The Concho certificate of incorporation and bylaws provide that the Concho board is authorized to adopt, amend or repeal the Concho bylaws at any meeting at which a quorum is present by the affirmative vote of a majority of the whole Concho board.

The RSP certificate of incorporation provides that they may be amended, altered or repealed by the vote of the holders of 66 2/3% of the voting power of the then-outstanding shares of RSP capital stock entitled to vote thereon, voting together as a single class; except that notice of the amendment, alteration or repeal must be	The Concho certificate of incorporation and bylaws provide that they may be adopted, amended or repealed by the affirmative vote of the holders of 66 2/3% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

RSP Stockholders	Concho Stockholders
contained in the notice or waiver of notice of any special meeting.
Special Meetings of Stockholders
The RSP bylaws provide that a special meeting of the RSP stockholders may be called only by the Chief Executive Officer of RSP, the Chairman of the RSP board or by the affirmative vote of what would be a majority of the RSP board if there were no vacancies.

The Concho bylaws provide that a special meeting of the Concho stockholders may be held at the request of:

•  the Chairman of the Concho board; or

•  the Concho board pursuant to a resolution adopted by a majority of the whole Concho board.

Notice of Meetings of Stockholders
Under the RSP bylaws, notice of an annual or special meeting must be given to stockholders entitled to vote at the meeting not less than 10 days nor more than 60 days before the date of the meeting. Further notice may be given as may be required by applicable law.	Under the Concho bylaws, unless otherwise provided by law, notice of an annual or special meeting must be given to stockholders entitled to vote at the meeting at least 10 days but no more than 60 days prior to the date of the meeting.
Proxies
The RSP bylaws provide that every RSP stockholder having the right to vote is entitled to vote in person or by proxy bearing a date not more than three years prior to voting, unless such proxy provides for a longer period.	The Concho bylaws provide that every Concho stockholder having the right to vote is entitled to vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting.
Forum Selection

Under the RSP certificate of incorporation, unless RSP consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions is the Court of Chancery of the State of Delaware. These actions include:

•  any derivative action or proceeding brought on behalf of RSP;

•  any action asserting a claim or breach of fiduciary duty owed by any director, officer, employee or agent of RSP to RSP or RSP stockholders;

•  any action asserting a claim arising pursuant to any provision of the DGCL, the RSP certificate of incorporation or the RSP bylaws; or

•  any action asserting a claim governed by the internal affairs doctrine.

Neither the Concho certificate of incorporation nor the Concho bylaws select a forum for litigation.

RSP Stockholders	Concho Stockholders
Limitation of Liability of Directors

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The RSP certificate of incorporation provides that no RSP director will be liable to RSP or RSP stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation thereof is not permitted by the DGCL, as it now exists and as amended in the future.

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The Concho certificate of incorporation provides that no Concho director will be personally liable to Concho or Concho stockholders for monetary damages for breach of duty as a director, to the fullest extent permitted by the DGCL. Further to this, no Concho director will be personally liable to Concho or Concho stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for, (i) any breach of the director’s duty of loyalty to Concho or Concho stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing law violation, (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of Concho directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Indemnification of Directors and Officers
The RSP bylaws provide that RSP will, to the fullest extent permitted by law, indemnify any person who was or is a party to or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or someone for whom he or she is the legal representative, is or was a director or officer of RSP, or	The Concho bylaws provide that Concho will indemnify and hold harmless, to the fullest extent permitted by Delaware law, any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Concho, or while a

RSP Stockholders	Concho Stockholders

while serving as a RSP director or officer is or was serving at the request of RSP as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, other enterprise or nonprofit entity against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by the person in connection with such proceeding.

The RSP bylaws provide that, RSP will, to the fullest extent not prohibited by applicable law, pay expenses (including attorneys’ fees) incurred by a person potentially eligible for indemnification due to their present or former service as a director or officer (as specified above) in defending any proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by such person to repay such amount if it is ultimately be determined that such person is not entitled to be indemnified by RSP.

director or officer of Concho, is or was serving at the request of Concho as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith.

The Concho bylaws provide that Concho will pay the expenses (including attorneys’ fees) incurred by a person potentially eligible for indemnification (as specified above) in defending any proceeding in advance of its final disposition to the full extent permitted by Delaware law; except that, to the extent required by law, any payment of expenses in advance of the final disposition of a proceeding will be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified.

State Anti-Takeover Provisions
The RSP certificate of incorporation provides that RSP has opted out of Section 203 of the DGCL.	Concho has not opted out of Section 203 of the DGCL, which provides that a corporation may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of a corporation (an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (i) the Concho board approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans or (iii) the transaction is approved by the Concho board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An

RSP Stockholders	Concho Stockholders
“interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the preceding three-year period (subject to certain exceptions).
Stockholder Rights Plan
RSP is not party to a rights plan.	Concho is not party to a rights plan.

NO DISSENTERS’ OR APPRAISAL RIGHTS

Because shares of RSP common stock are listed on the NYSE and holders of shares of RSP common stock are not required to receive consideration other than shares of Concho common stock, which are listed on the NYSE, and cash in lieu of fractional shares in the merger, holders of shares of RSP common stock are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the merger.

Under Delaware law, Concho stockholders are not entitled to dissenters’ or appraisal rights in connection with the issuance of shares of Concho common stock as contemplated by the merger agreement.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF CONCHO

To Concho’s knowledge, the following table sets forth certain information regarding the beneficial ownership of shares of Concho common stock as of the close of business on April 16, 2018 (except as noted in the footnotes below) and with respect to: each person known by Concho to beneficially own 5% or more of the outstanding shares of Concho common stock; each member of the Concho board; each named executive officer; and the members of the Concho board and Concho’s current executive officers as a group.

Concho has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Concho believes, based on the information furnished to Concho, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Concho common stock that he, she or it beneficially owns.

Applicable percentage ownership and voting power is based on 149,067,951 shares of Concho common stock outstanding as of April 16, 2018.

Security Ownership of Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owner listed in the table below is One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701.

Name of Beneficial Owner	Shares Owned	Options	Restricted Stock Awards	Total Shares Beneficially Owned		Percent of Class
Timothy A. Leach	798,905	—	41,789	840,694	(1)	*
Jack F. Harper	78,702	—	33,483	112,185		*
E. Joseph Wright	46,531	—	34,496	81,027		*
C. William Giraud	79,711	—	30,481	110,192		*
J. Steve Guthrie	33,327	—	14,886	48,213		*
Steven L. Beal	117,974	—	1,324	119,298	(2)	*
Tucker S. Bridwell	111,443	—	1,324	112,767	(3)	*
William H. Easter III	36,475	—	1,324	37,799	(4)	*
Susan J. Helms	1,165	—	1,324	2,489		*
Gary A. Merriman	14,455	—	1,324	15,779		*
Ray M. Poage	19,475	—	1,324	20,799		*
Mark B. Puckett	25,211	—	1,324	26,535		*
John P. Surma	9,575	—	1,324	10,899		*
All Directors and Executive Officers as a Group (18 persons)	1,474,648	—	227,178	1,701,826		1.1%

*	Represents less than 1.0 percent.
(1)	Includes 148,582 shares owned directly by a partnership, of which Mr. Leach is the manager of its general partner. Mr. Leach disclaims beneficial ownership of these shares of common stock, except to the extent of his pecuniary interest therein.
(2)	Includes 43,750 shares owned directly by a partnership, of which Mr. Beal is the manager of its general partner.
(3)	Includes 15,000 shares owned by Mansefeldt Investment Corporation and 73,000 shares owned by the Dian Graves Owen Foundation. Mr. Bridwell disclaims beneficial ownership of all securities owned by Mansefeldt Investment Corporation and the Dian Graves Owen Foundation. Also includes 2,500 shares owned directly by a partnership, of which Mr. Bridwell is the manager of its general partner. Mr. Bridwell disclaims beneficial ownership of these shares of common stock, except to the extent of his pecuniary interest therein.
(4)	Includes 36,475 shares that Mr. Easter holds indirectly through a trust with his spouse.

Security Ownership of Other Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(1)	15,407,240	10.3%
Capital Research Global Investors(2)	14,708,995	9.9%
Capital World Investors(3)	11,972,500	8.0%
The Growth Fund of America(4)	10,813,819	7.3%
BlackRock, Inc.(5)	9,749,807	6.5%
State Street Corp.(6)	7,817,677	5.2%
JPMorgan Chase & Co.(7)	7,573,681	5.1%

(1)	According to Amendment No. 5 to a Schedule 13G, dated February 7, 2018, and filed with the SEC by The Vanguard Group on February 9, 2018, it has sole voting power over 210,312 of these shares, shared voting power over 34,325 of these shares, shared dispositive power over 235,855 of these shares and sole dispositive power over 15,171,385 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(2)	According to Amendment No. 3 to a Schedule 13G, dated February 7, 2018, and filed with the SEC by Capital Research Global Investors on February 14, 2018, it has sole voting power and sole dispositive power over all of these shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.
(3)	According to Amendment No. 10 to a Schedule 13G, dated February 8, 2018, and filed with the SEC by Capital World Investors on February 14, 2018, it has sole voting power and sole dispositive power over all of these shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.
(4)	According to Amendment No. 3 to a Schedule 13G, dated February 6, 2018, and filed with the SEC by The Growth Fund of America on February 14, 2018, it has no voting power (sole or shared) and no dispositive power (sole or shared) over these shares, however, under certain circumstances, it may vote shares held by the fund. In addition, these shares may also be reflected in a filing made by Capital Research Global Investors, Capital International Investors and/or Capital World Investors. The address of The Growth Fund of America is 6455 Irvine Center Drive, Irvine, California 92618.
(5)	According to Amendment No. 4 to a Schedule 13G, dated January 24, 2018, and filed with the SEC by BlackRock, Inc. on February 8, 2018, it has sole voting power over 8,473,596 of these shares, no voting power over the remainder of these shares and sole dispositive power over all of these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(6)	According to a Schedule 13G, dated February 14, 2018, and filed with the SEC by State Street Corporation on February 14, 2018, it has shared voting and dispositive power over all of these shares. The address of State Street Corporation is One Lincoln Street, Boston, Massachusetts 02111.
(7)	According to a Schedule 13G, dated December 29, 2017, and filed with the SEC by JPMorgan Chase & Co. on January 9, 2018, it has sole voting power over 6,580,081 of these shares, shared voting power over 53,494 of these shares, no voting power over the remainder, sole dispositive power over 7,457,137 of these shares and shared dispositive power over 113,048 of these shares. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF RSP

To RSP’s knowledge, the following table sets forth certain information regarding the beneficial ownership of shares of RSP common stock as of the close of business on April 16, 2018 (except as noted in the footnotes below) and with respect to: each person known by RSP to beneficially own 5% or more of the outstanding shares of RSP common stock; each member of the RSP board; each named executive officer; and the members of the RSP board and RSP’s executive officers as a group.

RSP has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, RSP believes, based on the information furnished to RSP, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of RSP common stock that he, she or it beneficially owns.

Applicable percentage ownership and voting power is based on 159,424,148 shares of RSP common stock outstanding as of April 16, 2018, and additional shares of RSP common stock that would be issued upon vesting of restricted share unit awards held by directors or executive officers within 60 days of, April 16, 2018.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is 3141 Hood Street, Suite 500, Dallas, Texas 75219.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Total Outstanding Common Stock (%)(1)
5% Stockholders
The Vanguard Group, Inc.(2)	10,256,862	6.4%
Estate of Ted Collins, Jr.(3)	10,089,003	6.3%
Boston Partners(4)	8,937,413	5.6%
Wallace Family Partnership, LP(5)	8,064,126	5.0%

Directors and Named Executive Officers
Michael Grimm(6)	589,455	*
Steven Gray(7)	438,615	*
Scott McNeill(8)	736,303	*
Ken Huseman(9)	32,116	*
Joseph B. Armes(10)	30,781	*
Matthew S. Ramsey(11)	32,781	*
Michael W. Wallace(12)	10,340,968	6.4%
Zane Arrott(13)	507,187	*
William Huck(14)	405,623	*
James Mutrie(15)	72,750	*
Erik Daugbjerg(16)	271,606	*
All executive officers and directors as a group (11 persons)	13,458,185	8.4%

*	Less than one percent
(1)	Applicable percentage ownership is based on 159,424,148 shares of common stock outstanding as of April 16, 2018.
(2)	Information is based on an Amendment No. 1 to Schedule 13G, filed with the SEC on February 12, 2018 by The Vanguard Group. The Vanguard Group may be deemed to have sole investment power over 10,177,018 shares of our common stock and sole voting power over 69,803 shares of our common stock. The Vanguard Group may be deemed to have shared investment power over 79,844 shares of our common stock and shared voting power over 20,298 shares of our common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)	Of the 10,089,003 shares of our common stock beneficially owned by the estate of Ted Collins, Jr. (deceased), 7,922,851 shares are held by the estate and 2,166,152 shares are held of record by Collins & Wallace Holdings, LLC, of which Mr. Collins was formerly a member. The estate has sole voting and investment power over 7,922,851 shares and may be deemed to have shared voting and investment power over 2,166,152 shares. The address for the estate is 508 W. Wall Street, Suite 1200, Midland, Texas 79701.
(4)	Information is based on an Amendment No. 2 to Schedule 13G, filed with the SEC on February 12, 2018 by Boston Partners. Boston Partners may be deemed to have sole investment power over 8,937,413 shares of our common stock and does not have shared investment power over any shares of our common stock. Boston Partners may be deemed to have sole voting power over 6,906,946 shares of our common stock and shared voting power over 16,178 shares of our common stock. The address for Boston Partners is One Beacon Street, 30th Floor, Boston, Massachusetts 02108.
(5)	Wallace Family Partnership, LP, the record owner of 8,064,126 shares, is a family-owned entity owned by Mr. Wallace and other members of his family. The general partner of Wallace Family Partnership, LP is Michael Wallace Management, LLC, and Mr. and Mrs. Wallace are the managers of Michael Wallace Management, LLC. Because of the foregoing relationships, Wallace Family Partnership, LP, Michael Wallace Management, LLC and Mr. and Mrs. Wallace may be deemed to have shared voting and investment power over the 8,064,126 shares of our common stock. Wallace Family Partnership, LP, Michael Wallace Management, LLC and Mr. and Mrs. Wallace disclaim beneficial ownership of the reported shares in excess of its, his or her pecuniary interest in the shares. The address for Wallace Family Partnership, LP is 508 W. Wall Street, Suite 1200, Midland, Texas 79701.
(6)	Of the 589,455 shares of our common stock beneficially owned by Mr. Grimm, 63,206 shares are held of record by Mr. Grimm (8,095 shares of which are unvested restricted stock) and 526,249 shares are held of record by a family partnership titled the Grimm Family Limited Partnership, of which Mr. Grimm is a manager of the general partner. Mr. Grimm therefore may be deemed to have shared voting and investment power over 526,249 shares, sole voting power over 63,206 shares and sole investment power over 55,111 shares. Mr. Grimm disclaims beneficial ownership of the 526,249 shares except to the extent of his pecuniary interest therein.
(7)	Of the 438,615 shares of our common stock beneficially owned by Mr. Gray, (i) 413,559 shares are held by Mr. Gray (159,466 shares are unvested restricted stock), and (ii) 25,056 shares are held of record by S&DG Investments, LLC, of which Mr. Gray is a member. Mr. Gray therefore may be deemed to have shared voting and investment power over 25,056 shares, sole voting power over 413,559 shares and sole investment power over 254,093 shares.
(8)	Of the 736,303 shares of our common stock beneficially owned by Mr. McNeill, (i) 142,756 shares are held by Mr. McNeill (71,076 shares are unvested restricted stock), (ii) 392,647 shares are held of record by McFam, LP, of which Mr. McNeill is manager of the general partner, (iii) 180,000 shares are held of record by an irrevocable trust for the benefit of Mr. McNeill’s children, of which Mr. McNeill is the trustee, (iv) 20,000 shares are held of record by Jasolo, LP, of which Mr. McNeill is a manager of the general partner and (v) 900 shares are held by Mr. McNeill as custodian for minor children under the Uniform Transfer to Minors Act. As a result, Mr. McNeill has sole voting power over 736,303 shares and sole investment power over 665,227 shares. Mr. McNeill disclaims beneficial ownership of the shares held by him as custodian except to the extent of his pecuniary interest therein.
(9)	Of the 32,116 shares of our common stock beneficially owned by Mr. Huseman, 5,343 shares are unvested restricted stock. As a result, Mr. Huseman has sole voting power over 32,116 shares and sole investment power over 26,773 shares.
(10)	Of the 30,781 shares of our common stock beneficially owned by Mr. Armes, 26,281 shares are held of record by Mr. Armes (5,343 shares are unvested restricted stock) and 4,500 shares are held of record by a family limited partnership, of which Mr. Armes owns 50% of the general partner. Mr. Armes therefore may be deemed to have shared voting and investment power over 4,500 shares, sole voting power over 26,281 shares and sole investment power over 20,938 shares. Mr. Armes disclaims beneficial ownership of the 4,500 shares held of record by the family limited partnership except to the extent of his pecuniary interest therein.

(11)	Of the 32,781 shares of our common stock beneficially owned by Mr. Ramsey, 5,343 shares are unvested restricted stock. As a result, Mr. Ramsey has sole voting power over 32,781 shares and sole investment power over 27,438 shares.
(12)	Of the 10,340,968 shares of our common stock beneficially owned by Mr. Wallace, (i) 27,781 shares are held of record by Mr. Wallace (5,343 shares of which are unvested restricted stock), (ii) 82,109 shares are held of record by Mr. Wallace’s wife, (iii) 8,064,126 shares are held of record by Wallace Family Partnership, LP (see footnote 5 above), (iv) 2,166,152 shares are held of record by Collins & Wallace Holdings, LLC, (v) 500 shares are held by Mr. Wallace as custodian for a minor child under the Uniform Transfer to Minors Act, and (vi) 300 shares are held by a member of Mr. Wallace’s immediate family sharing the same household. Wallace Family Partnership, LP is a member of Collins & Wallace Holdings, LLC, Michael Wallace Management, LLC is the general partner of Wallace Family Partnership, LP, and Mr. Wallace is a manager of Michael Wallace Management, LLC. As a result, Mr. Wallace has sole voting power over 28,281 shares and sole investment power over 22,938 shares. Mr. Wallace may be deemed to have shared voting and investment power over 10,312,687 shares. Mr. Wallace disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein. The address for Mr. Wallace is 508 W. Wall Street, Suite 1200, Midland, Texas 79701.
(13)	Of the 507,187 shares of our common stock beneficially owned by Mr. Arrott, 132,887 shares are held of record by Mr. Arrott (65,806 shares of which are unvested restricted stock) and 374,300 are held of record by a family partnership titled Arrott Family Holdings, L.P., of which Mr. Arrott is a general partner. Mr. Arrott therefore may be deemed to have shared voting and investment power over 374,300 shares, sole voting power over 132,887 shares and sole investment power over 67,081 shares. Mr. Arrott disclaims beneficial ownership of the 374,300 shares held of record by the family limited partnership except to the extent of his pecuniary interest therein.
(14)	Of the 405,623 shares of our common stock beneficially owned by Mr. Huck, 56,823 shares are unvested restricted stock. As a result, Mr. Huck has sole voting power over 405,623 shares and sole investment power over 348,800 shares.
(15)	Of the 72,750 shares of our common stock beneficially owned by Mr. Mutrie, 44,811 shares are unvested restricted stock. As a result, Mr. Mutrie has sole voting power over 72,750 shares and sole investment power over 27,939 shares.
(16)	Of the 271,606 shares of our common stock beneficially owned by Mr. Daugbjerg, 49,804 shares are unvested restricted stock. As a result, Mr. Daugbjerg has sole voting power over 271,606 shares and sole investment power over 221,802 shares.

VALIDITY OF COMMON STOCK

The validity of the shares of Concho common stock offered hereby will be passed upon for Concho by Gibson, Dunn & Crutcher LLP.

TAX OPINIONS

Certain U.S. federal income tax consequences of the transaction will be passed upon for RSP by Vinson & Elkins LLP.

Certain U.S. federal income tax consequences of the transaction will be passed upon for Concho by Sullivan & Cromwell LLP.

EXPERTS

Concho Resources Inc.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Concho Resources Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of Concho’s oil and natural gas reserves and related future net cash flows related to Concho’s properties as of December 31, 2017 incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement were based upon reserve reports prepared by independent petroleum engineers, Cawley, Gillespie & Associates, Inc. and Netherland, Sewell & Associates, Inc. Concho has included these estimates in reliance on the authority of such firms as experts in such matters.

RSP Permian, Inc.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of RSP Permian, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the Concho Properties Working Interest for the years ended December 31, 2015 and 2014, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of RSP’s oil and natural gas reserves and related future net cash flows related to RSP’s properties as of December 31, 2017 incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement were audited by independent petroleum engineers Netherland, Sewell & Associates, Inc. RSP has included these estimates in reliance on the authority of such firm as an expert in such matters.

The consolidated financial statements of Silver Hill Energy Partners, LLC as of and for the years ended December 31, 2015 and 2014, incorporated by reference in this prospectus from the Current Report on Form 8-K of RSP Permian, Inc. dated October 13, 2016, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to liquidity considerations in Note 9), which is incorporated by reference herein, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Silver Hill E&P II, LLC as of December 31, 2016 and for the period from February 18, 2016 (inception) to December 31, 2016, incorporated by reference in this prospectus from the Current Report on Form 8-K/A of RSP Permian, Inc. dated May 9, 2017, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the completion of an acquisition of oil and gas properties in Note 2 and the sale of Silver Hill E&P II, LLC in Note 1), which is incorporated by reference herein, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Estimates of the oil and natural gas reserves and related future net cash flows related to the properties of Silver Hill Energy Partners, LLC incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement were audited by independent petroleum engineers, Netherland, Sewell & Associates, Inc. RSP has included these estimates in reliance on the authority of such firm as an expert in such matters.

Estimates of the oil and natural gas reserves and related future net cash flows related to the properties of Silver Hill E&P II, LLC incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement were audited by independent petroleum engineers, Netherland, Sewell & Associates, Inc. RSP has included these estimates in reliance on the authority of such firm as an expert in such matters.

HOUSEHOLDING OF PROXY MATERIALS

Concho

Concho has not elected to institute householding.

RSP

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding RSP stock but who share the same address, RSP has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of this joint proxy statement/prospectus until such time as one or more of these stockholders notifies RSP that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of RSP stock may deliver only one copy of this joint proxy statement/prospectus to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the RSP stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus or other proxy materials, notify RSP by calling RSP’s Investor Relations Department at (214) 252-2700 or by sending a written request to RSP’s Vice President, General Counsel and Corporate Secretary at the applicable address listed on page [●] and RSP will promptly deliver a separate copy of these materials. Record owners who are receiving multiple copies and wish to receive only one call RSP’s Investor Relations Department at the number listed above or send a written request to RSP’s Vice President, General Counsel and Corporate Secretary at the applicable address listed on page [●].

FUTURE STOCKHOLDER PROPOSALS

Concho Stockholder Proposals

Concho will hold an annual meeting of stockholders in 2018 (which we refer to as the “Concho 2018 annual meeting”) regardless of whether the merger has been completed.

Any stockholder proposals intended to be presented at the Concho 2018 annual meeting and considered for inclusion in Concho’s proxy materials must have been received by Concho’s Senior Vice President, General Counsel and Corporate Secretary no later than December 5, 2017. Such proposals must have been sent to: Concho Senior Vice President, General Counsel and Corporate Secretary, Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701. Such proposals also needed to comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of stockholder proposals in Concho-sponsored proxy materials.

In order for a Concho stockholder proposal to be raised from the floor during the Concho 2018 annual meeting instead of being submitted for inclusion in Concho’s proxy statement, the stockholder’s written notice or nomination must have been received by Concho’s Senior Vice President, General Counsel and Corporate Secretary no earlier than December 5, 2017 and no later than January 4, 2018, and must have contained the information required by the Concho bylaws.

You may contact Concho’s Senior Vice President, General Counsel and Corporate Secretary at Concho’s headquarters, One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, for a copy of the relevant provisions of the Concho bylaws regarding the requirements for making stockholder proposals and nominating director candidates. You can also visit Concho’s website and download a copy of the Concho bylaws.

RSP Stockholder Proposals

If the merger agreement is not adopted by the requisite vote of the RSP stockholders or if the merger is not completed for any reason, RSP intends to hold an annual meeting of its stockholders in 2018 (which we refer to as the “RSP 2018 annual meeting”). Pursuant to the terms of the merger agreement, the RSP 2018 annual meeting has been duly postponed by the RSP board pending the outcome of the merger.

Stockholder proposals submitted for inclusion in RSP’s proxy statement and proxy card for the RSP 2018 annual meeting pursuant to Rule 14a-8 under the Exchange Act would have to have been received by RSP’s corporate secretary no later than December 29, 2017 if the RSP 2018 annual meeting were to be held within 30 days of May 25, 2018. In the event that RSP were to determine to hold the RSP 2018 annual meeting more than 30 days before or after May 25, 2018, such stockholder proposals would have to be received by RSP a reasonable time before RSP begins to print and send its proxy materials for the RSP 2018 annual meeting.

If the RSP 2018 annual meeting occurs, pursuant to the RSP bylaws RSP stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the RSP board at an annual meeting or special meeting of RSP stockholders at which directors are to be elected. The RSP bylaws require all stockholders who intend to make such proposals or nominations at an annual stockholders’ meeting or special stockholders’ meeting to provide a written notice, including the information specified in the RSP bylaws, to RSP’s corporate secretary at RSP’s principal executive offices located at 3141 Hood Street, Suite 500, Dallas, TX 75219, not earlier than the close of business on the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting of RSP stockholders. To be eligible for consideration at the RSP 2018 annual meeting, notices must have been received by RSP between January 25, 2018 and February 24, 2018. In the event that the RSP 2018 annual meeting is scheduled to be held on or after July 25, 2018, such stockholder notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by RSP.

WHERE YOU CAN FIND MORE INFORMATION

Both Concho and RSP file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that either Concho or RSP files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the Public Reference Room. In addition, Concho and RSP file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain many of these documents, free of charge, from Concho at http://www.concho.com under the “Investors” link and then under the heading “Financial Reports” or from RSP by accessing RSP’s website at http://www.rsppermian.com under the “Investor Relations” link and then the “SEC Filings” link.

Concho has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

The SEC allows Concho and RSP to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Concho:

•	Annual Report on Form 10-K for the year ended December 31, 2017 (filed with the SEC on February 21, 2018);

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on May 17, 2018 (filed with the SEC on April 5, 2018);

•	Current Reports on Form 8-K filed with the SEC on January 4, 2018 and March 28, 2018 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•	Any description of shares of Concho common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description;

•	Restated Certificate of Incorporation of Concho, dated August 3, 2007 (filed with the SEC as Exhibit 3.1 to Concho’s Current Report on Form 8-K filed with the SEC on August 8, 2007); and

•	Fourth Amended and Restated Bylaws of Concho, dated January 2, 2018 (filed with the SEC as Exhibit 3.1 to Concho’s Current Report on Form 8-K filed with the SEC on January 4, 2018).

This document also incorporates by reference the following documents that have previously been filed with the SEC by RSP:

•	Annual Report on Form 10-K for the year ended December 31, 2017 (filed with the SEC on February 27, 2018);

•	Current Reports on Form 8-K filed with the SEC on October 13, 2016, January 29, 2018, February 20, 2018 and March 28, 2018 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•	Current Reports on Form 8-K/A filed with the SEC on December 12, 2016 and May 9, 2017;

•	Any description of shares of RSP common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description;

•	Amended and Restated Certificate of Incorporation of RSP, dated January 23, 2014 (filed with the SEC as Exhibit 3.1 to RSP’s Current Report on Form 8-K filed with the SEC on January 29, 2014); and

•	Amended and Restated Bylaws of RSP, dated January 23, 2014 (filed with the SEC as Exhibit 3.1 to RSP’s Current Report on Form 8-K filed with the SEC on January 29, 2014).

In addition, Concho and RSP are incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement on Form S-4 filed by Concho on April 19, 2018, and prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and (ii) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this joint proxy statement/prospectus and prior to the date of the respective special meetings of the Concho stockholders and the RSP stockholders, provided, however, that Concho and RSP are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning Concho or RSP, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.

For Concho Stockholders:	For RSP Stockholders:

Concho Resources Inc. One Concho Center 600 West Illinois Avenue Midland, Texas 79701 Attention: Investor Relations (432) 685-2533 mhays@concho.com	RSP Permian, Inc. 3141 Hood Street, Suite 500 Dallas, Texas 75219 Attention: Investor Relations (214) 252-2700 IR@rsppermian.com

To obtain timely delivery of these documents before the Concho special meeting, Concho stockholders must request the information no later than [●], 2018 (which is five business days before the date of the Concho special meeting).

To obtain timely delivery of these documents before the RSP special meeting, RSP stockholders must request the information no later than [●], 2018 (which is five business days before the date of the RSP special meeting).

Neither Concho nor RSP has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

among

CONCHO RESOURCES INC.,

GREEN MERGER SUB INC.

and

RSP PERMIAN, INC.

Dated as of March 27, 2018

A-i

4.24	Related Party Transactions	A-23
4.25	Regulatory Matters	A-24
4.26	Takeover Laws	A-24
4.27	No Additional Representations	A-24

ARTICLE V
REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB

5.1	Organization, Standing and Power	A-25
5.2	Capital Structure	A-25
5.3	Authority; No Violations; Consents and Approvals	A-26
5.4	Consents	A-27
5.5	SEC Documents; Financial Statements	A-27
5.6	Absence of Certain Changes or Events	A-27
5.7	Information Supplied	A-28
5.8	No Undisclosed Material Liabilities	A-28
5.9	Parent Permits; Compliance with Applicable Law	A-28
5.10	Compensation; Benefits	A-28
5.11	Labor Matters	A-29
5.12	Taxes	A-30
5.13	Litigation	A-31
5.14	Intellectual Property	A-31
5.15	Real Property	A-32
5.16	Rights-of-Way	A-32
5.17	Oil and Gas Matters	A-32
5.18	Environmental Matters	A-34
5.19	Material Contracts	A-34
5.20	Derivative Transactions	A-36
5.21	Insurance	A-36
5.22	Opinion of Financial Advisor	A-36
5.23	Brokers	A-36
5.24	Ownership of Company Common Stock	A-36
5.25	Business Conduct	A-36
5.26	Regulatory Matters	A-37
5.27	No Additional Representations	A-37

ARTICLE VI
COVENANTS AND AGREEMENTS

6.1	Conduct of Company Business Pending the Merger	A-37
6.2	Conduct of Parent Business Pending the Merger	A-40
6.3	No Solicitation by the Company	A-42
6.4	No Solicitation by Parent	A-46
6.5	Preparation of Joint Proxy Statement and Registration Statement	A-48
6.6	Stockholders Meetings	A-49
6.7	Access to Information	A-51
6.8	HSR and Other Approvals	A-52
6.9	Employee Matters	A-54
6.10	Indemnification; Directors’ and Officers’ Insurance	A-55
6.11	Transaction Litigation	A-57
6.12	Public Announcements	A-57
6.13	Advice of Certain Matters; Control of Business	A-57
6.14	Transfer Taxes	A-57
6.15	Reasonable Best Efforts; Notification	A-58

A-ii

6.16	Section 16 Matters	A-58
6.17	Stock Exchange Listing and Delisting	A-58
6.18	Financing Cooperation	A-58
6.19	Tax Matters	A-59
6.20	Takeover Laws	A-59
6.21	Obligations of Merger Sub	A-60
6.22	Company Corporate Offices	A-60

ARTICLE VII
CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Consummate the Merger	A-60
7.2	Additional Conditions to Obligations of Parent and Merger Sub	A-60
7.3	Additional Conditions to Obligations of the Company	A-61
7.4	Frustration of Closing Conditions	A-62

ARTICLE VIII
TERMINATION

8.1	Termination	A-62
8.2	Notice of Termination; Effect of Termination	A-63
8.3	Expenses and Other Payments	A-63

ARTICLE IX
GENERAL PROVISIONS

9.1	Schedule Definitions	A-66
9.2	Survival	A-66
9.3	Notices	A-66
9.4	Rules of Construction	A-67
9.5	Counterparts	A-68
9.6	Entire Agreement; No Third Party Beneficiaries	A-68
9.7	Governing Law; Venue; Waiver of Jury Trial	A-69
9.8	Severability	A-70
9.9	Assignment	A-70
9.10	Affiliate Liability	A-70
9.11	Specific Performance	A-70
9.12	Amendment	A-70
9.13	Extension; Waiver	A-71

Annex A	Certain Definitions

Annex B	Form of Certificate of Incorporation of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 27, 2018 (this “Agreement”), among Concho Resources Inc., a Delaware corporation (“Parent”), Green Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and RSP Permian, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of the shares of common stock of Parent, par value $0.001 per share, of Parent (“Parent Common Stock”), pursuant to this Agreement (the “Parent Stock Issuance”), are fair to, and in the best interests of, the holders of Parent Common Stock, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub’s stockholder and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly following its execution;

WHEREAS, Parent desires to acquire 100% of the issued and outstanding shares of capital stock of the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1    Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

1.2    Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Agreement	Preamble
Antitrust Authority	6.8(b)
Antitrust Laws	6.8(b)
Applicable Date	4.5(a)
Book-Entry Shares	3.3(b)(ii)
Certificate of Merger	2.2(b)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.9(e)
Company Affiliate	9.10
Company Alternative Acquisition Agreement	6.3(d)(iv)
Company Annual Meeting	6.6(e)
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)
Company Change of Recommendation	6.3(d)(vii)
Company Common Stock	3.1(b)(i)
Company Contracts	4.19(b)
Company Disclosure Letter	Article IV
Company Employee	6.9(a)
Company Independent Petroleum Engineers	4.17(a)(i)
Company Intellectual Property	4.14(a)
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.15(a)
Company Material Real Property Lease	4.15(b)
Company Owned Real Property	4.15(a)
Company Permits	4.9(a)
Company Preferred Stock	4.2(a)
Company Related Party Transaction	4.24
Company Reserve Report	4.17(a)(i)
Company SEC Documents	4.5(a)
Company Stock Plan	3.2(a)
Company Stockholders Meeting	4.4(b)(i)
Company Tax Certificate	6.19(b)

Definition	Section
Competition Law Notifications	6.8(b)
Confidentiality Agreement	6.7(b)
Creditors’ Rights	4.3(a)
D&O Insurance	6.10(d)
Debt Financing	6.18(a)
DGCL	2.1
Disclosure Letter	Article IV
Divestiture Action	6.8(b)
e-mail	9.3
Earned Performance-Based Restricted Stock	3.2(b)
Effective Time	2.2(b)
Eligible Share	3.1(b)(i)
End Date	8.1(b)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)(i)
Excluded Share	3.1(b)(iii)
GAAP	4.5(b)
HSR Act	4.4(a)
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Joint Proxy Statement	4.4(b)(i)
Letter of Transmittal	3.3(b)(i)
Material Company Insurance Policies	4.21
Material Parent Insurance Policies	5.21(a)
Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Morgan Stanley	5.22
Parent	Preamble
Parent 401(k) Plan	6.9(e)
Parent Affiliate	9.10
Parent Board	Recitals
Parent Board Recommendation	5.3(a)(iii)
Parent Capital Stock	5.2(a)(ii)
Parent Change of Recommendation	6.4(c)(iii)
Parent Common Stock	Recitals
Parent Contracts	5.19(b)
Parent Disclosure Letter	Article V
Parent Independent Petroleum Engineers	5.17(a)(i)
Parent Intellectual Property	5.14(a)
Parent Material Adverse Effect	5.1
Parent Material Leased Real Property	5.15(a)
Parent Material Real Property Lease	5.15(b)
Parent Owned Real Property	5.15(a)
Parent Permits	5.9(a)
Parent Preferred Stock	5.2(a)(ii)
Parent Reserve Reports	5.17(a)(i)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals

Definition	Section
Parent Stock Plan	5.2(a)
Parent Takeover Proposal	6.2(b)(iv)
Parent Tax Certificate	6.19(b)
Performance-Based Restricted Stock	3.2(b)
Registration Statement	4.8(a)
Regulatory Material Adverse Effect	6.8(b)
Rights-of-Way	4.16
Surviving Corporation	2.1
Tail Period	6.10(d)
Terminable Breach	8.1(b)(iii)
Time-Based Restricted Stock	3.2(a)
Transaction Litigation	6.11

ARTICLE II

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).

2.2    Closing.

(a)    The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., Houston, Texas time, on a date that is two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Vinson & Elkins LLP in Dallas, Texas, or such other place as Parent and the Company may agree in writing. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

(b)    As soon as practicable on the Closing Date after the Closing, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

2.3    Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4    Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Annex B, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.

2.5    Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.

2.6    Directors and Officers of the Surviving Corporation. The Parties shall take all necessary action such that from and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation and the officers of the Company shall be the officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

2.7    Directors of Parent. Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and after the Effective Time, the size of the Parent Board is increased by one (1) member, and, prior to the Closing, one (1) member of the Company Board determined to be independent by the Parent Board and to be mutually agreed between the Company and Parent is appointed to the Parent Board to fill the vacancy on the Parent Board created by such increase. Parent, through the Parent Board, shall take all necessary action to nominate such new director for election to the Parent Board in the proxy statement relating to the first annual meeting of the stockholders of Parent following the Closing.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE

3.1    Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:

(a)    Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding share of common stock of the Surviving Corporation immediately following the Effective Time.

(b)    Capital Stock of the Company.

(i)    Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares and any shares of Time-Based Restricted Stock and Performance-Based Restricted Stock, that are not treated as shares of Company Common Stock pursuant to Section 3.2(a) and Section 3.2(b), respectively) (such shares of Company Common Stock, together with any shares of Time-Based Restricted Stock and Performance-Based Restricted Stock which are treated as shares of Company Common Stock pursuant to Section 3.2(a) and Section 3.2(b), the “Eligible Shares”) shall be converted into the right to receive from Parent that number of fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”). As used in this Agreement, “Exchange Ratio” means 0.320.

(ii)    All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of Company

Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3(a).

(iii)    All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub or by any wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.

(c)    Impact of Stock Splits, Etc. In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

3.2    Treatment of Equity Compensation Awards.

(a)    Time-Based Restricted Stock. Immediately prior to the Effective Time, each outstanding award of restricted Company Common Stock subject only to time-based vesting (the “Time-Based Restricted Stock”) granted pursuant to the Company’s 2014 Long Term Incentive Plan, as amended from time to time (the “Company Stock Plan”), shall immediately vest in full and any forfeiture restrictions applicable to such Time-Based Restricted Stock shall lapse immediately and, by virtue of the Merger and without any action on the part of the holder thereof, each share of Time-Based Restricted Stock shall be treated as a share a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Merger Consideration in accordance with the terms hereof, less applicable Taxes required to be withheld with respect to such vesting.

(b)    Performance-Based Restricted Stock. Immediately prior to the Effective Time, each outstanding award of restricted Company Common Stock subject to performance-based vesting (the “Performance-Based Restricted Stock”) granted pursuant to the Company Stock Plan shall (i) be deemed to have satisfied any applicable continued service or time-based vesting requirements and (ii) have the performance period end. The Company’s performance with respect to the performance goal(s) applicable to such Performance-Based Restricted Stock shall be calculated based on actual performance through the Effective Time, as reasonably determined by the Compensation Committee of the Company Board in order to determine the number of shares of Performance-Based Restricted Stock that vest (the “Earned Performance-Based Restricted Stock”) and any forfeiture restrictions applicable to such Earned Performance-Based Restricted Stock shall lapse immediately prior to the Effective Time and, without any action on the part of the holder thereof, each share of Earned Performance-Based Restricted Stock shall be treated as a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Merger Consideration in accordance with the terms hereof, less applicable Taxes required to be withheld with respect to such vesting. The Company Board shall provide Parent with an estimate of the number of shares of Earned Performance-Based Restricted Stock that will vest pursuant to this Section 3.2(b) at least three Business Days prior to the Effective Time.

(c)    Prior to the Effective Time, the Company Board and/or the Compensation Committee of the Company Board shall take such action and adopt such resolutions as are required to (i) effectuate the treatment of the Time-Based Restricted Stock and the Performance-Based Restricted Stock pursuant to the terms of this Section 3.2, (ii) if requested by Parent in writing, cause the Company Stock Plan to terminate at or prior to the Effective Time and (iii) take all actions reasonably required to effectuate any provision of this Section 3.2, including to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of any equity awards of the Company, including any Time-Based Restricted Stock or Performance-Based Restricted Stock; provided, however, that nothing in this Section 3.2(c) shall prohibit the settlement of an award of Performance-Based Restricted Stock after the Closing Date pursuant to the terms of such award.

3.3    Payment for Securities; Exchange.

(a)    Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement with the Company’s transfer agent to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares, pursuant to Section 3.3(h) to which such holders shall become entitled pursuant to this Article III. Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable to in respect of Eligible Shares pursuant to Section 3.1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Parent shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.

(b)    Payment Procedures.

(i)    Certificates. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Eligible Shares (“Certificates”), a notice advising such holders of the effectiveness of the Merger and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration set forth in Section 3.1(b)(i) Upon surrender to the Exchange Agent of a Certificate, together with the Letter of

Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).

(ii)    Non-DTC Book-Entry Shares. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a notice advising such holders of the effectiveness of the Merger, (B) a statement reflecting the number of shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).

(iii)    DTC Book-Entry Shares. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Article III.

(iv)    No interest shall be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

(v)    With respect to Certificates, if payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time. Until surrendered as contemplated by this Section 3.3(b)(v), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).

(c)    Termination of Rights. All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the Eligible Shares previously represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the 180th day after the Closing Date shall be delivered to Parent, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e)    No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g).

(g)    Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate in accordance with this Section 3.3. Following surrender of any such Certificate, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(h)    No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(i)    Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable to any holder of Company Common Stock pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent such amounts are so properly deducted or withheld and paid over to the relevant Taxing Authority by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock to whom such amounts would have been paid absent such deduction or withholding by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

3.4    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on Edgar since December 31, 2016 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

4.1    Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents and the Organizational Documents of RSP Permian LLC, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

4.2    Capital Structure.

(a)    As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock and (ii) 15,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on March 27, 2018: (A) 159,424,290 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding; (B) The shares of Company Common Stock issued and outstanding include 805,318 shares of Time-Based Restricted Stock and 1,353,792 shares of Performance-Based Restricted Stock; and (C) 6,131,161 shares of Company Common Stock remained available for issuance pursuant to the Company Stock Plan.

(b)    All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Company Stock Plan). As of the close of business on March 27, 2018, except as set forth in this Section 4.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2, and except for stock grants or other awards granted in accordance with Section 6.1(b)(ii), there are outstanding: (A) no shares of Company Capital Stock, Voting Debt or other voting securities of the Company, (B) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Voting Debt or other voting securities of the Company and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. Other than the Stockholders’ Agreement, there are not any stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of Company Capital Stock. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (1) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (2) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 4.2 of the Company Disclosure Letter.

4.3    Authority; No Violations; Consents and Approvals.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, only with respect to consummation of the Merger, to the

Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of Company Common Stock vote in favor of the adoption of this Agreement and the Transactions, including the Merger (such recommendation described in clause (iii), the “Company Board Recommendation”). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the Merger.

(b)    The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company (assuming that the Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not party to any contract, arrangement or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the Parent Board.

4.4    Consents. No Consent from any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to the meeting of the stockholders of the Company to consider the adoption of this Agreement (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and the Parent Stockholders Meeting and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5    SEC Documents; Financial Statements.

(a)    Since December 31, 2016 (the “Applicable Date”), the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively, (such forms, reports, certifications, schedules, statements and documents, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied, or, in the case of Company SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Company SEC Documents filed after the date of this Agreement, will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

4.6    Absence of Certain Changes or Events.

(a)    Since December 31, 2017, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b)    From December 31, 2017 through the date of this Agreement:

(i)    the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects;

(ii)    there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Oil and Gas Properties of the Company and its Subsidiaries, whether or not covered by insurance; and

(iii)    neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Sections 6.1(b)(i), (v), (vi), (vii), (viii), (viii), (xii), (xiv) or (xvii) (solely as it relates to the foregoing Sections 6.1(b)(i), (v), (vi), (vii), (viii), (viii), (xii) or (xiv)).

4.7    No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of December 31, 2017 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the twelve-months ended December 31, 2017; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(x) and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.8    Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to stockholders of the Company and to stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 5.7, the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

4.9    Company Permits; Compliance with Applicable Law.

(a)    The Company and its Subsidiaries hold and at all times since the Applicable Date held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.10    Compensation; Benefits.

(a)    Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Company Plans.

(b)    True, correct and complete copies of each of the material Company Plans and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Company Plan required to file a Form 5500, and all material correspondence to or from any Governmental Entity received in the last two years.

(c)    Each Company Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Company Plans, except for such pending actions, suits, claims or Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    All material contributions required to be made by the Company to the Company Plans pursuant to their terms have been timely made.

(f)    There are no material unfunded benefit obligations that have not been properly accrued for in the Company’s financial statements, and all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.

(g)    Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan that could give rise to any material liability. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.

(h)    None of the Company or any member of its Aggregated Group contributes to or has an obligation to contribute to, and no Company Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.

(i)    Except as required by applicable Law, no Company Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(j)    Except as set forth on Schedule 4.10(j) of the Company Disclosure Letter or pursuant to the terms of Schedule 6.9(a) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any material amount of assets to fund any material benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan or (v) limit or restrict the right to materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.

(k)    Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(l)    No Company Plan is maintained outside the jurisdiction of the United States or covers any Company Employees who reside or work outside of the United States.

4.11    Labor Matters.

(a)    As of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of the Company or any of its Subsidiaries, and (iii) the Company does not have knowledge of any activity or Proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b)    As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance Proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    The Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.12    Taxes.

(a)    All material Tax Returns required to be filed (taking into account extensions of time for filing) by the Company or any of its Subsidiaries have been filed and all such filed Tax Returns are complete and accurate in all material respects. All material Taxes that are due and payable by the Company or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP) have been paid in full. All material withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied in full, and the Company and its Subsidiaries have complied in all material respects with all information reporting (and related withholding) and record retention requirements.

(b)    There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company or any of its Subsidiaries.

(c)    There is no outstanding material claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted in writing by any Governmental Entity. There are no proceedings pending or, to the knowledge of the Company, threatened regarding any material Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.

(d)    Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries, or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither the Company nor any of its Subsidiaries has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(e)    Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(f)    Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(g)    No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries.

(h)    The Company has made available to Parent complete and correct copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes which has been requested or will remain in effect as of the Closing.

(i)    There are no Encumbrances for material Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

(j)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Law with respect to Taxes), or any election pursuant to Section 108(i) of the Code (or any similar provision of Law) made with respect to any taxable period ending on or prior to the Closing Date.

(k)    Neither the Company nor any of its Subsidiaries is a “U.S. shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a) of the Code.

(l)    After reasonable diligence, neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)    The Company is, and has been since formation, properly classified for United States federal income tax purposes as a corporation.

4.13    Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

4.14    Intellectual Property.

(a)    The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    The Company and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets owned, used, or held for use by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed within the past three years and (iii) to the knowledge of the Company, are free from any malicious code.

(e)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries; and (ii) to the knowledge of the Company, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries.

4.15    Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease, and (c) as of the date of this Agreement, there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.

4.16    Rights-of-Way. Each of the Company and its Subsidiaries has such Consents, easements, rights-of-way, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.17    Oil and Gas Matters.

(a)    Except as would not reasonably be expected to have a Company Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Netherland, Sewell & Associates, Inc. (the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2017 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.1(b)(v)), the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)    Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e)    All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by the Company or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the material Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.

4.18    Environmental Matters. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    the Company and its Subsidiaries and their respective operations and assets are in compliance with Environmental Laws;

(b)    the Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Laws;

(c)    there have been no Releases of Hazardous Materials at any property currently or, to the knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any predecessors of the Company or any Subsidiary of the Company, which Releases are reasonably likely to result in liability to the Company under Environmental Law, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling; and

(d)    as of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted during the past three (3) years by or on behalf of, or that are in the possession of, the Company or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

4.19    Material Contracts.

(a)    Schedule 4.19 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:

(i)    each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)    each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $25,000,000 or aggregate payments in excess of $100,000,000;

(iii)    each contract that constitutes a commitment relating to Indebtedness or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $25,000,000, other than agreements solely between or among the Company and its Subsidiaries;

(iv)    each contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $25,000,000 in any calendar year or aggregate payments in excess of $100,000,000 that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days, other than contracts related to drilling rigs;

(v)    each contract that is a non-competition contract or other contract that (A) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision), (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or (C) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(vi)    each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(vii)    each contract for any Derivative Transaction;

(viii)    each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company;

(ix)    each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of its Subsidiaries to make expenditures from and after January 1, 2018 that would reasonably be expected to be in excess of $25,000,000 in the aggregate, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(x)    each collective bargaining agreement to which the Company is a party or is subject;

(xi)    each agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $120,000;

(xii)    any contract (A) that provides for the sale by the Company or any of its Subsidiaries of Hydrocarbons (1) in excess of 10,000 barrels of oil equivalent of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) or (2) for a term greater than ten (10) years or (B) which the Company reasonably expects that it will make aggregate payments in excess of $25,000,000 in any of the next three succeeding fiscal years or $100,000,000 over the life of the contract that, in the case of (A) and (B), has a remaining term of greater than sixty (60) days and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within 60 days;

(xiii)    each contract for any Company Related Party Transaction; or

(xiv)    each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject, and is material to the business of the Company and its Subsidiaries, taken as a whole.

(b)    Collectively, the contracts set forth in Section 4.19(a) are herein referred to as the “Company Contracts.” A complete and correct copy of each of the Company Contracts has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.20    Derivative Transactions.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c)    The Company SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of the Company and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company and its Subsidiaries, as of the dates reflected therein. Schedule 4.20(c) of the Company Disclosure Letter lists, as of the date of this Agreement, all Derivative Transactions to which the Company or any of its Subsidiaries is a party.

4.21    Insurance. Set forth on Schedule 4.21 of the Company Disclosure Letter is a true, correct and complete list of all material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Material Company Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Company Insurance Policy has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

4.22    Opinion of Financial Advisor. The Company Board has received the opinion of Tudor Pickering Holt & Co Advisors LP addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration to be received by the holders of Eligible Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion will be provided (solely for informational purposes) by the Company to Parent promptly following the execution of this Agreement (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub or any other Person).

4.23    Brokers. Except for the fees and expenses payable to Tudor, Pickering, Holt & Co., no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.24    Related Party Transactions. Schedule 4.24 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of the Company or any of its Subsidiaries whose status as a 5% holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of the Company) is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of the Company or any of its Subsidiaries (each of the foregoing, a “Company Related Party Transaction”).

4.25    Regulatory Matters.

(a)    The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)    All natural gas pipeline systems and related facilities constituting the Company’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

4.26    Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.24, the approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions any Takeover Law or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock or the Transactions.

4.27    No Additional Representations.

(a)    Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.27 shall limit Parent’s or Merger Sub’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by the Company in this Article IV.

(b)    Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE V

REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on Edgar since December 31, 2016 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1    Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither Parent nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

5.2    Capital Structure.

(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on March 27, 2018: (A) 149,070,598 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding; (B) the shares of Parent Common Stock issued and outstanding include 1,141,713 shares of restricted Parent Common Stock issued pursuant to Parent’s 2015 Stock Incentive Plan, as amended from time to time (the “Parent Stock Plan”); and (C) 2,972,706 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Plan, of which 1,077,411 shares of Parent Common Stock were reserved for issuance pursuant to the vesting of outstanding performance units.

(b)    All outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Parent Stock Plan). The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all requirements set forth in applicable contracts. As of the close of business on March 27, 2018, except as set forth in this Section 5.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.2, and except for changes since March 27, 2018 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are outstanding: (1) no shares of Parent Capital Stock, Voting Debt or other voting securities of Parent; (2) no securities of Parent or any

Subsidiary of Parent convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of Parent, and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Parent or any of its Subsidiaries. No Subsidiary of Parent owns any shares of Parent Common Stock or any other shares of Parent Capital Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any (x) interest in a material joint venture, directly or indirectly, equity securities or other similar equity interests in any Person or (y) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 5.2(b)(y) of the Parent Disclosure Letter. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.

5.3    Authority; No Violations; Consents and Approvals.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent (subject to obtaining Parent Stockholder Approval) and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, are fair to, and in the best interests of, Parent and the holders of Parent Common Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance (such recommendation described in clause (iii), the “Parent Board Recommendation”). The Merger Sub Board has by unanimous vote (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub and (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Stock Issuance.

(b)    The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent (assuming that the Parent Stockholder Approval is obtained) or Merger Sub, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4    Consents. No Consent from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5    SEC Documents; Financial Statements.

(a)    Since the Applicable Date, Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively, (such forms, reports, certifications, schedules, statements and documents, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied, or, in the case of Parent SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Parent SEC Documents filed after the date of this Agreement, will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

5.6    Absence of Certain Changes or Events.

(a)    Since December 31, 2017, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(b)    From December 31, 2017 through the date of this Agreement, Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

5.7    Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to stockholders of the Company and to stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 4.8, the Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

5.8    No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Parent dated as of December 31, 2017 (including the notes thereto) contained in Parent’s Annual Report on Form 10-K for the twelve months ended December 31, 2017; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as permitted under Section 6.2(b)(viii); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.9    Parent Permits; Compliance with Applicable Law.

(a)    Parent and its Subsidiaries hold and at all times since the Applicable Date held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Parent Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.10    Compensation; Benefits.

(a)    Each material Parent Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Parent Plans, except for such pending actions, suits, claims or Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    All material contributions required to be made to the Parent Plans pursuant to their terms have been timely made.

(d)    There are no material unfunded benefit obligations that have not been properly accrued for in Parent’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(e)    None of Parent or any member of its Aggregated Group contributes to or has an obligation to contribute to, and no Parent Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any employee of Parent to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee of Parent, (iii) directly or indirectly cause Parent to transfer or set aside any material amount of assets to fund any material benefits under any Parent Plan, (iv) otherwise give rise to any material liability under any Parent Plan or (v) limit or restrict the right to materially amend, terminate or transfer the assets of any Parent Plan on or following the Effective Time.

(g)    Neither Parent nor any Subsidiary has any obligation to provide, and no Parent Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

5.11    Labor Matters.

(a)    As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of Parent or any of its Subsidiaries, and (iii) Parent does not have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b)    As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)    Parent and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2017, neither Parent nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.12    Taxes.

(a)    All material Tax Returns required to be filed (taking into account extensions of time for filing) by Parent or any of its Subsidiaries have been filed and all such filed Tax Returns are complete and accurate in all material respects. All material Taxes that are due and payable by Parent or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP) have been paid in full. All material withholding Tax requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in full, and Parent and its Subsidiaries have complied in all material respects with all information reporting (and related withholding) and record retention requirements.

(b)    There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax by Parent or any of its Subsidiaries.

(c)    There is no outstanding material claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted in writing by any Governmental Entity. There are no proceedings pending or, to the knowledge of Parent, threatened regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries.

(d)    Neither Parent nor any of its Subsidiaries is a party to any material Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries, or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither Parent nor any of its Subsidiaries has any material liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(e)    Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(f)    Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(g)    No written claim has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Parent or any of its Subsidiaries.

(h)    Parent has made available to Parent complete and correct copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes which has been requested or will remain in effect as of the Closing.

(i)    There are no Encumbrances for material Taxes on any of the assets of Parent or any of its Subsidiaries, except for Permitted Encumbrances.

(j)    Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Law with respect to Taxes), or any election pursuant to Section 108(i) of the Code (or any similar provision of Law) made with respect to any taxable period ending on or prior to the Closing Date.

(k)    Neither Parent nor any of its Subsidiaries is a “U.S. shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a) of the Code.

(l)    After reasonable diligence, neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)    Each of Parent and Merger Sub is, and has been since formation, properly classified for United States federal income tax purposes as a corporation.

5.13    Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its Subsidiaries or any of their Oil and Gas Properties, or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

5.14    Intellectual Property.

(a)    Parent and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Parent and its Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, the use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of the business of each of Parent and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Parent and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the IT Assets owned, used, or held for use by Parent or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Parent and its Subsidiaries (ii) have not malfunctioned or failed within the past three years and (iii) to the knowledge of Parent, are free from any malicious code.

(d)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) Parent and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Parent or its Subsidiaries; and (ii) to the knowledge of Parent, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by Parent or its Subsidiaries

5.15    Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of Parent’s Oil and Gas Properties, (a) Parent and its Subsidiaries have good, valid and defensible title to all material real property owned by Parent or any of its Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiary of Parent (collectively, including the improvements thereon, the “Parent Material Leased Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances, (b) each agreement under which Parent or any Subsidiary of Parent is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Parent Material Leased Real Property (each, a “Parent Material Real Property Lease”) to the knowledge of Parent is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease, and (c) as of the date of this Agreement, there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of Parent’s Oil and Gas Properties, Parent Owned Real Property or Parent Material Leased Real Property.

5.16    Rights-of-Way. Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by Parent, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.17    Oil and Gas Matters.

(a)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by Cawley, Gillespie & Associates, Inc. and Netherland, Sewell & Associates, Inc. (collectively, the “Parent Independent Petroleum Engineers”) relating to the Parent interests referred to therein as of December 31, 2017 (collectively, the “Parent Reserve Reports”) or (ii) reflected in the Parent Reserve Reports or in the Parent SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.1(b)(v)), Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Reports of all

Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Reports for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Parent Reserve Reports for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)    Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent to the Parent Independent Petroleum Engineers relating to the Parent interests referred to in the Parent Reserve Reports, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Reports was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Reports are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid and (iii) none of Parent or any of its Subsidiaries (and, to the Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e)    All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of Parent or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by Parent or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the material Oil and Gas Properties of Parent or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.

5.18    Environmental Matters. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)    Parent and its Subsidiaries and their respective operations and assets are in compliance with Environmental Laws;

(b)    Parent and its Subsidiaries are not subject to any pending or, to Parent’s knowledge, threatened Proceedings under Environmental Laws;

(c)    there have been no Releases of Hazardous Materials at any property currently or, to the knowledge of Parent, formerly owned, operated or otherwise used by Parent or any of its Subsidiaries, or, to the knowledge of Parent, by any predecessors of Parent or any Subsidiary of Parent, which Releases are reasonably likely to result in liability to Parent under Environmental Law, and, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Parent, or at or from any offsite location where Hazardous Materials from Parent’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling; and

(d)    as of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted during the past three (3) years by or on behalf of, or that are in the possession of, Parent or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to the Company prior to the date hereof.

5.19    Material Contracts.

(a)    Schedule 5.19 of the Parent Disclosure Letter, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:

(i)    each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)    each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which Parent reasonably expects that Parent and its Subsidiaries will make annual or aggregate payments in excess of $100,000,000;

(iii)    each contract that constitutes a commitment relating to Indebtedness or the deferred purchase price of property by Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000,000, other than agreements solely between or among Parent and its Subsidiaries;

(iv)    each contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $100,000,000 in any calendar year or over the life of the contract that are not terminable without penalty or other liability to Parent (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days, other than contracts related to drilling rigs;

(v)    each contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that, following the Effective Time, by virtue of Parent becoming an Affiliate of the Company as a result of the Transaction, would by its terms materially restrict the ability of the Parent or any of its Subsidiaries to compete in any line of business or with any Person or geographic area during any period of time after the Effective Time;

(vi)    each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of Parent, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(vii)    each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of Parent;

(viii)    each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring Parent or any of its Subsidiaries to make expenditures from and after January 1, 2018 that would reasonably be expected to be in excess of $100,000,000 in the aggregate, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(ix)    any contract (A) that provides for the sale by Parent or any of its Subsidiaries of Hydrocarbons (1) in excess of 20,000 barrels of oil equivalent of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) or (2) for a term greater than ten (10) years or (B) which Parent reasonably expects that it will make aggregate payments in excess of $100,000,000 in any of the next three succeeding fiscal years or over the life of the contract that, in the case of (A) or (B), (x) has a remaining term of greater than sixty (60) days and does not allow Parent or such Subsidiary to terminate it without penalty to Parent or such Subsidiary within 60 days and (y) provides for a “take-or-pay” clause or any similar prepayment obligation and acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes; and

(x)    each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of Parent or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of Parent or any of its Subsidiaries, to which Parent or any of its Subsidiaries or any of their respective Affiliates is subject, and is material to the business of Parent and its Subsidiaries, taken as a whole.

(b)    Collectively, the contracts set forth in Section 5.19(a) are herein referred to as the “Parent Contracts.” A complete and correct copy of each of the Parent Contracts has been made available to the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries, or, to the knowledge of Parent, any other party thereto. There are no disputes pending or, to the knowledge of Parent, threatened with respect to any Parent Contract and neither Parent nor any of its Subsidiaries has received any written notice of the intention of any other party to any Parent Contract to terminate for default, convenience or otherwise any Parent Contract, nor to the knowledge of Parent, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.20    Derivative Transactions. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)    All Derivative Transactions entered into by Parent or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b)    Parent and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c)    The Parent SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of Parent and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of Parent attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein.

5.21    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)    Each of the material insurance policies held by Parent or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Parent Insurance Policies”) is in full force and effect on the date of this Agreement;

(b)    all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies; and

(c)    as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

5.22    Opinion of Financial Advisor. The Parent Board has received the opinion of Morgan Stanley & Co. LLC (“Morgan Stanley”) addressed to the Parent Board to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Parent.

5.23    Brokers. Except for the fees and expenses payable to Morgan Stanley & Co. LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

5.24    Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries own any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).

5.25    Business Conduct. Merger Sub was incorporated on March 23, 2018. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

5.26    Regulatory Matters.

(a)    Parent is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)    All natural gas pipeline systems and related facilities constituting Parent’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

5.27    No Additional Representations.

(a)    Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.27 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by Parent and Merger Sub in this Article V.

(b)    Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives and that neither Parent nor Merger Sub has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1    Conduct of Company Business Pending the Merger.

(a)    Except as set forth on Schedule 6.1(a) of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.

(b)    Except as set forth on the corresponding subsection of Schedule 6.1(b) of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit its Subsidiaries to:

(i)    (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, except as required by the terms of any capital stock or equity interest of a Subsidiary existing and disclosed to Parent as of the date hereof or in respect of any Time-Based Restricted Stock or Performance-Based Restricted Stock outstanding as of the date hereof, or issued after the date hereof in accordance with this Agreement, in accordance with the terms of the Company Stock Plan and applicable award agreements;

(ii)    offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the delivery of Company Common Stock upon the vesting or lapse of any restrictions on any shares of Time-Based Restricted Stock or Performance-Based Restricted Stock outstanding on the date hereof in accordance with the terms of the Company Stock Plan and applicable award agreements; (B) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly-owned Subsidiary of the Company; and (C) shares of capital stock issued as a dividend made in accordance with Section 6.1(b)(i);

(iii)    amend or propose to amend the Company’s Organizational Documents or amend or propose to amend the Organizational Documents of any of the Company’s Subsidiaries (other than ministerial changes);

(iv)    (A) merge, consolidate, combine or amalgamate with any Person other than between wholly-owned Subsidiaries of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions for which the consideration is less than $25,000,000 individually or in the aggregate;

(v)    sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, any portion of its assets or properties; other than (A) sales, leases or dispositions for which the consideration is less than $25,000,000 in the aggregate or (B) the sale of Hydrocarbons in the ordinary course of business;

(vi)    authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than such transactions among wholly-owned Subsidiaries of the Company;

(vii)    change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(viii)    except (i) in the ordinary course of business and consistent with past practice, (ii) resulting from a change in or otherwise required by Law, or (iii) to the extent not material: make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim, audit, assessment or dispute, surrender any right to claim a refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any Tax, or take any action which is reasonably likely to result in a material increase in the Tax liability of the Company or its Subsidiaries;

(ix)    (A) grant any material increases in the compensation payable or to become payable to any of its directors, officers or key employees except as required by applicable Law or pursuant to a Company Plan existing as of the date hereof, (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (C) grant any new equity-based awards, or amend or modify the terms of any outstanding equity-based awards, under any Company Plan, (D) pay or agree to pay to any director, officer or key employee making an annualized salary of more than $300,000, whether past or present, any material pension, retirement allowance or other employee benefit not required by any of any Company Plan existing as of the date hereof; (E) enter into any new, or amend any existing, material employment or severance or termination agreement with any director, officer or key employee making an annualized salary of more than $300,000; (E) establish any material Company Plan which was not in existence or approved by the Company Board prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of enhancing any benefits thereunder or otherwise result in increased costs to the Company; (F) hire any employee or engage any independent contractor (who is a natural person) with annual salary or wage rate or consulting fees in excess of $300,000; or (G) terminate the employment of any executive officer other than for cause; provided, however, that notwithstanding the foregoing in this Section 6.1(b)(ix), in no event shall the Company be permitted to increase, in any respect, the compensation and benefits payable to the individuals participating in the Company’s Executive Change in Control and Severance Benefit Plan as of the date hereof, or otherwise enter into any new, or amend any existing, agreement with such persons;

(x)     (A) retire, repay, defease, repurchase or redeem all or any portion of the outstanding aggregate principal amount of the Company’s 6.625% Senior Notes due 2022; (B) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or (C) create any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (B) and (C) shall not restrict the incurrence of Indebtedness (1) under existing credit facilities, (2) by the Company that is owed to any wholly-owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or a wholly-owned Subsidiary of the Company, (3) incurred or assumed in connection with any acquisition permitted by Section 6.1(b)(iv), (4) additional Indebtedness in an amount not to exceed $3,000,000 or (5) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (1), (2), (3) or (4);

(xi)    (A) enter into any contract that would be a Company Contract if it were in effect on the date of this Agreement or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (including the renewal of existing Company Contract on substantially the same terms in the ordinary course of business consistent with past practice), other than in each case, with respect to Sections 4.19(a)(vii), (x), and (xi) only, in the ordinary course of business consistent with past practice;

(xii)    cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries having in each case a value in excess of $5,000,000 in the aggregate;

(xiii)    waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) other than (A) the settlement of such proceedings involving only the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $5,000,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided, that the Company shall be permitted to settle any Transaction Litigation in accordance with Section 6.11;

(xiv)    make or commit to make any capital expenditures that are, in the aggregate greater than 125% of the quarterly budgeted amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget set forth in Schedule 6.1(b)(xiv) of the Company Disclosure Letter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xv)    take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xvi)    take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied; or

(xvii)    agree to take any action that is prohibited by this Section 6.1(b).

6.2    Conduct of Parent Business Pending the Merger.

(a)     Except as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.

(b)    Except as set forth on the corresponding subsection of Schedule 6.2(b) of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit its Subsidiaries to:

(i)    (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except for dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to Parent or another direct or indirect wholly-owned Subsidiary of Parent; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Parent or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated by any Parent Plan in each case existing as of the date hereof;

(ii)    offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under Parent Stock Plan and outstanding on the date hereof or issued in compliance with clause (C) below; (B) issuances by a wholly-owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly-owned Subsidiary of Parent; (C) issuances of awards granted under the Parent Stock Plan in the ordinary course of business consistent with past practice; and (D) issuances of Parent Common Stock through any private or public registered offering or other transaction, including any acquisition permitted by Section 6.2(b)(iv), from time to time, of up to 15% of the shares of Parent Common Stock issued and outstanding as of the date of this Agreement, in the aggregate;

(iii)    amend or propose to amend Parent’s Organizational Documents (other than in immaterial respects) or adopt any material change in the Organizational Documents of any of Parent’s Subsidiaries that would adversely affect the consummation of the Transactions;

(iv)    (A) except as contemplated in Section 6.4 in respect of approving, endorsing, recommending or entering into a Parent Competing Proposal (provided that any reference to “20%” in the definition of Parent Competing Proposal shall be deemed to be a reference to “more than 50%” for purposes of this Section 6.2(b)(iv)) that expressly contemplates Parent’s continued compliance with this Agreement and that would not prevent, materially delay or materially impair the ability of the Parties to consummate the Transaction (any such approved, endorsed, recommended or entered into proposal, a “Parent Takeover Proposal”), merge, consolidate, combine or amalgamate with any Person other than between wholly-owned Subsidiaries of Parent or, in the case of a Subsidiary of Parent, in connection with any acquisition permitted by clause (B) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or assets or any corporation, partnership, association or other business organization or division thereof, other than (x) in one or more of such transactions that do not involve (i) consideration valued in excess of $2,000,000,000 in the aggregate and (ii) the direct or indirect acquisition of any material assets located outside of the Permian Basin (including the New Mexico Shelf), (y) in connection with a Parent Permitted Acquisition or (z) swaps of assets or property for no cash consideration, provided that substantially all of the assets received by Parent in any such swap are located in the Permian Basin (including the New Mexico Shelf);

(v)    sell, lease, transfer, farmout, or license, Encumber (other than Permitted Encumbrance), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrance), discontinue or otherwise dispose of, any portion of its assets or properties; other than (A) sales, leases or dispositions for which the cash consideration is less than $500,000,000, (B) the sale of Hydrocarbons in the ordinary course of business, or (C) swaps of assets or property for no cash consideration, provided that substantially all of the assets received by Parent in any such swap are located in the Permian Basin (including the New Mexico Shelf);

(vi)    authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of Parent;

(vii)    change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

(viii)    (A) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or (B) create any Encumbrances on any property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict the incurrence of Indebtedness (1) under existing credit facilities, (2) by

Parent that is owed to any wholly-owned Subsidiary of Parent or by any Subsidiary of Parent that is owed to Parent or a wholly-owned Subsidiary of Parent, (3) additional Indebtedness in an amount not to exceed $500,000,000, (4) incurred or assumed in connection with any Parent Permitted Acquisition or any other acquisition permitted by Section 6.2(b)(iv) (provided that the incurrence or assumption of such Indebtedness would not reasonably be expected to cause Parent to lose its investment grade credit rating), (5) refinancing indebtedness issued or incurred to refinance any Indebtedness permitted by the foregoing clauses (1), (2), (3) or (4); or (6) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (1), (2), (3), (4) or (5);

(ix)    take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(x)    take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied; or

(xi)    agree to take any action that is prohibited by this Section 6.2(b).

6.3    No Solicitation by the Company.

(a)    From and after the date of this Agreement, the Company and its officers and directors will, will cause the Company’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Competing Proposal. Within one (1) Business Days of the date of this Agreement the Company shall deliver a written notice to each Person that has received non-public information regarding the Company within the six (6) months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Company Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person. The Company will immediately terminate any physical and electronic data access related to any such potential Company Competing Proposal previously granted to such Persons.

(b)    From and after the date of this Agreement, the Company and its officers and directors will not, will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i)    initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Competing Proposal;

(ii)    engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iii)    furnish any information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iv)    enter into any letter of intent or agreement in principal, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii)); or

(v)    submit any Company Competing Proposal to the vote of the stockholders of the Company;

provided, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Company Superior Proposal and (B) in response to an inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.3 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c)    From and after the date of this Agreement, the Company shall promptly (and in any event within the shorter of one Business Day or 48 hours) notify Parent of the receipt by the Company (directly or indirectly) of any Company Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal made on or after the date of this Agreement, any request for information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (including the identity of such Person), and the Company shall provide to Parent promptly (and in any event within the shorter of one Business Day or 48 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter the Company shall (i) keep Parent reasonably informed, on a prompt basis (and in any event within the shorter of one Business Day or 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within the shorter of one Business Day or 48 hours) apprise Parent of the status of any such discussions or negotiations and (ii) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within the shorter of one Business Day or 48 hours) copies of all material written correspondence and other material written materials provided to the Company or its Representatives from any Person. Without limiting the foregoing, the Company shall notify Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(d)    Except as permitted by Section 6.3(e), the Company Board, including any committee thereof, agrees it shall not:

(i)    withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation;

(ii)    fail to include the Company Board Recommendation in the Joint Proxy Statement;

(iii)    approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Company Competing Proposal;

(iv)    publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii)) relating to a Company Competing Proposal (a “Company Alternative Acquisition Agreement”);

(v)    in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock

(other than by Parent or an Affiliate of Parent), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Company Stockholders Meeting) or (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi)    if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Company Board Recommendation on or prior to the earlier of (A) five (5) Business Days after Parent so requests in writing or (B) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after announcement or disclosure of such Company Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Company Stockholders Meeting); or

(vii)    cause or permit the Company to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Company Change of Recommendation”).

(e)    Notwithstanding anything in this Agreement to the contrary:

(i)    the Company Board may after consultation with its outside legal counsel, make such disclosures as the Company Board thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement by applicable U.S. federal securities laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c);

(ii)    prior to, but not after, the receipt of the Company Stockholder Approval, the Company and its Representatives may engage in the activities prohibited by Sections 6.3(b)(ii) or 6.3(b)(iii) (and, only with respect to a Company Competing Proposal that satisfies the requirements in the following clauses (1) and (2), may solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer with respect to such Company Competing Proposal or any modification thereto) with any Person if (1) the Company receives a bona fide written Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (2) such Company Competing Proposal did not arise from a breach of the obligations set forth in this Section 6.3; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its legal counsel; (provided, further, that such confidentiality agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with this Section 6.3 or that otherwise prohibits the Company from complying with the provisions of this Section 6.3), (B) that any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within the shorter of one Business Day and 48 hours) after) the time such information is made available to such Person, (C) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal and (D) prior to taking any such actions, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(iii)    prior to, but not after, the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, the Company Board may effect a Company Change of Recommendation or may terminate this Agreement pursuant to Section 8.1(d); provided, however, that such a Company Change of Recommendation or termination may not be made unless and until:

(A)    the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal;

(B)    the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C)    the Company provides Parent written notice of such proposed action and the basis thereof three (3) Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and include a copy of the available proposed Company Competing Proposal and any applicable transaction and financing documents;

(D)    after giving such notice and prior to effecting such Company Change of Recommendation or termination, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d) in response thereto; and

(E)    at the end of the three (3) Business Day period, prior to taking action to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d), the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and that the failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable; provided, that in the event of any material amendment or material modification to any Company Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Company Superior Proposal shall be deemed material), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iii) shall be reduced to one (1) Business Day; provided, further, that any such new written notice shall in no event shorten the original three (3) Business Day notice period; and

(iv)    prior to, but not after, receipt of the Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Company, the Company may, if the Company Board so chooses, effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:

(A)    the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Company Intervening Event has occurred;

(B)    the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company

Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C)    the Company provides Parent written notice of such proposed action and the basis thereof three (3) Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Company Intervening Event;

(D)    after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and

(E)    at the end of the three (3) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iv) shall be reduced to one (1) Business Day; provided, further, that any such new written notice shall in no event shorten the original three (3) Business Day notice period.

(f)    During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.3, prior to, but not after, the time the Company Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, the Company may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Company Competing Proposal, on a confidential basis, to the Company Board and communicate such waiver to the applicable third party; provided, however, that the Company shall advise Parent at least two Business Days prior to taking such action. The Company represents and warrants to Parent that it has not taken any action that (i) would be prohibited by this Section 6.3(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, would have been prohibited by this Section 6.3(f) during the 30 days prior to the date of this Agreement.

(g)    Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action, that is taken by a director or officer of the Company or any of its Subsidiaries in violation of this Section 6.3 shall be deemed to be a breach of this Section 6.3 by the Company.

6.4    No Solicitation by Parent.

(a)    From and after the date of this Agreement, Parent and its officers and directors will not, will cause Parent’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries not to, directly or indirectly, initiate, solicit any inquiry or propose the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Parent Competing Proposal.

(b)    From and after the date of this Agreement, Parent shall promptly notify the Company of the receipt by Parent (directly or indirectly) of any Parent Competing Proposal or indication of consideration of making a Parent Competing Proposal made on or after the date of this Agreement, and Parent shall provide to the Company reasonably promptly (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Parent shall (i) keep the Company reasonably informed of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any material amendments thereto) or material requests and shall reasonably promptly apprise the Company of the status of any such discussions or negotiations. Without limiting the foregoing, Parent shall notify the Company if Parent determines to begin providing information or to engage in discussions or negotiations concerning a Parent Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations. Notwithstanding anything to the contrary set forth in this Agreement, all information and documentation provided by Parent to the Company pursuant to this Section 6.4(b) shall be subject to the confidentiality provisions of the Confidentiality Agreement, except for disclosure required by applicable Law.

(c)    Except as permitted by Section 6.4(d), Parent Board, including any committee thereof, agrees it shall not:

(i)    withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to the Company, the Parent Board Recommendation;

(ii)    fail to include the Parent Board Recommendation in the Joint Proxy Statement;

(iii)    approve, endorse, recommend or enter into, or publicly propose or announce any intention to approve, endorse, recommend or enter into, any Parent Competing Proposal other than a Parent Takeover Proposal (together with any of the actions set forth in the foregoing clauses (i) and (ii). a “Parent Change of Recommendation”).

(d)    Notwithstanding anything in this Agreement to the contrary, prior to, but not after, receipt of Parent Stockholder Approval, in response to a Parent Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by Parent, Parent may, if Parent Board so chooses, effect a Parent Change of Recommendation; provided, however, that such a Parent Change of Recommendation may not be made unless and until:

(i)    Parent Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Parent Intervening Event has occurred;

(ii)    Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the fiduciary duties owed by Parent Board to the stockholders of Parent under applicable Law;

(iii)    Parent provides the Company written notice of such proposed action and the basis thereof three (3) Business Days in advance, which notice shall set forth in writing that Parent Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of Parent Intervening Event;

(iv)    after giving such notice and prior to effecting such Parent Change of Recommendation, Parent negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit Parent Board not to effect a Parent Change of Recommendation in response thereto; and

(v)    at the end of the three (3) Business Day period, prior to taking action to effect a Parent Change of Recommendation, Parent Board takes into account any adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the fiduciary duties owed by Parent Board to the stockholders of Parent under applicable Law; provided, that in the event of any material changes regarding any Parent Intervening Event, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(d)(v) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(d)(v) shall be reduced to one (1) Business Day; provided, further, that any such new written notice shall in no event shorten the original three (3) Business Day notice period.

(e)    Notwithstanding anything in this Agreement to the contrary, the Parent Board may after consultation with its outside legal counsel, make such disclosures as the Parent Board thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement by applicable U.S. federal securities laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Parent Board Recommendation, such disclosure shall be deemed to be a Parent Change of Recommendation and the Company shall have the right to terminate this Agreement as set forth in Section 8.1(e);

6.5    Preparation of Joint Proxy Statement and Registration Statement.

(a)    Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of its capital stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by the Company to obtain the adoption by its stockholders of this Agreement. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the in the Joint Proxy Statement and the Registration Statement and any amendments or supplements thereto.

(b)    Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall use their respective reasonable best efforts to cause to be filed with the SEC within twenty-one (21) days of the date of this Agreement, (i) a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and the holders of Parent Common Stock at the Parent Stockholders Meeting and (ii) the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and Parent shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)    Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each Party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d)    If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and Parent.

6.6    Stockholders Meetings.

(a)    The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC and the Registration Statement is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except as permitted by Section 6.3, the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement, and the Joint Proxy Statement shall include the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Company’s stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than ten (10) Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and, with Parent’s consent, such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date. If requested by Parent, the Company shall promptly provide all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto. Unless there has been a Company Change of Recommendation in accordance with Section 6.3, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s stockholders or any other Person to prevent the Company Stockholder Approval from being obtained. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder. Without the prior written consent of Parent or as required by applicable Law, (i) the adoption of this Agreement shall be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger and matters of procedure) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting and the Company shall not submit any other proposal to such stockholders in connection with the Company Stockholders Meeting or otherwise (including any proposal inconsistent with the adoption of this Agreement or the consummation of the Transactions) and (ii) the Company shall not call any meeting of the stockholders of the Company other than the Company Stockholders Meeting.

(b)    Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC and the Registration Statement is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except as permitted by Section 6.4, the Parent Board shall recommend that the stockholders of Parent vote in favor of the issuance of Parent Common Stock in the Merger and the Parent Board shall solicit from stockholders of Parent proxies in favor of the Parent Stock Issuance, and the Joint Proxy Statement shall include the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Parent’s stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than ten (10) Business Days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and, with the Company’s consent, such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date. If requested by the Company, Parent shall promptly provide all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Parent’s stockholders with respect thereto. Unless there has been a Parent Change of Recommendation in accordance with Section 6.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Parent’s stockholders or any other Person to prevent the Parent Stockholder Approval from being obtained. Once Parent has established a record date for the Parent Stockholders Meeting, Parent shall not change such record date or establish a different record date for the Parent Stockholders Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder.

(c)    The Parties shall cooperate and use their reasonable best efforts to set the record dates for and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, on the same day.

(d)    Without limiting the generality of the foregoing but subject to the Company’s ability to terminate this Agreement pursuant to Section 8.1(d), each of the Company and Parent agrees that its obligations to hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, pursuant to this Section 6.6 shall not be affected by the making of a Company Change of Recommendation or a Parent Change of Recommendation, as applicable, and its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication to the Company or Parent, as applicable, of any Company Competing Proposal or Parent Competing Proposal or other proposal (including, in the case of the Company, a Company Superior Proposal) or the occurrence or disclosure of any Company Intervening Event or Parent Intervening Event.

(e)    Within three (3) Business Days following the date of this Agreement, the Company shall take all necessary actions in accordance with applicable Law, its Organizational Documents and the rules of the NYSE to duly postpone the 2018 Annual Meeting of the holders of Company Common Stock (the “Company Annual Meeting”) and prior to the termination of this Agreement, without the prior written consent of Parent or as otherwise required by applicable Law, the Company shall not resume, hold or convene the Company Annual Meeting or any other meeting of its stockholders other than the Company Stockholders Meeting.

(f)    Immediately after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

6.7    Access to Information.

(a)    Subject to applicable Law and the other provisions of this Section 6.7, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing:

(i)    No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);

(ii)    No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability;

(iii)    Parent shall not be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the Company or its Subsidiaries without the prior written consent of the Company (granted or withheld in its sole discretion); and

(iv)    no investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub herein.

(b)    The Confidentiality Agreement dated as of March 21, 2018 between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder; provided, that Section 6 of the Confidentiality Agreement shall be of no force and effect as of the date hereof. From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, each Party shall continue to provide access to the other Party and its Representatives to the electronic data room relating to the Transactions maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.

6.8    HSR and Other Approvals.

(a)    Except for the filings and notifications made pursuant to Antitrust Laws to which Sections 6.8(b) and 6.8(c), and not this Section 6.8(a), shall apply, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Notwithstanding the foregoing, in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Parent and the Company shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Joint Proxy Statement). The Company and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of Parent (which consent, subject to Sections 6.8(b), may be withheld in Parent’s sole discretion).

(b)    As promptly as reasonably practicable following the execution of this Agreement, but in no event later than fifteen (15) Business Days following the date of this Agreement, the Parties shall make any filings required under the HSR Act. As promptly as reasonably practicable, the Parties shall make the filings and notifications as may be required by foreign competition laws and merger regulations (the “Competition Law Notifications”). Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws. Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under the HSR Act or any Competition Law Notifications. Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act, any Competition Law Notifications or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction (“Antitrust Authority”). Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority. Notwithstanding anything herein to the contrary, Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets; provided, however, that any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger) (each a “Divestiture Action”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date; provided, further, however, that, notwithstanding any other provisions of this Agreement, none of Parent or any of its Subsidiaries shall be required to take or agree to take any Divestiture Action or other action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or operations of Parent and its Subsidiaries from and after the Effective Time (but, for purposes of determining whether any effect is material, calculated as if Parent and its Subsidiaries from and after the Effective Time were collectively the same size as Company and its Subsidiaries prior to the Effective Time), taken as a whole (a “Regulatory Material Adverse Effect”). Notwithstanding any other provisions of this Section 6.8, in no event shall Parent have to take or agree to take any Divestiture Action or other action (other than de minimis actions) with respect to Parent and its Subsidiaries (other than with respect to the Company and its Subsidiaries (from and after the Effective Time)). The Company shall agree to take any Divestiture Action requested by Parent if such actions are only effective after the Effective Time and conditioned upon the consummation of the Transactions. In the event that any Divestiture Action is proposed by or acceptable to a Governmental Entity, Parent shall have the right to determine the manner in which to implement the requirement of such Governmental Entity; provided, that in no event shall Parent or the Company (or any of their respective Subsidiaries or other Affiliates) be required to take or effect any such action that is not conditioned upon the consummation of the Transactions; provided, further, that Parent shall consult with the Company and give consideration to the views of the Company on all matters relating to any possible Divestiture Action. In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall take such action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action (provided, that in no event shall this Section 6.8(b) require Parent to make or agree to take any Divestiture Action that would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect). Parent shall be entitled to direct any Proceedings with any Antitrust Authority or other Person relating to any of the foregoing, provided, however, that it shall afford the Company a reasonable opportunity to participate therein. In addition, subject to the terms of this Section 6.8, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date. The Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.8(b) so as to preserve any applicable privilege.

(c)    Parent and Merger Sub shall not take any action that could reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration of the required waiting period under the HSR Act, any Competition Law Notifications or any other applicable Antitrust Law.

6.9    Employee Matters.

(a)    For a period of 12 months following the Closing Date, Parent shall cause each individual who is employed as of the Closing Date by the Company or a Subsidiary thereof (a “Company Employee”) and who remains employed by Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) to be provided with (i) base compensation (salary or wages, as applicable), and as applicable, annual cash bonus and equity compensation opportunities at target that are no less favorable, in each respect, than those in effect for such Company Employee immediately prior to the Closing Date and (ii) employee benefits (including retirement plan participation) that are no less favorable in the aggregate than those in effect for such Company Employee immediately prior to the Closing Date through the Company Plans. Parent shall also cause eligible Company Employees to be provided with the benefits outlined in Schedule 6.9(a) of the Parent Disclosure Letter pursuant to the terms of such Schedule 6.9(a).

(b)    From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, to take commercially reasonable efforts to credit the Company Employees for purposes of vesting, eligibility and benefit accrual under the Parent Plans (other than with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA, retiree medical benefits or disability benefits or to the extent it would result in a duplication of benefits) in which the Company Employees participate, for such Company Employees’ service with the Company and its Subsidiaries, to the same extent and for the same purposes that such service was taken into account under a corresponding Company Plan immediately prior to the Closing Date. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, to give service credit for long term disability coverage purposes for the Company Employees’ service with the Company and its Subsidiaries.

(c)    From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, to take commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of any Company Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare Parent Plan to the extent such Company Employee and his or her eligible dependents are covered under an a Company Plan immediately prior to the Closing Date, and such conditions, periods or requirements are satisfied or waived under such Company Plan and (ii) give each Company Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made, in each case, to the extent permitted by the applicable insurance plan provider.

(d)    From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, to assume and honor their respective obligations under the Company’s Executive Change in Control and Severance Benefit Plan.

(e)    Prior to the Effective Time, if requested by Parent in writing, the Company shall cause the Company’s participation in the defined contribution retirement plan in which the Company is a participating employer (the “Company 401(k) Plan”) to be terminated, effective immediately prior thereto. Prior to the Effective Time and thereafter (as applicable), Parent shall take any and all action as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to (i) permit each Company Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash in an amount equal to the full account balance distributed or distributable to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan, including any outstanding loans. Each Company Employee shall become a participant in the Parent 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 6.9(b)); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan.

(f)    For purposes of determining the number of vacation days and other paid time off to which each Company Employee is entitled during the calendar year in which the Closing occurs, Parent, the Surviving Corporation or one of its Subsidiaries will assume and honor all unused vacation and other paid time off days accrued or earned by such Company Employee as of the Closing Date for the calendar year in which the Closing Date occurs.

(g)    Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third-party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement. Nothing in this Agreement is intended to prevent Parent, the Surviving Corporation or any of their Affiliates (i) from amending or terminating any of their respective Employee Benefit Plans or, after the Effective Time, any Company Plan in accordance with their terms or (ii) after the Effective Time, from terminating the employment of any Company Employee.

6.10    Indemnification; Directors’ and Officers’ Insurance.

(a)    Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Plan, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Company Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Corporation shall use its best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such Party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Corporation under this Section 6.10, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Corporation, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Corporation or the Indemnified Person within the last three (3) years.

(b)    Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the Organizational Documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors or officers existing and in effect prior to the date of this Agreement.

(c)    Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.10 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d)    Parent and the Surviving Corporation will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims period of at least six (6) years from the Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e)    In the event that Parent or the Surviving Corporation or any of its successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render Parent or Surviving Corporation unable to satisfy their obligations under this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and Representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Corporation shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.

6.11    Transaction Litigation. In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation; provided, that the Company shall not offer or agree to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.12    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the Merger and the investor presentation given to investors on the morning of announcement of the Merger; provided, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that no provision this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees (provided, that prior to making any written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, the Company shall provide Parent a reasonable period of time to review and comment on the communication, and the Company shall consider any timely comments in good faith) and that neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal or a Parent Competing Proposal, as applicable, and matters related thereto or a Company Change of Recommendation or Parent Change of Recommendation, as applicable, other than as set forth in Section 6.3 or Section 6.4, as applicable.

6.13    Advice of Certain Matters; Control of Business. Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Except with respect to Antitrust Laws as provided in Section 6.8, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.14    Transfer Taxes. Except as otherwise provided in Section 3.3(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to the Merger or the transfer of shares of Company Common Stock pursuant to the Merger shall be borne by Parent or the Company and expressly shall not be a liability of holders of shares of Company Common Stock. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.

6.15    Reasonable Best Efforts; Notification.

(a)    Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions.

(b)    Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or consent of such Person is or may be required in connection with the Transactions). The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Sections 7.2(a) or 7.3(a) not being met, or (ii) the failure by such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.16    Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

6.17    Stock Exchange Listing and Delisting. Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the 15 days following the Closing Date, the Company shall make available to Parent, at least ten Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

6.18    Financing Cooperation.

(a)    From and after the date of this Agreement, and through the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall, and shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Company and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing for the purposes of financing any repayment or refinancing of debt contemplated by this Agreement or required in connection with the Transactions and any other amounts required to be paid in connection with the consummation of the Transactions (collectively, the “Debt Financing”); provided, however, that no obligation of the Company or any of its Subsidiaries under the Debt Financing shall be effective prior to the Effective Time. Notwithstanding anything to the contrary herein, any breach by the Company or its Subsidiaries of their obligations under this Section 6.18 shall not constitute a breach of the condition precedent set forth in Section 7.2(a) hereof, unless such breach is a Willful and Material Breach and directly results in the Debt Financing not being available to Parent.

(b)    Except as a result of gross negligence, fraud or willful misconduct by the Company, its Subsidiaries or its or their Representatives, or arising from information relating to the Company and its Subsidiaries provided in writing by the Company, its Subsidiaries or its or their Representatives (including any historical financial information furnished in writing by or on behalf of the Company and/or its Subsidiaries, and financial statements and audits thereof), Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all losses, damages, claims and reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of one outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) actually suffered or incurred by them in connection with any action taken in accordance with this Section 6.18 and any information utilized in connection therewith In addition, Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by the Company or its Subsidiaries in connection with the performance of the Company’s obligations under this Section 6.18.

6.19    Tax Matters.

(a)    Each of Parent and the Company will use its reasonable best efforts to cause the Merger to qualify, and will not take (and will use its reasonable best efforts to prevent any Affiliate of such Party from taking) any actions that would reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Each of Parent and the Company will comply, to the extent reasonably expected to be necessary to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, with all representations, warranties, and covenants contained in the Parent Tax Certificate and the Company Tax Certificate, respectively.

(b)    Parent and the Company will cooperate with one another to facilitate the issuance of the opinions of counsel referred to in Section 7.2(d) and Section 7.3(d).    In connection therewith, (i) Parent shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.2(d) or Section 7.3(d), as applicable (the “Parent Tax Certificate”) and (ii) the Company shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.2(d) or Section 7.3(d), as applicable (the “Company Tax Certificate”), in each case dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), and Parent and the Company shall provide such other information as reasonably requested by each counsel for purposes of rendering the opinions described in Section 7.2(d) and Section 7.3(d).

6.20    Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

6.21    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

6.22    Company Corporate Offices. Notwithstanding anything in this Agreement to the contrary, for a period of no less than one year following the Closing Date, Parent will maintain a meaningful business presence in the Company’s current corporate offices in Dallas, Texas.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each Party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)    Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company and Parent, as applicable.

(b)    Regulatory Approval. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c)    No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(d)    Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e)    NYSE Listing. The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

7.2    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)    Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure), the third and fifth sentences of Section 4.2(b) (Capital Structure), Section 4.3(a) (Authority), and Section 4.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2(a) and the third and fifth sentences of Section 4.2(b), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of the Company set forth in Section 4.2(b) (Capital Structure) (except for the second sentence of Section 4.2(b))

shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct all material respects only as of such date or period of time), and (iii) all other representations and warranties of the Company set forth in Article IV shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c)    Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (a) have been satisfied.

(d)    Tax Opinion. Parent shall have received an opinion from Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(d), Sullivan & Cromwell LLP shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.

7.3    Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)    Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), the second sentence, fifth sentence and seventh sentence of Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority), and Section 5.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a) and the second sentence, fifth sentence and seventh sentence of Section 5.2(b) for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Parent set forth in Section 5.2(b) (Capital Structure) (except for the third sentence of Section 5.2(b)) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct

(without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Parent Material Adverse Effect”) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)    Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

(d)    Tax Opinion. The Company shall have received an opinion from Vinson & Elkins LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), Vinson & Elkins LLP shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.

7.4    Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:

(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent:

(i)    if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii)    if the Merger shall not have been consummated on or before 5:00 p.m. Houston time, on October 31, 2018 (such date being the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(iii)    in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Sections 7.2(a) or (a) or Section 7.3(a) or (b), as applicable (and such breach is not curable prior to the End Date, or if curable prior to the End Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to the breaching Party of such breach and (ii) two (2) Business Days prior to the End Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv)    if (A) the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof, or (B) the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting, or at any adjournment or postponement thereof; or

(c)    by Parent, prior to, but not after, the time the Company Stockholder Approval is obtained, if the Company Board or a committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement), other than as a result of Parent approving, endorsing, recommending or entering into a Parent Takeover Proposal;

(d)    by the Company, prior to, but not after, the time the Company Stockholder Approval is obtained, in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided, however, that the Company shall have contemporaneously with such termination tendered payment to Parent of the fee pursuant to Section 8.3(b) and the Company has complied with Section 6.3(b) in all material respects in respect of such Company Competing Proposal;

(e)    by the Company, prior to, but not after, the time the Parent Stockholder Approval is obtained, if the Parent Board or a committee thereof shall have effected a Parent Change of Recommendation (whether or not such Parent Change of Recommendation is permitted by this Agreement); or

(f)    by Parent, if the Company, its Subsidiaries or any of the Company’s directors or executive officers shall have Willfully and Materially Breached the obligations set forth in Section 6.3(b) (No Solicitation by the Company).

8.2    Notice of Termination; Effect of Termination.

(a)    A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b)    In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Articles I and IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or fraud.

8.3    Expenses and Other Payments.

(a)    Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b)    If the Company terminates this Agreement pursuant to Section 8.1(d) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent contemporaneously with such termination of this Agreement.

(c)    If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation), or Section 8.1(f) (No Solicitation by the Company), then the Company shall pay Parent the Company Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement.

(d)    If the Company terminates this Agreement pursuant to Section 8.1(e) (Parent Change of Recommendation), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after notice of termination of this Agreement.

(e)    If either the Company or Parent terminates this Agreement pursuant to (i) Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), other than any such termination following the Company Board or a committee thereof having effected a Company Change of Recommendation as a result of Parent approving, endorsing, recommending or entering into a Parent Takeover Proposal, then the Company shall pay Parent the Parent Expenses or (ii) Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), then Parent shall pay the Company the Company Expenses, in each case, no later than three (3) Business Days after notice of termination of this Agreement.

(f)    If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), other than any such termination following the Company Board or a committee thereof having effected a Company Change of Recommendation as a result of Parent approving, endorsing, recommending or entering into a Parent Takeover Proposal, and on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least seven (7) Business Days prior to the Company Stockholders Meeting or (B) the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, a Company Competing Proposal) or consummates a Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(e)(i). For purposes of this Section 8.3(f), (1) any reference in the definition of Company Competing Proposal to “20%” shall be deemed to be a reference to “more than 50%” (2) with respect to clause (B) only, a Company Competing Proposal will not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of the termination of the Agreement, the Company or any of its Subsidiaries will have entered into a definitive agreement with respect to, or will have consummated, or will have approved or recommended to the stockholders of the Company or otherwise not opposed, in the case of a tender offer or exchange offer, a Company Competing Proposal made by or on behalf of such Person or any of its Affiliates and (3) any Company Competing Proposal made prior to the execution of this Agreement will be deemed to have been made following the execution of this Agreement if the Company breaches its obligations under Section 6.3(a) with respect thereto.

(g)    If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), and on or before the date of any such termination a Parent Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least seven (7) Business Days prior to the Parent Stockholders Meeting or (B) Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Parent Competing Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Parent Competing Proposal (or publicly approves or recommends to the stockholders of Parent or otherwise does not oppose, in the case of a tender or exchange offer, a Parent Competing Proposal) or consummates a Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(e)(ii). For purposes of this Section 8.3(g), (1) any reference in the definition of Parent Competing Proposal to “20%” shall be deemed to be a reference to “more than 50%” and (2) with respect to clause (B) only, a Parent Competing Proposal will not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of the termination of the Agreement, Parent or any of its Subsidiaries will have entered into a definitive agreement with respect to, or will have consummated, or will have approved or recommended to the stockholders of Parent or otherwise not opposed, in the case of a tender offer or exchange offer, a Parent Competing Proposal made by or on behalf of such Person or any of its Affiliates and (3) any Parent Competing Proposal made prior to the execution of this Agreement will be deemed to have been made following the execution of this Agreement if Parent breaches its obligations under Section 6.4(a) with respect thereto.

(h)    If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), and on or before the date of any such termination the Company Board or a committee thereof shall have effected a Company Change of Recommendation as a result of Parent approving, endorsing, recommending or entering into a Parent Takeover Proposal, then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after notice of termination of this Agreement.

(i)     In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee or more than one payment of Parent Expenses. If Parent receives the Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses. In no event shall the Company be entitled to receive more than one payment of the Parent Termination Fee or more than one payment of Company Expenses. If the Company receives the Parent Termination Fee, then the Company will not be entitled to also receive a payment of the Company Expenses. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent and Merger Sub shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation.

ARTICLE IX

GENERAL PROVISIONS

9.1    Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

9.2    Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article IX and the agreements of the Parties in Articles II and III, and Section 4.27 (No Additional Representations) Section 5.27, (No Additional Representations), Section 6.9 (Employee Matters), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), Section 6.19 (Tax Matters) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

9.3    Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

(i)    if to Parent or Merger Sub, to:

One Concho Center

600 W. Illinois Avenue

Midland, Texas 79701

Attention:  General Counsel

Facsimile  (432) 221-0654

E-mail:      TCounts@concho.com

with a required copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:  Joseph B. Frumkin

                  Krishna Veeraraghavan

Facsimile  (212) 291-9061

E-mail:      frumkinj@sullcrom.com

                  veeraraghavank@sullcrom.com

(ii)    if to the Company, to:

RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

Attention:  James Mutrie

Facsimile  (214) 252-2750

E-mail:      jmutrie@rsppermian.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention:  Douglas E. McWilliams

                  Stephen M. Gill

                  Lande Spottswood

Facsimile  (713) 615-5956

E-mail:      dmcwilliams@velaw.com

                  sgill@velaw.com

                  lspottswood@velaw.com

9.4    Rules of Construction.

(a)    Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)    The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)    The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)    All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e)    In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” means, with respect to any document, that such document was in the electronic data room relating to the Transactions maintained by the Company or Parent, as applicable, prior to the execution of this Agreement.

9.5    Counterparts. This Agreement may be executed in two (2) or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.6    Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock, Time-Based Restricted Stock and Performance-Based Restricted Stock to receive the Merger Consideration) but only from and after the Effective Time and

(b) Section 6.10 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7    Governing Law; Venue; Waiver of Jury Trial.

(a)    THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)    THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8    Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

9.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10    Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”): (a) any direct or indirect holder of equity interests or securities in the Company (whether stockholders or otherwise), and (b) any director, officer, employee, Representative or agent of (i) the Company or (ii) any Person who controls the Company. No Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby other than for fraud, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation, other than for fraud. Each of the following is herein referred to as a “Parent Affiliate”): (x) any direct or indirect holder of equity interests or securities in Parent (whether stockholders or otherwise), and (y) any director, officer, employee, Representative or agent of (i) Parent or (ii) any Person who controls Parent. No Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby other than for fraud, and the Company hereby waive and release all claims of any such liability and obligation, other than for fraud.

9.11    Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.11. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

9.12    Amendment. This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.13    Extension; Waiver. At any time prior to the Effective Time, the Company and Parent may, to the extent legally allowed:

(a)    extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b)    waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c)    waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

CONCHO RESOURCES INC.

By:	/s/ Tim Leach
Name:	Tim Leach
Title:	Chief Executive Officer

GREEN MERGER SUB INC.

By:	/s/ Tim Leach
Name:	Tim Leach
Title:	Chief Executive Officer

RSP PERMIAN, INC.

By:	/s/ Steven Gray
Name:	Steven Gray
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Aggregated Group” means all entities under common control with any Person within the meaning of Section 414(b), (k), or (m) of the Code or Section 4001 of ERISA.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day other than a day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed.

“Company Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of the Company’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

“Company Expenses” means a cash amount equal to $100,000,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Company Intervening Event” means a material development or change in circumstance that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of a Company Competing Proposal or any matter relating thereto or of consequence thereof constitute a Company Intervening Event. For the avoidance of doubt, the entry into a definitive agreement by Parent in respect of a Parent Takeover Proposal, or any approval, endorsement or recommendation by the Parent Board (or a committee thereof) shall constitute a Company Intervening Event.

“Company Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by the Company.

“Company Stockholder Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Organizational Documents of the Company.

“Company Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement by any Person or group (other than Parent or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 50% or more of the fair market value of such assets or that generated 50% or more of the Company’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, respectively, or (b) more than 50% of the outstanding shares of Company Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Company Board, after consultation with its financial advisors, that (i) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise), (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board and (iii) for which, if applicable, financing is fully committed or reasonably determined to be available to the Company Board.

“Company Termination Fee” means $250,000,000.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DTC” means The Depositary Trust Company.

“Edgar” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege

(whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means any and all applicable Laws pertaining to prevention of pollution or protection of the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal or Release of Hazardous Materials into the indoor or outdoor environment) in effect as of the date hereof

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA,

“Exchange Act” means the Securities Exchange Act of 1934.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) any Hydrocarbons.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions , restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, effect, change, event or development that (a) would prevent, materially delay or materially impair the ability of such Party or its Subsidiaries to consummate the Transactions or (b) has, or would have, a material adverse effect on the financial condition, business, or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, no effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

(i)    general economic conditions (or changes in such conditions) or conditions in the global economy generally;

(ii)    conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)    conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

(iv)    political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions;

(vi)    the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

(vii)    compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement (except for any obligation under this Agreement to operate in the ordinary course of business (or similar obligation) pursuant to Sections 6.1 or 6.2, as applicable);

(viii)    changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or

(ix)    any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) – (v) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

“Parent Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of Parent’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Parent Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Parent Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent and that occurs after or fewer than seven (7) Business Days prior to the date on which the polls close at the Company Stockholders Meeting or is conditioned on non-consummation of the Merger.

“Parent Expenses” means a cash amount equal to $50,000,000 to be paid in respect of Parent’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Parent Intervening Event” means a material development or change in circumstance that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Parent Board as of the date of this Agreement.

“Parent Permitted Acquisition” means any acquisition (by asset purchase or exchange, stock purchase, merger, or otherwise) that (a) does not require approval by the stockholders of Parent, (b) is approved by at least two-thirds of the Parent Board after its receipt of a customary fairness opinion with respect thereto from an investment bank of national standing, (c) would not reasonably be expected to prevent or materially impair or materially delay consummation of the Merger, (d) would not reasonably be expected to cause Parent to lose its investment grade rating, and (e) at least 65% of the assets in the acquisition are located in the Permian Basin (including the New Mexico Shelf).

“Parent Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by Parent.

“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the affirmative vote of a majority of shares of Parent Common Stock entitled to vote thereon and present in person and represented by proxy at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.

“Parent Stockholders Meeting” means a meeting of the stockholders of Parent to consider the approval of the Parent Stock Issuance, including any postponement, adjournment or recess thereof.

“Parent Termination Fee” means $350,000,000.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permitted Encumbrances” means:

(a)    to the extent not applicable to the transactions contemplated hereby or thereby or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b)    contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof;

(c)    Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Reports, as applicable, and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or the dates of the Parent Reserve Reports, as applicable;

(d)    Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;

(e)    such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, may have expressly waived in writing;

(f)    all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(g)    any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing);

(h)    Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions; or

(i)    Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such Party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Reports, as applicable, with respect to such lease, or increase the working interest of the Company or Parent, as applicable, or of such Party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Reports, as applicable, with respect to such lease.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means any information that, alone or in combination with other information held by the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law or Environmental Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of January 23, 2014, entered into by and among the Company, RSP Permian Holdco, L.L.C., Ted Collins, Jr., Wallace Family Partnership, LP, ACTOIL, LLC, Rising Star Energy Development Co., L.L.C. and Pecos Energy Partners, L.P.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxes” means any and all taxes and similar charges, levies or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, together with all interest, penalties, and additions to tax, imposed by any Governmental Entity.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

ANNEX B

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RSP PERMIAN, INC.

[●], 2018

FIRST. The name of the corporation is RSP PERMIAN, INC. (the “Corporation”).

SECOND. The address of the corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is The Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended.

FOURTH. The total number of shares that the Corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such share is $0.01.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SEVENTH. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to any such amendment, modification or repeal.

Annex B

March 27, 2018

Board of Directors

Concho Resources, Inc.

600 W. Illinois Avenue

Midland TX 79701

Members of the Board:

We understand that RSP Permian, Inc. (“RSP” or the “Company”), Concho Resources, Inc. (the “Buyer”) and Green Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated March 27, 2018 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held by the Company as treasury shares or by the Buyer or Acquisition Sub or any wholly owned subsidiary of the Buyer or Acquisition Sub, will be converted into the right to receive 0.320 shares (the “Exchange Ratio”) of common stock, par value $0.001 per share, of the Buyer (the “Buyer Common Stock”), subject to adjustment in certain circumstances (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections prepared by the management of the Company, (the “Projections”);

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Buyer (the “Synergies”);

5)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

6)	Discussed the past and current operations and financial condition and the prospects of the Buyer, including the Synergies, with senior executives of the Buyer;

7)	Reviewed the pro forma impact of the Merger on the Buyer’s cash flow, consolidated capitalization and certain financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

9)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

12)	Reviewed the Merger Agreement and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. At your direction, our analyses relating to the business and financial prospects of the Company and the Buyer for purposes of our opinion were made on the bases of the Projections and the Synergies. With respect to the Projections and the Synergies, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer, respectively, and of the strategic, financial and operational benefits anticipated to result from the Merger, including the potential impact of recent changes in the U.S. tax laws and regulations pursuant to H.R. 1, Tax Cuts and Jobs Act, enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”). We express no view as to the Projections or the Synergies, nor the assumptions on which they were based, including the potential impact of the Tax Cuts and Jobs Act. We further note that (i) the actual and estimated financial and operating performance and the share price data we reviewed for the companies with publicly traded equity securities that we deemed to be relevant and (ii) the financial terms of certain acquisition transactions that we deemed relevant might not, in whole or in part, reflect the potential impact of the Tax Cuts and Jobs Act. In addition, we have assumed, with your consent, that the Merger will be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley & Co. LLC (“Morgan Stanley”) has assumed, with your consent, that in connection with the receipt of any governmental, regulatory or other approvals, consents or agreements required in connection with the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the Company, the Buyer, their respective subsidiaries or the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. We have not performed any tax assessment in connection with the Merger. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have not been requested to make, and have not made, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view to the Buyer, of the Exchange Ratio. We have not been requested to opine as to, and our opinion does not in any manner address, the Buyer’s underlying business decision to proceed with or effect the transactions contemplated by the Merger Agreement, or the likelihood that the Merger is consummated. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the rendering of this financial opinion, and the remainder of which is contingent upon the closing of the Merger. In addition, the Buyer has agreed to reimburse certain of our expenses and indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. In the two years prior to the date hereof, we and our affiliates have not provided financial advisory or financing services for the Buyer or the Company and have not received any fees in connection with such services. Morgan Stanley and our affiliates may seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer (in its capacity as such) in connection with its consideration of the Merger only and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held, or act on any matter, in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours, MORGAN STANLEY & CO. LLC

By:	/s/ Jonathan W. Cox
Jonathan W. Cox
Managing Director

Annex C

March 27, 2018

Board of Directors of RSP Permian, Inc.

3141 Hood St. Suite 500

Dallas, TX 75219

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Eligible Shares (as defined below) of RSP Permian, Inc. (the “Company”), of the Merger Consideration (as defined below) to be received by such holders, in the aggregate, pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among Concho Resources Inc. (“Parent”), Green Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will be the surviving corporation (the “Surviving Corporation”) and become a wholly-owned subsidiary of Parent, and each issued and outstanding Eligible Share will be converted into the right to receive 0.320 shares of common stock, par value $0.001 per share of Parent (the “Merger Consideration”). The transactions contemplated by the Agreement are referred to herein as the “Transactions.” “Eligible Shares” means the shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares and any shares of Time-Based Restricted Stock and Performance-Based Restricted Stock, that are not treated as shares of Company Common Stock pursuant to Section 3.2(a) and Section 3.2(b) of the Agreement) and any shares of Time- Based Restricted Stock and Performance-Based Restricted Stock which are treated as shares of Company Common Stock pursuant to Section 3.2(a) and Section 3.2(b) of the Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

Tudor Pickering Holt & Co Advisors LP (“TPH”) and its affiliates, including Perella Weinberg Partners, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TPH and its affiliates also engage in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent, any of the other Parties and any of their respective affiliates and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Agreement. In addition, TPH and its affiliates and certain of its employees, including members of the team performing services in connection with the Transactions, as well as certain private equity and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Parties, other prospective counterparties and their respective affiliates. We have acted as financial advisor to the Company in connection with, and have participated in certain negotiations leading to, the Transactions. We expect to receive fees for our services, the principal portion of which is contingent upon the consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have previously provided services to the Parties and certain affiliates of the Parties as previously disclosed to you, and we may provide investment banking or other financial services to the Company, Parent or any of the other Parties or their respective shareholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) a draft of the Agreement provided to us on March 27, 2018; (ii) the most recently available annual report to stockholders and the Annual Report on Form 10-K of the Company, in each case, for the year ended December 31, 2017; (iii) the most recently available annual report to shareholders and the Annual Report on Form 10-K of Parent, in each case, for the year ended December 31, 2017; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; (v) certain other communications from the Company and Parent to their respective stockholders; (vi) (a) certain internal financial information and forecasts (and any commodity price updates thereto) for the Company prepared by management of the Company and for Parent prepared by the management of the Parent and (b) hydrocarbon resource and production data and forecasts for the Company prepared by management of the Company and hydrocarbon resource and production forecasts for Parent prepared by management of the Company based on certain data provided by Parent (clauses (a) and (b), collectively, the “Forecasts”); (vii) certain publicly available research analyst reports with respect to the future financial performance of the Company and Parent; and (viii) certain synergies projected by the management of the Company to result from the Transactions (the “Synergies”). The Forecasts and Synergies reflect certain assumptions regarding the oil and gas industry and future commodity prices made by managements of the Company and Parent that were and are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on our analysis and this opinion. We also have held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of their respective entities and of Merger Sub. In addition, we have reviewed the reported price and trading activity for Company Common Stock and Parent Common Stock, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil and gas exploration and production industry and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available, including without limitation, the assumed number of Eligible Shares and outstanding shares of Parent Common Stock immediately prior to the Effective Time. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and provide a reasonable basis upon which to evaluate the Transactions. We have also assumed with your consent that (i) the executed Agreement (together with any exhibits and schedules thereto) will not differ in any respect material to our analyses or opinion from the draft we have examined, referenced above, (ii) the Merger will be treated as a tax- free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, (iii) all conditions to the consummation of the Transactions will be obtained without amendment or waiver thereof or to any other term of the Agreement and (iv) all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained, in the case of each of the foregoing clauses (i)-(iv), without any adverse effect on the Company, Parent, Merger Sub, the holders of Company Common Stock or the expected benefits of the Transactions in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries or Parent or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Board of Directors of the Company or any other party to engage in the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might be available to the Company. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration paid or received in connection therewith by, creditors or other constituencies of the Company or Parent; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Parent, or any class of such persons, in connection with the Transactions, whether relative to the Merger Consideration pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which the shares of Company Common Stock or Parent Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring, or of which we become aware, after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions, and such opinion does not constitute a recommendation as to how any holder of interests in the Company should vote with respect to such Transactions or any other matter. This opinion has been reviewed and approved by TPH’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Eligible Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

PART II

Item 20. Indemnification of Directors and Officers.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the rights of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Concho bylaws contain provisions that provide for the indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, applicable state and federal law, including the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The Concho certificate of incorporation provides for such limitation of liability.

Concho expects to maintain standard policies of insurance under which coverage is provided to Concho’s directors and officers against loss arising from claims made by reason of a breach of duty or other wrongful act and to Concho with respect to payments which may be made by Concho to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

In the merger agreement filed as Annex A to this joint proxy statement/prospectus, Concho and the surviving corporation have agreed, in addition to its existing indemnification obligations under the their respective organizational documents, to, jointly and severally, indemnify, defend and hold harmless each indemnified persons against all indemnified liabilities, including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the fullest extent permitted under applicable law (and Concho and the surviving corporation will, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified person to the fullest extent permitted under applicable law).

Concho and the surviving corporation will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation in any manner that would (or manage the surviving corporation or its subsidiaries with the intent to or in a manner that would) affect adversely the rights of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Concho and the surviving corporation will fulfill and honor any indemnification, expense advancement or exculpation agreements between RSP or any of its subsidiaries and any of its directors or officers existing and in effect prior to March 27, 2018.

Concho and the surviving corporation will cause to be put in place, and Concho will fully prepay immediately prior to the effective time of the merger, “tail” insurance policies with a claims period of at least six years from the effective time of the merger from an insurance carrier with the same or better credit rating as RSP’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as RSP’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger.

Item 21. Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated March 27, 2018, among RSP Permian, Inc., Concho Resources Inc. and Green Merger Sub Inc. (attached as Annex A to this joint proxy statement/prospectus which forms part of this registration statement). ±

3.1	Restated Certificate of Incorporation of Concho Resources Inc., dated August 3, 2007 (incorporated by reference herein to Exhibit 3.1 to Concho’s Current Report on Form 8-K filed with the SEC on August 8, 2007, File No. 001-33615).

3.2	Fourth Amended and Restated Bylaws of Concho Resources Inc., dated January 2, 2018 (incorporated by reference herein to Exhibit 3.1 to Concho’s Current Report on Form 8-K filed with the SEC on January 4, 2018, File No. 001-33615).

5.1	Opinion of Gibson, Dunn & Crutcher LLP regarding the validity of the Concho common stock being issued.

8.1	Opinion of Sullivan & Cromwell LLP regarding certain federal income tax matters.*

8.2	Opinion of Vinson & Elkins LLP regarding certain federal income tax matters.*

21.1	Subsidiaries of Concho Resources Inc. (incorporated herein by reference to Exhibit 21.1(a) to Concho’s Annual Report on Form 10-K filed on February 21, 2018, File No. 001-33615).

23.1	Consent of Grant Thornton LLP relating to Concho Resources Inc.

23.2	Consent of Grant Thornton LLP relating to RSP Permian, Inc.

23.3	Consent of Grant Thornton LLP relating to the Concho Properties Working Interest.

23.4	Consent of Deloitte & Touche LLP.

23.5	Consent of Deloitte & Touche LLP.

23.6	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).*

23.7	Consent of Vinson & Elkins LLP (included in Exhibit 8.2).*

23.8	Consent of Netherland, Sewell & Associates, Inc.

23.9	Consent of Cawley, Gillespie & Associates, Inc.

23.10	Consent of Netherland, Sewell & Associates, Inc.

23.11	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages to this Registration Statement).

99.1	Form of Concho Resources Inc. Proxy Card. *

99.2	Form of RSP Permian, Inc. Proxy Card. *

99.3	Consent of Morgan Stanley & Co. LLC.

99.4	Consent of Tudor Pickering Holt & Co Advisors LP.

±	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Concho agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.
*	To be filed by amendment.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(e)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(h)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

CONCHO SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, in the State of Texas, on the 19th day of April, 2018.

CONCHO RESOURCES INC.

By:	/s/ Timothy A. Leach
Timothy A. Leach Chairman of the Board and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Travis L. Counts as such person’s true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th of April, 2018.

Signature	Title	Date

/s/ Timothy A. Leach Timothy A. Leach	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 19, 2018

/s/ Jack F. Harper Jack F. Harper	President and Chief Financial Officer (Principal Financial Officer)	April 19, 2018

/s/ Brenda R. Schroer Brenda R. Schroer	Senior Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	April 19, 2018

/s/ Steven L. Beal	Director	April 19, 2018
Steven L. Beal

/s/ Tucker S. Bridwell	Director	April 19, 2018
Tucker S. Bridwell

/s/ William H. Easter III	Director	April 19, 2018
William H. Easter III

/s/ Susan J. Helms	Director	April 19, 2018
Susan J. Helms

/s/ Gary A. Merriman	Director	April 19, 2018
Gary A. Merriman

Signature	Title	Date

/s/ Ray M. Poage	Director	April 19, 2018
Ray M. Poage

/s/ Mark B. Puckett	Director	April 19, 2018
Mark B. Puckett

/s/ John P. Surma	Director	April 19, 2018
John P. Surma

/s/ E. Joseph Wright E. Joseph Wright	Director, Executive Vice President and Chief Operating Officer	April 19, 2018